As filed with the Securities and Exchange Commission on December 12, 2005

Registration No. 333-129314

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON

FORM S-4

CEA ACQUISITION CORPORATION

(Exact Name of Each Registrant as Specified in its Charter)

Delaware	6770	20-0308891
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

(813) 226-8844

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

J. Patrick Michaels, Jr.

Chairman and Chief Executive Officer

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

(813) 226-8844

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Merger agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock(2)	7,400,000	$5.255	$38,887,000	$4,577.00
Shares of Common Stock(3)	957,548	$5.255	$5,031,915	$592.26
Warrants to purchase Common Stock	4,250,000	$0.865	$3,676,250	$432.69
Shares of Common Stock underlying the Warrants	4,250,000	$5.00	$21,250,000	$2,501.13
Total Fee Due				$8,103.08

1.	Based on the market price of the common stock and warrants or exercise price of the warrants for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(g)(1).

2.	Represents 7,400,000 shares of common stock to be issued to etrials stockholders in exchange for their etrials shares.

3.	Represents 957,548 additional shares of common stock which may be issued to etrials option and warrant holders if all presently outstanding etrials options and warrants are exercised for cash prior to the closing of the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 12, 2005

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

NOTICE OF SPECIAL MEETING IS ENCLOSED

Prospectus for up to 8,357,548 shares of common stock and 4,250,000 common stock purchase warrants

We are pleased to report that the boards of directors of CEA Acquisition Corporation (“CEA”) and etrials Worldwide, Inc. (“etrials”) have approved an agreement and plan of merger. The agreement provides for a merger between etrials Acquisition, Inc., a wholly-owned subsidiary of CEA (“Merger Sub”), and etrials, in which etrials will be the surviving entity and become a wholly owned subsidiary of CEA.

CEA was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the entertainment, media and communications industry, including companies which create, produce, deliver and/or market voice and data transmission services, as well as interactive multimedia software. etrials is a provider of recently developed technologies created for drug and medical device development called “eClinical” software and related professional services. etrials’ software collects and transmits data through various communications vehicles such as computers, phones, PCs or hand held devices from sites that are participating in clinical studies.

If the merger is completed, holders of all the issued and outstanding shares of common and preferred stock of etrials will receive an aggregate of 7,400,000 shares of common stock and an aggregate of 4,250,000 common stock purchase warrants of CEA. The number of shares of CEA common stock referred to in the previous sentence will be increased by the number of shares that equals the amount of cash received by etrials from the exercise prior to closing of presently outstanding etrials warrants and options divided by $5.80. If all presently outstanding etrials warrants and options are exercised for cash prior to the closing, an additional 957,548 shares would be issued, bringing the total number of shares issued in the merger to 8,357,548. The CEA warrants to be issued will be of the same series as CEA’s existing outstanding warrants, but the holders will have certain additional contractual rights as discussed in the section entitled “Merger Consideration” on page 70. In the merger, CEA will agree to assume or adopt outstanding warrants and options of etrials at the time of the closing on terms that are comparable to the merger consideration paid to etrials’ stockholders. After the completion of the merger, etrials stockholders will own between approximately 60% and 63% of CEA’s common stock (depending upon how many shares are issued in the merger) and approximately 35% of CEA’s publicly traded warrants. Unless otherwise indicated, this proxy/prospectus assumes that only the minimum of 7,400,000 shares are issued in the merger. Of the shares to be issued to the etrials stockholders, 1,400,000 will be placed in escrow and not released unless and until our common stock trades at $7.00 or more for a specified period of time prior to February 19, 2008 (“$7.00 Trigger”). If the $7.00 Trigger is not met, these shares will be cancelled. Additionally, certain of CEA’s stockholders (including all of our current officers and directors) have agreed to place 166,250 of their shares into escrow under equivalent terms. Unless otherwise indicated, this proxy/prospectus assumes that the $7.00 trigger will be met and the shares will be released from escrow.

CEA’s common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under the symbols CEAC, CEACW and CEACU, respectively. CEA has applied for listing on the Nasdaq SmallCap Market of CEA common stock, warrants and units at the time of the closing of the merger. If CEA’s common stock, warrants and units are listed on the Nasdaq SmallCap Market, the symbols will change to ones that are reasonably representative of our corporate name.

The merger can be completed only if CEA stockholders adopt the merger agreement and approve a change of corporate name and an increase in CEA’s capitalization. These matters are included in the proposals to be voted on at a special meeting of the stockholders of CEA. The obligations of CEA and etrials to complete the merger are also subject to the satisfaction or waiver of several other conditions.

etrials stockholders have already approved the agreement by consent action and we are not soliciting a vote of the etrials stockholders. This proxy statement/prospectus is being provided to etrials stockholders for informational purposes, including informing them of their appraisal rights regarding their etrials capital stock in connection with the proposed merger.

Your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope or submit your voting instructions over the internet or by telephone if that option is available to you.

CEA supports the combination of CEA and etrials. CEA’s board of directors recommends that you vote in favor of the proposals presented to you for approval at the special meeting.

Before voting, you should carefully review all the information contained in this proxy statement/prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS” BEGINNING ON PAGE 34.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of CEA common stock and warrants described in this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus statement is dated              , 2005, and is first being mailed on or about                     , 2005.

This proxy statement/prospectus incorporates important business and financial information about CEA and etrials that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

(813) 318-9444

OR

etrials Worldwide, Inc.

4000 Aerial Center Parkway, Suite 100

Morrisville, North Carolina 27560

(919) 653-3400

To obtain timely delivery of requested materials, CEA must receive your request no later than five days before the special meeting. The latest date CEA can receive your request is                     , 2005.

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2005

TO ALL THE STOCKHOLDERS OF CEA ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CEA Acquisition Corporation (“CEA”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on                    , 2005, at CEA’s offices at 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602 for the following purposes:

(1) To consider and vote upon the adoption of the Agreement and Plan of Merger, dated August 22, 2005 among CEA, etrials Acquisition, Inc., a Delaware corporation (“Merger Sub”), etrials Worldwide, Inc., a Delaware corporation (“etrials”), and certain stockholders of etrials (the “Signing Stockholders”) and the transactions contemplated thereby. etrials’ board of directors and the Signing Stockholders have already approved and adopted the Merger Agreement;

(2) To consider and vote upon the approval of an amendment to the certificate of incorporation of CEA to change the name of CEA from “CEA Acquisition Corporation” to “etrials Worldwide, Inc.;”

(3) To consider and vote upon the approval of an amendment to the certificate of incorporation of CEA to increase in the number of authorized shares of CEA common stock from 20,000,000 to 50,000,000;

(4) To consider and vote upon the approval of an amendment to the certificate of incorporation of CEA to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions that will no longer be applicable to CEA, and to redesignate section E of Article Sixth as Article Sixth; and

(5) To consider and vote upon the approval of the 2005 Performance Equity Plan (an equity compensation plan).

These items of business are described in the attached proxy statement/prospectus, which CEA encourages you to read in its entirety before voting. Only CEA stockholders of record at the close of business on                         , 2005 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of CEA common stock on that date are entitled to have their votes counted at the CEA special meeting and any adjournments or postponements of it. CEA will not transact any other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement of it by CEA’s board of directors.

A complete list of CEA stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. The first, second, third and fourth proposals must be approved by the holders of a majority of the outstanding shares of CEA common stock. The fifth proposal must be approved by the holders of a majority of the shares of CEA common stock present in person or represented by proxy and entitled to vote at the meeting.

All CEA stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of CEA common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger, the name change amendment, the capitalization amendment and the Article Sixth amendment.

The CEA board of directors of CEA unanimously recommends that you vote “FOR” each of the proposals which are described in detail in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

                    , 2005

EXPERTS	159
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	159
WHERE YOU CAN FIND MORE INFORMATION	160
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES

A. Agreement and Plan of Merger, as amended
B. Amended and Restated Certificate of Incorporation
C. CEA 2005 Performance Equity Plan
D. Section 262 of the Delaware General Corporation Law
E. Fairness Opinion issued to CEA

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?	A.

CEA and etrials have agreed to a business combination of CEA under the terms of the agreement and plan of merger dated August 22, 2005, that is described in this proxy statement/prospectus. This agreement is referred to as the merger agreement. A copy of the merger agreement, as amended is attached to this proxy statement/prospectus as Annex A, which we encourage you to review.

In order to complete the merger, CEA stockholders must vote to approve (i) the merger agreement, (ii) an amendment to CEA’s certificate of incorporation to change the name of CEA from “CEA Acquisition Corporation” to “etrials Worldwide, Inc.,” and (iii) an amendment to CEA’s certificate of incorporation to increase the number of shares of authorized common stock from 20,000,000 to 50,000,000. CEA stockholders will also be asked to vote to approve (i) an amendment to CEA’s certificate of incorporation to make certain modifications to Article Sixth thereof and (ii) the equity compensation plan, but such approvals are not conditions to the merger. The equity compensation plan has been approved by CEA’s board of directors and will be effective upon consummation of the merger, but stockholder approval is necessary to obtain incentive stock option tax treatment. CEA’s amended and restated certificate of incorporation, as it will appear if all amendments to its certificate of incorporation are approved, is annexed as Annex B hereto. The equity compensation plan is annexed as Annex C hereto.

CEA will hold a meeting of its stockholders to obtain these approvals. This proxy statement/prospectus contains important information about the proposed merger, the other proposals and the special meeting of CEA stockholders. You should read it carefully.

If you are a stockholder of CEA, your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Stockholders of etrials will not be voting, as the merger agreement has already been approved by the Signing Stockholders and the approval of the other stockholders of etrials is not required.

Q.	Why is CEA proposing the merger?	A.	CEA was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the entertainment, media and communications industry. etrials is a provider of recently developed technologies created for drug and medical device development called “eClinical” software and related professional services. etrials’ software collects and transmits data through various communications vehicles such as computers, phones, PCs or hand held devices from sites that are participating in clinical studies. CEA believes that etrials has the infrastructure in place to further expand its business.

Q.	What is being voted on?	A.

There are five proposals that the CEA stockholders are being asked to vote on. The first proposal is to adopt and approve the merger agreement and the transactions contemplated thereby. We refer to this proposal as the merger proposal.

The second proposal is to approve an amendment to the certificate of incorporation to change the name of CEA from “CEA Acquisition Corporation” to “etrials Worldwide, Inc.” We refer to this proposal as the name change amendment.

The third proposal is to approve an amendment to the certificate of incorporation to increase the number of authorized shares of CEA common stock from 20,000,000 to 50,000,000. We refer to this proposal as the capitalization amendment.

The fourth proposal is to adopt and approve an amendment to the certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth. The items being removed will no longer be operative upon consummation of the merger; therefore, this amendment is being proposed to revise the certificate of incorporation on a going-forward basis. We refer to this proposal as the Article Sixth amendment.

The fifth proposal is to approve CEA’s 2005 Performance Equity Plan. We refer to this proposal as the equity compensation plan proposal.

Q.	What vote is required in order to adopt the merger proposal?	A.	The approval of the merger will require the affirmative vote of holders of a majority of the outstanding shares of CEA’s common stock. If the holders of 20% or more of the shares of the common stock issued in CEA’s initial public offering (the “IPO”) pursuant to its prospectus, dated February 12, 2004 vote against the merger and demand that CEA convert their shares into a pro rata portion of CEA’s trust account as of the record date, then the merger will not be consummated. No vote of the holders of CEA’s warrants is necessary to adopt the merger proposal or other proposals and CEA is not asking the warrant holders to vote on the merger proposal or the other proposals. CEA will not consummate the merger transaction unless both the name change amendment and the capitalization amendment are also approved. The approvals of the Article Sixth amendment and the equity compensation plan proposal are not conditions to the consummation of the merger. The equity compensation plan has been approved by CEA’s Board of Directors and will be effective upon consummation of the merger, but stockholder approval is necessary to obtain incentive stock option tax treatment. None of the other proposals will be presented for approval if the merger is not approved.

Q.	What vote is required in order to adopt the name change amendment?	A.	The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA’s common stock. The approval of the name change amendment is a condition to the consummation of the merger.

Q.	What vote is required in order to adopt the capitalization amendment?	A.	The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA’s common stock. The approval of the capitalization amendment is a condition to the consummation of the merger.

Q	What vote is required in order to adopt the Article Sixth amendment?	A.	The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA’s common stock. The approval of the Article Sixth amendment is not a condition to the consummation of the merger, or to the effectuation of the name change amendment or the capitalization amendment.

Q.	What vote is required in order to adopt the equity compensation plan?	A.	The approval of the equity compensation plan proposal will require the affirmative vote of the holders of a majority of the shares of CEA common stock represented in person or by proxy and entitled to vote at the special meeting. The approval of the equity compensation plan is not a condition to the approval of the merger, or to the effectuation of the name change amendment or the capitalization amendment.

Q.	Why is CEA proposing the equity compensation plan?	A.	CEA is proposing the equity compensation plan to enable the company to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives. The equity compensation plan has been approved by CEA’s Board of Directors and will be effective upon consummation of the merger, but stockholder approval is required in order to obtain incentive stock option tax treatment.

Q.	Does the CEA board recommend voting in favor of the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan?	A.

Yes. After careful consideration of the terms and conditions of the merger agreement, the certificate of incorporation and the equity compensation plan, the board of directors of CEA has determined that the merger and the transactions contemplated thereby, each certificate of incorporation amendment and the equity compensation plan are fair to and in the best interests of CEA and its stockholders. The CEA board of directors recommends that CEA stockholders vote FOR each of (i) the merger, (ii) the name change amendment, (iii) the capitalization amendment, (iv) the Article Sixth amendment and (v) the equity compensation plan proposal.

For a description of the factors considered by CEA’s board of directors in making its determination, see the section entitled “CEA’s Board of Directors’ Reasons for Approval of the Merger” on page 58.

CEA has obtained an opinion from Capitalink, L.C. that the merger is fair, from a financial perspective, to the unaffiliated stockholders of CEA. For a description of the fairness opinion and the assumptions made, matters considered and procedures followed by Capitalink, L.C. in rendering such opinion, see the section entitled “CEA Fairness Opinion” on page 60.

Q.	What will happen in the proposed merger?	A.	As a consequence of the merger, a wholly owned subsidiary of CEA will be merged with and into etrials and etrials will continue as the surviving corporation, becoming a wholly owned subsidiary of CEA and operating under the name etrials, Inc. Stockholders of etrials will become stockholders and warrantholders of CEA.

Q.	How do the CEA insiders intend to vote their shares?	A.	All of the CEA insiders (including all of CEA’s officers and directors) have agreed to vote the shares held by them that they acquired prior to the IPO on the merger in accordance with the vote of the majority of the shares of common stock issued in the IPO. They have indicated that they will vote the shares held by them in favor of the certificate of incorporation amendments and the equity compensation plan.

Q.	What will CEA stockholders receive in the proposed merger?	A.	CEA stockholders will receive nothing in the merger. CEA stockholders will continue to hold the shares of CEA common stock that they owned prior to the merger.

Q.	What will etrials security holders receive in the proposed merger?	A.	etrials stockholders will receive their pro rata share (as adjusted to reflect agreements with respect to the exercise of certain warrants set forth in the merger agreement) of 7,400,000 shares (as such number of shares may be increased) of common stock and 4,250,000 common stock purchase warrants of CEA in exchange for their stock of etrials. In the merger, CEA will agree to assume or adopt outstanding warrants and options of etrials at the time of closing on terms that are comparable to the merger consideration paid to etrials’ stockholders. Of the shares to be issued to the etrials stockholders, 1,400,000 will be placed in escrow and not released unless and until the $7.00 Trigger is met. If the $7.00 Trigger is not met, these shares will be cancelled. Additionally, certain of our stockholders (including all of our current officers and directors) have agreed to place 166,250 of their shares into escrow under equivalent terms. See the section entitled “Merger Consideration” on page 70.

Q.	How much of CEA will existing CEA stockholders own after the merger?	A.	After the merger, if no CEA stockholder demands that CEA convert its shares into a pro rata portion of the trust account and no etrials’ stockholder exercises its appraisal rights, then CEA’s stockholders will own between approximately 36% and 40% of the outstanding common stock of CEA and CEA’s warrantholders will own approximately 65% of the outstanding warrants of CEA. Existing CEA stockholders could own less than that percentage of shares if one or more CEA stockholders vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account or if etrials warrantholders and optionholders exercise their warrants and options for cash prior to the closing, or they would own more than that percentage of shares and warrants if appraisal rights are exercised by any of the etrials stockholders.

Q.	Do the stockholders of CEA or etrials have conversion rights?	A.	If you hold shares of common stock issued in CEA’s IPO, then you have the right to vote against the merger proposal and demand that CEA convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of CEA’s IPO are held. We sometimes refer to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Stockholders of etrials do not have such conversion rights.

Q.	If I am a CEA stockholder and have conversion rights, how do I exercise them?	A.	If you wish to exercise your conversion rights, you must vote against the merger proposal and at the same time demand that CEA convert your shares into cash. If, notwithstanding your vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. As of the record date, there was approximately $ in trust, so you will be entitled to convert each share of common stock that you hold into approximately $ . If you exercise your conversion rights, then you will be exchanging your shares of CEA common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the merger and then tender your stock certificate.

Q.	What if I object to the proposed merger? Do I have appraisal rights?	A.

CEA Stockholders do not have appraisal rights in connection with the merger under applicable Delaware corporation law.

Holders of etrials capital stock, other than the Signing Stockholders (who executed the merger agreement and thereby have voted in favor of adoption of the merger agreement and approval of the merger), who hold their shares of etrials capital stock of record and continue to own those shares through the effective time of the merger and who properly demand appraisal of their shares in writing on or before                     , 2005 in accordance with the requirements of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, are entitled to appraisal rights as set forth in Section 262. A copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D.

Under Section 262, etrials stockholders who comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive cash payment of the fair value of the shares, exclusive of any element of the value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. See the Section entitled “Appraisal Rights” on page 156.

Q.	What happens to the funds deposited in the trust account after consummation of the merger?	A.	Upon consummation of the merger, CEA stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be paid to CEA to be used for working capital.

Q.	Who will manage CEA?	A.	John Cline, Robert Brill, Peter Coker, and Hans Lindroth, who are currently members of the board of directors of etrials, together with Donald Russell, currently the vice chairman of CEA, Peter Collins, currently a director of CEA and Harold Ewen, currently an advisor of CEA, will be appointed to serve on CEA’s board of directors after the merger. After the merger, John Cline will serve as the president and chief executive officer of CEA and James W. Clark, Jr. will serve as its treasurer, secretary and chief financial officer. Each of Messrs. Cline and Clark are current executive officers of etrials and will continue in these positions after the merger.

Q.	What happens if the merger is not consummated?	A.	CEA must liquidate if it does not consummate a business combination by February 18, 2006. In any liquidation, the funds held in the trust account, plus any interest earned thereon, together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of CEA’s common stock acquired in CEA’s IPO. Holders of CEA common stock acquired prior to the IPO, including all of CEA’s officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q.	When do you expect the merger to be completed?	A.

It is currently anticipated that the merger will be consummated promptly following the CEA special meeting on                     , 2005.

For a description of the conditions to completion of the merger, see the section entitled “Conditions to Closing of the Merger” beginning on page 76.

Q.	What do I need to do now?	A.	CEA urges all CEA stockholders to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of CEA. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?	A.	If you are a holder of record of CEA common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Q.	What will happen if I abstain from voting or fail to vote?	A.	An abstention or failure to vote by a CEA stockholder will have the same effect as a vote against the merger, but will not have the effect of converting your shares of common stock into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the certificate of incorporation amendments. An abstention will have the effect of voting against the equity compensation plan proposal, but failures to vote will have no effect on the equity compensation plan proposal.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	Can I change my vote after I have mailed my signed proxy or direction form?	A.	Yes. Send a later-dated, signed proxy card to CEA’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to CEA’s secretary at the address of CEA’s corporate headquarters.

Q.	Should I send in my stock certificates now?	A.

CEA stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in the merger. CEA stockholders who elect to have their shares converted should continue to hold their shares through the closing of the merger and then tender their stock certificate to CEA. See the section entitled “Special Meeting of CEA Stockholders - Conversion Rights” on page 52

If the merger is approved and consummated, etrials stockholders will need to exchange their shares of etrials for common stock and warrants of CEA. CEA will cause each etrials stockholder to be mailed instructions and a letter of transmittal for exchanging their etrials stock certificates for CEA stock and warrant certificates.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CEA shares.

Q.	What are the federal income tax consequences of the merger?

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

An etrials stockholder’s receipt of CEA common stock and warrants in the merger will be tax-free for United States federal income tax purposes. The receipt in the merger of warrants or options to purchase common stock of CEA by a holder of etrials warrants or options to purchase etrials capital stock will be tax-free for United States federal income tax purposes. However, an etrials stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of etrials stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholders shares of etrials common stock.

A stockholder of CEA who exercises conversion rights and effects a termination of the stockholder’s interest in CEA will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of CEA for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of CEA common stock. No gain or loss will be recognized by non-converting stockholders of CEA.

No gain or loss will be recognized by CEA or etrials as a result of the merger. For a description of the material federal income tax consequences of the merger, please see the information set forth in “Material Federal Income Tax Consequences of the Merger” beginning on page 67.

Q.	Who can help answer my questions?	A.

If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Donald Russell or Brad Gordon

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602.

Tel: (813) 318-9444

James W. Clark, Jr.

etrials Worldwide, Inc.

4000 Aerial Center Parkway

Morrisville, North Carolina 27560

Tel: (919) 653-3400

You may also obtain additional information about CEA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” on page 160.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement and the amendments thereto attached as Annex A to this proxy statement/prospectus. CEA encourages you to read the merger agreement carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

CEA

CEA is a blank check company organized as a corporation under the laws of the State of Delaware on October 14, 2003. It was formed to effect a business combination with an unidentified operating business in the entertainment, media and communications industry. On February 19, 2004, it consummated an IPO of its equity securities from which it derived net proceeds of approximately $21,390,100. The CEA common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbols CEAC for the common stock, CEACW for the warrants and CEACU for the units. Approximately $20,527,250 of the net proceeds of the IPO were placed in a trust account and will be released, with the interest earned thereon, to CEA upon consummation of the merger, subject to the exercise of conversion rights by holders of less than 20% of the CEA stock issued in the IPO. The balance of the net proceeds, or approximately $862,500, has been and will be used by CEA to pay the expenses incurred in its pursuit of a business combination. Other than its IPO and the pursuit of a business combination, CEA has not engaged in any business to date. If CEA does not consummate a business combination by February 18, 2006, then, pursuant to Article Sixth of its certificate of incorporation, CEA’s officers must take all actions necessary to dissolve and liquidate CEA within 60 days.

The mailing address of CEA’s principal executive office is CEA Acquisition Corporation, 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602, and its telephone number is (813) 318-9444.

etrials Acquisition, Inc.

etrials Acquisition, Inc. was organized as a corporation under the laws of the State of Delaware on July 29, 2005. It was formed to effect a merger with etrials and is a wholly owned subsidiary of CEA.

etrials

etrials was organized as a corporation under the laws of the State of Delaware on June 9, 1999. etrials is a provider of recently developed technologies created specifically for drug and medical device development called “eClinical” software and related professional services. The eClinical software and professional services that etrials provides to the pharmaceutical, biotechnology and medical device industries and to organizations that provide services to those industries, including contract research organizations, enable etrials customers to collect and transmit data through various communications vehicles such as computers, phones, tablet PCs or handheld devices from sites that are participating in clinical studies (investigators). In addition, etrials customers can integrate and track clinical trial data from different sources such as labs, images and patient reported values from in-home testing devices such as blood glucose monitors. The eClinical software also allows etrials customers to manage the efficiency of clinical trials including patient enrollment, drug supply and site payments, as well as analyze and report the data in ways that improve understanding of the results. etrials has five categories of software: Electronic Data Capture, Electronic Patient Reported Outcomes, Interactive Voice Response Systems, Clinical Trial Management Systems and Analysis. Most of the core products in the etrials eClinical platform have their own design tools that allow its customers to rapidly deploy their studies, a key to customer satisfaction. In addition to the products described above, etrials also performs technical services for its software customers, including training, implementation, technology management, system performance and evaluation, knowledge transfer and ongoing technology support. etrials charges for its services and a software usage fee for each technology and every application of that technology for a clinical study.

The mailing address of etrials’ principal executive offices is 4000 Aerial Center Parkway, Morrisville, North Carolina 27560, and its telephone number is (919) 653-3400.

The Merger

The merger agreement provides for a business combination transaction by means of a merger between Merger Sub and etrials in which etrials will be the surviving entity and become a wholly owned subsidiary of CEA operating under the name etrials, Inc. This will be accomplished through an exchange of all the issued and outstanding shares of capital stock of etrials for shares of common stock and warrants of CEA. Ten percent of the shares of CEA common stock to be issued to the etrials stockholders will be held back as the sole remedy for CEA’s rights to indemnity set forth in the merger agreement.

CEA and etrials plan to complete the merger promptly after the CEA special meeting, provided that:

•	CEA’s stockholders have approved the merger agreement, the name change amendment and capitalization amendment;

•	holders of less than 20% of the shares of common stock issued in CEA’s IPO vote against the merger proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

CEA’s Recommendations to Stockholders; Reasons for the Merger

After careful consideration of the terms and conditions of the merger agreement, the certificate of incorporation amendments and the equity compensation plan, the board of directors of CEA has determined that the merger and the transactions contemplated thereby, each certificate of incorporation amendment and the equity compensation plan are fair to and in the best interests of CEA and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated thereby, the board of directors of CEA reviewed various industry and financial data and the due diligence and evaluation materials provided by etrials in order to determine that the consideration to be paid to the etrials stockholders was reasonable. Further, CEA has received an opinion from Capitalink, L.C., that in its opinion, the merger and the transactions contemplated thereby are fair to and in the best interests of CEA and its stockholders. Accordingly, CEA’s board of directors recommends that CEA stockholders vote:

•	FOR the merger proposal;

•	FOR the name change amendment;

•	FOR the capitalization amendment;

•	FOR the Article Sixth amendment; and

•	FOR the equity compensation plan proposal.

The Certificate of Incorporation Amendments

The amendments to CEA’s certificate of incorporation are being proposed to, upon consummation of the merger, change CEA’s name, increase the number of common shares it is authorized to issue, and eliminate certain provisions which were applicable to CEA only as a blank check company.

The Proposed CEA Performance Equity Plan

The CEA Performance Equity Plan reserves 2,100,000 shares of CEA common for issuance in accordance with the plan’s terms. The purpose of the plan is to enable CEA to offer an opportunity to acquire a proprietary interest in CEA to the employees, officers, directors and consultants of CEA and etrials whose past, present and/or potential contributions to CEA or etrials have been, are or will be important to the success of CEA or etrials. The various types of awards that may be provided under the plan will enable CEA to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The plan is included as Annex C to this proxy statement/prospectus. We encourage you to read the plan in its entirety.

Management of CEA and etrials

CEA

After the consummation of the merger, the board of directors of CEA will be John Cline, Robert Brill and Harold Ewen (each in the class to stand for reelection in 2008), Peter Coker and Donald Russell (each in the class to stand for reelection in 2007), and Hans Lindroth and Peter Collins (each in the class to stand for reelection in 2006). Messrs Cline, Brill, Coker and Lindroth are all designees of etrials. Messrs Russell, Ewen and Collins are designees of CEA.

After the consummation of the merger, the executive officers of CEA will be John Cline, president and chief executive officer, and James W. Clark, Jr., treasurer, secretary and chief financial officer.

etrials

After the consummation of the merger, the board of directors of etrials will be John Cline, James W. Clark, Jr., Michael Harte, Donald Russell and Robert Moreyra. The officers of etrials will be John Cline, president and chief of executive officer, James W. Clark, Jr., treasurer, secretary and chief financial officer, Michael Harte, senior vice president of strategic accounts, Mark A. Jewett, vice president of finance and chief accounting officer, Craig Pyne, vice president of sales and marketing, Robert Sammis, vice president and chief operating officer, Jan Wilson, vice president and chief information officer, and Richard Piazza, vice president of research and development, and Pascal King, president and chief executive officer of etrials’ United Kingdom subsidiary.

Voting Agreement

The Signing Stockholders and certain of etrials’ officers and directors on the one hand, and certain stockholders of CEA, on the other hand, entered into a voting agreement dated as of August 22, 2005. After consummation of the merger, the parties to the voting agreement will own approximately 5,535,000 shares, or 45% of CEA’s outstanding stock. The voting agreement provides that each party must vote for the respective designees of the two groups of shareholders as directors of CEA until immediately following the election that will be held in 2007. CEA will be obligated to provide for its board of directors to be comprised of seven members and to enable the election to the board of directors of the persons designated by the parties to the voting agreement.

CEA Inside Stockholders

On the record date, directors and executive officers of CEA and their affiliates (the “Management Stockholders”) beneficially owned and were entitled to vote 787,500 shares of CEA’s common stock. In addition, Harold Ewen, an advisor to CEA, beneficially owns 87,500 shares of common stock. Together the Management Stockholders and Mr. Ewen are referred to as the “CEA Inside Stockholders.” The CEA Inside Stockholders own 875,000 shares or approximately 17.9% of CEA’s outstanding common stock. In connection with its IPO, CEA and EarlyBirdCapital, Inc., the managing underwriter of the IPO, entered into agreements with each of the CEA Inside Stockholders pursuant to which each CEA Inside Stockholder agreed to vote his or its shares of CEA common stock on the business combination in accordance with the majority of the votes cast by the holders of shares issued in connection with the IPO. The CEA Inside Stockholders also agreed, in connection with the IPO, to place their shares in escrow until February 12, 2007. The escrow arrangement was amended in October 2005, such that 166,250 of the shares owned by the CEA Inside Stockholders will continue to be held until February 19, 2008 unless the $7.00 Trigger is met before then. If the $7.00 Trigger is not met prior to February 19, 2008, the 166,250 shares will be cancelled.

The Merger Consideration

The holders of the outstanding shares of common stock and preferred stock of etrials immediately before the merger will receive in exchange for such shares an aggregate of 7,400,000 shares of CEA common stock and 4,250,000 CEA common stock purchase warrants. The number of shares of CEA common stock will be increased by the number of shares determined by taking the amount of cash received by etrials from the exercise prior to closing of etrials warrants and options and dividing it by $5.80. In addition, CEA will assume outstanding etrials stock options that are not exercised prior to the merger, and may assume certain outstanding etrials warrants that are not exercised prior to the merger, each on terms comparable to the merger consideration paid to etrials’ stockholders. Shares of CEA common stock issued to the holders of etrials securities as a result of the merger may not be sold during the 180-day period following the consummation of the merger.

The CEA warrants to be issued in the merger will be identical to those issued by CEA in its IPO. They are exercisable at $5.00 per share until February 11, 2008 and are redeemable by CEA if the price of CEA common stock equals or exceeds $8.50 per share for a specified period of time. In addition to the rights given to the holders of the CEA warrants by the terms of the warrants, the etrials security holders (but, with certain exceptions, not their transferees) will have the contractual right, in the event of a redemption of the warrants, to pay the exercise price by a “cashless exercise” pursuant to a formula set forth in the merger agreement.

etrials stockholders who do not exercise their appraisal rights will receive (which will include securities being placed in escrow) approximately .24 shares of common stock of CEA and .14 common stock purchase warrants of CEA for every share of etrials common and preferred stock they own. Each share of etrials’ two classes of preferred stock is convertible into one share of etrials common stock and, accordingly, the merger conversion ratio will be the same for each of the three classes of stock. This merger conversion ratio was calculated based upon the following assumptions:

•	all outstanding etrials warrants are exercised on a cashless basis prior to the closing of the merger;

•	no outstanding etrials options are exercised prior to closing; and

•	etrials will declare “paid-in-kind” dividends of additional shares of preferred stock to the holders of the outstanding classes of preferred stock for the period commencing with the date of issuance of each share of preferred stock and ending on January 31, 2006.

Escrow of Shares

Of the shares to be issued to the etrials stockholders, 1,400,000 will be placed in escrow and not released unless and until the $7.00 Trigger is met. If the $7.00 Trigger is not met, these shares will be cancelled. Additionally, certain of our stockholders (including all of our current officers and directors) have agreed to place 166,250 of their shares into escrow under equivalent terms. The $7.00 Trigger will be met when, over a 20 consecutive trading day period (i) the weighted average price of our common stock is $7.00 or more, and (ii) the average daily trading volume is at least 25,000 shares.

Indemnification of CEA

As the sole remedy for the obligation of the stockholders of etrials to indemnify and hold harmless CEA for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of etrials, there will be held back, for a period of eighteen months, 740,000, or 10% of the shares of CEA common stock to be issued to such etrials’ stockholders upon consummation of the merger. These shares, or the “indemnification shares,” will be part of the 1,400,000 shares held in escrow until the $7.00 Trigger is met; however, the indemnification shares will continue to be held in escrow for indemnification purposes even if the $7.00 Trigger is met within the first 18 months. Claims may be asserted once any damages exceed $200,000 and are indemnifiable only to the extent that damages exceed $200,000. Any indemnification payments shall be paid solely from the shares held back and shall be deemed to be an adjustment to the merger consideration. For purposes of satisfying an indemnification claim, shares of CEA common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid.

The determination to assert a claim for indemnification by CEA against the shares held back will be made by a committee consisting of Messrs. Russell and Ewen, a current member of CEA’s board of directors and special advisor to CEA, respectively. James W. Clark, Jr. has been designated under the merger agreement to represent the interests of the stockholders of etrials with respect to claims for indemnification by CEA against such shares.

Lock-Up Agreement

In addition to the 180-day restriction on the sale of shares of CEA common stock issued to the holders of etrials securities as a result of the merger described above, the Signing Stockholders (who will own, in the aggregate, approximately 38% of the outstanding shares of CEA common stock after the merger) have entered into a lock-up agreement that provides that they not sell or otherwise transfer any of the shares of common stock of CEA that they receive in the merger (but not any shares issued on exercise of the warrants of CEA they receive in the merger) until February 19, 2007, with 25% of the shares subject to the restriction to be released from the restriction six months after the closing, an additional 25% released from the restriction nine months after the closing and 50% of the shares then subject to the restriction to be released from the restriction upon the redemption by CEA of the warrants issued to the public in its IPO. In addition, if any shares held by CEA’s insiders that were placed in escrow in connection with the IPO are released on an accelerated basis from such escrow (upon either our liquidation or the consummation of a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities), the shares subject to the lock-up agreement will be released from the restrictions thereof on the same accelerated schedule.

Date, Time and Place of Special Meeting of CEA’s Stockholders

The special meeting of the stockholders of CEA will be held at 10:00 a.m., eastern time, on                     , 2005, at CEA’s offices at 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602 to consider and vote upon the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal.

Voting Power; Record Date

If you are a CEA stockholder, you will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of CEA common stock at the close of business on                     , 2005, which is the record date for the special meeting. If you are a CEA stockholder, you will have one vote for each share of CEA common stock you owned at the close of business on the record date. CEA warrants do not have voting rights. On the record date, there were 4,900,000 shares of CEA common stock outstanding.

Approval of the etrials Stockholders

The Signing Stockholders, who own sufficient shares of etrials’ capital stock to effect the approval of the merger under the DGCL, have approved the merger and the transactions contemplated thereby by consent action and all other etrials stockholders of record were given notice of the merger pursuant to Section 228 of the DGCL. Accordingly, no further action by the etrials stockholders is needed to approve the merger, but etrials stockholders should carefully review the section entitled “Appraisal Rights” beginning on page 156.

Quorum and Vote of CEA Stockholders

A quorum of CEA stockholders is necessary to hold a valid meeting. A quorum will be present at the CEA special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•	The approval of the merger proposal will require the affirmative vote of the holders of a majority of the outstanding shares of CEA common stock on the record date. The merger will not be consummated if the holders of 20% or more of the common stock issued in CEA’s IPO (805,000 shares or more) exercise their conversion rights.

•	The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA common stock on the record date.

•	The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA common stock on the record date.

•	The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of CEA common stock on the record date.

•	The approval of the equity compensation plan will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting.

Abstentions will have the same effect as a vote “AGAINST” the merger proposal and the proposals to amend the certificate of incorporation and the equity compensation plan. Broker non-votes,

while considered present for the purposes of establishing a quorum, will have the effect of a vote against the merger proposal and the proposals to amend the certificate of incorporation, but will have no effect on the equity compensation plan proposal.

Relation of Proposals

The merger will not be consummated unless each of the name change amendment and the capitalization amendment is approved, and neither of the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the merger is approved. The approvals of the Article Sixth amendment and the equity compensation plan proposal are not conditions to the consummation of the merger proposal or to the adoption of either of the name change amendment or the capitalization amendment but, if the merger is not approved, neither will be presented at the meeting for adoption. The equity compensation plan has been approved by CEA’s Board of Directors and will take effect upon consummation of the merger, but stockholder approval is necessary to obtain incentive stock option tax treatment.

Conversion Rights

Pursuant to CEA’s certificate of incorporation, a holder of shares of CEA’s common stock issued in its IPO may, if the stockholder votes against the merger, demand that CEA convert such shares into cash. This demand must be made in writing at the same time that the stockholder votes against the merger proposal. If properly demanded, CEA will convert each share of common stock into a pro rata portion of the trust account as of the record date. If you exercise your conversion rights, then you will be exchanging your shares of CEA common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to CEA. If the merger is not completed, then these shares will not be converted into cash. If the merger is not completed, then these shares will not be converted into cash. However, if we are unable to complete the merger, we will be forced to liquidate and all public stockholders will receive the same amount they would have received if they sought conversion of their shares and we did consummate the merger.

The merger will not be consummated if the holders of 20% or more of the common stock issued in CEA’s IPO (805,000 shares or more) exercise their conversion rights.

Appraisal Rights

CEA stockholders do not have appraisal rights in connection with the merger.

The board of directors of etrials has determined that the consideration to be paid to the etrials stockholders was reasonable and that the merger was in the best interest of etrials and its stockholders. Further, etrials has received an opinion from Houlihan Smith & Company Inc. to the effect that the merger and the transactions contemplated thereby are fair to and in the best interests of the stockholders of etrials. Notwithstanding this, holders of etrials capital stock who did not sign the merger agreement may demand appraisal of their shares in compliance with the requirements of Section 262 of the DGCL and will be entitled to be paid, in cash, the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. A copy of Section 262 is annexed as Annex D hereto.

In order for an etrials stockholder to exercise appraisal rights, a written demand for appraisal as provided in the DGCL must be sent by such stockholder and be received by etrials on or before                     , 2005 and such stockholder must comply with the other procedures required by the DGCL. See the section entitled “Appraisal Rights” on page 156.

Proxies

Proxies may be solicited by mail, telephone or in person.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of CEA Directors and Officers in the Merger

When you consider the recommendation of CEA’s board of directors in favor of adoption of the merger proposal, you should keep in mind that a number of CEA’s executive officers and members of CEA’s board have interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	if the merger is not approved, CEA will be required to liquidate. In such event, the shares of common stock held by CEA’s officers and directors that were acquired prior to the IPO will be worthless because CEA’s initial stockholders are not entitled to receive any liquidation proceeds. Additionally, the warrants held by such persons will expire without value in the event of liquidation;

•	after the completion of the merger, Donald Russell, Harold Ewen and Peter Collins will serve as members of the board of directors of CEA. As such, in the future, each may receive certain cash fees and stock awards that the CEA board of directors determines to pay its non-executive directors;

•	If CEA liquidates prior to the consummation of a business combination, J. Patrick Michaels, Jr., chairman of the board and chief executive officer, and Robert Moreyra, executive vice president and a member of the board of directors, will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by CEA for services rendered or products sold to CEA, or to any target business, to the extent such debts and obligations are not covered by CEA’s assets, excluding amounts in the trust agreement. This arrangement was entered into to ensure that, in the event of liquidation, the trust is not reduced by claims of creditors. Based on CEA’s estimated debts and obligations, it is not currently expected that Messrs. Michaels and Moreyra would have any exposure under this arrangement in the event of a liquidation.

Finders Fees

etrials was introduced to CEA by EarlyBirdCapital, Inc., the managing underwriter of CEA’s IPO, and American Fund Advisors. In consideration thereof, CEA has agreed to pay to each of EarlyBirdCapital, Inc. and American Fund Advisors, a cash fee of $50,000 and 25,000 common stock purchase warrants of the same series as CEA’s existing outstanding warrants upon the closing of the merger. These warrants will not be registered and will therefore be restricted upon issuance. Except for CEA’s obligations to EarlyBirdCapital, Inc. and American Fund Advisors, CEA has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the merger or any transaction contemplated thereby.

Conditions to the Closing of the Merger

Consummation of the merger agreement and the related transactions is conditioned on the CEA stockholders, (i) adopting the merger proposal, (ii) approving the name change amendment, and (iii) approving the capitalization amendment. The CEA stockholders will also be asked to adopt the equity compensation plan and to approve the removal of all of the provisions of Article Sixth of CEA’s certificate of incorporation other than the paragraph relating to CEA’s staggered board of directors. The transaction is not dependent on the approval of either of such actions. The equity compensation plan has been approved by our Board of Directors and will be effective upon consummation of the merger. We are submitting the equity compensation plan to our stockholders for their approval in order to comply with Nasdaq policy and so that options granted under the plan may qualify for treatment as incentive stock options. If stockholders owning 20% or more of the shares sold in the IPO vote against the transaction and exercise their right to convert their shares purchased in the IPO into a pro-rata portion of the funds held in trust by CEA for the benefit of the holders of shares purchased in the IPO, then the transaction contemplated by the merger agreement cannot be consummated.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon the following:

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

•	the execution and delivery to each party of each of the various transaction documents, including employment agreements, lock up agreements and voting agreements;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•	holders of 5% or less of the shares of any of etrials’ common stock, Series A preferred stock and Series B preferred stock outstanding immediately before the closing shall have taken action to exercise their appraisal rights under the DGCL; and

•	CEA’s common stock and warrants being quoted on the OTCBB or listed for trading on Nasdaq.

etrials’ Conditions to Closing of the Merger

The obligations of etrials to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to CEA since the date of the merger agreement;

•	CEA shall have obtained directors’ and officers’ liability insurance having limits of not less than $10,000,000 and such insurance shall be in full force and effect;

•	the trust fund established for the benefit of the holders of CEA’s shares purchased in the IPO shall contain no less than $21,000,000 minus amounts paid to stockholders who have elected to exercise their conversion rights, and shall be dispersed to CEA immediately upon the closing; and

•	etrials shall have received a “fairness opinion” from Houlihan Smith & Company Inc. to the effect that the merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of etrials. Such opinion has already been received.

CEA’s Conditions to Closing of the Merger

The obligations of CEA to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	at the closing, there shall have been no material adverse effect with respect to etrials since the date of the merger agreement;

•	at the closing, etrials, on a consolidated basis immediately prior to closing, will have working capital of not less than $1,000,000 plus cash amounts received by it from exercises of its warrants and options subsequent to August 22, 2005;

•	the employment agreements entered into by etrials and CEA with John Cline and James W. Clark, Jr. and by etrials with Michael Harte will be in full force and effect; and

•	CEA shall have received a “fairness opinion” from Capitalink, L.C. to the effect that the merger and the other transactions contemplated by the merger agreement are fair to the stockholders of CEA and that the fair market value of etrials is at least equal to 80% of CEA’s net assets. CEA has already received such opinion, which is annexed as Annex E hereto.

Termination, Amendment and Waiver

The merger agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of CEA and etrials;

•	by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either party if the closing has not occurred by February 11, 2006;

•	by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

•	by either party if, at the CEA stockholder meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CEA’s common stock, or the holders of 20% or more of the shares issued in CEA’s IPO exercise their conversion rights.

If permitted under the applicable law, either etrials or CEA may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. We cannot assure you that all of the conditions will be satisfied or waived.

Quotation or Listing

CEA’s outstanding common stock, warrants and units are quoted on the OTCBB. CEA and etrials will use their reasonable best efforts to obtain the listing for trading on Nasdaq of CEA common stock, warrants and units. In the event CEA’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by the board of directors of CEA and Nasdaq that are reasonably representative of the corporate name or business of CEA. If the listing on Nasdaq is not approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

Tax Consequences of the Merger

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

An etrials stockholder’s receipt of CEA common stock and warrants in the merger will be tax-free for United States federal income tax purposes. The receipt in the merger of warrants or options to purchase common stock of CEA by a holder of etrials warrants or options to purchase etrials capital stock will be tax-free for United States federal income tax purposes. However, an etrials stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of etrials stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of etrials common or preferred stock.

A stockholder of CEA who exercises conversion rights and effects a termination of the stockholder’s interest in CEA will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of CEA for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of CEA common stock. No gain or loss will be recognized by non-converting stockholders of CEA.

No gain or loss will be recognized by CEA or etrials as a result of the merger. For a description of the material federal income tax consequences of the merger, please see the information set forth in “Material Federal Income Tax Consequences of the Merger” beginning on page 67.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. The net monetary assets of CEA will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The retained earnings deficit of etrials will be carried forward after the merger. Operations prior to the merger will be those of etrials.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger proposal.

Risk Factors

In evaluating the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

CEA is providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. The etrials’ consolidated balance sheet data as of December 31, 2004 and 2003 and the consolidated statement of operations data for the years ended December 31, 2004, 2003, and 2002 are derived from the etrials’ consolidated financial statements and are included elsewhere in this Proxy Statement/Prospectus. The etrials consolidated balance sheet data as of December 31, 2002, 2001 and 2000 and the statement of operations data for the years ended December 31, 2001 and 2000 are derived from the etrials consolidated financial statements not included in this Proxy Statement/Prospectus.

The etrials’ consolidated balance sheet as of September 30, 2005 and the consolidated statement of operations data for the nine months ended September 30, 2005 and 2004 are derived from etrials’ unaudited interim consolidated financial statements which are included elsewhere in this Proxy Statement/Prospectus. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments (consisting or normal recurring adjustments) that are necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

The CEA historical financial data are derived from the CEA financial statements and are included elsewhere in Proxy Statement/Prospectus.

The selected financial information of etrials and CEA is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this Proxy Statement/Prospectus may not be indicative of the future performance of etrials, CEA or the combined company resulting from the business combination.

etrials’ Selected Historical Financial Information

(in thousands, except per share data)

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
Revenues	$10,817	$8,693	$12,766	$7,918	$4,602	$3,063	$387
Net (loss) income	(151)	156	260	(2,868)	(4,472)	(4,055)	(6,229)
Net loss attributable to common stockholders	(1,016)	(552)	(725)	(4,297)	(5,786)	(5,297)	(7,016)
Loss per share attributable to common stockholders - basic and diluted	(0.08)	(0.05)	(0.06)	(0.39)	(295.28)	(295.86)	(567.73)
Cash dividends per share	—	—	—	—	—	—	—

		As of September 30, 2005	As of December 31,
			2004	2003	2002	2001	2000
		(unaudited)
Total assets		$14,645	$14,099	$13,456	$1,105	$2,321	$2,719
Total current liabilities		3,676	3,500	5,011	5,924	2,507	1,180
Long-term liabilities		253	40	85	—	250	—
Redeemable convertible preferred stock		13,359	12,494	9,854	13,973	12,658	9,339
Stockholders’ deficit		(2,644)	(1,935)	(1,494)	(18,792)	(13,094)	(7,800)

CEA’s Selected Historical Financial Information

(in thousands, except per share data)

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	For the Period From October 14, 2003 (Inception) to September 30, 2005
	(unaudited)		(unaudited)
Revenue	$—	$—	$—
Interest income	421	227	648
Net income (loss)	100	(182)	(82)
Accretion of Trust Fund related to common stock subject to possible conversion	(84)	(44)	(128)
Net income (loss) attributable to common stockholders	16	(225)	(209)
Net income (loss) per share	0.00	(0.05)

	As of September 30, 2005	As of December 31,
		2004	2003
	(unaudited)
Total assets (including US Government Securities held in Trust Fund)	$21,461	$21,265	$98
Common stock subject to possible conversion	4,231	4,147	—
Stockholders’ equity	17,102	17,086	25

Selected Unaudited Pro Forma Combined Financial Information of CEA and etrials

The merger will be accounted for as a reverse acquisition under the purchase method of accounting. etrials will be treated as the continuing reporting entity for accounting purposes. The assets and liabilities of CEA will be recorded, as of completion of the merger, at the fair value, which is considered to approximate historical cost and added to those of etrials. For a more detailed description of purchase accounting, see “The Merger—Anticipated Accounting Treatment” on page 69.

We have presented below selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what our businesses might have looked like had etrials and CEA actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of any cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus.

	Nine months ended September 30, 2005 (1)		Year ended December 31, 2004 (1)
	Assuming No Conversions (2)	Assuming Maximum Conversions (3)	Assuming No Conversions (2)	Assuming Maximum Conversions (3)
	(In thousands, except per share data)
Revenues	$10,817	$10,817	$12,766	$12,766
Net income	(51)	(51)	78	78
Net income per share	(0.00)	(0.00)	0.01	0.01

	At September 30, 2005 (1)
	Assuming No Conversions (2)	Assuming Maximum Conversions (3)
	(in thousands)
Total assets	$34,515	$30,284
Total current liabilities	3,517	3,517
Long-term portion of capital leases	77	77
Long-term borrowings, net of current portion	170	170
Redeemable convertible preferred stock	—	—
Stockholders’ equity	30,745	26,514

Notes:

(1)	Assumes no appraisal rights exercised by the stockholders of etrials.

(2)	Assumes that no CEA stockholders seek conversion of their CEA stock into their pro rata share of the trust fund.

(3)	Assumes that 804,598 shares of CEA common stock were redeemed into their pro rata share of the trust fund.

Comparative Per Share Data

The following table sets forth selected historical per share information of etrials and CEA and unaudited pro forma combined per share ownership information of etrials and CEA after giving effect to the merger, assuming a maximum level and a minimum level of approval of the merger by CEA stockholders who exercise their conversion right. The table assumes that no appraisal rights have been exercised by the etrials stockholders. You should read this information in conjunction with the selected summary historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of etrials and CEA and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited etrials and CEA pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from financial statements as of and for the years ended December 31, 2003 and 2004.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of etrials and CEA would have been had the companies been combined or to project the etrials and CEA results of operations that may be achieved after the merger.

Number of shares of common stock outstanding upon consummation of the merger:	etrials		CEA(1)	Combined Company
Assuming no conversions	7,400,000		4,900,000	12,300,000
	60%		40%	100%
Assuming maximum conversions	7,400,000		4,095,402	11,495,402
	64%		36%	100%
Net (loss) per share—historical(2):
Year ended December 31, 2003:	$(0.39)		$0.00
Year ended December 31, 2004:	$(0.06)		$(0.05)
Nine months ended September 30, 2004	$(0.05)		$(0.04)
Nine months ended September 30, 2005	$(0.08)		$0.00
Book value per share— Historical December 31, 2004	$(0.15	)(3)	$4.33 (4)
Net income (loss) per share—pro forma(2):
Year ended December 31, 2004:
No conversions				$0.01
Maximum conversions				$0.01
Nine months ended September 30, 2005:
No conversions				$(0.00)
Maximum conversions				$(0.00)
Book value per share—pro forma September 30, 2005(2) :
No conversions				$2.50
Maximum conversions				$2.31

Notes:

(1)	Operations of CEA are for the period from October 14, 2003 (inception) to December 31, 2004.

(2)	Historical per share amounts for etrials and CEA were determined based upon the actual weighted average shares outstanding at December 31, 2003 and 2004 and September 30, 2004 and 2005, respectively, and consolidated pro forma per share amounts for CEA and etrials were determined based upon the assumed number of shares to be outstanding under the two different levels of conversion rights.

(3)	Historical book value per share for etrials was computed based on the book value of etrials at December 31, 2004 ($1,934,675) divided by the 12,604,461 issued and outstanding shares of etrials common stock.

(4)	Historical book value per share for CEA was computed based on the book value of CEA at December 31, 2004 ($17,086,092) plus common stock, subject to possible conversion ($4,147,127) divided by the 4,900,000 issued and outstanding shares of CEA common stock at December 31, 2004.

Market Price and Dividend Data for CEA Securities

CEA consummated its IPO on February 19, 2004. In the IPO, CEA sold 4,025,000 units, which includes all of the 525,000 units subject to the underwriters’ over allotment option. Each unit consists of one share of the Company’s common stock and two redeemable common stock purchase warrants. CEA’s common stock, warrants and units are quoted on the OTCBB under the symbols CEAC, CEACW and CEACU, respectively. CEA’s units commenced public trading on February 13, 2004 and its common stock and warrants commenced seperate public trading on February 26, 2004. The closing price for each share of common stock, warrant and unit of CEA on August 19, 2005, the last trading day before announcement of the execution of the merger agreement, as amended, was $5.60, $1.08 and $7.68, respectively.

CEA and etrials will use their reasonable best efforts to obtain the listing for trading on Nasdaq of CEA common stock, warrants and units. In the event CEA’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by CEA and Nasdaq that is reasonably representative of the corporate name or business of CEA. CEA’s management anticipates that the Nasdaq listing will be concurrent with the consummation of the merger. If the listing on Nasdaq is not approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB.

Holders

As of _____, 2005, there were ____ holders of record of the units, _____ holders of record of the common stock and ______ holders of record of the warrants. CEA believes the beneficial holders of the units, common stock and warrants to be in excess of ____ persons each.

Dividends

CEA has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal.

Risks related to our business and operations following the merger with etrials

We have organized these factors into the following categories below, all of which assume that we have consummated the merger and etrials is continuing its operations as our wholly-owned subsidiary:

•	our financial condition

•	our products and operations

•	our market, customers and partners

•	our officers, directors and employees

•	Regulatory matters that affect our business

I. Risks associated with our financial condition.

etrials has had recurring losses from operations since inception and may never achieve and maintain profitability.

Through September 30, 2005, etrials has incurred aggregate net losses of approximately $ 17.5 million since January 1, 2000, including net income of approximately $260,000 for the year ended December 31, 2004 and a net loss of approximately $151,000 for the nine months ended September 30, 2005. There is no assurance that we will ever be able to achieve and maintain profitability.

We may require additional financing to fund our operations or growth. If financing is not available, we may have to liquidate our business and you may lose your investment.

At September 30, 2005, etrials had cash and cash equivalents totaling approximately $1.4 million and tangible assets of approximately $6.4 million. As a result of the merger, the funds in CEA’s trust account will be released and be available for etrials operations and growth. Management believes that such funds will be sufficient to fund operations through at least the next twelve months. However, in the future, we may be required to seek additional financing to fund operations for the foreseeable future. Factors such as the commercial success of existing services and products, the timing and success of any new services and products, the progress of research and development efforts, results of operations, the status of competitive services and products, and the timing and success of potential strategic alliances or potential opportunities to acquire technologies or assets may require us to seek additional funding sooner than we expect. We cannot assure you that such funding will be available. If sufficient capital is not raised, our ability to achieve or sustain positive cash flows, maintain current operations, fund any potential growth, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited. If we fail to raise sufficient capital when needed, we will not be able to implement our business plan, we may have to liquidate our business and you may lose your investment.

If we are able to raise capital, but not on favorable terms, existing stockholders may suffer dilution of their ownership interests or otherwise lose value in their securities.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by existing stockholders would be reduced. In addition, such securities could have rights, preferences and privileges senior to those of our stockholders, which could substantially decrease the value of our securities owned by them.

etrials depends on nonrecurring revenue streams and if we experience significant fluctuations in operating results and rate of growth and fail to balance expenses with revenue and earnings expectations, our revenue and margins may decrease and our stock price may fall.

Due to our evolving business model and the unpredictability of the emerging industry, we may not be able to accurately forecast our rate of growth. etrials has had no significant recurring revenue in years 2002, 2003 and 2004. etrials has historically depended on nonrecurring revenue derived from payments received for providing services for specific customer projects, which is recognized on a monthly basis over the term of the contracts for the projects. As a result, our operating results may fluctuate significantly on a quarterly basis. The volume of services required by customers depends in part upon the progress and results of clinical trials the customer is conducting during the quarter, which is outside our control. Accordingly, etrials believes that period-to-period comparisons of its operating results may not be meaningful, and you should not rely upon them as an indication of our future performance. Since future revenues are unpredictable, we may not be able to adjust our spending quickly enough if our revenue falls short of expectations. This would substantially decrease our revenue, margins and our stock price.

Because we will recognize revenue over the terms of our agreements, downturns or upturns in sales may not be immediately reflected in operating results.

We will generally recognize revenue ratably over the terms of our agreements and may be required to spend substantial time and expenses before recognizing a significant portion of our revenues. As a result, much of the revenue we will report in each quarter is deferred revenue from agreements entered into during previous quarters. For example, the sales cycle for some of our software solutions frequently takes in excess of nine months from initial customer contact to contract execution. In addition, while we will begin recognizing revenue upon the execution of agreements for software term licenses and related services, it may be difficult to rapidly increase revenue through additional sales in any period, as license revenue and, when applicable, related services revenue, from new customers is recognized over the applicable license term, typically several months to several years. As a result, we may not recognize significant revenues, if any, from some customers despite incurring considerable expense related to sales, implementation, and service delivery processes. Further, a decline in new or renewed agreements in any one quarter will not necessarily be fully reflected in a decline in the revenue in that quarter, but it may negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in transactions may not be fully reflected in results of operations until future periods. Our reliance on deferred revenue makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new partners must be recognized over the applicable agreement term.

II. Risks associated with our software application and services

We may not successfully develop or introduce new software applications or enhancements to existing software applications, which could result in lost business.

Our future financial performance and revenue growth will depend, in part, upon the successful development, introduction, and customer acceptance of new software applications or new versions of existing software applications. Our business could be harmed if we fail to deliver enhancements desired by customers to current and future solutions. From time to time, we have experienced delays in the planned release dates of software and upgrades and new product versions or upgrades may not be released according to schedule. This could result in adverse publicity, loss of sales, delay in market acceptance of services and software applications, or customer claims against us, any of which could harm our business. We also continually seek to develop new offerings. However, we are subject to all of the risks inherent in software development, including unanticipated technical or other development problems, which could result in material delays in product introduction and acceptance or significantly increased costs. There can be no assurance that we will be able to successfully develop new services or software applications, or to introduce in a timely manner and gain acceptance of such new services or software applications in the marketplace.

Defects in our software application-hosting service could diminish demand for our service and subject us to substantial liability, damage our reputation, or substantially decrease our revenue or margins or increase our expenses.

Because our software application-hosting service is complex, it may have errors or defects that users identify after they begin using it, which could harm our reputation and business. Internet-based services frequently contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found defects in our service and new errors in our existing service may be detected in the future. Since customers use our service for important aspects of their business, any errors, defects or other performance problems with our service could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, or delay or withhold payment, we could lose future sales or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Our software might not keep pace with technological change, which could result in lower demand and lost revenues.

We must continually modify and enhance our services and software applications to keep pace with changes in hardware and software platforms, database technology, and electronic commerce technical standards. If we do not, there will be less demand for our software applications and services.

The success of our business depends on the continued growth and acceptance of the internet as a business tool. If these positive trends do not continue to develop, we may fail to grow our revenue.

Increasing revenues depends on the continued growth and acceptance of the Internet as a communications and commerce platform for enterprises. The Internet could lose its viability as a business tool due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. The performance of the Internet and its acceptance as a business tool has been harmed by “viruses,” “worms” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If for any reason the Internet does not remain a widespread communications medium and commercial platform, the demand for our services would be significantly reduced, which would significantly reduce revenue.

If we acquire companies, software applications, or technologies, we may face risks associated with those acquisitions. These risks include, but are not limited to, difficulty of integrating, dilution of stockholder value and disruption of business, which could substantially decrease our revenue or margins or increase our expenses.

In the future, we plan to acquire products or technologies from other companies. We may not realize the anticipated benefits of our future acquisitions or investments to the extent that we anticipate, or at all. If any acquisition or investment is not perceived as improving earnings per share, our stock price may decline. In addition, we may incur non-cash amortization charges from acquisitions, which could harm operating results. Any completed acquisitions would also require significant integration efforts, diverting attention from existing business operations and strategy. etrials has made only small acquisitions to date, so our ability as an organization to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and managerial resources from existing operations;

•	risk of entering new markets;

•	potential write-offs of acquired assets;

•	potential loss of key employees;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	delays in customer purchases due to uncertainty;

•	risk of operating and integrating geographically remote offices;

•	risk of losing customers of the acquired companies due to actual or perceived changes in operations and customer interfaces; and

•	risks of implementing and monitoring compliance with corporate governance and public company reporting requirements and the ability of management to manage and timely and accurately consolidate the results of operations.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our revenue or margins may substantially decrease or our expenses may increase.

We rely on third-party hardware and software that may be difficult to replace or which could cause errors or failures in service. Such events may harm our relationship with customers.

We rely on hardware purchased or leased and software licensed from third parties in order to offer our service. We use commercially available software from vendors like Oracle, SAS and Business Objects. In addition, our products include numerous third party licensed components. These software and hardware systems, as well as any third party embedded components, will need periodic upgrades in the future as part of normal operation of business, which will be an added expense.

The hardware and software we use, including third party embedded components, may not continue to be available on commercially reasonable terms, or at all, or upgrades may not be available when we need them. Certain of the databases and libraries included in our products could not easily be replaced and any change in these components would require additional development efforts on our part. We are not currently aware of any problems, but any loss of the right to use any of this hardware or software could result in delays in providing our services until we develop equivalent technology or, if already available, is identified, obtained and integrated. Any errors or defects in, or unavailability of, third-party hardware or software could result in errors or a failure of our service, which could harm our relationships with customers.

Security and other concerns may discourage use of our internet based software, which could significantly reduce revenues.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our customers’ data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. If customers determine that our service offerings do not provide adequate security for the dissemination of information over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, we will lose business and suffer significant declines in revenue.

III. Risks associated with our market, customers and partners

We have several large clients from whom we derive substantial revenue and therefore the loss of even a few of our clients could significantly reduce our revenues.

We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. We have four clients that accounted for approximately 69% of our revenue for the year ended December 31, 2004. If we lose one of these clients or other significant clients and do not replace them with new clients, our revenues will decrease and may not be sufficient to cover our costs.

Price controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services, and they may pressure us to decrease the prices we charge our customers.

The prices our clients charge for their products are subject to price controls in many countries and there is increasing pressure for greater price controls in the United States. Controls on what our clients charge may cause our clients to decrease their purchases of information technology, including our software and services. This could substantially decrease the size of our market and impact our ability to sell products and services or force us to reduce our profit margins.

If clinical trial sponsors and customers do not shift from their existing paper-based methods of collecting and managing clinical trial data to an electronic system, we may not achieve the market penetration necessary to grow the business at expected levels.

Our efforts to establish a standardized, electronic process to collect, manage and analyze clinical trial and cardiac safety data are a significant departure from the traditional clinical research process. We estimate that the majority of clinical trials today use manual, paper-based data entry, management and analysis tools. Each clinical trial can involve a multitude of participants, including the sponsor, a contract research organization (“CRO”), regional site managers, investigators and patients. With so many participants involved in a clinical trial, it may be difficult to convince a sponsor or CRO to accept new methods of conducting a clinical trial. We may not be successful in persuading these participants to change the manner in which they have traditionally operated and to accept our products and services. If participants conducting clinical trials are unwilling to adopt our technology solutions and new ways of conducting business, our revenues may not be sufficient to sustain our operations.

We depend entirely on the clinical trial market and a downturn in this market could cause our revenues to decrease.

Our business depends entirely on the clinical trials that pharmaceutical, biotechnology and medical device companies conduct. Our revenues will decline if there is less competition in the pharmaceutical, biotechnology or medical device industries, which would result in fewer products under development and decreased pressure to accelerate a product approval. Our revenues will also decline if the FDA or similar agencies in foreign countries loosen their requirements, thereby decreasing the complexity of conducting clinical trials. Any other developments that adversely affect the pharmaceutical, biotechnology or medical device industries generally, including product liability claims, new technologies or products or general business conditions, could also decrease the volume of our business.

We may lose revenue if we experience delays in clinical trials or if we lose contracts. Consequently, contracts we have signed may not result in our collecting or recognizing the amount of revenue stated in the contracts.

Although our contracts provide that we are contractually entitled to receive fees for services provided through the date of termination, customers generally are free to delay or terminate a clinical trial or their contract related to the trial at any time. The length of a typical clinical trial contract varies from several months to several years. Clinical trial sponsors may delay or terminate clinical trials for several reasons, including:

•	unexpected results or adverse patient reactions to a potential product;

•	inadequate patient enrollment or investigator recruitment;

•	manufacturing problems resulting in shortages of a potential product; or

•	decisions by the sponsor to de-emphasize or terminate a particular trial or drug.

We may lose revenues if a clinical trial sponsor decides to delay or terminate a trial in which we participate. Consequently, contracts etrials has signed may not result in it collecting or recognizing the amount of revenue stated in the contracts. We have experienced terminations and delays of our customer service contracts in the past and expect to experience additional terminations and delays in the future. Because we do not recognize any portion of a hosted service contract’s revenue until the implementation cycle is complete, the termination or delay of its customers’ clinical trials could result in decreased or delayed revenues under these contracts.

The market for our technology delivery model and internet-based application software for clinical trials is immature and volatile, and if it does not develop or develops more slowly than we expect, we may fail to grow our revenue.

Our efforts to establish a standardized electronic data capture (EDC) process for collection and management of clinical research data represent a significant departure from the traditional clinical research practices of clinical trial sponsors. The long-term viability of our business remains unproven. Our strategy may not gain acceptance among sponsors of clinical research, research sites or investigators. If our business strategies fail, we will fail to achieve our business plan and you may lose all or part of your investment. Many businesses have invested substantial personnel and financial resources to conduct clinical trials and therefore may be reluctant or unwilling to migrate to on-demand application services. Furthermore, some potential customers may be reluctant or unwilling to use Internet-based application services, because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If businesses do not perceive the benefits of Internet-based application services, then the market for these services may not develop at all, or it may develop more slowly than we expect, either of which would significantly adversely affect operating results. In addition, because this is an unproven market, we have limited insight into trends that may develop and affect our business.

We face significant competition, which could cause us to lose business or have lower margins.

The market for our solutions is intensely competitive and rapidly changing. The direct competition we face depends on the market segment focus and delivery model capabilities of our competitors. We also at times have to overcome customer reluctance to move away from existing paper-based systems. We have two primary categories of competitors: companies that are large clinical research organizations that provide data collection and other services to pharmaceutical and biotechnology companies and smaller applications software companies that license software to perform these functions. Many of our competitors have longer operating histories, greater financial, technical, marketing, and other resources, greater name recognition, and a larger total number of customers for their products and services than we do. These competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products, than we may be able to do. In addition, we anticipate new competitors will enter the market in the future. Increased competition may result in price reductions, reduced operating margins, and change in market share and could have a material adverse effect on our business, financial condition, and results of operations. New product announcements by competitors may make it difficult to sell our products even before the competitor releases the product.

We currently depend on services revenues which we expect will decline as a percentage of total revenues in the future as we shift our business to software application-hosting services; our future growth is substantially dependent on customer demand for our software application-hosting services. Failure to increase this revenue would naturally harm our business.

Revenues from services, represented approximately 72% and 76% of our total revenue for the first nine months of 2005 and 2004, respectively, and approximately 70% of our total revenue for 2004, approximately 74% of total revenue for fiscal 2003 and approximately 70% of total revenue for 2002. We anticipate that services revenues will continue to represent a significant percentage of our total revenues.

However, we plan to emphasize subscription licenses from Internet-based software products for our future financial performance and revenue growth and we expect our services revenue will decline over time as a result. Accordingly, we have invested significantly in infrastructure, operations, and strategic relationships to support our software application-hosting business. Our software application-hosting will need to grow rapidly in order for us to achieve and maintain profitability.

There are risks associated with international operations, which we expect will become a bigger part of our business in the future.

Revenues from international operations were 17% and 16% for the nine months ended September 30, 2005 and 2004, respectively, and approximately 20%, 15% and 0% for the years ended December 31, 2004, 2003, and 2002, respectively, but we plan to conduct greater international operations in the future as companies move more of their clinical trial operations off-shore. These international operations are subject to a number of difficulties and special costs, including: government regulations; trade restrictions; costs of customizing software products for foreign countries; laws and business practices favoring local competitors; uncertain regulation of electronic commerce; compliance with multiple, conflicting, and changing governmental laws and regulations; longer sales cycles; greater difficulty in collecting accounts receivable; import and export restrictions and tariffs; potentially weaker protection for etrials’ intellectual property than in the United States, and practical difficulties in enforcing such rights abroad; difficulties staffing and managing foreign operations; multiple conflicting tax laws and regulations; and political and economic instability.

Our international operations will also face foreign currency-related risks. To date, most of our revenues have been denominated in United States dollars, but we believe that an increasing portion of our revenues will be denominated in foreign currencies. We must also customize our services and software applications for international markets. This process is much more complex than merely translating languages. Any variation in laws or practices from one country to another may substantially decrease the value of our software applications in that country, unless we identify the important differences and customize our software applications to address the differences. The agreements that we sign with clients outside the United States may be governed by the laws of the countries where we provide our software applications and services. We may also need to resolve any disputes under these agreements in the courts or other dispute resolution forums in those countries. Our international operations also increase exposure to international laws and regulations, which are often complex.

IV. Risks associated with our officers, directors and employees

Any failure to adequately expand our direct sales force or to compensate sales personnel in appropriate ways will result in our being understaffed and this will reduce our sales and revenues.

We expect to be substantially dependent on our direct sales force to obtain new customers. We believe that there is significant competition for direct sales personnel with advanced sales skills and technical knowledge. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our existing personnel and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. We also will have to develop compensation packages that properly incentivize successful sales, including both selling to new customers and increasing sales to existing customers. If we are unable to hire and develop sufficient numbers of productive sales personnel, or develop compensation packages that properly incentivize successful sales, then we will not be able to maintain an adequate sales force and the sales of our services will suffer.

Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our planned growth. If this occurs, we may not be able to increase our sales or provide services to our customers.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services and senior sales executives, as well as people with clinical trial and related health care industry experience. Personnel with experience in both software and health care industries are in high demand by other employers. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the recent changes in policies regarding the accounting for stock options may discourage us from granting the size or type of stock options awards that job candidates require to join the company. If this occurs, we may not able to increase our sales or provide services to our customer.

As we transition to software subscription agreements and away from clinical trial usage fees, our personnel will have to learn new skills or we may need to replace our personnel.

Our initial business model was originally oriented to provide services with the assistance of software. Some of our current personnel were trained in that service-oriented industry, either by us or by clinical research organizations or pharmaceutical companies, including both sales and customer service personnel. With our current focus on selling technology transfer services and software subscription agreements to customers, we expect that each year more of our business will be software-oriented, training and consulting services and less dependent on clinical trial services. This may require us to either retrain existing personnel or replace existing personnel with employees with software industry experience. If we are not successful in this transition, we may fail to grow our revenue.

Our executive management team is critical to the execution of our business plan and the loss of their services could severely impact our ability to maintain and grow our business.

Our success depends significantly on the continued services of our management personnel, including John Cline, our Chief Executive Officer, James Clark, our Chief Financial Officer, and Michael Harte, our Vice President of Strategic Accounts. Losing any one of our officers could seriously harm our business. Competition for executives is intense. If we have to replace any of our officers, we would not be able to replace the significant amount of knowledge that they have about our operations. We do not maintain key man insurance policies on anyone.

V. Regulatory matters that affect our business

Extensive governmental regulation of the clinical trial process could require costly modifications to our products, adversely affect prospective clients’ willingness to use our software products and services and could increase competition and reduce our market share.

We may incur increased expenses or suffer a reduction in revenues, if our software products and services do not comply with applicable government regulations or if regulations allow more competition in the market place. The FDA has published regulations and guidelines addressing a broad range of matters relating to the use of computerized systems to collect, manage and analyze data from clinical trials. Moreover, electronic data entry, management and analysis of medical information pertaining to subjects in clinical trials will be subject to state and federal government regulations that are not yet finalized. Conforming our products and services to these guidelines or to future changes in regulation could substantially increase our expenses. In the United States and in foreign countries, regulatory authorities have also established other standards for conducting clinical trials leading to the approval of new products with which we must comply. We are either directly or indirectly subject to, or affected by, these regulations, because our software products and services assist sponsors and CROs in conducting trials and preparing new drug or device applications. If a regulatory authority concludes that trials were not conducted in accordance with established requirements, it may take a variety of enforcement actions depending upon the nature of the violation and the applicable country. In the United States, these measures may range from issuing a warning letter or seeking injunctive relief or civil penalties to recommending criminal prosecution, which could result in a prohibition of our continued participation in clinical trials.

Changes in government regulations relating to the health care industry could have a material adverse effect on the demand for our services, which could substantially reduce our revenue.

Demand for our services is largely a function of the regulatory requirements associated with the approval of a New Drug Application by the FDA. These requirements are more stringent and thus more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures could reduce the demand for our services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. To date, none of these proposals have been adopted.

The FDA’s guidelines and rules related to the use of computerized systems in clinical trials are still in the early stages of development. Our products and services may not continue to comply with these guidelines and rules as they develop, and corresponding changes to its products and services may be required. Any release of FDA guidance that is significantly inconsistent with the design of our products and services may cause us to incur substantial costs to remain in compliance with FDA guidance and regulations. We cannot assure you that our products and service offerings will comply with applicable regulations and regulatory guidelines as they develop. If our products or services fail to comply with any applicable government regulations or guidelines, we could incur significant liability or be forced to cease offering applicable products or services.

Current trends are that our customers have higher risks of product liability and similar claims related to how they conduct clinical trails and analyze information from clinical trials both before and after drugs are sold in the market. This could result in product liability claims relating to our software applications or services.

Current trends are that our customers have higher risk of product liability and similar claims related to how they conduct clinical trials and analyze information from clinical trials both before and after drugs are sold in the market. Any failure or errors in a customer’s clinical trial or adverse event reporting obligations caused or allegedly caused by our software applications or services could result in a claim for substantial damages against us by our customers or the clinical trial participants, regardless of our responsibility for the failure. Although our contracts with customers generally provide that we are entitled to indemnification against claims brought against us by third parties arising out of our customers’ use of our software applications, we might find ourself entangled in lawsuits that, even if unsuccessful, divert our resources and energy and adversely affect our business. Further, in the event we seek indemnification from a customer, we cannot assure you that a court will enforce our indemnification right or that the customer will be able to fund any amounts for indemnification owed to us. We maintain $7 million of insurance policies to cover claims that may be brought against us. This coverage may not be adequate. We also cannot assure you that our existing insurance coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our services and products. If this occurs, our revenue may be substantially reduced.

Our customers can use our service to store contact and other personal or identifying information regarding their customers, contacts and clinical trial participants. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our service and reduce overall demand for it. Furthermore, privacy concerns may cause our customers’ customers to resist providing the personal data necessary to allow our customers to use our service effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our services.

The European Union has also adopted a data privacy directive that requires member states to impose restrictions on the collection and use of personal data that, in some respects, are far more stringent, and impose more significant burdens on subject businesses, than current privacy standards in the United States. All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to collect and/or use demographic and personal information from their customers, which could reduce demand for our service.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed in this manner, certain of our services and products would be less effective, which may reduce demand for them. If this occurs, our revenue may be substantially reduced.

Evolving regulation of the Internet may either reduce our revenue or increase our expenses.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our services and restricting our ability to store, process and share data with our customers. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could either reduce our revenue or increase our expenses.

Our ability to protect our intellectual property is limited. We have been sued for patent infringement and our products may be subject to other infringement claims by third parties.

We do not own any issued patents, and we have only one patent application pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we increase our international presence. The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. During 2004, we were sued for patent infringement (which suit we ultimately settled). See “Legal Proceedings” beginning on page 103 for a description of the patent infringement litigation. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing our business plan. In addition, our agreements often require us to indemnify our partners and customers for third-party intellectual property infringement claims, which would increase the cost of an adverse ruling in such a claim.

Risks Related to the Merger

We will issue a substantial number of shares of common stock and warrants in the merger, all of which will be registered and a portion of which will be freely saleable. This may cause a decline in the market price of our common stock and warrants.

The consideration to be issued in the merger with etrials is 7,400,000 shares of common stock and warrants to purchase 4,250,000 shares of common stock. The number of shares of CEA common stock may be increased by the number of shares that equals the amount of cash received by etrials from the exercise prior to closing of etrials warrants and options divided by $5.80. These shares and warrants are being registered and, subject to the 180-day restriction on the sale of all of the shares of common stock to be issued, are freely saleable immediately after the consummation of the merger, except for a portion of the shares that will be held by etrials insiders and are subject to a lock-up agreement. This agreement, which was executed by persons who will hold in the aggregate approximately 4,670,000 shares after the merger, provides that they may not sell or otherwise transfer any of the shares of common stock which they receive in the merger (but not any shares issued on exercise of our warrants they receive in the merger) until February 19, 2007, subject to certain releases before then. As a result, the number of shares available for sale will increase immediately upon consummation of the merger and again as shares under the lock-up agreement are released. Increases in the number of freely tradable shares may adversely impact the market price of CEA’s stock.

Our working capital would be reduced if CEA stockholders exercise their right to convert their shares into cash or etrials stockholders exercise their appraisal rights. This would reduce our cash reserve after the merger.

Pursuant to our certificate of incorporation, holders of shares issued in our IPO may vote against the merger and demand that we convert their shares, as of the record date, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held, including all interest earned thereon. We and etrials will not consummate the merger if holders of 805,000 or more shares of common stock issued in our IPO exercise these conversion rights. To the extent the merger is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. As of                     , 2005, the record date, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights is approximately $                    , or approximately 20% of the funds then held in the trust account. Additionally, the etrials stockholders who did not execute the merger agreement have appraisal rights under Delaware law. If exercised, these persons are entitled to a cash payment for the fair value of their shares at the time of the merger. Any payment upon exercise of conversion or appraisal rights will reduce our cash after the merger, which may limit its ability to implement our business plan.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might substantially decrease the market price of the common stock.

Outstanding redeemable warrants to purchase an aggregate of 8,050,000 shares of common stock issued in the IPO and redeemable warrants to purchase 4,250,000 additional shares of common stock to be issued as merger consideration will be exercisable after the consummation of the merger. There will also be outstanding after the merger other warrants and options to purchase approximately 1.1 million shares of our common stock and the options and warrants we will issue to the etrials holders who do not exercise their options and warrants prior to closing. These will be exercised only if the exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our stockholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

If we are unable to obtain a listing of its securities on Nasdaq, it may be more difficult for our stockholders to sell their securities.

The units, common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. We have applied for listing on Nasdaq. There is no assurance that such listing will be obtained and listing is not a condition to closing the merger. If we are unable to obtain a listing or approval of trading of its securities on Nasdaq, then it may be more difficult for its stockholders to sell their securities.

Our current directors and executive officers have interests in the merger that are different from yours because if the merger is not approved then the securities held by them will become worthless.

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement and other proposals, you should be aware that certain members of our board are parties to agreements or arrangements that provide them with interests that differ from, or are in addition to, those of our stockholders generally. Our executives and directors are not entitled to receive any of the net proceeds of our IPO that may be distributed upon our liquidation. Therefore, if the merger is not approved and we are forced to liquidate, the shares held by our officers and directors will be worthless. Additionally, such persons purchased 659,693 warrants in the aftermarket after our IPO. These warrants cannot be sold by them prior to the consummation of the merger and will be worthless unless the merger is consummated.

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the merger, the stockholders who are parties to the voting agreement will own approximately 45% of our voting stock. These stockholders have agreed to vote for each others designees to our board of directors through director elections in 2007. Accordingly, they will be able to control the election of directors and, therefore our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or etrials in its forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the merger proposal and seeking conversion;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which etrials is engaged;

•	fluctuations in customer demand;

•	management of rapid growth;

•	timing of approval and market acceptance of new products and services; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of us, etrials or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, CEA and etrials undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on CEA and/or etrials.

SPECIAL MEETING OF CEA STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus CEA stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of CEA stockholders to be held on                          , 2005, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                          , 2005 in connection with the proposed merger, the certificate of incorporation amendments, and equity compensation plan. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting. Other than with respect to appraisal rights, the discussion in this section does not apply to etrials stockholders.

Date, Time and Place

The special meeting of stockholders will be held on                          , 2005, at              a.m., EST at 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602.

Purpose of the CEA Special Meeting

At the special meeting, we are asking holders of CEA common stock to:

•	approve the adoption of the merger agreement and the transactions contemplated thereby (merger proposal);

•	approve an amendment to our certificate of incorporation to change our name from “CEA Acquisition Corporation” to “etrials Worldwide, Inc.” (name change amendment);

•	approve an amendment to our certificate of incorporation to increase in the number of authorized shares of our common stock from 20,000,000 to 50,000,000 (capitalization amendment);

•	approve an amendment to our certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions will no longer be applicable to us, and to redesignate section E of Article Sixth, which relates to the staggered board, as Article Sixth (Article Sixth amendment); and

•	approve the adoption of the 2005 Performance Equity Plan (equity compensation plan proposal).

Recommendation of CEA Board of Directors

Our board of directors:

•	has unanimously determined that each of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal is fair to and in the best interests of us and our stockholders;

•	has unanimously approved the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal;

•	unanimously recommends that our common stockholders vote “FOR” the merger proposal,

•	unanimously recommends that our common stockholders vote “FOR” the proposal to adopt the name change amendment;

•	unanimously recommends that our common stockholders vote “FOR” the proposal to adopt the capitalization amendment;

•	unanimously recommends that our common stockholders vote “FOR” the proposal to adopt the Article Sixth amendment; and

•	unanimously recommends that our common stockholders vote “FOR” the proposal to approve the equity compensation plan proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on                          , 2005, as the “record date” for determining CEA stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on                          , 2005, there were 4,900,000 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with us, the 875,000 shares of our common stock held by stockholders who purchased their shares of common stock prior to our IPO will be voted on the merger proposal in accordance with the majority of the votes cast at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal. Individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Shares held in “street name” who vote against the merger may exercise their conversion rights. See the information set forth in “Special Meeting of CEA Stockholders - Conversion Rights” on page 52.

Vote of our Stockholders Required

The approval of the adoption of the merger, the name change amendment, the capitalization amendment and the Article Sixth amendment will require the affirmative vote of the holders of a majority of CEA common stock outstanding on the record date. Because each of these proposals requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals; however, you cannot seek conversion unless you affirmatively vote against the merger.

In order to consummate the merger, each of the name change amendment and the capitalization amendment proposals must be approved by the stockholders. For the both of the name change amendment and the capitalization amendment to be implemented, the merger proposal must be approved by the stockholders.

The approval of the equity compensation plan will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposal. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on the proposal and, therefore, they will have no effect on the vote on the proposal.

Voting Your Shares

Each share of CEA common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are three ways to vote your shares of CEA common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our board “FOR” the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal.

•	You can vote by telephone or on the internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF OUR COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF OUR IPO ARE HELD.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify Don Russell, our vice chairman, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Don Russell, our vice chairman, at (813) 226-8844.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan proposal. Under our by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Conversion Rights

Any of our stockholders holding shares of CEA common stock issued in our IPO who votes against the merger proposal may, at the same time, demand that we convert his shares into a pro rata portion of the trust account as of the record date. If demand is made and the merger is consummated, we will convert these shares into a pro rata portion of funds held in a trust account plus interest, as of the record date. CEA stockholders who seek to exercise this conversion right must vote against the merger. Abstentions and broker non votes do not satisfy this requirement.

The closing price of our common stock on                     , 2005 (the record date) was $             and the per-share, pro-rata cash held in the trust account on that date was approximately $            . Prior to exercising conversion rights, our stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of at least 805,000 or more shares of common stock issued in our IPO (an amount equal to 20% or more of these shares), vote against the merger and demand conversion of their shares, we will not be able to consummate the merger.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you vote against the merger, continue to hold these shares through the effective time of the merger and then tender your stock certificate to us. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated and then have the certificate delivered to us.

Appraisal Rights

Stockholders of CEA do not have appraisal rights in connection the merger.

The board of directors of etrials has determined that the consideration to be paid to the etrials stockholders is reasonable and that the merger is in the best interest of etrials and its stockholders. Further, etrials has received an opinion from Houlihan Smith & Company Inc. to the effect that the merger and the transactions contemplated thereby are fair to and in the best interests of the stockholders of etrials. Notwithstanding this, holders of etrials capital stock who did not execute the merger agreement may demand appraisal of their shares in compliance with the requirements of Section 262 of the DGCL and, therefore, will be entitled to be paid, in cash, the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. The demand for appraisal rights must be received by etrials on or before                     , 2005 in order to be effective, and stockholders seeking appraisal must thereafter comply with the other procedural requirements of Section 262, which is attached hereto as Annex D. See also the section entitled “Appraisal Rights” on page 156.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means

We have hired Morrow & Co., Inc. to assist in the proxy solicitation process. We will pay all fees and expenses related to the retention of Morrow & Co., Inc.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

CEA Inside Stockholders

At the close of business on the record date, Donald Russell, Robert Moreyra, Harold Ewen, Brad Gordon and CEA Group, LLC, an affiliate of J. Patrick Michaels, Jr., beneficially owned and were entitled to vote 875,000 shares of our common stock, or approximately 17.8% of the then outstanding shares of our common stock, which includes all of the shares held by our directors and executive officers and their affiliates. Mr. Michaels is currently chairman of our board of directors and chief executive officer, Mr. Russell is currently vice chairman of our board of directors, Mr. Moreyra is currently our executive vice president and a director, Brad A. Gordon is currently our chief financial officer and director, and Mr. Ewen is currently our special advisor. All our stockholders prior to our IPO have agreed to vote their shares on the merger proposal in accordance with the majority of the votes cast by the holders of shares issued in our IPO. CEA’s Inside Stockholders also agreed, in connection with the IPO, to place their shares in escrow until February 12, 2007. The escrow arrangement was amended in October 2005, such that 166,250 of the shares owned by the CEA Inside Stockholders will continue to be held until February 19, 2008 unless the $7.00 Trigger is met before then. If the $7.00 Trigger is not met prior to February 19, 2008, the 166,250 shares will be cancelled.

CEA Fairness Opinion

Pursuant to an engagement letter dated August 9, 2005, we engaged Capitalink, L.C. to render an opinion that our merger with etrials on the terms and conditions set forth in the merger agreement is fair to our stockholders from a financial perspective. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Our board of directors determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. The engagement letter provides that we will pay Capitalink a fee of $75,000 and will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. We have also agreed to indemnify Capitalink against certain liabilities that may arise out of the rendering of the opinion.

Capitalink delivered its written opinion to our board of directors on September 30, 2005, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by us in the merger is fair to our stockholders from a financial point of view, and (ii) the fair market value of etrials is at least equal to 80% of our net assets. The amount of such consideration was determined pursuant to negotiations between us and etrials and not pursuant to recommendations of Capitalink. The full text of Capitalink’s written opinion, attached hereto as Annex E, and is incorporated herein by reference into this proxy statement/prospectus. You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Capitalink’s opinion is addressed to our board of directors only and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the merger proposal and the transactions contemplated thereby.

THE MERGER PROPOSAL

The discussion in this document of the merger and the principal terms of the merger agreement, dated as of August 22, 2005, by and among CEA, etrials, Merger Sub and the Signing Stockholders is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement, as amended is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

General Description of the Merger

Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of CEA, will merge with and into etrials and etrials will be the surviving entity and a wholly owned subsidiary of CEA. The separate corporate existence of Merger Sub shall cease. CEA will be renamed etrials Worldwide, Inc. after completion of the merger. If the merger is completed, holders of all the issued and outstanding shares of common and preferred stock of etrials will receive an aggregate of 7,400,000 shares of common stock and an aggregate of 4,250,000 warrants to purchase shares of the common stock of CEA. The number of shares of CEA common stock may be increased by the number of shares determined by dividing the amount of cash received by etrials from the exercise prior to closing of etrials warrants and options by $5.80. After the completion of the merger, etrials stockholders will own between approximately 60% and 64.0% of CEA’s common stock (depending upon how many shares are issued in the merger) and approximately 35% of CEA’s publicly traded warrants. Unless otherwise indicated, this proxy/prospectus assumes that only a minimum of 7,400,000 shares are issued in the merger.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of CEA and etrials. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

CEA was formed on October 14, 2003 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the entertainment, media and communications industry. We completed our IPO in February 19, 2004, raising net proceeds of approximately $21,390,000. Of these net proceeds, $20,527,500 were placed in a trust account immediately following the IPO and, in accordance with CEA’s certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of CEA. CEA must liquidate unless it has consummated a business combination by February 18, 2006. As of                     , 2005, approximately $             was held in deposit in the trust account.

Promptly following the initial public offering, we contacted several private equity firms to discuss potential merger opportunities available with their portfolio companies. In addition, we contacted several investment banking firms, consulting firms, and legal and accounting firms specializing in our target industries, as well as current and former senior executives of media, entertainment and communications companies with whom we have worked in the past. We also engaged the services of an industry analyst to assist us with our preliminary due diligence efforts, as well as gather, compile, catalog, review and analyze due diligence information we received. Through these efforts, we identified and reviewed information with respect to more than 100 merger opportunities.

By late 2004, we had entered into substantial discussions with a number of companies including the type and amount of consideration to be provided relative to a potential transaction. Some of these companies were provided with a preliminary letter of intent and we executed letters of intent with two of such companies. For a number of reasons, including an inability to agree on valuation, unfavorable issues identified in our due diligence process, lack of progress on the anticipated growth of the target company, perceived issues with the overall structure of a transaction, as well as accounting and regulatory issues, all of these opportunities proved not to be satisfactory candidates for a merger.

EarlyBirdCapital, Inc. had previously been introduced to etrials by American Fund Advisors, which was aware that etrials was looking for funding and wanted to explore the possibilities of an initial public offering. American Fund Advisors had contacted EarlyBirdCapital to see if they were interested in introducing etrials to a specified purpose acquisition company. EarlyBirdCapital became aware that etrials engages in a communications related business and, as the managing underwriter of CEA’s IPO, knew that CEA was looking to acquire a company similar to etrials.

In June of 2005, CEA was introduced to etrials by EarlyBirdCapital, Inc. On June 16, 2005, Mr. Moreyra, our Executive Vice President, visited the company and conducted the first formal meeting with Mr. John Cline, CEO, Mr. Jim Clark, CFO, as well as other senior executives of the company at the company’s headquarters in Morrisville, North Carolina. A confidentiality agreement was executed on June 16, 2005 and a substantial amount of information was exchanged. Numerous communications took place over the course of the following week with our next formal meetings conducted by Mr. Donald Russell, our Vice-Chairman, and Mr. Harold Ewen, our Special Advisor, at the Drug Information Association (“DIA”) annual meeting in Washington, D.C. on June 28 and 29, 2005. During this series of meetings, Messrs. Russell and Ewen met with Mr. Cline and Mr. Clark as well as many of the etrials sales and operating executives. Additionally, at the DIA annual meeting Messrs. Russell and Ewen interviewed key customers of etrials from a reference list provided by etrials. On July 7, 2005, Mr. Cline and Mr. Peter Coker, an etrials board member, visited the offices of CEA in Tampa, Florida and met with Messr. Moreyra and Russell to further negotiate key aspects of the merger agreement. On July 1, 2005, we entered into a letter of intent with etrials and commenced negotiation of a definitive merger agreement. Within both letters of intent, each company was advised of our discussions with the other company, our intent to negotiate the terms of a definitive agreement with the other company and our intent to select a single company with which to enter into a merger agreement.

Within days of executing the letter of intent, we delivered to etrials an extensive due diligence request list. Throughout the month of July, we and our counsel continued to gather, review and evaluate due diligence information provided by both parties. This was done simultaneously while we worked with our counsel to prepare a first draft of the merger agreement. In late July, we delivered the first draft of the merger agreement to etrials, which resulted in additional discussions and negotiations of various aspects of the proposed business combination. On August 1, 2005, we issued a press release announcing the letter of intent and the extension of our timeframe for consummating a business combination by six months, as provided for in CEA’s charter. In early August, efforts to arrive at a mutually agreeable definitive agreement were stepped up, with management and counsel for both companies engaging in numerous telephonic conferences and negotiating sessions. Succeeding drafts of the transaction documents were prepared in response to comments and suggestions of the parties and their counsel. Included in the various transaction documents was an escrow agreement, voting agreement, lock-up agreements and employment agreements for Messr. Cline and Clark, and Mr. Michael Harte, SVP – Strategic Accounts.

During July and the first week in August, Messrs. Moreyra and Russell contacted our other three directors on numerous occasions to discuss the transaction and to describe the status of negotiations. On August 9, 2005, we held a formal meeting of our board of directors, at which all board members were present in person, to discuss the proposed business combination with etrials. This included J. Patrick Michaels, Jr.; Donald Russell, Robert Moreyra; Peter Collins and Brad Gordon. Also present, by invitation, were Harold Ewen, our Special Advisor, who attended by telephonic conference, and Noah Scooler of Graubard Miller, our legal counsel.

Prior to the meeting, copies of the most recent drafts of the significant transaction documents were delivered to the directors in connection with their consideration of a proposed business combination with etrials, including the Agreement and Plan of Merger, Escrow Agreement, Voting Agreement, Lock-Up Agreement, and employment agreements for three principal executives of etrials; John Cline, James W. Clark, Jr. and Michael Harte. The directors had also been given copies of the various schedules to the merger agreement in their then current forms, including etrials’ disclosure schedule. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modification, and the board determined to recommend the approval of the merger agreement, the charter amendments and the equity compensation plan to the stockholders. The board noted that a condition to closing the merger was our receipt of a fairness opinion that the consideration to be paid in the merger was fair to our stockholders. Accordingly, the board authorized the retention of Capitalink, L.C. to render such opinion and also to opine that the fair market value of etrials is at least equal to 80% of our net assets.

From August 9, 2005 to August 19, 2005, Messr. Russell, Moreyra, Cline and Clark met with their respective counsel in telephonic and face to face meetings in New York and North Carolina to finalize the transaction documents.

The merger agreement was signed on August 22, 2005. Immediately thereafter, CEA issued a press release and, on August 25, 2005, filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

On September 30, 2005, we held a special meeting of our board of directors via teleconference so that Capitalink, L.C. could present its conclusions regarding the merger. Present at this meeting were Messrs. Russell, Moreyra, Gordon and Collins. Also present, by invitation, were Mr. Ewen, our Special Advisor, David Alan Miller and Sherie B. Rosenberg of Graubard Miller, our legal counsel, and Scott Salpeter and Kathy W. Motley of Capitalink, L.C. Prior to the meeting, copies of the most recent draft of the fairness opinion and presentation materials were delivered to the directors and our legal counsel. Mr. Salpeter discussed at length with our board the different analyses used to determine whether or not the merger consideration to be paid by us was fair from a financial point of view to our stockholders, as well as to determine the fair market value of etrials. As a result of their analyses, it was Capitalink, L.C.’s opinion that the merger consideration is fair from a financial point of view to our stockholders and that the fair market value of etrials is at least equal to 80% of our net assets. Our board asked numerous questions of Mr. Salpeter and Ms. Motley, after which they were dismissed from the meeting. Our board of directors then had considerable discussion concerning the merger. Based on Capitalink, L.C’s findings and conclusions, our board of directors determined to reaffirm our prior determination to approve the merger agreement and the transactions contemplated thereby. For a more detailed description of the Capitalink, L.C. fairness opinion, see “The Merger Proposal – Fairness Opinion” on page 60.

As stated in our August 25, 2005, Current Report on Form 8-K, the etrials’ unaudited financial information which was included in the Form 8-K was prepared by etrials as a private company in accordance with United States generally accepted accounting principles and may not be in compliance with SEC Regulation S-X and may be subject to change upon review by etrials auditors. The review by etrials auditors was completed in mid-October 2005 and the revised financial statements for etrials were delivered to our executive officers. These revised financials reflected a slight decrease in revenue and net income for the six month period ended June 30, 2005, mainly as a result of the accounting treatment of any acquisition completed in April 2005 and the patent infringement lawsuit settlement announced on August 22, 2005.

After discussions, we agreed with etrials to amend the merger agreement and escrow agreement to provide for 1,400,000 of the shares to be issued to the etrials holders to be placed in escrow subject to the $7.00 Trigger (including shares held back as security for CEA’s rights to indemnification). The purpose of the amendments is to increase the post-merger stock ownership of CEA’s present public stockholders if the $7.00 Trigger is not satisfied. In addition, we agreed with the CEA Inside Stockholders to make 166,250 of their shares similarly subject to the $7.00 Trigger. We then drafted amendments to the merger agreement, the escrow agreement with etrials, and the escrow agreement to which the CEA Inside Stockholders were parties to in order to effectuate these changes. The boards of directors of both etrials and CEA met and unanimously approved the amendments. Prior to our board meeting, representatives of Capitalink, L.C. advised us orally that the revised financial information would not have impacted its opinion. In December 2005, we subsequently amended the merger agreement to provide that shares issued to the holders of etrials securities as a result of the merger may not be sold during the 180-day period following the consummation of the merger. The boards of both etrials and CEA met and unanimously approved the amendment.

CEA’s Board of Directors’ Reasons for the Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. CEA’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by members of the board in order to determine that the consideration to be paid to etrials was reasonable and that the merger was in the best interests of CEA’s stockholders.

CEA conducted a due diligence review of etrials that included an industry analysis, a description of etrials’ existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration. During its negotiations with etrials, CEA did not receive services from any financial advisor.

The CEA board of directors concluded that the merger agreement with etrials is in the best interests of CEA’s stockholders. The CEA board of directors did not obtain a fairness opinion prior to executing the agreement but noted that its receipt of a favorable fairness opinion is a condition to the consummation of the Merger Agreement.

The CEA board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the CEA board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the CEA board may have given different weight to different factors.

In considering the merger, the CEA board of directors gave considerable weight to the following factors:

etrials’ record of growth and expansion and high potential for future growth

Important criteria to CEA’s board of directors in identifying an acquisition target were that the company has established business operations, that it was generating current revenues, and that it have what the board believes to be a potential to experience rapid additional growth. CEA’s board of directors believes that etrials has in place the infrastructure for strong business operations, a large and growing customer base, significant technological capabilities as well as brand name recognition. From January 1, 2000 through December 31, 2004, its revenues have grown by over 3000%. The 2003 revenues grew approximately 72% over 2002 and revenues for 2004 grew by approximately 61% over 2003. Total revenues increased 24.4% to $10,816,528 for the nine months ended September 30, 2005, as compared to $8,693,214 for the nine months ended September 30, 2004. This increase was the result of the increase to 107 contracts from 182 contracts in our contract backlog as of September 30, 2005 and 2004, respectively which reflects an increase in the adoption of our eClinical software suite of products.

etrials represents an opportunity to invest in a growing, dynamic industry

An important criterion to CEA’s board of directors in identifying an acquisition target was that the company be in an emerging or expanding industry with potential for growth. The market for on-demand application services for clinical trials is a new and developing market with the transition from paper-based systems to fully integrated software applications. CEA’s Board of directors believes that etrials is in the early stages of growth and its continued efforts to develop new software and services for international and national companies will result in an increase of etrials’ share of its existing market.

The experience of etrials’ management

Another important criteria to CEA’s board of directors in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in a rapidly changing environment. CEA’s board of directors believes that etrials’ management has significant experience in the electronic clinical trials industry demonstrated by etrials’ ability to develop new business opportunities and technology in the industry and its continued revenue growth.

etrials’ ability to execute its business plan after the merger using the cash held in our trust account, even with the risk that CEA’s public stockholders would vote against the merger and exercise their conversion rights

CEA’s board of directors considered the risk that the current public stockholders of CEA would vote against the merger and demand to convert their shares for cash upon consummation of the merger, thereby depleting the amount of cash available to CEA following the merger or cause a condition of the merger agreement not to be met. CEA’s board of directors deemed this risk to be no worse with regard to etrials than it would be for other target companies and believes that etrials will still be able to implement its business plan, even if only 80% of the funds deposited in the trust account are available at closing.

Satisfaction of 80% Test

It is a requirement that any business acquired by CEA have a fair market value equal to at least 80% of CEA’s net assets at the time of acquisition, which assets shall include the amount in the trust account. Based on the financial analysis of etrials generally used to approve the transaction, the CEA board of directors determined that this requirement was met. The board determined that consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of CEA and its stockholders and appropriately reflected etrials value. Based on the current market price for the CEA common stock and warrants, the merger consideration (and, therefore, the value of etrials) is well in excess of 80% of the CEA assets. The CEA board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the acquisition of etrials met this requirement. However, CEA has also received an opinion from Capitalink, L.C. that the 80% test has been met.

Interest of CEA Directors and Officers in the Merger

In considering the recommendation of the board of directors of CEA to vote for the proposals to approve the merger agreement, the certificate of incorporation amendments and the equity compensation plan proposal, you should be aware that certain members of the CEA board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of CEA stockholders generally. In particular:

•	if the merger is not consummated by February 18, 2006, CEA will be liquidated. In such event, the shares of common stock held by CEA’s directors and officers that were acquired before the IPO would be worthless because CEA’s directors and officers are not entitled to receive any of the liquidation proceeds. Moreover, the CEA officers and directors have purchased an aggregate of 719,693 warrants in the public market, for an aggregate purchase price of $468,600.45, all of these warrants will expire worthless if the merger is not consummated.

•	the transactions contemplated by the merger agreement provide that Peter Collins will be a director of CEA (in the class to stand for reelection in 2006), Donald Russell will be a director of CEA (in the class to stand for reelection in 2007), and Harold Ewen will be a director of CEA (in the class to stand for reelection in 2008). As such, each will receive certain cash fees and stock awards if the CEA board of directors determines to pay such fees and awards to its non-executive directors; and

•	if CEA liquidates prior to the consummation of a business combination, J. Patrick Michaels, Jr., chairman of the board and chief executive officer, and Robert Moreyra, executive vice president and a member of the board of directors, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by CEA for services rendered or products sold to CEA, or to any target business, to the extent such debts and obligations are not covered by CEA’s assets, excluding amounts in the trust fund. This arrangement was entered into to ensure that, in the event of liquidation, the trust is not reduced by claims of creditors. Based on CEA’s estimated debts and obligations, it is not currently expected that Messrs. Michaels and Moreyra would have any exposure under this agreement in the event of a liquidation.

Recommendation of CEA’s Board of Directors

After careful consideration, CEA’s board of directors determined unanimously that each of the merger agreement, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan is fair to and in the best interests of CEA and its stockholders. CEA’s board of directors has approved and declared advisable the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals to adopt the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity compensation plan.

The foregoing discussion of the information and factors considered by the CEA board of directors is not meant to be exhaustive, but includes the material information and factors considered by the CEA board of directors.

Fairness Opinion

Capitalink made a presentation to our board of directors on September 30, 2005 and subsequently delivered its written opinion to the board of directors, which stated that, as of September 30, 2005, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of etrials is at least equal to 80% of our net assets. The amount of the merger consideration was determined pursuant to negotiations between us and etrials and not pursuant to recommendations of Capitalink. Capitalink has consented to the use of its written opinion in this proxy statement/prospectus. The full text of such opinion is attached as Annex E and is incorporated by reference into this proxy statement/prospectus.

•	You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

•	The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the merger.

•	Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the merger, and other alternatives to the merger that might exist for us.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the merger agreement.

•	Reviewed publicly available financial information and other data with respect to CEA, including the Annual Report on Form 10-KSB for the year ended December 31, 2004, the Quarterly Report on Form 10-QSB for the six months ended June 30, 2005, the Form 8-K filed February 19, 2005, the Registration Statement on Form S-1 filed on November 10, 2003, and amendments thereto and the draft Registration Statement on Form S-4 dated as of September 23, 2005.

•	Reviewed financial and other information with respect to etrials, including the audited financial statements for the years ended December 31, 2002, 2003 and 2004, the unaudited financial statements for the six months ended June 30, 2005, and other financial information and projections prepared by etrials management.

•	Considered the historical financial results and present financial condition of both CEA and etrials.

•	Reviewed certain publicly available information concerning the trading of, and the market for, the common stock and warrants of CEA.

•	Reviewed and analyzed the indicated value range of the merger consideration.

•	Reviewed and analyzed the free cash flows of etrials and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to etrials.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of etrials.

•	Reviewed and compared the net asset value of CEA to the indicated fair market value of etrials.

Capitalink also performed such other analyses and examinations as it deemed appropriate and held discussions with CEA and etrials management in relation to certain financial and operating information furnished to Capitalink, including financial analyses with respect to their respective business and operations.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of CEA and etrials management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of CEA and etrials and did not make or obtain any evaluations or appraisals of either company’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether CEA and etrials had good title to their respective assets. Capitalink assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumes that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of CEA. In addition, based upon discussions with CEA management, Capitalink assumed that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 30, 2005. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to CEA’s stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of etrials’ assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the merger consideration to our stockholders, and were provided to our board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the merger, including those described elsewhere in this proxy statement/prospectus.

CEA Stock Performance Review

Capitalink reviewed the daily closing market price and trading volume of our common stock and warrants since the announcement of the merger on August 1, 2005, and since our IPO on February 26, 2004 until the announcement of the merger. Capitalink noted the following:

•	In the post-announcement period, our stock had a significantly higher trading volume than during the pre-announcement period as evidenced by the median daily number of shares traded of 46,300 and 5,600 shares, respectively.

•	In the pre-announcement period, our mean share price was $5.15 and ranged from a high of $5.95 to a low of $4.65 over the period.

•	In the pre-announcement period, our mean warrant price was $0.88 and ranged from a high of $1.22 to a low of $0.58 over the period.

etrials Financial Review

Capitalink undertook a review of etrials’ historical financial data in order to understand and interpret its operating and financial performance and strength. As part of this analysis, etrials’ revenue and earnings are adjusted to remove any unusual or extraordinary sources of revenue and expenses. The adjustments provide a more accurate portrayal of etrials’ underlying operating earnings and financial performance. Capitalink reviewed etrials’ historical financial data for the five fiscal years (“FY”) ended December 31, 2004 and the six months ended June 30, 2005 and noted the following:

•	Revenue has increased significantly over the review period from approximately $0.4 million in FY2000 to approximately $15.1 million in the latest twelve months (“LTM”) period ended June 30, 2005, representing a compounded annual growth rate of 125.7%. Even though etrials made numerous acquisitions during this period, etrials’ management estimates that the majority of its revenue growth is derived from internal sources.

•	In fiscal year 2004, etrials achieved positive earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins of approximately 4.0% and 12.1%, respectively. For the LTM period ended June 30, 2005, EBIT and EBITDA margins were approximately 6.7% and 14.7%, respectively.

•	As of June 30, 2005, etrials had a cash balance of approximately $1.8 million and debt of approximately $0.7 million. In addition, there were two classes of preferred stock outstanding in an aggregate amount of approximately $13.1 million with an aggregate liquidation value of approximately $14.6 million. The preferred stockholders will convert to common stock upon the closing of the Merger and will receive their pro rata share of CEA common stock and warrants.

Merger Consideration Analysis

The merger consideration consists of 7.4 million shares of our common stock and warrants to purchase 4.25 million shares of our common stock. In addition, Capitalink noted that approximately 958,000 additional shares of our common stock may be issued if all presently outstanding etrials’ options and warrants are exercised for cash prior to the closing. The number of additional shares to be issued will be determined by dividing the cash amount paid upon exercise of these options and warrants by 5.80.

For purposes of calculating the respective merger consideration indicated value range and indicated etrials equity value range, Capitalink assumed that no such additional shares would be issued.

Capitalink calculated an indicated value range for our common stock by using a range of per share values of between $5.22 and $5.95. The low end of the range is based on an estimated per share value, as of June 30, 2005, that would be received by our stockholders’ upon exercising their conversion rights. The high end of the range is based on the highest trading price of our common stock from the date of our IPO through the announcement of the merger on August 1, 2005.

Capitalink calculated an indicated value range for the warrants by using a range of values of between $0.71 and $1.27 per warrant. The low end of the range is based on the trading price of our warrants as of July 29, 2005 (one day before the announcement of the merger) and the high end of the range is based on an indicated value utilizing a Black-Scholes analysis.

Based on the above approaches, Capitalink arrived at an indicated value range for the merger consideration of approximately $41.6 million to approximately $49.4 million.

Valuation Overview

Based upon a review of the historical and projected financial data and certain other qualitative data for etrials, Capitalink utilized several valuation methodologies and analyses to determine ranges of values. Capitalink utilized the discounted cash flow, the comparable company and the comparable transaction analyses (all of which are discussed in more detail hereinafter) for the valuation of etrials.

Capitalink weighted the three approaches equally and arrived at an etrials indicated equity value range of approximately $45.0 million to approximately $57.0 million.

Capitalink noted that the etrials indicated equity value range of approximately $45.0 million to approximately $57.0 million is higher than the merger consideration range of approximately $41.6 million to approximately $49.4 million.

etrials Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Capitalink utilized the forecasts provided by etrials management, which project strong growth in revenues from FY2004 to FY2009. The projections are based on the assumption that there would be no additional outside capital invested in the business and etrials would not make any acquisitions during the projection period.

etrials Revenue Projections

($ in thousands)

	Projected
	FYE Dec 31
	2005	2006	2007	2008	2009
Revenue	$15,874	$20,800	$27,040	$35,152	$45,698
Growth	24.3%	31.0%	30.0%	30.0%	30.0%

etrials used an annual revenue growth rate of 30% for 2006-2009. Historically, etrials’ revenue growth rate has been 50%, 72% and 61% for the years ended December 31, 2002, 2003 and 2004, respectively. The projected growth rate is reduced from historical levels to reflect the company’s larger revenue base and expected industry growth rate for eClinical technology companies. The above projections were solely used in connection with the rendering of Capitalink’s fairness opinion. Investors should not place reliance upon such projections.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 27.0% to 29.0%. This was based on an estimated weighted average cost of capital (“WACC”) of 28.4% (based on etrials’ estimated weighted average cost of debt of 6.8% and a 29.6% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method and is supported by expected returns in venture capital settings, as put forward in the “QED Report on Venture Capital Financial Analysis” by James L. Plummer, dated July 1, 1987.

Similar to most early stage companies, etrials has historically not met its budgets, however Capitalink noted improvement in FY2005. In order to reflect the risk associated with achieving the projected cash flows, Capitalink applied a projection risk premium of 1% in the calculation of the WACC.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as using long term perpetual growth rates.

Utilizing terminal revenue multiples of between 2.30 times and 2.80 times, terminal EBITDA multiples of between 10.0 times and 12.0 times, and long-term perpetual growth rates of between 21.0% and 21.5%, Capitalink calculated a range of indicated enterprise values.

The long-term perpetual growth rate reflects the estimated 20-year EBITDA growth rate etrials is expected to incur after 2009, the terminal year in the projections provided by etrials management. Following the terminal year, EBITDA growth is expected to gradually decline to an estimated long-term GDP growth in the United States of 3%.

The total enterprise values above were then increased by etrials’ net cash of approximately $0.7 million (which includes approximately $0.9 million in interest bearing debt and approximately $1.6 million in cash) to derive an indicated equity value range of approximately $45.2 million to $58.6 million.

etrials Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to etrials with respect to business and revenue model, operating sector, size and target customer base.

Capitalink located five companies that it deemed comparable to etrials with respect to its industry sector and operating model (the “Comparable Companies”). All of the Comparable Companies provide software for pharmaceutical and biotechnology companies for use in clinical trials. Four of the Comparable Companies provide software used in the collection and review of clinical data, while Pharsight Corp.’s software is used for clinical trial simulation and computer-aided trial design.

Three of the Comparable Companies are larger than etrials. The LTM revenue for the Comparable Companies ranged from approximately $1.4 million to approximately $95.6 million, compared with approximately $15.1 million for etrials.

Capitalink noted that three of the Comparable Companies are more profitable than etrials with LTM EBITDA margins ranging from approximately (91.2%) to approximately 45.7%, compared with approximately 14.7% for etrials.

Capitalink generated a number of multiples worth noting with respect to the Comparable Companies:

•	The enterprise value to LTM revenue multiple ranged from 1.40 times to 12.81 times, with a mean of 6.15 times.

•	The enterprise value to CY2005 revenue multiple ranged from 1.15 times to 7.11 times, with a mean of 4.49 times.

•	The enterprise value to CY2006 revenue multiple ranged from 1.19 times to 5.54 times, with a mean of 3.44 times.

•	The enterprise value to LTM EBITDA multiple ranged from 9.5 times to 23.7 times, with a mean of 16.0 times.

•	The enterprise value to CY2005 EBITDA multiple ranged from 15.5 times to 20.0 times, with a mean of 17.8 times.

•	The enterprise value to CY2006 EBITDA multiple ranged from 10.7 times to 15.4 times, with a mean of 13.1 times.

Capitalink selected an appropriate multiple range for etrials by examining the range provided by the Comparable Companies and taking into account certain company-specific factors. Capitalink expects etrials to be valued slightly below the average of the revenue multiples and above the average of the EBITDA multiples of the Comparable Companies. Factors include lower historical and projected profitability, smaller size, offset by higher projected EBITDA growth.

Based on the above factors, Capitalink applied the following selected multiple ranges to determine a range of indicated enterprise values:

Selected Multiple Range
Enterprise Value (EV) Multiple

LTM Revenue	3.00x - 3.80x

CY05 Revenue	2.80x - 3.50x

CY06 Revenue	2.30x - 2.80x

LTM EBITDA	20.0x - 24.0x

CY05 EBITDA	19.0x - 22.0x

CY06 EBITDA	13.0x - 15.0x

Capitalink then added net cash of approximately $0.7 million (which includes approximately $0.9 million in interest bearing debt and approximately $1.6 million in cash) to the calculated enterprise values in order to derive an average indicated equity value range of approximately $44.2 million to $53.5 million.

None of the Comparable Companies have characteristics identical to etrials. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

etrials Comparable Transaction Analysis

A comparable transaction analysis is based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to etrials. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Capitalink located three transactions announced since January 2003 involving target companies in related industries to etrials (the “Comparable Transactions”) and for which detailed financial information was available. Target companies provide healthcare software and include Lincoln Technologies, a safety software company and Cedara Software, a medical imaging software company.

Based on the information disclosed with respect to the targets in each of the Comparable Transactions, Capitalink calculated and compared total enterprise value as a multiple of LTM revenue and LTM EBITDA.

Capitalink noted the following with respect to the multiples generated:

•	The enterprise value to LTM revenue multiple ranged from 3.78 times to 8.85 times, with a mean of 6.46 times. The low end of the range is based on the Phase Forward / Lincoln Technologies transaction, which, excluding a $6 million earnout, is 2.44 times.

•	The enterprise value to LTM EBITDA multiple ranged from 19.2 times to 23.5 times, with a mean of 21.3 times.

Capitalink expects etrials to be valued lower than the average of the Comparable Transactions, due to its smaller size and lower profitability.

Based on the above factors, Capitalink applied the following selected multiple range to determine a range of indicated enterprise values.

Selected Multiple Range
Enterprise Value (EV) Multiple

LTM Revenue	3.00x - 4.00x

Capitalink then added net cash of approximately $0.7 million (which includes approximately $0.9 million in interest bearing debt and approximately $1.6 million in cash) to the calculated enterprise values in order to derive an average indicated equity value range of approximately $44.5 million to $59.6 million.

None of the target companies in the Comparable Transactions have characteristics identical to etrials. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.

80% Test

CEA’s initial business combination must be with a target business whose fair market value is at least equal to 80% of CEA’s net assets at the time of such acquisition.

Capitalink reviewed and estimated CEA’s net assets at the close of the merger in comparison to etrials’ indicated range of fair market value. Capitalink noted that the fair market value of etrials exceeds 80% of CEA’s net asset value. For the purposes of this analysis, Capitalink assumed that fair market value is equivalent to equity value.

For the purposes of the 80% test, Capitalink utilized the stockholders’ equity of CEA as of June 30, 2005 and expects that there will be no increase in this figure until the close of the merger. Capitalink noted that CEA is obligated to have a minimum of $21 million in its trust fund (less the pro rata portion paid to shareholders upon exercising their conversion rights) in order to complete the merger.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to our board of directors, which stated that, as of September 30, 2005, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of etrials is at least equal to 80% of our net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. CEA has paid Capitalink a fee of $75,000 in connection with the preparation and issuance of its opinion and will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Capitalink does not beneficially own any interest in either CEA or etrials and has not provided either company with any other services.

Material Federal Income Tax Consequences of the Merger

The following section is a summary of the material United States federal income tax consequences of the merger to holders of CEA common stock and to holders of etrials securities. This discussion addresses only those CEA and etrials security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“the Code”), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold CEA or etrials common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	stockholders who acquired their shares of etrials common and preferred stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither CEA nor etrials intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax Consequences of the Merger to etrials stockholders.

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a consequence:

•	no gain or loss will be recognized by stockholders of etrials who receive shares of CEA common stock and warrants in exchange for shares of etrials common and preferred stock;

•	the aggregate tax basis of the CEA common stock and warrants received in the merger will be equal to the aggregate tax basis of the etrials common and preferred stock for which they are exchanged; and

•	the holding period of CEA common stock and warrants received in exchange for shares of etrials common and preferred stock will include the holding period of the etrials common and preferred stock for which they are exchanged.

•	any etrials stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of etrials stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholders shares of etrials common or preferred stock.

Tax Consequences of the Merger to CEA stockholders.

No gain or loss will recognized by stockholders of CEA if their conversion rights are not exercised.

A stockholder of CEA who exercises conversion rights and effects a termination of the stockholder’s interest in CEA will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of CEA for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of CEA common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of CEA common stock is more than one year.

Tax Consequences of the Merger Generally to CEA and etrials.

No gain or loss will be recognized by CEA or etrials as a result of the merger.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal tax consequences of the merger. This discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Anticipated Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. The net monetary assets of CEA will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The retained earnings deficit of etrials will be carried forward after the merger. Operations prior to the merger will be those of etrials.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger proposal.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, as amended, a copy of which is attached as Annex A to this proxy statement/prospectus, and is incorporated by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General; Structure of Merger

On August 22, 2005, CEA entered into a merger agreement with etrials and the Signing Stockholders. Merger Sub, a wholly owned subsidiary of CEA, formed to effectuate the merger by merging with and into etrials, is also a party to the merger agreement. etrials will be the surviving corporation in the merger and, as a result, will be a wholly owned subsidiary of CEA, through an exchange of all the issued and outstanding shares of capital stock of etrials for shares of common stock and warrants of CEA.

The Signing Stockholders hold more than 50% of etrials common stock and more than 67% of etrials preferred stock, which is sufficient to approve and adopt the merger agreement for purposes of etrials’ charter and the Delaware General Corporation Law (“DGCL”), subject to giving written notice to the other etrials stockholders pursuant to the DGCL. They approved and adopted the merger agreement and the transactions contemplated thereby by virtue of the execution of the merger agreement. Notice to all other etrials holders of record was given in September 2005. Accordingly, no further action is required to be taken by etrials stockholders to approve the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “The Merger Agreement — Conditions to the Merger,” unless CEA and etrials agree in writing to another time. The merger is expected to be consummated toward the end of the fourth quarter of 2005, after the required approval by CEA stockholders and the fulfillment of certain other conditions, as discussed herein.

Name; Headquarters; Stock Symbols

After completion of the merger:

•	the name of CEA will be etrials Worldwide, Inc.;

•	the corporate headquarters and principal executive offices will be located at 4000 Aerial Center Parkway, Morrisville, North Carolina 27560, which is etrials’ corporate headquarters; and

•	CEA and etrials will cause the common stock, warrants and units outstanding prior to the merger, which are traded on the OTCBB, to continue trading on either the OTCBB or Nasdaq. In the event CEA’s common stock, warrants and units are listed on Nasdaq at the time of the closing, the symbols will change to ones determined by the board of directors and the trading medium that are reasonably representative of the corporate name or business of CEA.

Merger Consideration

Pursuant to the merger agreement, the holders of securities of etrials outstanding immediately before the merger will receive, in exchange for such securities, an aggregate of 7,400,000 shares of CEA common stock and warrants to purchase an aggregate of 4,250,000 shares of CEA common stock. Shares of CEA common stock issued to the securities holders of etrials as a result of the merger may not be sold during the 180-day period following the consummation of the merger. The number of shares of CEA common stock issuable to the etrials security holders will be:

•	increased by that number of shares determined by dividing the aggregate amount of cash received by etrials as a result of exercises of warrants and options to purchase etrials’ common stock prior to the closing of the merger, if any, by $5.80; and

•	together with the CEA warrants, will be decreased by the shares and warrants allocable to etrials security holders who elect to exercise, and perfect, appraisal rights under the DGCL.

Outstanding stock options granted by etrials to its employees, consultants and advisors and warrants to purchase etrials common stock that are not exercised prior to the closing will be converted into options and warrants to purchase CEA common stock having equivalent value. The shares of CEA common stock and CEA warrants will be allocated among the etrials security holders in the manner set forth in the merger agreement. The merger agreement provides that, before consideration is allocated among the holders of etrials common and preferred stock, shares of the common stock of CEA having an aggregate fair market value of $937,197 and common stock purchase warrants of CEA having an aggregate fair market value of $92,803 are to be allocated among certain named holders of etrials common stock purchase warrants which, by their terms, would survive the closing of the merger. The additional merger consideration was allocated to the holders of these warrants in order to induce them to agree to exercise the warrants prior to the closing of the merger. All of the remaining merger consideration will then be allocated among the holders of etrials’ capital stock who do not exercise their appraisal rights, and these stockholders will receive (which will include securities being placed in escrow) approximately .24 shares of common stock of CEA and .14 common stock purchase warrants of CEA for every share of etrials common and preferred stock they own. Each share of etrials two classes of preferred stock is convertible into one share of etrials common stock and, accordingly, the merger conversion ratio will be the same for each of the three classes of stock. This merger conversion ratio was calculated based upon the following assumptions:

•	all outstanding etrials warrants are exercised on a cashless basis prior to the closing of the merger;

•	no outstanding etrials options are exercised prior to closing; and

•	etrials will declare “paid-in-kind” dividends of additional shares of preferred stock to the holders of the outstanding classes of preferred stock commencing with the date of issuance of each share of preferred stock and ending on January 31, 2006.

The CEA warrants to be issued to the etrials stockholders will be identical in form to the common stock purchase warrants sold by CEA in its IPO. They are exercisable at $5.00 per share until February 11, 2008 and are redeemable by CEA if the price of CEA common stock equals or exceeds $8.50 per share for a specified period of time. In addition to the rights given to the holders of the CEA warrants by the terms of the warrants, the etrials stockholders (but, with certain exceptions, not their transferees) will have the contractual right, in the event of a redemption of the warrants, to pay the exercise price by a “cashless exercise” pursuant to a formula set out in the merger agreement. Ten percent of the common stock issued as consideration in the merger will be held in escrow for 18 months after the closing as a fund for indemnification of CEA.

Promptly after the merger is completed, CEA will cause each record holder of etrials common and preferred stock to be mailed instructions and a letter of transmittal for exchanging their etrials stock certificates for CEA stock and warrant certificates. In order to effectuate the exchange of etrials securities for CEA common stock, the etrials equity holders must comply with the instructions set forth in the letter of transmittal.

Escrow of Shares

Of the shares to be issued to the etrials stockholders, 1,400,000 will be placed in escrow and not released unless and until the $7.00 Trigger is met. If the $7.00 Trigger is not met, these shares will be cancelled. All of the etrials stockholders will be depositing a portion of their shares in escrow, prorata based on the number of shares they receive in the merger. Additionally, certain of our stockholders (including all of our officers and directors) have agreed to place 166,250 of their shares into escrow under equivalent terms. The $7.00 Trigger will be met when, over a 20 consecutive trading day period (i) the volume weighted average price of our common stock is $7.00 or more, and (ii) the average daily trading volume is at least 25,000 shares.

Lock-Up Agreements

In addition to the sale restriction of shares of CEA common stock issued to the holders of etrials securities as a result of the merger described above, the Signing Stockholders have entered into lock-up agreements to not sell or otherwise transfer any of the shares of common stock of CEA that they receive in the merger (but not any shares issued on exercise of the warrants of CEA they receive in the merger), until February 19, 2007, with 25% of the shares subject to the restriction to be released from the restriction six months after the closing, an additional 25% released from the restriction nine months after the closing and 50% of the shares then subject to the restriction to be released from the restriction upon the redemption by CEA of the warrants issued to the public in its public offering. In addition, if any shares held by the CEA Inside Stockholders that are held in escrow are released on an accelerated basis from such escrow, (upon either our liquidation or the consummation of a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities), the shares subject to the lock-up agreements will be released from the restrictions thereof on the same accelerated schedule.

Representations and Warranties

The merger agreement contains representations and warranties of each of etrials and CEA relating, among other things, to:

•	proper corporate organization and similar corporate matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the merger agreement;

•	licenses and permits;

•	taxes;

•	financial information and absence of undisclosed liabilities;

•	holding of leases and ownership of other properties, including intellectual property;

•	accounts receivable;

•	inventory;

•	contracts;

•	title and condition of assets;

•	absence of certain changes;

•	employee matters;

•	environmental matters;

•	compliance with applicable laws;

•	absence of litigation; and

•	with respect to CEA, compliance with applicable provisions of securities laws, including past and transaction-related filings.

The Signing Stockholders have represented and warranted, among other things, as to their accredited investor status and have agreed to exercise all warrants for etrials securities held by them prior to the closing of the merger.

Covenants

CEA and etrials have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed, subject to certain exceptions, to continue to operate their respective businesses in the ordinary course prior to the closing and not to take the following actions without the prior written consent of the other party:

•	Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•	Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•	Transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of etrials or CEA, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will etrials or CEA license on an exclusive basis or sell any intellectual property of the etrials, or CEA as applicable;

•	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, other than stock dividends with respect to etrials preferred stock, or to combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the etrials and CEA, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

•	Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities except as provided in current outstanding warrants;

•	Amend its certificate of incorporation documents;

•	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of CEA or etrials as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, and (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

•	Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CEA or etrials, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	Adopt or amend any employee benefit plan, policy or arrangement, any employee merger or employee equity compensation plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices.

•	Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the unaudited financial statements or in the most recent financial statements included in the CEA SEC Reports filed prior to the date of merger agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the etrials is a party or of which the etrials is a beneficiary or to which CEA is a party or of which CEA is a beneficiary, as applicable;

•	Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

•	Engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	Form, establish or acquire any subsidiary except as contemplated by the merger agreement;

•	Permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	Make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•	Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

•	Agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	The parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;

•	etrials to maintain insurance polices providing insurance coverage for its business and its assets in the amounts and against the risks as are commercially reasonable for the businesses and risks covered;

•	The protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	CEA to prepare and file the registration statement of which this prospectus/proxy statement forms a part.

•	CEA to use its best efforts to obtain, prior to the closing of the merger, the agreement of all persons who have been granted rights by CEA with respect to securities of CEA owned by then to have such securities registered under the Securities Act that they will not exercise such rights at any time at which there is an effective registration statement under the Securities Act under which they may sell such securities without restriction;

•	The Signing Stockholders release and forever discharge etrials and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages arising out of or resulting from such stockholder’s status as a holder of an equity interest in etrials, and employment, service, consulting or other similar agreement entered into with etrials prior to the consummation of the merger agreement;

•	etrials and the Signing Stockholders to waive their rights to make claims against CEA to collect from a trust fund established for the benefit of the CEA stockholders who purchased their securities in CEA’s IPO for any moneys that may be owed to them by CEA for any reason whatsoever, including breach by CEA of the merger agreement or its representations and warranties therein;

•	the Signing Stockholders have entered into a lock-up agreement with respect to any shares of CEA common stock they receive upon the merger;

•	etrials will use its best efforts to cause all voting trust agreements and investor rights agreements, which contain provisions for registration rights, to be terminated, effective upon the closing of the merger; and

•	CEA and etrials will use their reasonable best efforts to obtain the listing for trading on Nasdaq of CEA common stock and warrants. If such listing is not obtainable by the closing of the merger, CEA and etrials will continue to use their best efforts after closing of the merger to obtain such listing.

Conditions to Closing of the Merger

General Conditions

Consummation of the merger agreement and the related transactions is conditioned on the CEA stockholders, at a meeting called for these purposes, (i) adopting the merger agreement and approving the merger, (ii) approving the change of CEA’s name, and (iii) approving the increase of the of authorized shares of CEA’s common stock from 20,000,000 to 50,000,000. The CEA stockholders will also be asked to adopt the equity compensation plan and to approve the removal of all of the provisions of Article Sixth of CEA’s certificate of incorporation other than the paragraph relating to CEA’s staggered board of directors. The transaction is not dependent on the approval of either of such actions.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

•	the execution and delivery to each party of each of the various transaction documents;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by each party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•	holders of 20% or more of the shares of stockholders of CEA issued in CEA’s IPO and outstanding immediately before the closing shall not have exercised their rights to convert their shares into a pro rata share of the trust fund in accordance with CEA’s certificate of incorporation and by-laws.

•	holders of not more than 5% of the shares of any of etrials’ common stock, Series A preferred stock and Series B preferred stock outstanding immediately before the closing not having taken action to exercise their appraisal rights under the DGCL; and

•	CEA’s common stock and warrants being quoted on the OTCBB or listed for trading on Nasdaq.

etrials’ Conditions to Closing

The obligations of etrials to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	There shall have been no material adverse effect with respect to CEA since the date of the merger agreement;

•	CEA shall have obtained directors’ and officers’ liability insurance having limits of not less than $10,000,000 and such insurance shall be in full force and effect;

•	The trust fund established for the benefit of the holders of CEA’s shares purchased in the IPO shall contain no less than $21,000,000, less amounts paid to stockholders who have elected to exercise their conversion rights and shall be dispersed to CEA immediately upon the closing.

•	etrials shall have received a “fairness opinion” from Houlihan Smith & Company Inc. to the effect that the merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of etrials. Such opinion has already been received.

CEA’s Conditions to Closing

The obligations of CEA to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	At the closing, there shall have been no material adverse effects with respect to etrials since the date of the merger agreement;

•	At the closing, etrials, on a consolidated basis immediately prior to closing, will have working capital of not less than $1,000,000 plus cash amounts received by it from exercises of its warrants and options;

•	The employment agreements entered into by etrials and CEA with John Cline, James W. Clark, Jr. and Michael Harte will be in full force and effect;

•	CEA shall have received a “fairness opinion” from Capitalink, L.C. to the effect that the merger and the other transactions contemplated by the merger agreement are fair to the stockholders of CEA. CEA has already received such opinion, which is annexed as Annex E hereto.

Indemnification

As the sole remedy for the obligation of the stockholders of etrials to indemnify and hold harmless CEA for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of etrials, there will be held back, for a period of eighteen months, 10% of the shares of CEA common stock to be issued to such etrials’ stockholders upon consummation of the merger. These shares, or the “indemnification shares,” will be part of the 1,400,000 shares held in escrow until the $7.00 Trigger is met; however, the indemnification shares will continue to be held in escrow for indemnification purposes even if the $7.00 Trigger is met within the first 18 months. Claims may be asserted once any damages exceed $200,000 and are indemnifiable only to the extent that damages exceed $200,000. Any indemnification payments shall be paid solely from the shares held back and shall be deemed to be an adjustment to the merger consideration. For purposes of satisfying an indemnification claim, shares of CEA common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid.

The determination to assert a claim for indemnification by CEA against the shares held back will be made by a committee consisting of two persons who are currently members of CEA’s board of directors. James W. Clark, Jr. has been designated under the merger agreement to represent the interests of the stockholders of etrials with respect to claims for indemnification by CEA against such shares. Expenses of Mr. Clark or his successor for attorneys’ fees and other costs incurred in connection with indemnification claims shall be borne by CEA in the first instance and shall be subject to reimbursement from the shares held back with respect to any indemnification claim that is finally established.

Termination

The merger agreement may be terminated at any time, but not later than the closing as follows:

•	By mutual written consent of CEA and etrials;

•	By either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	By either party if the closing has not occurred by February 11, 2006;

•	By either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or

•	By either party if, at the CEA stockholder meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of CEA’s common stock, or the holders of 20% or more of the shares issued in CEA’s IPO exercise their conversion rights.

Effect of Termination

In the event of proper termination by either CEA or etrials, the merger agreement will become void and have no effect, without any liability or obligation on the part of CEA or etrials, except that:

•	the confidentiality obligations set forth in the merger agreement will survive;

•	the waiver by etrials and the Signing Stockholders of all rights against CEA to collect from the trust account any moneys that may be owed to them by CEA for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that neither etrials nor the Signing Stockholders will seek recourse against the trust account for any reason whatsoever, will survive;

•	the rights of the parties to bring actions against each other for breach of the merger agreement will survive; and

•	the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated. If the merger is consummated, the fees and expenses of etrials will be paid with the working capital provided by the release of monies from CEA’s trust fund.

Finders Fees

etrials was introduced to CEA by EarlyBirdCapital, Inc., the managing underwriter of CEA’s IPO, and American Fund Advisors. In consideration thereof, CEA has agreed to pay to each of EarlyBirdCapital, Inc. and American Fund Advisors, a cash fee of $50,000 and 25,000 common stock purchase warrants of the same series as CEA’s existing outstanding warrants. Except for CEA’s obligations to EarlyBirdCapital, Inc. and American Fund Advisors, CEA has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the merger or any transaction contemplated thereby.

Confidentiality; Access to Information

CEA and etrials will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. CEA and etrials will maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendment

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Public Announcements

CEA and etrials have agreed that until closing or termination of the merger agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and

•	not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party; and except as may be required by applicable laws or court process.

Arbitration

Any disputes or claims arising under or in connection with merger agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Orlando, Florida. The arbitration will be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Orlando, Florida. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.

Employment Agreements

In connection with the execution of the merger agreement, John Cline, etrials’ current president and chief executive officer, and James W. Clark, Jr., etrials’ current treasurer, secretary and chief financial officer, have entered into employment agreements with etrials and CEA and Michael Harte, etrials’ current senior vice president of strategic accounts, has entered into an employment agreement with etrials. Each agreement is dated as of August 22, 2005, and sets forth the terms of the executive’s employment with each of CEA and etrials effective upon the closing of the merger.

Each of the three employment agreements also includes certain restrictive covenants that limit the executive’s ability to compete with CEA and etrials or to divulge certain confidential information concerning CEA and etrials (or, in the case of Mr. Harte, only etrials in each instance).

Voting Agreement

The Signing Stockholders and certain of etrials’ officers and directors, on the one hand, and Messrs. Russell, Moreyra and Ewen and CEA Group, LLC on the other hand, have entered into a voting agreement pursuant to which they have agreed to vote for the other’s designees to CEA’s board of directors through the election in 2007 as follows:

•	in the class to stand for reelection in 2006: Hans Lindroth and Peter Collins;

•	in the class to stand for reelection in 2007: Peter Coker and Donald Russell;

•	in the class to stand for reelection in 2008: John Cline, Robert Brill and Harold Ewen;

Messrs Cline, Brill, Coker and Lindroth are designees of the Signing Stockholders. Messrs Russell, Collins and Ewen are designees of Messrs. Russell, Moreyra and Ewen and CEA Group, LLC.

Pursuant to the merger agreement, the signing stockholders shall designate four directors and Messrs. Russell, Moreyra an Ewen shall designate three directors.

COMPARISON OF RIGHTS OF CEA AND ETRIALS STOCKHOLDERS

This section describes material differences between the rights of holders of our common stock and the rights of holders of etrials capital stock. This summary is not intended to be a complete discussion of our certificate of incorporation and bylaws and the certificate of incorporation and bylaws of etrials and is qualified in its entirety by reference to the applicable document and applicable Delaware law.

CEA and etrials are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of our capital stock and etrials capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of etrials capital stock will become holders of our capital stock and their rights will be governed by Delaware law and our certificate of incorporation and bylaws of CEA. The following discussion summarizes material differences between the rights of our stockholders and etrials stockholders under the respective certificates of incorporation and bylaws of CEA and of etrials. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 160.

CEA	etrials

AUTHORIZED CAPITAL STOCK

Authorized Shares. CEA is authorized under its certificate of incorporation to issue 20,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock. CEA’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix voting powers, full or limited, and designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions. No shares of preferred stock have been issued.

Authorized Shares. etrials is authorized under its amended and restated certificate of incorporation to issue 60,000,000 shares of common stock, par value $0.0001 per share and 40,000,000 shares of common stock, par value $0.0001 per share.

Preferred Stock. etrials’ amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences. Currently, (1) 15,000,000 shares are authorized as Series A Convertible Preferred Stock and (2) 3,500,000 shares are authorized as Series B Convertible Preferred Stock.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The CEA board of directors is divided into three classes, with each class serving a staggered two-year term. Currently, CEA’s authorized number of directors is 5, including one Class A director, two Class B directors, and two Class C directors. The Class A director has a term expiring at the first annual meeting of stockholders, the Class B directors have a term expiring at the second annual meeting of stockholders, and the Class C directors have a term expiring at the third annual meeting of stockholders. The CEA bylaws provide that its board of directors will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the CEA board of directors.	Currently, etrials’ authorized number of directors is not less than three nor more than seven. The number of directors currently serving is four, each of whom serves a one year term. etrials bylaws provide that the number of directors shall be fixed from time to time by the etrials board of directors or by the stockholders.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

Generally. Delaware law provides that if, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Newly created directorships and vacancies on the board of directors of CEA resulting from death, resignation, disqualification, removal or other causes may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

CEA’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

A vacancy occurring in the etrials’ board of directors, including, without limitation, a vacancy created by an increase in the authorized number of directors or resulting from the stockholders’ failure to elect the full authorized number of directors, may be filled by the board of directors, although less than a quorum, or by a sole remaining director. If the vacant office was held by a director elected a voting group, on only the remaining director or directors elected by that voting group or the holders of shares of that voting group are may fill the vacancy. etrials stockholders may elect a director at any time to fill any vacancy not filled by the directors.

etrials’ bylaws provide that directors may be removed from office with or without cause by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove him.

COMMITTEES OF THE BOARD OF DIRECTORS

CEA’s board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more members of the board. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of CEA, except: (i) the power to amend the certificate of incorporation; (ii) the power to adopt an agreement of merger or consolidation, (iii) recommend to stockholders the sale, lease or exchange of all or substantially all of CEA’s property and assets, (iv) recommend to stockholders a dissolution of CEA or a revocation of a dissolution; and (v) the power to amend the bylaws. There is currently no sitting committee.	etrials’ board of directors may, by resolution passed by a majority of the whole board, appoint an Executive Committee and one or more other committees, each consisting of one or more members of the board, and each of which shall have and may exercise all powers of the board in the management of the business of the corporation to the extent authorized by resolution adopted by a majority of the whole board, except no such committee shall have authority as to the following matters: (i) the dissolution, merger or consolidation of CEA, or the sale, lease or exchange of all or substantially all of the property of etrials, (ii) the amendment of the certificate of incorporation, (iii) the amendment or repeal of the bylaws or adoption of new bylaws, (iv) the declaration of a dividend, (v) the issuance of stock, and (vi) the adoption of a certificate of ownership and merger pursuant to Section 253 of the DGCL. etrials currently has an Audit Committee, consisting of three directors, and a Compensation Committee, consisting of three directors.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

CEA’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article Sixth of CEA’s certificate of incorporation may not be amended prior to the consummation of any acquisition by CEA, whether by merger, capitals tock exchange, asset or stock acquisition or other similar type of transaction, of a company in the entertainment, media and communications industry.

etrials amended and restated certificate of incorporation may be amended in accordance with the general provisions of Delaware law.

In addition, until an IPO of etrials’ common stock, and so long as any shares of the Series A Preferred Stock or the Series B Preferred Stock are outstanding, an amendment of the amended and restated certificate of incorporation in any manner that would materially alter or change the powers, preferences, or special rights of either the Series A Preferred Stock or the Series B Preferred Stock would require the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class, except that if the action would treat either the Series A Preferred Stock or the Series B Preferred Stock differently from the other Series, then the approval of both 66-2/3% of the issued and outstanding Series A Preferred Stock and 66-2/3% of the Series B Preferred Stock, voting as separate classes shall be required.

AMEN DMENTS TO BYLAWS

General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

CEA’s bylaws provide that the bylaws may be amended by stockholders entitled to vote thereon at any regular or special meeting. The bylaws may also be amended by the CEA board of directors if such power is conferred via the certificate of incorporation. CEA’s certificate of incorporation expressly confers this power.	etrials’ bylaws provide that the bylaws may be amended by the affirmative vote of stockholders entitled to exercise a majority of voting power of etrials. The bylaws may also be amended by the etrials’ board of directors if such power is conferred via the certificate of incorporation. etrials’ certificate of incorporation expressly confers this power; provided, however, the board of directors shall have no power to adopt a bylaw: (i) changing the statutory requirement for a quorum of directors or action by directors or changing the statutory requirement for a quorum of stockholders or action by stockholders; (ii) providing for the management of etrials otherwise then by the board of directors or the committees thereof; (iii) increasing or decreasing the number of directors; or (iv) classifying and staggering the election of directors.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the CEA stockholders may be called for any purpose by a majority of the entire board of directors, or the chief executive officer of CEA, and shall be called by the secretary at the request in writing of stockholders owning a majority of CEA’s capital stock issued and outstanding and entitled to vote.	Special meetings of the etrials stockholders may be called at any time by the president, the secretary or the board of directors of etrials, or by any stockholder pursuant to the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting.

NOTICE OF STOCKHOLDER ACTION

Pursuant to CEA’s bylaws, at annual meetings of the stockholders only such business shall be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (i) specified in the notice of the annual meeting given by or at the direction of the board of directors; (ii) otherwise brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder who has given timely notice in writing to the secretary of the meeting.

To be timely, a stockholder’s notice must be received at the corporation’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

A stockholder’s notice to the secretary shall set forth (a) the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder proposing such business; (ii) the class, series and number of shares of capital stock of CEA which are beneficially owned by the stockholder.

Nominations of persons for election to the CEA board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with certain notice procedures. Such nominations made by stockholders shall be made by timely notice (same requirements as notice of proposed business to be conducted at an annual meeting) in writing to the secretary of the corporation. Timely notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election of a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14A under the Exchange Act.

Pursuant to etrials’ bylaws, annual meetings of the stockholders shall be held each year for the election of directors and the transaction of such other business as may properly come before the meeting. If an annual meeting shall not be held on the day designated by the bylaws, a substitute annual meeting may be called.

In the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted at the meeting unless it is a matter, other than election of directors, on which the vote of the stockholders is expressly required by the provision of DGCL. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceeding (other than an action by or in the right of the corporation):

(i) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

CEA’s bylaws provide that CEA shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of CEA, or is or was servicing at the request of CEA as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CEA, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

CEA’s bylaws further provide that any indemnification shall be made by CEA only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

CEA’s bylaws and certificate of incorporation provide that no director or officer of CEA shall be personally liable to CEA or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer. However, liability of an officer or director shall not be limited (i) for any breach of the director’s or the officer’s duty of loyalty to CEA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

CEA’s certificate of incorporation further provides that CEA, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto.

etrials’ bylaws provide that any person who at any time serves or has serviced (i) as a director, officer, employee or agent of etrials, (ii) at the request of etrials as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) at the request of etrials as a trustee or administrator under an employee benefit plan, or is called as a witness at a time when he or she has not been made a named defendant or respondent to any proceeding, shall have a right to be indemnified by etrials to the fullest extent from time to time permitted by law against liability and expenses in any proceeding arising out of his or her status as such or activities in any of the foregoing capacities.

etrials’ bylaws additionally provide that the indemnification rights provided therein shall not be limited by the provisions contained in Section 145 of the DGCL or any successor to such statute.

etrials’ amended and restated certificate of incorporation provides that no director of etrials shall have personal liability arising out of an action whether by or in the right etrials or otherwise for monetary damages for breach of fiduciary duty as a director: provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to etrials or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any successor provision, (iv) for any transaction from which such director derived an improper personal benefit, or (v) acts or omissions prior to the date of the effectiveness of this provision.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of etrials and the historical balance sheet of CEA as of September 30, 2005 giving effect to the merger of etrials and CEA pursuant to the merger agreement, as if the merger had been consummated on September 30, 2005. The following unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of etrials and CEA for the year ended December 31, 2004, giving effect to the merger, as if it had occurred on January 1, 2004 and for the nine month period ending September 30, 2005.

CEA is providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information for the year ended December 31, 2004 from the audited financial statements of etrials and CEA for that year and the information for the nine months ended September 30, 2005 from the unaudited financial statements of etrials and CEA for that period. Neither etrials nor CEA assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the etrials audited and unaudited financial statements and related notes included in this document under etrials Consolidated Financial Statements and the CEA audited and unaudited financial statements included in this document under CEA Consolidated Financial Statements.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on the combined results.

The unaudited pro forma consolidated information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience.

The following information should be read in conjunction with the pro forma condensed consolidated statements:

•	Accompanying notes to the unaudited pro forma condensed consolidated financial statements.

•	Separate historical consolidated financial statements of etrials for the year ended December 31, 2004 and the nine months ended September 30, 2005 included elsewhere in this document.

•	Separate historical financial statements of CEA for the year ended December 31, 2004 and the nine months ended September 30, 2005 included elsewhere in this document.

The unaudited pro forma condensed consolidated balance sheet at September 30, 2005 and the consolidated statement of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared using two different levels of assumptions by the CEA stockholders, as follows:

•	Assuming No Conversions: This presentation assumes that no stockholders of CEA seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversions: This presentation assumes stockholders owning 19.99% of the stock sold in the IPO seek conversion.

The unaudited pro forma condensed consolidated financial statements were prepared using the reverse acquisition treatment under the purchase method of accounting with etrials treated as the acquirer. Accordingly, the assets and liabilities of CEA have been presented at their historical cost (which is considered to be the equivalent of estimated fair value) with no goodwill or other intangible assets recorded and no increment in stockholders equity.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming No Conversions

September 30, 2005

(In Thousands)

	etrials	CEA	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Cash and cash equivalents	$1,440	$84	$21,093	(a	)	$21,575
			(1,042)	(i	)
US Government Securities held in Trust Fund	—	21,093	(21,093)	(a	)	—
Other current assets	3,448	96	—			3,544

Total current assets	4,888	21,273	(1,042)			25,119
Other assets	9,757	188	(549)	(i	)	9,396

Total assets	$14,645	$21,461	$(1,591)			$34,515

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities	$3,677	$128	$(288)	(i	)	$3,517
Deferred revenue, net of current portion	6	—	—			6
Capital lease obligations, net of current portion	77	—	—			77
Long-term borrowings, net of current portion	170	—	—			170

Total liabilities	3,930	128	(288)			3,770

Common stock subject to possible conversion	—	4,231	(4,231)	(e	)	—
Series A redeemable convertible preferred stock	11,482	—	(11,482)	(c	)	—
Series B redeemable convertible preferred stock	1,877	—	(1,877)	(c	)	—
Stockholders’ (deficit) equity:
Common stock	1	1	(1)	(c	)	1
Warrants	1,856	—	(1,856)	(d	)	—
Additional paid-in capital	17,805	17,183	19,365	(b),(c),(d	)	53,050
			(1,303)	(i	)
Deferred compensation	(135)	—	—			(135)
Prepaid software application-hosting discount	(280)	—	—			(280)
Accumulated other comprehensive income	13	—	—			13
Accumulated deficit	(21,904)	(82)	82	(b	)	(21,904)

Total stockholders’ (deficit) equity	(2,644)	17,102	16,287			30,745

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$14,645	$21,461	$(1,591)			$34,515

See notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Maximum Conversions

September 30, 2005

(In Thousands)

	etrials	CEA	Pro Forma Adjustments			Pro Forma Consolidated
ASSETS
Cash and cash equivalents	$1,440	$84	$21,093	(a	)	$17,344
			(4,231)	(e	)
			(1,042)	(i	)
US Government Securities held in Trust Fund	—	21,093	(21,093)	(a	)	—
Other current assets	3,448	96	—			3,544

Total current assets	4,888	21,273	(5,273)			20,888
Other assets	9,757	188	(549)	(i	)	9,396

Total assets	$14,645	$21,461	$(5,822)			$30,284

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities	$3,677	$128	$(288)	(i	)	$3,517
Deferred revenue, net of current portion	6	—	—			6
Capital lease obligations, net of current portion	77	—	—			77
Long-term borrowings, net of current position	170	—	—			170

Total liabilities	3,930	128	(288)			3,770

Common stock subject to possible conversion	—	4,231	(4,231)	(e	)	—
Series A redeemable convertible preferred stock	11,482	—	(11,482)	(c	)	—
Series B redeemable convertible preferred stock	1,877	—	(1,877)	(c	)	—
Stockholders’ (deficit) equity:
Common stock	1	1	(1)	(c	)	1
Warrants	1,856	—	(1,856)	(d	)	—
Additional paid-in capital	17,805	17,183	19,365	(b),(c),(d	)	48,819
			(1,303)	(i	)
			(4,231)	(e	)
Deferred compensation	(135)	—	—			(135)
Prepaid software application-hosting discount	(280)	—	—			(280)
Accumulated other comprehensive income	13	—	—			13
Accumulated deficit	(21,904)	(82)	82	(b	)	(21,904)

Total stockholders’ (deficit) equity	(2,644)	17,102	12,056			26,514

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$14,645	$21,461	$(5,822)			$30,284

See notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2005

(In thousands except for per share amounts)

	etrials	CEA	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$10,817	$—	$—		$10,817
Costs and Expenses:
Costs of revenues	4,895	—	—		4,895
Sales and marketing	2,161	—	—		2,161
General and administrative	2,373	321	—		2,694
Research and development	1,130	—	—		1,130
Amortization of intangible assets	420	—	—		420

Total expenses	10,979	321	—		11,300

Operating loss	(162)	(321)	—		(483)
Other expenses (income):
Interest expense	38	—	—		38
Interest income	(8)	(421)	—		(429)
Other (income) expenses	(41)	—	—		(41)

Other expenses (income)	(11)	(421)	—		(432)

Net (loss) income	(151)	100	—		(51)
Dividends and accretion of preferred stock	(865)	—	865	(f)	—
Accretion of Trust Fund relating to common stock subject to possible conversion	—	(84)	84	(g)	—

Net (loss) income attributable to common stockholders	$(1,016)	$16	$949		$(51)

Pro forma (loss) per share (h):
Assuming no conversions					$(0.00)

Assuming maximum conversions					$(0.00)

See notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

(In thousands except per share amounts)

	etrials	CEA	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$12,766	$—	$—		$12,766
Costs and expenses:
Costs of revenues	5,244	—	—		5,244
Sales and marketing	2,350	—	—		2,350
General and administrative	2,739	409	—		3,148
Research and development	1,341	—	—		1,341
Amortization of intangible assets	540	—	—		540

Total expenses	12,214	409	—		12,623

Operating income (loss)	552	(409)	—		143
Other (income) expenses
Interest expense	327	—	—		327
Interest income	(6)	(227)	—		(233)
Other expenses	(29)	—	—		(29)

Other expenses (income)	292	(227)	—		65

Net income (loss)	260	(182)	—		78
Dividends and accretion of preferred stock	(985)	—	985	(f)	—
Accretion of Trust Fund relating to common stock subject to possible conversion	—	(44)	44	(g)	—

Net (loss) income attributable to common stockholders	$(725)	$(226)	$1,029		$78

Pro forma net income per share (h):
Assuming no conversions					$0.01

Assuming maximum conversions					$0.01

See notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

The merger agreement provides for a business combination transaction by means of a merger between Merger Sub and etrials in which etrials will be the surviving entity and become a wholly owned subsidiary of CEA. This will be accomplished through an exchange of all the issued and outstanding shares of capital stock of etrials for shares of common stock and warrants of CEA.

CEA and etrials plan to complete the merger promptly after the CEA special meeting, provided that:

•	CEA’s stockholders have approved the merger agreement, the name change amendment and capitalization amendment;

•	holders of less than 20% of the shares of common stock issued in CEA’s IPO vote against the merger proposal and demand conversion of their shares into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

The merger will be accounted for as a reverse acquisition application of the purchase method of accounting by CEA with etrials treated as the accounting acquirer. Under the reverse acquisition method of accounting, the assets and liabilities of CEA will be recorded as of the acquisition date, at their respective historical cost, which is considered to be the equivalent of fair value, and added to those of etrials, with no goodwill or other intangible assets recorded and no increment in combined stockholders’ equity. The reported results of operations of CEA after completion of the acquisition will reflect the historical results of operations of etrials.

All amounts and balances have been rounded and presented to nearest thousands except per share data.

NOTE 2. PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading “Pro Forma Adjustments” include the following:

(a)	Release of funds held in trust by CEA to operating cash account.

(b)	Eliminate the accumulated deficit of CEA as the accounting acquiree under the reverse acquisition application of the purchase method of accounting.

(c)	To reflect issuance of CEA common stock in exchange for outstanding shares of etrials’ common stock and redeemable convertible preferred stock.

(d)	To reflect the assumed cashless exercise of warrants to purchase etrials’ common stock and subsequent exchange of CEA common stock.

(e)	To reflect the payment of cash to the maximum amount of dissenting CEA shareholders as consideration for their shares of common stock.

(f)	To eliminate dividends and accretion of preferred stock as a result of the issuance of CEA common stock in exchange for the outstanding shares of etrials’ redeemable convertible preferred stock.

(g)	To reflect elimination of the accretion of Trust Fund relating to common stock subject to possible conversion.

(h)	Pro forma net income (loss) attributable to common stockholders per share was calculated by dividing the pro forma net income (loss) by the weighted average number of common shares outstanding per the table below.

(i)	To reflect approximately $768,000 of etrials transaction costs and $535,000 of CEA transaction costs, including but not limited to, fees for financial advisors, accountants and attorneys, other related costs. As of September 30, 2005, approximately $549,000 of transaction costs had been incurred by the two parties which has been recorded within other assets. Of the $549,000 in transaction costs incurred, approximately $261,000 had been paid in cash and $288,000 is accrued within current liabilities at September 30, 2005. The two companies expect to make cash payments of approximately $1,042,000 subsequent to September 30, 2005, which includes the $288,000 recorded within accounts payable at September 30, 2005.

The following summarizes the computation of the pro forma weighted average number of shares outstanding.

	Assuming No Conversions 100%	Assuming Maximum Conversions 19.99%
etrials	7,400,000	7,400,000

CEA	4,900,000	4,095,402

Pro forma weighted average number of shares outstanding	12,300,000	11,495,402

Options and warrants have not been considered since the related exercise prices are in excess of the market prices during the periods.

2005 PERFORMANCE EQUITY PLAN

Background

CEA’s “2005 Performance Equity Plan,” has been approved by CEA’s board of directors and the plan will take effect upon consummation of the merger. We are submitting the equity compensation plan to our stockholders for their approval in order to comply with Nasdaq policy and so that options granted under the plan may qualify for treatment as incentive stock options.

The CEA Performance Equity Plan reserves 2,100,000 shares of CEA common for issuance in accordance with the plan’s terms. The purpose of the equity compensation plan is to enable CEA to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to CEA have been, are or will be important to the success of CEA, an opportunity to acquire a proprietary interest in CEA. The various types of incentive awards that may be provided under the equity compensation plan will enable CEA to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of etrials and CEA will be eligible to be granted awards under the plan. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

In connection with signing the merger agreement, Messrs. Cline and Clark entered into employment agreements, which will take effect upon consummation of the merger. These agreements call for the granting of options to purchase 500,000 shares and 300,000 shares of our common stock, respectively. Additionally, any employee of etrials who holds options to purchase etrials stock and who does not exercise such options prior to the consummation of the merger, will be issued equivalent options under the plan in exchange for their etrials options. The grants to Messrs. Cline and Clark and the employees of etrials will be made under the plan whether or not the plan is approved by the stockholders. No additional grants will be made under the plan unless and until it is approved by stockholders.

A summary of the principal features of the equity compensation plan is provided below, but is qualified in its entirety by reference to the full text of the equity compensation plan which is attached to this proxy statement/prospectus as Annex C.

Administration

The plan is administered by our board or our compensation committee. Subject to the provisions of the plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the Plan

That plan reserves 2,100,000 shares of our common stock under the plan. Shares of stock subject to other awards that are forfeited or terminated, will be available for future award grants under the plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then the number of shares available under the plan will be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the plan, on a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event which results in a change in the shares of common stock as a whole, the board or committee may determine whether the change requires equitably adjusting the terms of the award or the aggregate number of shares reserved for issuance under the plan.

Eligibility

We may grant awards under the plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options. The plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option.

The exercise price of stock options may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The number of shares covered by incentive stock options which may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of merger and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary of ours, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of three years from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine or the balance of the stock option’s term.

Stock Appreciation Rights. Under the plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the plan. The number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the plan, we may award shares of restricted stock either alone or in addition to other awards granted under the plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a shareholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock. Under the plan, we may award shares of deferred stock either alone or in addition to other awards granted under the plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us during the applicable deferral period. The holder shall not have any rights of a shareholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Stock Reload Options. Under the plan, we may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A stock reload option permits a holder who exercises a stock option by delivering stock owned by the holder for a minimum of six months to receive a new stock option at the current market price for the same number of shares delivered to exercise the option. The board or committee determines the terms, conditions, restrictions and limitations of the stock reload options. The exercise price of stock reload options shall be the fair market value as of the date of exercise of the underlying option. Unless otherwise determined, a stock reload option may be exercised commencing one year after it is granted and expires on the expiration date of the underlying option.

Other Stock-Based Awards. Under the plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any of our other plans.

Accelerated Vesting and Exercisability. Unless otherwise provided in the grant of an award, if any “person,” as is defined in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the “beneficial owner,” as referred in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding voting securities in one or more transactions, and our board of directors does not authorize or approve the acquisition, then the vesting periods with respect to options and awards granted and outstanding under the plan will be accelerated and will immediately vest, and each participant of an option and award will have the immediate right to purchase and receive all shares of our common stock subject to the option and award in accordance with the terms set forth in the plan and in the corresponding award agreements.

Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan.

Repurchases. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of an acquisition of substantially all of our assets or at least 50% of the combined voting power of our then outstanding securities in one or more transactions, including by way of merger or reorganization, which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Competition; Solicitation of Customers and Employees; Disclosure of Confidential Information

If a holder’s employment with us or a subsidiary of ours is terminated for any reason whatsoever, and within 12 months after the date of termination, the holder either:

•	accepts employment with any competitor of, or otherwise engages in competition with, us,

•	solicits any of our customers or employees to do business with or render services to the holder or any business with which the holder becomes affiliated or to which the holder renders services, or

•	uses or discloses to anyone outside our company any of our confidential information or material in violation of our policies or any agreement between us and the holder,

the board or the committee may require the holder to return to us the economic value of any award that was realized or obtained by the holder at any time during the period beginning on the date that is 12 months prior to the date the holder’s employment with us is terminated.

Withholding Taxes

Upon the exercise of any award granted under the plan, the holder may be required to remit to us an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

Term and Amendments

Unless terminated by the board, the plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the merger. The board may at any time, and from time to time, amend the plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

Federal income tax consequences

The following discussion of the federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options. Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant will realize no taxable income when the incentive stock option is exercised if the participant has been an employee of our company or our subsidiaries at all times from the date of the grant until three months before the date of exercise, one year if the participant is disabled. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above: the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for the shares; and we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

In the case of a disposition of shares earlier than two years from the date of the grant or in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on the disposition over the exercise price, which is the same amount included in regular taxable income.

Non-Incentive stock options. With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•	upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under the Code, Section 83(b), to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights. upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock. A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section

83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in the taxable year in which the income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock which is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Deferred stock. A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption “Restricted stock.”

Other stock-based awards. The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

OTHER INFORMATION RELATED TO CEA

Business of CEA

CEA was formed on October 14, 2003, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the entertainment, media and communications industry. Prior to executing the merger agreement with etrials, CEA’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

CEA consummated its IPO on February 19, 2004. The net proceeds of the offering, after payment of underwriting discounts and expenses, were approximately $21,390,100. Of that amount, $20,527,250 was placed in the trust account and invested in government securities as disclosed in CEA’s Registration Statement on Form S-1 (and amendments thereto). The remaining proceeds have been used by CEA for legal, accounting and other expenses in connection with the merger, due diligence of etrials and other targets, legal and accounting for SEC reports, the administration fee to CEA Group, and for working capital and other miscellaneous expenses (including director and officer insurance premiums).

The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of CEA. The trust account contained approximately $                     as of                     , 2005, the record date. If the merger with the etrials is consummated, the trust account will be released to CEA, less the amounts paid to stockholders of CEA who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.

Fair Market Value of Target Business

Pursuant to CEA’s certificate of incorporation, the initial target business that CEA acquires must have a fair market value equal to at least 80% of CEA’s net assets at the time of such acquisition. CEA’s board of directors determined that this test was met in connection with its acquisition of etrials. Further, CEA has received an opinion from Capitalink, L.C., that this test has been met.

Stockholder Approval of Business Combination

CEA will proceed with the acquisition of etrials only if a majority of all of the outstanding shares of CEA is voted in favor of each of the merger, the name change amendment and the capitalization amendment. The CEA Inside Stockholders have agreed to vote their common stock on the merger proposal in accordance with the vote of holders of a majority of the outstanding shares of CEA’s common stock. If the holders of 20% or more of CEA’s common stock vote against the merger proposal and demand that CEA convert their shares into their pro rata share of the trust account, then CEA will not consummate the merger. In this case, CEA will be forced to liquidate.

Liquidation if no business combination

CEA’s certificate of incorporation provides for mandatory liquidation of CEA in the event that the Company does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are August 18, 2005 and February 18, 2006, respectively. CEA signed a letter of intent with etrials on August 1, 2005 and signed a definitive merger agreement with etrials on August 22, 2005. As a result of having signed the letter of intent, CEA satisfied the extension criteria and now has until February 18, 2006 to complete the merger.

If CEA does not complete the merger by February 18, 2006, CEA will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. CEA’s stockholders who obtained their CEA stock prior to CEA’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to CEA’s warrants.

If CEA were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of                     , 2005 would be approximately $                    , or $                     less than the per-unit offering price of $6.00 in CEA’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of CEA’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $                    , due to those claims. If CEA liquidates prior to the consummation of a business combination, J. Patrick Michaels, Jr., chairman of the board and chief executive officer, and Robert Moreyra, executive vice president and a member of the board of directors, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by CEA for services rendered or products sold to CEA, or to any target business, to the extent such debts and obligations are not covered by CEA’s assets, excluding amounts in the trust agreement. There is no assurance, however, that they would be able to satisfy those obligations.

If CEA fails to complete the business combination with etrials by February 18, 2006, upon notice from CEA, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to the transfer agent for distribution to the stockholders holding shares acquired through the IPO.

The stockholders holding shares of CEA common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of CEA’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Facilities

CEA maintains executive offices at 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602. The cost for this space is included in a $7,500 per-month fee that CEA Group, LLC, an affiliate of J. Patrick Michaels, Jr., charges CEA for general and administrative services. CEA believes, based on rents and fees for similar services in the Tampa area, that the fees charged by CEA Group are at least as favorable as CEA could have obtained from an unaffiliated person. CEA considers its current office space adequate for current operations.

Employees

CEA has five executive officers and directors and one special advisor. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to our affairs. CEA does not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

CEA has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, CEA’s annual reports contain financial statements audited and reported on by CEA’s independent accountants. CEA has filed with the Securities and Exchange Commission a Form 10-KSB covering the fiscal year ended December 31, 2004 and its most recent Forms 10-QSB covering the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Legal Proceedings

There are no legal proceedings pending against CEA.

Plan of Operations

The following discussion should be read in conjunction with CEA’s Financial Statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Net income of $100,275 for the nine months ended September 30, 2005 consisted of interest income on the Trust Fund investment of $417,565 along with $3,371 of other interest income reduced by $67,500 for a monthly administrative services agreement, $122,753 for professional fees, $40,500 for officer liability insurance, $51,884 for travel expenses, $17,500 for tax expenses, $13,335 for trust expenses and $7,189 for other expenses.

Net loss of $169,986 for the nine months ended September 30, 2004 consisted of interest income on the Trust Fund investment of $131,938 along with $3,720 of other interest income reduced by $72,376 excess offering expenses, $55,086 for a monthly administrative services agreement, $91,276 for professional fees, $33,750 for officer liability insurance, $20,061 for travel expenses, $440 for tax expenses, $13,764 for trust expenses and $18,891 for other expenses.

Net loss of $181,734 for the fiscal year ending December 31, 2004 consisted of $77,586 expense for a monthly administrative services agreement, $128,828 for professional fees, $47,250 expense for officer liability insurance, $22,580 for travel expenses and $132,577 for other expenses. Interest income on the Trust Fund investment was $222,007 along with $5,080 of other interest income.

Net loss of $81,606 for the period from October 14, 2003 (inception) to September 30, 2005 consists of interest income on the Trust Fund investment of $639,578 along with $8,445 of other interest income reduced by $72,376 excess offering expenses, $145,086 for a monthly administrative services agreement, $251,581 for professional fees, $87,751 for officer liability insurance, $74,464 for travel expenses, $40,815 for tax expenses, $29,378 for trust expenses and $28,178 for other expenses.

CEA consummated its IPO on February 19, 2004. Gross proceeds from CEA’s IPO, including the full exercise of the underwriters’ over-allotment option, were $24,150,100. After deducting offering expenses of $1,069,500 including $724,500 evidencing the underwriters’ non-accountable expense allowance of 3% of the gross proceeds, and underwriting discounts of $1,690,500, net proceeds were $21,390,100. Of this amount, approximately $20,527,250 was deposited in trust and the remaining proceeds are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

CEA is obligated to pay CEA Group, LLC, one of its initial stockholders and an affiliate of J. Patrick Michaels, Jr., a monthly fee of $7,500 for general and administrative services. Through September 30, 2005, an aggregate of $145,086 has been paid for such services. In addition, in October 2003 and January 2004, CEA Group, LLC advanced an aggregate of $94,300 to CEA, on a non-interest bearing basis, for payment of offering expenses on its behalf. This amount was repaid in March 2004 out of proceeds of its IPO.

CEA reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on CEA’s behalf such as identifying and investigating possible target businesses and business combinations.

CEA intends to utilize its cash, including the funds held in the trust account, capital stock, debt or a combination of the foregoing to effect a business combination. Upon consummation of the merger with etrials, the proceeds held in the trust account, including interest thereon, as well as any other available cash will be used to finance the operations of etrials. The proceeds in the trust account also may be used for payment to etrials stockholders who properly exercise their appraisal rights and who become entitled to receive cash in lieu of CEA common stock and warrants, payments due under the conversion rights of CEA stockholders and expenses of the merger that are not covered by the working capital of CEA held outside of the trust. At September 30, 2005, we had cash outside of the trust account of $84,337, and total liabilities of $127,193, leaving CEA with working capital deficit of $42,856, excluding investments held in trust.

Off-Balance Sheet Arrangements.

There were no off-balance sheet arrangements during the period from October 14, 2003 (inception) through December 31, 2004 or in the nine-month period ended September 30, 2005, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to CEA.

OTHER INFORMATION RELATED TO ETRIALS

Expected Effects of Merger on Business of etrials

etrials management and Board of Directors determined that it is in the best interest of etrials to enter into the proposed merger, because they expect two primary positive effects on etrials’ business as a result.

First, following the merger we intend to seek to acquire additional software applications that facilitate different aspects of the clinical trial process. We may also acquire other companies that have software or services that we can cross-sell to our existing customers or that have customers to which we can sell our existing products and services. Examples of products and services we might acquire to sell to our existing customers include: safety database technology, adverse event reporting services and eSubmissions technology and services. The purchase price for the software applications (or the companies) may be either cash from the trust fund, which will be released at the closing, stock, or a combination of cash and stock. We expect that our ability to use our stock as an acquisition tool will be more attractive to target companies after the consummation of the merger. We believe offering a broader range of technologies acquired from others will better position us to increase our sales to both current and future customers.

The other primary benefit of the merger is the immediate positive effect it will have on etrials’ balance sheet, which we believe will allow us to increase our sales to customers. Most of our customers are very large international pharmaceutical and biotechnology companies, who conduct trials all over the world. Some of these customers (and potential future customers) have in the past expressed concerns about vendors who may lack financial reserves to weather business slowdowns. We believe our post-merger financial resources will make etrials a more attractive vendor to some of these companies.

We are not currently in acquisition negotiations for any software applications or any company and there are no pending contract negotiations with customers that are contingent on us completing the merger. Consequently, there is no assurance the merger will have the impact on our business that we expect, or if it does, when that impact will occur.

If the foregoing two factors positively impact our business as we expect, then we may utilize some of our post-merger financial resources to fund the additional working capital that revenue growth requires. For example, if we acquire new customers through future acquisitions or otherwise, or sell substantial new contracts to existing customers, we may have to hire additional personnel or acquire additional equipment to service the additional contracts and customers. We do not, however, have any current plans to substantially increase our expenses, unless we believe revenue growth prospects warrant the investment. Consequently, except for the increased expense associated with operating as a public company, we do not expect to immediately use substantial amounts of our post-merger cash reserves other than in connection with any potential acquisitions described above.

The etrials Business

General. etrials is a provider of recently developed technologies created specifically for drug and medical device development and called “eClinical” software. etrials’ software collects and transmits data through various communications vehicles such as computers, phones, PCs or hand held devices from sites that are participating in clinical studies. Traditionally, the functions to which eClinical software applies have been performed using paper forms and manual processes. Integrated eClinical software applications both span and support the entire clinical trial process and are intended to replace the paper forms and manual processes.

The easy-to-use eClinical software and professional services that etrials provides to the pharmaceutical, biotechnology and medical device industries and to organizations that provide services to those industries, including CROs, enable etrials’ customers to:

•	collect data through computers, the internet, phones, tablet PCs or handheld devices from patients or sites that are participating in clinical studies (investigators);

•	integrate and track clinical trial data from different sources such as labs, images and patient reported values from in-home testing devices such as blood glucose monitors;

•	manage the efficiency of clinical trials including patient enrollment, drug supply and site payments; and

•	analyze and report the data in ways that improve the understanding of the results.

etrials was incorporated in 1999 in the State of Delaware under the name Pharmacentric Technologies, Inc., for the purpose of managing certain assets of Persimmon IT, Inc. which were obtained through foreclosure of a loan and its related security interest, at which time etrials began active business operations. John Cline, etrials’ current Chief Executive Officer, joined the company in March of 2000, when Pharmacentric acquired Expidata, a company owned by Mr. Cline. We changed our name in May of 2000 to etrials.com, Inc. and in June of 2001 we changed our name to etrials, Inc. On January 30, 2003 Araccel Corporation was merged into etrials, Inc., with the resulting company being named etrials Worldwide, Inc. Araccel primarily provided eClinical ePRO solutions that capture, maintain, analyze, distribute, manage and report clinical trial data. Prior to the merger with Aracel, etrials was in the business of providing Electronic Data Capture (“EDC”) software and services for clinical trials.

Products. The most strategic aspect of etrials’ integrated product architecture is that it efficiently gathers key clinical data in one data repository. Because data entered from remote collection sites through on-line access is available for analysis immediately, clinical trial sponsors can analyze data an estimated eight to twelve weeks before they would have access to data that is collected on paper forms and is later entered into the database. Customers can also save etrials’ standardized electronic case report forms into libraries for use in future trials to reduce the costs of future trials by saving programming time. Five categories of etrials’ software products support this data warehouse:

•

EDC Software. In every human clinical trial for a potential new drug, there is a massive amount of information that must be captured about patients, drug interactions, and drug effectiveness. Traditionally, this has all been captured using paper case report forms (“CRF”) filled out at doctor’s offices (also called investigator sites). Using paper, transcription errors and processing inefficiencies can cause significant delays in having reliable data to review, which lengthens the decision and approval process. Electronic Data Capture (“EDC”) uses the Internet and Web-based forms to collect this information faster then can be done using paper forms. Data can be reviewed as soon as it is entered. Because the data can be validated as it is entered, the data is much more reliable than data collected via paper processes. This enhances the safety and efficacy of the drugs being tested.

•	ePRO Software. In many clinical trials, etrials’ clients collect qualitative data about a patient’s interaction with the medication or device being tested. When collected through technology, as opposed to on paper, this information is called Electronic Patient Reported Outcomes (“ePRO”). etrials was the first software vendor to use handheld devices (personal digital assistants or “PDAs”) to capture patient reported outcomes. etrials’ technology enables its customers to deploy patient diaries on handheld devices, tablet PC’s, laptops, and wireless phones.

•	IVRS Software. Phone-based technologies for capturing data and managing clinical studies are collectively known as Interactive Voice Response Systems (“IVRS”). In drug research, IVRS tools play a major role in enrolling patients into a study, assigning each patient on a random basis to either a real drug or a placebo, managing drug supply, and collecting patient data. etrials’ IVRS software is an advanced phone-based technology that uses complex algorithms for intelligently randomizing clinical trial subjects.

•	CTMS Software. Managing the clinical trial is as important as collecting data in drug research. Technologies for managing study budgets, grant payments, milestones and study personnel are referred to as Clinical Trial Management Systems (“CTMS”). etrials’ CTMS software gives its clients a complete set of tools to control every aspect of their studies. Because it integrates with other etrials products, milestones can be driven by the actual work as it is done.

•	Analysis Software. After clinical trial data is collected, drug researchers need to be able to use the collected data to make the decisions about safety, efficacy and ongoing trial conduct. etrials’ analysis software is a combination of technologies to gain insight on what the results may mean. It includes integrated technology from SAS Institute, Inc. (“SAS”) for advanced analysis and review of trial results. etrials is one of three EDC companies authorized to sell the SAS® Drug Development Platform on a per-trial basis.

All of the core products in the etrials eClinical platform have their own design tools that allow its customers to rapidly deploy their studies, a key to customer satisfaction. These design, testing and deployment tools are also essential to its subscription licensing strategy and software application-hosting services. Many clients seek to internalize key processes, but they don’t want to develop the software or the infrastructure themselves. etrials’ tools assist its customers to design their own key clinical trial processes.

Technology Platform. The etrials eClinical Suite is primarily a Web-based technology platform for automating and optimizing clinical trials by linking data in different phases of the drug or device development process. The platform employs an open architecture that allows other data and information management products to easily integrate with the etrials software.

Etrials technology utilizes various means of collecting and transmitting data. With its EDC and CTMS technologies, clients access the internet either through their own connection or an independent internet service provider and utilize either etrials’ proprietary browser or other standard browsers to access an etrials URL which has the clinical study information and forms. These forms are completed by the site personnel and input into the web site. Once input, the clinical information is accessible to the client. No additional step is required to transmit data as these are “on-line” systems. The etrials technologies use standard accepted internet protocols and encryption techniques.

With its ePRO technologies, patients complete electronic diary questionnaires on either a handheld personal digital assistant (“PDA”) which they can use remotely at home or while traveling, or a site based computer which the patient uses when they visit the investigators’ office. In either event, the information on either the patient PDA or site computer must be sent to the etrials central computer via a data transmission with a modem. Once the information is sent via the modem through either a regular telephone line or bluetooth connection, the clinical information is instantaneously accessible to the client. In addition to standard PDA’s, laptop, desktop or tablet PC’s the diary application also works on windows based “smart” phones thereby supporting wireless transmission of data over GSM/GPRS networks.

With its IVRS technologies, investigators or patients use a telephone to call a dedicated phone number to access the etrials IVRS central server. Their responses are recorded in a database on the central server and integrated into a single study database on which resides any additional information from its EDC or EPD technologies. Once information has been provided through the IVRS technology, the clinical information is accessible to the client. The IVRS application has a web component which permits the user to log-in through a URL to track all clinical trial activity. In addition, the system allows for web input of patient questionnaire data. This data is recorded in an identical manner to the telephone collected data in a single database.

Professional Services. In addition to the products described above, etrials also performs technical services for its software customers, including training, implementation, technology management, system performance and evaluation, knowledge transfer and ongoing technology support.

•	Project training. etrials trains the investigator sites and clinical researchers on how to effectively use its software.

•	Project implementation. etrials develops database specifications, designs the screen forms and backend data structure, determines the data transformations necessary and configures the required infrastructure, including both hardware and communications systems.

•	Project management. etrials utilizes its software to provide ongoing management of the technical aspects of a clinical trial, from start-up, to deployment, to conduct, to close out. These services typically involve monitoring the study’s budgeted hours, ensuring milestones are hit, and coordinating changes to the database when changes need to occur. Its personnel do not manage the overall clinical trial. Their role is usually limited to managing how its software is used in the clinical trial. As etrials transitions to a subscription and software application-hosting business model, it expects its project management personnel will become consultants that help subscription clients with enterprise-wide technical implementation that is not limited to specific clinical trials.

•	Software application-hosting and performance monitoring and validation. These technical services ensure that the servers and software are performing according to specifications and test the software for its applicability and design.

•	Comprehensive knowledge transfer. For those clients who want to internalize the design and management of their clinical studies, this consulting service trains their staff in the use of the design software and the steps involved in deploying trials.

•	On-going technical support. Support for the investigators (doctors), research staff and other system users accessing the software.

•	Revenue Components. There are several components to etrials revenue. It charges a software usage fee for each technology and every application of that technology for a clinical study. This fee can vary depending on the size of the trial, the complexity of the trial and the number of users accessing the system. This software usage typically averages about 20% of the total contract price, with the remaining 80% made up of hosting, training, support and other professional services as described above.

These services are delivered during all three stages of the clinical trial as further described below.

•	First stage – trial and application setup, including design of electronic case report forms and edit checks, installation and server configuration of the system;

•	Second stage – consists of project management services, application hosting and related professional and support services; and

•	Third stage – services required to close out, or look, the database for the clinical trial.

Etrials has in the past acquired new products through acquisitions of all or part of other companies.

On April 30, 2004, etrials acquired from Authentrics, Inc. (“Authentrics”) interactive voice recognition system software (“IVRS”) and certain other assets in exchange for 100,000 shares of etrials common stock. Authentrics also agreed to provide certain consulting services related to the use, implementation, and deployment of the IVRS technology for which etrials agreed to pay $360,000 to Authentrics.

On April 1, 2005, etrials purchased from Quintiles Transnational Corp. (“Quintiles”) certain electronic data capture (“EDC”) software and clinical trial management software (“CTMS”), as well as Quintiles’ customer backlog related to such software products. In exchange, etrials granted Quintiles a license to such software and other etrials clinical trial software. Etrials also issued Quintiles 400,000 shares of etrials common stock with rights to up to 500,000 additional shares based on the volume of the actual business resulting from the assigned Quintiles customer backlog.

We may, in the future, also acquire other companies that have software or services that we can cross-sell to our existing customers or that have customers to which we can sell our existing products and services. Examples of products and services we might acquire to sell to our existing customers include: safety database technology, adverse event reporting services and eSubmissions technology and services.

On August 10, 2005, MiniDoc AB and etrials Worldwide, Inc. entered into an exclusive license agreement granting exclusive rights from MiniDoc to etrials for the MiniDoc Diary Software and the intellectual property rights underlying the MiniDoc Diary Software. MiniDoc retained a right to make, use and sell the licensed intellectual property, without any right to transfer or sublicense it to others. etrials assumed all MiniDoc liability related to alleged past infringement of PHT Corporation’s U.S. Patent No. 6,095,985 and as a part of the confidential settlement agreement by and between etrials and PHT Corporation, etrials negotiated a release of any and all claims against MiniDoc related to such alleged infringement of PHT’s patent. See “Legal Proceedings” for a description of the settlement with PHT.

Research and Development. etrials has been developing its products and services for approximately six years through its current business or through that of its predecessors. etrials has developed its software to take advantage of the power of the Internet. etrials continues to advance its products by enhancing the human interface of the modules.

As of September 30, 2005 etrials had 15 employees engaged in research and development. etrials’ research and development efforts are focused on improving and enhancing its existing products and services as well as developing new products and services. etrials has also broadened its product offerings by entering into a Master Platform License and Services Agreement with SAS Institute, Inc. (“SAS”) in June 2004. Under that agreement, etrials has a nonexclusive right to use SAS’ drug development software for internal development purposes to integrate it with the etrials eClinical platform application for a joint offering to mutual clients. etrials pays SAS annual license fees that include annual payments and per trial fees.

Research and development expenditures were $1.1 and $1.0 million for the nine months ended September 30, 2005 and 2004, respectively, and approximately $1.3, $1.4 and $1.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Revenue Components

There are several components to etrials’ revenues. etrials charges a software usage fee for each technology and for every application of that technology for a clinical study. This fee can vary depending on the size of the trials, the complexity of the trial and the number of users accessing the system. This software usage typically averages about 20% of the total contract price, with the remaining 80% made up of hosting, training, support and other professional services as described above.

An increasing component of etrials’ revenues are from subscription and software application-hosting agreements, for which etrials receives annual fees in return for usage of etrials software applications. Our emphasis on the subscription and application-hosting business model began in late 2004. Over time, if this model is successful we expect that our clinical trial services revenue will decline as a percentage of revenues and our application-hosting revenues will increase as a percentage of revenues. We expect that our CRO subscription clients will take advantage of our technology transfer programs and begin to take over many of the services we have traditionally performed for clients. Our subscription and hosting agreements typically have a term of three years. One enhancement of this model includes a “technology transfer” component, in which the client receives the tools to design and deploy its own studies, while still utilizing the core eClinical applications from etrials. This allows the customer to perform many project management and technical services itself, while not undertaking the infrastructure build-out, hosting or software maintenance for the core applications.

etrials has targeted CROs as early adopters of its subscription and software application-hosting model and has entered into agreements with two large CROs — Quintiles and Omnicare. In these arrangements, it licenses to the CROs etrials’ technologies for use by the CROs in studies the CROs run for their clients, typically large and mid-tier pharmaceutical companies. Our agreements with CROs typically cover three year periods but can be terminated earlier without penalty each year on the anniversary date of the Agreement.

This tiered software usage approach may decrease the unpredictability of revenue recognition as the market evolves from early adopters to mass adoption. In the per trial model, revenue is recognized over the life of a clinical trial, which in some cases can be in excess of 30 months. Delays due to FDA review or physician recruitment may further delay its recognizing revenue. etrials’ annual subscription-based model allows it to recognize revenue over a predictable 12-month period.

Business Segments and Geographic Information

etrials conducts its operations through offices in the United States and the United Kingdom (UK). etrials’ international revenues represented approximately 17% and 16% of consolidated revenues for the nine months ended September 30, 2005 and 2004, respectively, and 20%, 15% and 0% of total revenues for the years ended December 31, 2004, 2003 and 2002, respectively. Revenues are recognized where the work is performed and not based upon the location of the client of the study. See Note 13 to the Consolidated Financial Statements beginning on page F-33 for information pertaining to etrials’ international operations. etrials views its operations and manages its business as two operating segments, which have been aggregated for financial reporting purposes on accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

For information regarding risks and dependencies associated with foreign operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 114.

Customers

etrials has an established customer and revenue base of approximately 25 current clients who are transitioning from paper processes to electronic clinical trials and, using licensed software and technical services from etrials, are running more than 100 concurrent trials. Additionally, etrials licenses software to numerous CROs, including subscription license agreements with Quintiles Transactional Corp., Omnicare, Inc. and Cato Research Ltd. etrials clients have used the eClinical software in all or part of 450 trials in 50 countries. The United States Food and Drug Administration (“FDA”) has accepted trials using etrials’ eClinical software and twenty-one of these trials have resulted in successful regulatory approvals for clients.

etrials has three customers that make up 50% of our revenues and four that make up 70% of our revenues for the nine months ended September 30, 2005 and 2004, respectively. We had four customers, three customers and two customers who comprised 69%, 51% and 38% of our revenues during the years ended December 31, 2004, 2003, and 2002, respectively.

Customers individually representing greater than 10% of etrials revenues is as follows:

	Percent of Revenues
	September 30,		December 31,
	2005	2004	2004	2003	2002
Genzyme Corporation	16.5	17.4	15.7	16.2	14.2
The Medicines Company	14.6	25.6	23.0	17.6	24.2
Pfizer, Inc.	18.8	16.3	18.1	17.6	*
Wyeth	*	10.7	12.2	*	*
Total	49.9	70.0	69.0	51.4	38.4

*	less than 10%

Although etrials enters into master agreements with each customer, the master contracts do not contain any minimum revenue commitment by customers and contain general terms and conditions. All services and revenues are covered by separately negotiated addendums called project or task orders. As of September 30, 2005 etrials has $22.3 million in contract backlog representing 107 project/task orders or an average of approximately $208,000 each.

All etrials customers are life science companies, including pharmaceutical, biotechnology and medical device concerns, as well as CROs. Because their needs and sales approaches are unique depending on the focus of each client, etrials has divided its sales efforts into three primary business units, each targeting a unique customer group. These customer groups are Clinical, CRO and Peri Approval.

The Clinical Business Marketing Group sells technology and related services to clients running Phase I to Phase III clinical trials. These clients may work in any therapeutic area (e.g., cardiology, oncology, etc.), and may be in large pharmaceutical companies, small biotechnology companies or medical device manufacturers. These clinical trials are highly regulated and require strict adherence to U.S and international guidelines. Sales for Phase I to Phase III clinical trials currently represent the largest share of etrials’ total revenue.

The CRO Business Marketing Group focuses on selling subscription and software application-hosting agreements to contract research organizations that use the technology in the work they do for pharmaceutical companies. Though CROs have been slow to abandon paper processes, etrials believes this is rapidly changing as their clients are requiring them to apply the efficiencies of eClinical software to the outsourced studies CROs conduct.

The Peri Approval Business Marketing Group focuses on selling technology solutions to companies running marketing studies, surveys, safety surveillance studies and drug registries. This segment of drug research is growing rapidly, particularly as more attention is paid to the safety profile of drugs over long periods of time. Though many of these studies are regulated, those focused on marketing claims are often not held to the same strict standards as Phase I to III clinical trials.

Many of etrials’ customers in all groups utilize more than one technology from the eClinical Suite. etrials believes it has the opportunity to cross-sell new technologies, based on its experience with IVRS and CTMS acquisitions it completed in 2004 and 2005. While every software opportunity is unique, the average sales cycle is approximately six months for new clients. The size of contracts, including software subscription and usage, hosting and professional technical services vary widely, but range from $50,000 for single, very small trials to multi-million dollar contracts for subscription agreements and very complex trials.

Competition

The market for eClinical technologies is disjointed, with many companies providing partial solutions for different parts of the drug development process, but only a few companies offering a broad platform of software applications. etrials’ integrated eClinical platform brings together many of the information technologies needed to take a drug to market. The competition for the individual point solutions, as well as for the entire integrated platform, is strong, rapidly changing and subject to eventual shifts in market share.

During 2005, for example, etrials believes five companies are major competitors to etrials’ EDC software and services, four companies are major competitors to etrials’ ePRO patient diaries software and services, four companies are major competitors to etrials’ IVRS software and services and five companies are major competitors to etrials’ CTMS software and services. We believe being one of a few companies that offer an integrated platform that includes all its products, is a key competitive advantage for etrials.

etrials also competes with the accepted and staid paper processes that have long been used to collect data in clinical trials. Since more trials are currently conducted using paper processes then using web-based software processes, paper-based processes represent both competition and an opportunity to increase its business.

The level of competition has grown quickly in recent years and is expected to further increase in the future. Competition could result in etrials having to reduce prices and/or operating margins and loss of market share. Competitors vary in size and in the products and services they offer to the market, and may include CROs or drug companies that have developed their own internal solutions.

etrials’ competitive advantage will depend on:

•	Its ability to maintain a technological edge through robust product development;

•	Gaining access to international markets through growing its sales force and support infrastructure;

•	Maintaining a level of outstanding customer service;

•	Proving a return on investment for those clients currently using paper; and

•	Performance, security, and reliability of the hosted software.

etrials believes that it competes favorably with other vendors on the basis of these factors. Some of its competitors and potential competitors have more market share, are more established, and have significantly greater resources. etrials cannot assure you that its current or prospective competitors will not offer or develop products or services that are superior to, or that achieve greater market acceptance than, its products and services.

Intellectual Property Rights

etrials’ success depends, in part, upon its proprietary technology, processes, trade secrets, and other proprietary information, and its ability to protect this information from unauthorized disclosure and use. It relies on a combination of copyright, trade secret, and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect its proprietary information. It has licensed from MiniDoc AB rights to MiniDoc diary technology and issued patents.

etrials currently owns no patents, but has filed an application to obtain patent protection for its automated methods and systems for changing a clinical study in progress. The etrials patent application is U.S. Patent application Serial Number 10/160,838, filed on May 31, 2002. This pending application claims a method for automatically changing a clinical study in progress and a system for implementing a change to a clinical study in progress. A first office action was issued on September 15, 2005. No response has yet been filed. Its software and business processes embody numerous trade secrets which it protects through various physical and technical security measures, as well as by agreement. Its software, related manuals and other written materials are subject to copyright protection. Its etrials mark serves to identify and distinguish its software and services in the market.

Over the past several years, etrials has made numerous changes in its product names. Although it has filed a trademark application in the United States, it cannot have assurance that its strategy with respect to its trademark portfolio will be adequate to secure or protect all necessary intellectual property. There can be no assurance that its means of protecting these proprietary rights will be adequate or that its competitors will not independently develop similar technology.

As part of its efforts to protect its proprietary information, etrials enters into license agreements with its customers and nondisclosure agreements with certain of its employees, consultants and corporate partners. These agreements generally contain restrictions on disclosure, use and transfer of its proprietary information.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As the number of entrants into etrials’ market increases, the possibility of an intellectual property claim against it grows. etrials’ technologies may not be able to withstand third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing etrials’ business plan. In addition, etrials’ agreements often require it to indemnify its partners for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent etrials from offering its services to others.

While etrials is not aware that its products, trademarks, copyrights, or other proprietary rights infringe the proprietary rights of third parties, third parties may assert infringement claims against it in the future with respect to current or future products. Further, etrials expects that it may become subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. From time to time, etrials hires employees and retains consultants who have worked for independent software vendors or other companies developing products similar to those offered by it. Such vendors or companies may claim that etrials’ products are based on their products and that etrials as misappropriated their intellectual property. Any such claims, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require etrials to enter into royalty or licensing agreements with third parties. Such royalty or licensing agreements, if required, may not be available on terms acceptable to etrials or at all, which would have a material adverse effect upon etrials’ business and financial position.

etrials has recently settled an infringement claim brought by a competitor. etrials’ legal defense costs prior to settlement were substantial. On August 22, 2005, etrials and the plaintiff entered into a Settlement and License Agreement to settle the patent infringement action filed in the United States District Court for the District of Delaware. We agreed to pay the plaintiff $279,114 as a settlement of the lawsuit. This amount has been paid as of September 30, 2005. We also agreed to pay future royalties through the expiration of the last to expire plaintiff patent, for the license of the plaintiff patents based upon revenues from diary studies conducted by etrials in the United States and certain international studies.

Potential Liability and Insurance

etrials attempts to manage its risk of liability for personal injury or death to study subjects from administration of products under study through contractual indemnification provisions with clients and through insurance maintained by its clients and it. Contractual indemnification generally does not protect etrials against certain of its own actions, such as negligence. The terms and scope of such indemnification vary from client to client and from trial to trial. Although most of etrials’ clients are large, well-capitalized companies, the financial viability of these indemnification provisions cannot be assured. Therefore, etrials bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations to it. etrials maintains errors and omissions professional liability insurance in the amount of $2 million per claim, and has a $5 million umbrella policy. etrials’ operating results could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by etrials or the client or where the indemnifying party does not fulfill its indemnification obligations to etrials.

Regulatory Matters

etrials’ clinical trial software is subject to various regulatory requirements designed to ensure the quality and integrity of the data. Many regulatory authorities, including those in the European Union, or EU, require that study results and data submitted to such authorities be based on studies conducted in accordance with what are called Good Clinical Practice (“GCP”). These provisions represent global industry standards for conducting clinical research and development studies. Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulators. Significant non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. etrials is also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the European Medicines Agency, or EMEA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures (21 CFR Part 11), which set out requirements for data in electronic format regarding submissions made to the FDA, and the EMEA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” etrials writes its standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. etrials’ commercial services are subject to detailed and comprehensive regulation in each geographic market in which it operates.

From time to time, one or more of etrials’ customers may be investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of clinical trials and programs. In these situations, etrials may provide services to its customers with respect to the trials and programs being investigated, if it is called upon to respond to requests for information by these authorities and agencies.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. The U.S. Department of Health and Human Services (“HHS”) has promulgated regulations implementing standards in the United States on Standards for Privacy of Individually Identifiable Health Information to implement the privacy requirements for HIPAA. These regulations generally (1) impose standards for covered entities transmitting or maintaining protected data in an electronic, paper or oral form with respect to the rights of individuals who are the subject of protected health information; and (2) establish procedures for (a) the exercise of those individuals’ rights, (b) the uses and disclosure of protected health information by the covered entity, and (c) the methods permissible for de-identification of health information. etrials is not a “covered entity” under the HIPAA Standards for Privacy of Individually Identifiable Health Information (also known as the HIPAA Privacy Rule).

etrials receives identifiable health information from its clients and from their clients who are covered entities or who are employed by covered entities. In order for covered entities to disclose identifiable health information, there must be an applicable permission from the research participant or an exception under the HIPAA Privacy Rule. Based on etrials’ communications with its clients from whom it receives identifiable health information, it believes that it will continue to be able to obtain such information, consistent with requirements of the HIPAA Privacy Rule. However, if the covered entities do not understand the permissions for disclosure of information, it is possible that they could object to providing identifiable health information to etrials, which could have an adverse effect on its ability to receive such information in a manner that will not impact its business operations.

The impact of such legislation and regulations relating to identifiable health information in the United States cannot be predicted. Other countries have or are in the process of putting privacy laws into place affecting similar areas of its business. For instance, the EU Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect etrials’ business.

Employees

As of September 30, 2005, etrials had approximately 104 full-time and part-time employees. No employees are known to be represented by a collective bargaining agreement and etrials has never experienced a strike or similar work stoppage. etrials considers its relations with its employees to be good.

Facilities

etrials’ corporate headquarters is located at 4000 Aerial Center Executive Park, Morrisville, North Carolina, and consists of a single building with approximately 25 thousand square feet. The lease for these premises terminates on March 31, 2013. See Note 9 of Notes to Financial Statements of etrials for information about lease payments.

etrials has a rental agreement with Cascade Plaza, LLC for approximately 2,200 square feet of space in Ithaca, New York. Such rental agreement will terminate on December 31, 2005. etrials anticipates renewing this lease on a month-to-month basis. etrials is the assignee of a lease between Dencora Properties Limited and Araccel Limited and MiniDoc AB, dated March 6, 2001 for the property located at 735 Guilat Avenue Sittingbourne Research Centre Sittingbourne Kent, England. The lease terminates in 2011.

Legal Proceedings

From time to time, etrials is a party to various lawsuits arising in the ordinary course of business. On July 6, 2004, PHT Corporation filed a patent infringement complaint claiming the etrials patient diary technology infringed a PHT patent. etrials incurred approximately $500,000 in legal costs defending the action and on August 22, 2005 the parties signed a settlement agreement resolving this matter. On July 6, 2004, PHT Corporation (“PHT”) filed a “Patent Infringement Complaint” against etrials claiming the etrials EPD (patient diary) technology infringed PHT Corporation’s U.S. Patent No. 6,095,985 (the “PHT Technology”). PHT had previously filed similar complaints against two other EPD competitors, Invivodata and CRF, Inc. On August 19, 2005, etrials entered into a Settlement and License Agreement with PHT (the “PHT Settlement”). The PHT Settlement settles all claims between the parties, provides for the pending court action to be dismissed, and grants etrials, in exchange for a lump sum royalty payment and for certain ongoing royalty payments over the life of the PHT Technology, a worldwide, nonexclusive, irrevocable (for the life of the PHT Settlement) license to the PHT Technology.

ETRIALS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section has been derived from our consolidated financial statements and should be read together with our consolidated financial statements and related notes included elsewhere in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. We urge you to consider the risks and uncertainties discussed at the end of this section under “Certain Factors That May Impact Future Results” and “Risk Factors” in evaluating our forward-looking statements. We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this report. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

References to “we,” “us,” “our” or “Company” in this section refer to etrials.

Overview

We offer a broad range of Web-based electronic data capture, handheld device, and interactive voice recognition software and services uniquely designed to speed the process of clinical trials performed for drug development. Our primary focus is on the costly and time-consuming clinical trial phase of drug development. We provide pharmaceutical and biotechnology companies with integrated software tools and services designed to significantly reduce the time spent collecting clinical trials data, managing clinical trials performance, and which provides an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients. We believe that our automated data collection software enables our customers to reduce overall clinical trial research costs, enhance existing data quality and time to close a study database.

Our operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions affecting the pharmaceutical industry.

The use of eClinical technologies in clinical trials has grown to approximately 17% of all clinical trials in 2004 according to Forrester research. Industry analysts and commentators have estimated that the growth in the use of eClinical technologies will continue to accelerate over the next five years. etrials will have to continue to expand its customer base and technologies in order to maintain and grow its market share. Since 2002 the number of concurrent active eClinical trials being performed by etrials has grown from twenty-four to over one hundred because of the increased adoption of eClinical technologies by the pharmaceutical and biotechnology industries.

Fiscal Year

Our fiscal year ends on December 31. Reference to 2004, for example, refers to the fiscal year ended December 31, 2004.

Sources of Revenues

We derive revenues from providing software application-hosting and related services to our customers on clinical trial projects. We offer our eClinical solutions through an application service provider model. Revenues resulting from our professional services and software application-hosting, which include hosting fees and software usage fees, are generated in three stages of drug development for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edits checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client. We recognize revenue from hosting our eClinical solutions ratably over the hosting period. Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Revenues generated from services contracts are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

Software application-hosting revenue - We derive our software application-hosting revenues from our eClinical solution suite, which includes primarily our electronic data capture, electronic patient diaries, interactive voice response and post marketing solutions. Software application-hosting fees are generally recognized ratably over the contract term.

Services revenue - We provide our customers a full range of professional services in support of our eClinical software solutions. These services are delivered during all three stages of the clinical trial as further described below.

•	First stage— trial and application setup, including design of electronic case report forms and edit checks, installation and server configuration of the system;

•	Second stage— consists of project management services, application hosting and related professional and support services; and

•	Third stage— services required to close out, or lock, the database for the clinical trial.

Services provided for all three stages are generally on a fixed fee basis as per the budget assumptions specified in the contract. If budget assumptions change, etrials and the client generally agree to a change in scope amendment to the contract. Revenues from services are recognized utilizing the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts. The company records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. No such losses have been incurred to date.

Billing for eClinical services will occur over the life of the contract. The total value of the agreement will be invoiced generally in the following increments:

Stage	% of Contract Value
Contract execution	25%
System deployment	25%
Study conduct	40%
Project close out	10%

Total Contract Value	100%

Customers generally have the ability to terminate contracts that include software application-hosting and professional services agreements upon 30 days notice to us. In the event that a customer cancels a clinical trial and its related work order, all deferred revenue is recognized and certain termination related fees may be charged.

Our contracts with customers allow us to maintain a contract backlog that provides multi-year visibility in revenue. We record contract backlog based upon written confirmation received from our clients that a contract is awarded to etrials. The amount of contract backlog is the total amount of the contract budget agreed upon by the client and us. As our backlog continues to grow, we believe that the predictability of our future revenues will increase; although delays in conducting clinical trials and the ability of customers to cancel our contracts means that our backlog is not a guaranty as to this amount or timing of future revenue. We have three customers that make up 50% of our revenues and four that make up 70% of our revenues for the nine months ended September 30, 2005 and 2004, respectively. We had four customers, three customers and two customers who comprised 69%, 51% and 38% of our revenues during the years ended December 31, 2004, 2003, and 2002, respectively.

Cost of Revenues and Operating Expenses

We allocate overhead expenses such as rent, occupancy charges, certain office administrative costs, depreciation and employee benefit costs to all departments based on headcount. As such, general overhead expenses are reflected in the costs of revenues, sales and marketing, research and development, and general and administrative expense categories. Overhead costs that can be specifically identifiable back to the applicable functional area are charged to the functional area that it belongs to.

Costs of Revenues - Costs of revenues consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs including facilities, information systems, hosting facility fees, server depreciation, amortization of capitalized internal software development costs, software license and royalty costs and other costs. Costs of services also includes client pass-thru costs which can fluctuate quarterly based upon contract activity. Costs can fluctuate and impact our expenses based upon employee utilization levels associated with specific projects.

Sales and Marketing - Sales and marketing expenses consist primarily of employee-related expenses, including travel, marketing programs (which include product marketing expenses such as trade shows, workshops and seminars, corporate communications, other brand building and advertising), allocated overhead and commissions. We expect that sales and marketing expenses will increase as we expand and further penetrate our customer base, expand our domestic and international selling and marketing activities associated with existing and new product and service offerings, build brand awareness and sponsor additional marketing events.

Research and Development - Research and development expenses consist primarily of employee-related expenses, allocated overhead and outside contractors. We have historically focused our research and development efforts on increasing the functionality, performance and integration of our software products. We expect that in the future, research and development expenses will increase as we introduce additional integrated software solutions to our product suite. We capitalize certain internal software development costs for new software products and releases, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to three years. The amortization of such capitalized costs is included in costs of revenues.

General and Administrative - General and administrative expenses consist primarily of employee-related expenses, professional fees, other corporate expenses and allocated overhead. We expect that in the future, general and administrative expenses will increase as we add personnel and incur additional professional fees and insurance costs related to our becoming a publicly held company.

Amortization of intangible assets - Our amortization costs of intangible assets represents the amortization on a straight-line basis of acquired technologies over their estimated useful lives, which is typically three years.

Stock-Based Expenses - Our operating expenses include stock-based expenses related to the fair value of options issued to non-employees and option grants to employees in situations where the exercise price is determined to be less than the deemed fair value of our common stock at the date of grant.

Foreign Currency Translation

We have one wholly-owned subsidiary operating in the United Kingdom, so changes in the British pound sterling, will affect our results. For the nine months ended September 30, 2005 and for the years 2004 and 2003, approximately 17%, 20% and 15%, respectively, of our revenues were generated through our United Kingdom operating unit. Revenues and related costs for this entity are reported in British pound sterling and then converted into US dollars for consolidation purposes. In periods when the U.S. dollar declines in value as compared to the foreign currencies in which we conduct business, our foreign currency-based revenues and expenses increase in value when translated into U.S. dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars each reporting period at current exchange rates. Operating results are translated into U.S. dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from the translation of assets and liabilities are included as a component of accumulated other comprehensive income in stockholders’ deficit.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. These estimates include, among others, our revenue recognition policies related to the proportional performance methodology of revenue recognition of contracts and assessing our goodwill for impairment annually. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

Our significant accounting policies are presented within Note 2 to our consolidated financial statements, and the following summaries should be read in conjunction with the financial statements and the related notes included in this proxy statement/prospectus. While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Our management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, goodwill and income taxes.

Revenue Recognition

We derive our revenues from providing application-hosting and related services. Revenues resulting from application hosting services are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition. We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

We offer our eClinical software products through an application service provider model. We generate revenues from software application-hosting services and hosting fees. The revenues from application-hosting services are generated in three stages for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client. We recognize revenue software application hosting agreements for our eClinical software products ratably over the contract term. Services provided during the three phases of clinical trials are typically earned under fixed-price contracts.

Revenues generated from services are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts. The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in with the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change.

Customers generally have the ability to terminate contracts that include software application-hosting and professional services agreements upon 30 days written notice. In the event that a customer cancels a clinical trial and its related work order, deferred revenue is recognized for the work performed prior to termination and certain termination related fees may be charged. Consequently, termination of a contact may result in us recognizing more revenue during the period in which the termination occurs.

Deferred revenue represents amounts billed or cash received in advance of revenue recognition. Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, we have not experienced any material losses on uncompleted contracts.

The Company generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management performs periodic reviews of the aging of customer balance, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

The following summarizes the components of the our revenues for the nine-months ended September 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Services	$7,738,583	$6,575,697	$8,924,664	$5,865,763	$3,243,360
Software
Application - Hosting	2,584,562	1,841,856	2,772,110	1,799,357	1,138,832
Other	493,383	275,661	1,069,532	252,735	219,423

Total	$10,816,528	$8,693,214	$12,766,306	$7,917,855	$4,601,615

We account for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenue in the statement of operations. We included $379,555 and $250,181 of out-of-pocket expenses in revenues and costs of revenues for the nine months ended September 30, 2005 and 2004 (unaudited), respectively and $739,360, $197,012 and $206,649 for the years ended December 31, 2004, 2003 and 2002, respectively.

In connection with a software application-hosting agreement entered into on April 1, 2005, etrials issued a customer 900,000 shares of etrials’ common stock with an estimated fair value of $1.26 million. Of the 900,000 shares issues, 400,000 were vested immediately and the remaining 500,000 shares of common stock were placed in escrow. In the event the customer terminates certain agreements during the three year period, the shares held in escrow will be forfeited. EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), requires that the value of the common stock be treated as a reduction in revenue. The fair value of the 400,000 shares of non-forfeitable common stock was recorded to par and additional paid-in capital and to prepaid software application-hosting discount, a contra-equity account. The prepaid software application-hosting discount will be reduced on a straight-line basis over the three year term of the agreement, offsetting revenue generated under the agreement. If we conclude that the revenues from this arrangement will not exceed the costs, part or all of the remaining prepaid software application-hosting discount may be charged to earnings at that time. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Non-employee, the fair value of the 500,000 shares of forfeitable common stock held in escrow have been treated as unissued for accounting purposes until the future services are provided and the shares are vested. Accordingly, the fair value of the 500,000 shares of forfeitable common stock will be recorded to additional paid-in capital as the reduction to revenue is recorded on a straight-line basis over the three year term of the agreement. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the fair value of the common stock will be remeasured at each interim reporting date during the three-year performance period with changes in fair value reflected as a cumulative adjustment. During the nine months ended September 30, 2005, etrials recorded a $396,666 discount to revenues in the accompanying consolidated statement of operations in conjunction with this application-hosting agreement.

Accounting for Stock-Based Compensation

Stock Awards Granted to Employees

We record deferred stock-based compensation charges in the amount by which the exercise price of an option is less than the estimated fair value of our common stock at the date of grant in accordance with APB 25, “Accounting for Stock Issued to Employees.” Because there has been no public market for our common stock, our board of directors had determined the fair value of our common stock based upon several factors, including, but not limited to, our operating and financial performance, sales of redeemable convertible preferred stock to third parties, the rights and preferences of securities senior to common stock as well as the estimated value associated with the proposed merger of etrials and CEA.

Since the beginning of 2003 we have engaged independent third parties to prepare valuations of our common stock based on management’s assumptions. These valuations primarily incorporated standard financial appraisal practices as established under the Uniform Standards of Appraisal Practice. The Board of Directors has adopted the resulting valuations as determined by these third parties as a basis to estimate the fair value of our common stock. During 2003 and 2004 all stock options were granted with an exercise price of $0.53 and $0.60 per share, respectively, which was equal to management’s estimated fair value of the common stock. During the twelve month period ended September 30, 2005 (unaudited), the Company granted stock options with exercise prices as follows:

Quarter Ended	Number of Options Granted	Exercise Price	Fair Value per Share	Intrinsic Value
December 2004	—	—	$—	$—
March 2005	92,500	$1.20	$1.40	$0.20
June 2005	450,000	$1.20	$1.40	$0.20
September 2005	195,000	$1.20	$1.40	$0.20

We did not record any employee stock based compensation during the years ended December 31, 2002, 2003 and 2004 since the exercise price of the Company’s stock options was equal to the estimated fair value of the underlying common stock. In the nine months ended September 30, 2005, we issued stock options to purchase 737,500 shares at an exercise price of $1.20. The estimated fair value for our common shares as determined based on the consideration to be exchanged in the proposed merger with CEA was $1.40 and, accordingly, we recorded deferred stock-based compensation of $147,500 during the first nine months of 2005 that will be amortized over the four-year vesting period associated with those grants. We have elected not to record the fair value of employee stock-based awards under the provisions of APB 25. The impact of recording employee stock-based awards at fair value, in accordance with SFAS 123R, Share Based Payment, is discussed in detail below under the heading “Recently Issued Accounting Standards.”

The increase in our estimated per share fair value of common stock since the beginning of 2003 reflects a number of significant factors, including an improvement in our operating results, for each year along with our successful sales of convertible redeemable preferred stock in 2003 and 2004. In addition an overall improvement in stock market indices and increasing volume of initial public offerings of common stock throughout 2004 is indicative of our rising per share fair value.

Since December 31, 2002 we have improved our operating results. Our annual operating results have changed from a loss of $4,471,642 for 2002 to a loss of $150,957 for the first nine months of 2005. Our increasing per share fair value of common stock since 2002 reflects this positive trend in operating results.

Non-Employee Stock Based Compensation

In the past, we have awarded a limited number of stock options to non-employees primarily for consulting services. For these options, we recognize the stock-based compensation over the service period based on an estimate of their fair value using the Black-Scholes option-pricing model in accordance with SFAS 123, “Accounting for Stock-Based Compensation.”

Year	Options Awarded	Exercise Price	Black-Scholes Option Value
2002	60,000	$0.10	$25,979
2002	38,400	$0.45	$15,751
2003	392,271	$0.53	$188,641
2004	50,000	$0.60	$23,009

All of the outstanding warrants are fully vested, have a five year life and are exercisable at the option of the holder. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from approximately 2.75% to 3.67%, expected life of 5 years, volatility of 100% and no dividends.

Goodwill

We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. We have elected to perform our annual impairment test on November 1 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, we have identified two reporting units, its United States operating segment and its United Kingdom operating segment, based on criteria specified in SFAS No. 142. Goodwill has been allocated to these reporting units in proportion to the carrying values of the segments’ assets as of the date of acquisition. During November 2004, we completed the required annual test, which indicated there was no impairment.

Accounting for Income Taxes

In connection with preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the assessment of our net operating loss carryforwards and credits, as well as estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued liabilities, for tax and accounting purposes. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Based on historical results, we believe that it is more likely than not that we will not realize the value of our deferred tax assets and therefore have provided a full valuation allowance against our net deferred tax assets which amounted to approximately $11.2 million and $11.3 million at December 31, 2004 and 2003, respectively.

Results of Operations

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

Contract backlog grew to $22.3 million at September 30, 2005 an increase of 43% from $15.6 million at September 30, 2004. Total revenues increased 24.4% to $10,816,528 for the nine months ended September 30, 2005, as compared to $8,693,214 for the nine months ended September 30, 2004. This increase was the result of the increase to 107 contracts from 82 contracts in our contract backlog as of September 30, 2005 and 2004, respectively which reflects an increase in the market penetration of our eClinical software suite of products and the increasing industry adoption rate of eClinical technologies.

Costs of revenues consist primarily of compensation and related fringe benefits for project-related associates, other dedicated project related costs and indirect costs including facilities, information systems, and other overhead costs. Cost of revenues increased 45.3% to $4,895,609 from $3,415,469 in the nine months ended September 30, 2005 and September 30, 2004, respectively. This increase was primarily the result of the personnel and related costs attributable to the 42.5% growth in our services staff to 57 from 40 as of September 30, 2005 as compared to the nine months ended September 30, 2004. In addition, costs of services during the nine months ended September 30, 2005 include an accrual for approximately $279,000 for amounts paid to a plaintiff as a settlement of certain patent infringement litigation in August 2005, approximately $229,000 of increased expenses related to amortization of capitalized internal software development costs, software licenses and royalties, and approximately $129,000 of increased client pass through costs. See further discussion in Note 9 in the footnotes to our consolidated financial statements. As a percentage of revenues our costs of services were 45.3% and 39.3% in the nine months ended September 30, 2005 and September 30, 2004, respectively.

Sales and marketing costs consist primarily of employee-related expenses including salaries, commissions, travel and entertainment, marketing and advertising programs, and allocated office overhead. These costs increased by 32.9% to $2,160,629 from $1,625,843 in the nine-month periods ended September 30, 2005 as compared to the nine months ended September 30, 2004. This increase was primarily the result of the personnel and related costs attributable to the 25.0% growth in our sales and marketing staff to 15 from 12 as of September 30, 2005 and 2004, respectively, as well as increased spending in marketing and advertising programs. As a percentage of revenues, sales and marketing costs were 20.0% and 18.7% in the nine months ended September 30, 2005 and September 30, 2004, respectively.

General and administrative costs consist primarily of employee-related expenses, professional fees, other corporate expenses, and allocated overhead. These costs increased by 26.5% to $2,372,980 from $1,875,203 for the nine-month periods ended September 30, 2005 as compared to the nine months ended September 30, 2004. Included in general and administrative expenses during the nine months ended September 30, 2005 were approximately $411,000 in legal costs for the patent litigation lawsuit which was settled on August 22, 2005, as compared to no legal costs for this lawsuit during the corresponding period in the prior year. We expect general and administrative costs to increase as we incur additional costs during the balance of 2005 with increased legal, accounting and other costs associated with becoming a public reporting company. As a percentage of revenues, general and administrative expenses were 21.9% and 21.6% in the nine months ended September 30, 2005 and September 30, 2004, respectively.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life of three years. These costs increased by 4.6% to $419,617 from $401,024 for the nine-month period ended September 30, 2005 as compared to the nine months ended September 30, 2004, respectively, resulting from the purchase of the interactive voice recognition system in April 2004. As a percentage of revenues, these expenses were 3.9% and 4.6% in the nine months ended September 30, 2005 and September 30, 2004, respectively.

Research and development costs consist primarily of employee-related expenses, contractors, and allocated office overhead. These costs increased by 16.1% to $1,129,990 from $972,890 for the nine-month periods ended September 30, 2005 and 2004, respectively. We capitalized $135,864 and $76,032 in internal software development costs during the nine months ended September 30, 2005 and 2004, respectively. Amortization of capitalized internal software development costs is included in costs of revenues. As a percentage of revenues, research and development expenses were 10.4% and 11.2% in the nine months ended September 30, 2005 and September 30, 2004, respectively.

Interest expense decreased by 85.5% to $38,216 from $264,237 for the nine-month periods ended September 30, 2005 and 2004, respectively. This decrease in interest expense was primarily attributable to lower interest rates associated with a new working capital line of credit which was put in place on February 1, 2005, and reduced levels of debt during the comparable periods. As a percentage of revenues, interest expense was 0.4% in the nine months ended September 30, 2005, as compared with 3.0% in the nine months ended September 30, 2004.

We experienced a net loss of $150,957 compared with net income of $156,312 for the nine-month periods ended September 30, 2005 and 2004, respectively. The net loss during the nine months ended September 30, 2005 was negatively impacted by the patent infringement litigation and settlement costs of $690,000 and $396,666 in reduced revenue from the software application-hosting discount recorded in the nine months of 2005 as discussed in our Critical Accounting Policies.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Our contract backlog grew to $20.4 million as of December 31, 2004 as compared to $14.0 million as of December 31, 2003, representing an increase of 46%. Total revenues increased 61.2% to $12,766,306 in the year ended December 31, 2004, as compared to $7,917,855 in the year ended December 31, 2003. This increase was the result a 75% increase in the number of new and active contracts in our contract backlog to 89 contracts from 51 contracts as of December 31, 2004 and 2003, respectively, which we believe reflects increasing user acceptance among our customers and the industry as a whole.

Costs of revenues increased 37.2% to $5,243,597 from $3,822,404 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of the personnel and related costs attributable to the 18% growth in our services staff to 45 from 38 as of December 31, 2004 and 2003, respectively. In addition, costs of services during the year ended December 31, 2004 included approximately $540,000 in client pass thru costs and approximately $220,000 in increased costs related to amortization of capitalized internal software development costs and software licenses and royalties. As a percentage of revenues, costs of revenues were reduced to 41.1% from 48.3% for the years ended December 31, 2004 and 2003, respectively, which reflects increased billable utilization and the growth in our revenues.

Sales and marketing costs increased 34.8% to $2,350,369 from $1,743,510 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of the personnel and related costs attributable to the 67% growth in our sales and marketing staff to 15 from 9 as of December 31, 2004 and 2003, respectively, as well as increased costs of marketing and advertising. As a percentage of revenues, sales and marketing costs were 18.4% and 22.0% for the years ended December 31, 2004 and 2003, respectively. The decrease in sales and marketing costs as a percentage of revenues was primarily attributable to controlled growth of expenditures. We expect to maintain our sales and marketing expenses in the 20% of revenue range in order to improve our market share in our rapidly growing industry.

General and administrative costs increased by 10.0% to $2,739,204 from $2,491,192 for the years ended December 31, 2004 and 2003, respectively. This increase was primarily the result of increased legal costs of approximately $91,500 attributable to the patent infringement litigation (see Note 9 in the footnotes to our consolidated financial statements) and higher employee benefit costs resulting from a 401k match being implemented in 2004. As a percentage of revenues, general and administrative expenses were 21.5% and 31.5% for the years ended December 31, 2004 and 2003, respectively. The percentage decrease in general and administrative expenses was primarily attributable to controlled growth in expenditures and increased productivity of staff which did not increase during 2004. We expect general and administrative costs to increase in 2005 due to higher legal and accounting costs associated with the patent infringement litigation and merger expenses associated with becoming a public company.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life of three years. These costs were $539,513 and $471,071 for the twelve-month periods ended December 31, 2004 and 2003, respectively. This increase in amortization of intangible assets was primarily attributable to the acquisition of the interactive voice technology in April 2004 and a full twelve months of Araccel technology amortization in 2004 versus eleven months in 2003.

Research and development costs decreased by 6.8% to $1,341,350 from $1,438,623 for the years ended December 31, 2004 and 2003, respectively. Research and development costs decreased primarily due to the capitalization of internal software development costs of $124,752 related to the development of new software applications and significant enhancements of existing applications. As a percentage of revenues, research and development expenses were 10.5% and 18.2% for the years ended December 31, 2004 and 2003, respectively. This percentage decrease in research and development expenses was primarily attributable to controlled growth in expenditures.

Interest expense declined by 39.5% to $327,085 from $541,080 for the years ended December 31, 2004 and 2003, respectively. The decrease in interest expense was primarily attributable to reduced levels of debt during 2004. As a percentage of revenues, interest expense were 2.6% and 6.8% for the years ended December 31, 2004 and 2003, respectively. This percentage decrease in interest expense was primarily attributable to improved cash flow from operations and a preferred stock private placement in 2004 which allowed us to repay most of our short-term debt thereby reducing interest costs.

We experienced net income of $260,436 compared with net loss of $2,868,107 for the years ended December 31, 2004 and 2003, respectively. The improvement to net income was primarily the result of the increase in revenue. Most costs increased during this period, however, they decreased as a percentage of revenues.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Contract backlog grew by 343% to $14.0 million at December 31, 2003 as compared to $3.1 million at December 31, 2002. The increase in backlog includes the impact of the acquisition of Araccel Corporation on January 30, 2003 which added $2.9 million in contract backlog. The percentage increase in contract backlog after taking into account the acquired backlog was 129% year over year. This increase was also the result a 113% increase in the number of new and active contracts in our contract backlog to 51 contracts from 24 contracts as of December 31, 2003 and 2002, respectively, which we believe reflects increasing user acceptance among our customers and the industry as a whole.

We acquired Araccel to combine their electronic patient diary technology with our electronic data capture technology. One of the goals of the acquisition was to increase the customer base of the combined company and cross-sell each technology to the other customers. In addition, due to the combination of staffs, which added 50 Araccel employees to the 58 employees of etrials, many positions became redundant and one goal of the merger was to reduce combined costs by 50% which was accomplished while increasing revenues as noted below.

Total revenues increased 72.1% to $7,917,855 from $4,601,615 for the years ended December 31, 2003 and 2002, respectively. This increase was the result of an increased number of new and active contracts generated from the growth in contract backlog noted above.

Cost of revenues increased 7.9% to $3,822,404 from $3,542,027 for the years ended December 31, 2003 and 2002, respectively. This increase in costs compared to a much larger increase in revenues was primarily the result of increased expenditures due to the growth in active contracts noted above offset by increased efficiency of services staff. The Araccel merger added 17 operations staff to the 28 members of the etrials operations team which was subsequently reduced by 13% during the remainder of 2003. The staff reductions and improved efficiency allowed us to handle more contracts with fewer staff. As a percentage of revenues, costs of revenues decreased by 38% to 48.3% from 77.0 % for the years ended December 31, 2003 and 2002, respectively. This improvement was primarily the result of service staff reductions noted above combined with increased billable utilization from our remaining staff.

Sales and marketing costs increased by 13.9% to $1,743,510 from $1,530,741 for the years ended December 31, 2003 and 2002, respectively. This increase was primarily attributable to the increase in costs resulting from the Araccel merger which increased our sales staff to 11 from 9 and was subsequently reduced by 18% during the remainder of 2003. As a percentage of revenues, sales and marketing costs were 22.0% and 33.3% for the years ended December 31, 2003 and 2002, respectively. The decrease in sales and marketing costs as a percentage of revenues was primarily attributable to controlled expenditures combined with the growth in revenues.

General and administrative expenses increased by 78% to $2,491,192 from $1,401,648 for the years ended December 31, 2003 and 2002, respectively. This increase was primarily attributable to the increased costs resulting from the Araccel merger which initially increased our staff to 24 from 9 and added our UK office. Our administrative staff was reduced by 33% during the remainder of 2003. As a percentage of revenues, general and administrative expenses were 31.5% and 30.5% for the years ended December 31, 2003 and 2002, respectively.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life of three years. These costs decreased by 48% to $471,071 from $906,025 for the years ended December 31, 2003 and 2002, respectively. This decrease in amortization of intangible assets was primarily attributable to the fact that the valuation of the Araccel technology of $1,541,690 was less than the valuation of our electronic diary technology acquired in December 1999 of $2,728,265 which was completely amortized at the end of 2002. As a percentage of revenues, the amortization of intangible assets was 5.9% and 19.7% for the years ended December 31, 2003 and 2002, respectively.

Research and development costs increased by 50.6% to $1,438,623 from $955,422 for the years ended December 31, 2003 and 2002, respectively. This increase was primarily a result of the additional costs resulting from the Araccel merger which initially increased our staff to 28 from 12 and was subsequently reduced by 60% during the remainder of 2003. As a percentage of revenues, research and development expenses were 18.2% and 20.8% for the years ended December 31, 2003 and 2002, respectively. This percentage decrease in research and development expenses was primarily attributable to the growth in revenues combined with control of expenditures.

Interest expense decreased by 26% to $541,080 from $735,286 for the years ended December 31, 2003 and 2002, respectively. As a percentage of revenues, interest expense was 6.8% and 16.0% for the years ended December 31, 2003 and 2002, respectively. The percentage decrease in interest expense during 2003 was primarily attributable to the impact of loan repayments and debt exchanges for either equity instruments or reduced interest rate loans.

We experienced a net loss of $2,868,107 and $4,471,642 for the years ended December 31, 2003 and 2002, respectively. The improvement to net loss was primarily the result of the increase in revenue and improved gross margins.

Liquidity and Capital Resources

Our principal sources of cash have been from revenues from software application-hosting services, and other service fees as well as from proceeds from the issuance of various debt instruments and the sale of equity securities. Our investing activities primarily reflect capital expenditures. We received approximately $1.8 million and $4.0 million in net proceeds from the sale of equity securities in 2004 and 2003, respectively.

Our contract backlog has been growing rapidly over the past three years to $24.3 million at October 31, 2005 from $3.1 million at December 31, 2002. The growth of new contracts in our contract backlog results in increasing levels of deferred revenue which has a positive cash flow impact. At September 30, 2005, we had working capital of $1,211,509, and our cash and cash equivalents totaled $1,440,494. Our working capital has increased by $268,872 since December 31, 2004. The increase was primarily the result of the $697,598 increase in accounts receivable (net of allowance for doubtful accounts of $45,000) and the $224,544 increase in prepaid expenses and other current assets, offset by a $260,176 increase in deferred revenue. All other working capital remained relatively consistent.

Contracts with our customers usually require a portion of the contract amount to be paid at the time the contract is initiated. Additional payments are generally received monthly as work on the contract progresses. We record all amounts received as a liability (deferred revenue) until the services have been provided and revenue is recognized. Cash receipts do not necessarily correspond to costs incurred or revenue recognized. We typically receive a low volume of large-dollar receipts. Our accounts receivable will fluctuate due to the timing and size of billings and cash receipts. Our contracting and collection practices are designed to maintain an average collection period for accounts receivable of one to three months.

Cash and cash equivalents decreased $266,155 during the nine-month period ended September 30, 2005. This was the result of $374,646 provided by operating activities and $190,496 used in financing activities, offset by $421,837 used in investing activities. Foreign currency fluctuations caused a

$28,468 decrease in cash and cash equivalents. Cash provided in operating activities was the result of the Company’s net loss of $150,957, plus non-cash operating items of $1,226,415. This increase was partially offset by the increase in accounts receivable of $697,598 resulting from the growth in number of contracts. The remaining cash used in operating activities was a $3,214 change in the remaining operating assets and liabilities which includes $224,544 used in prepaid expenses and other current assets, and $260,176 provided by deferred revenue. Net cash used in investing activities included net cash uses of $285,973 to purchase property and equipment and $135,864 in capitalized internal software development costs. Net cash used in financing activities of $190,496 was primarily the result of the payment of deferred merger costs of $199,415. This was partially offset by net borrowings of $290,000 on a bank equipment loan and net borrowings of $516,000 on a new bank working capital line of credit which was used to repay debt obligations related to a stockholder line of credit of $727,990 and $71,091 in payments on a capital lease.

We intend to continue to fund the enhancement and expansion of the etrials eClinical software technologies through both internal development and acquiring additional complementary technologies in the future. Our operations and the eClinical technology market are still in a developmental stage. We have experienced revenue growth and approximately $375,000 in positive cash flow from operations during the first nine months of 2005 as we continue to build our customer base, increase our backlog and convert our current backlog into revenue. Capital expenditures of $421,837 were incurred for the nine-month period ending September 30, 2005. We expect to invest approximately $400,000 during the remainder of 2005 in additional property and equipment to furnish our new corporate headquarters and expand our IT infrastructure to support future growth.

We believe our existing cash, cash equivalents and cash provided by operating activities and our debt facilities will be sufficient to meet our working capital and capital expenditure needs over the next twelve months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new services and enhancements to existing services, and the continuing market acceptance of our services. To the extent that funds generated by the merger with CEA of approximately $21.0 million, together with existing cash and securities and cash from operations, are insufficient to fund our future activities, including potential acquisitions of complementary eClinical technology companies, we may need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Contractual Obligations

We do not have any special purpose entities or any other off balance sheet financing arrangements. We have operating leases for office space and office equipment and a capitalize lease for the purchase of third party software, which are described below.

We generally do not enter into binding purchase commitments. Our principal commitments are primarily for leases for office space and equipment and a capital lease for the purchase of third party software. At September 30, 2005, the future minimum payments under these commitments were as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2005 (last three months)	$25,764	$140,628
2006	103,056	456,036
2007	51,528	592,451
2008	—	583,739
2009	—	591,722
2010 and thereafter	—	1,484,940

Total required lease payments	180,348	$3,849,516

Less interest portion	(9,911)

Total minimum payments	$170,437

On July 21, 2005 we entered into a new lease for a corporate headquarters facility in Morrisville, North Carolina and the minimum lease payments are included in the table above. The term of the lease is for 89 months with an effective date of November 1, 2005 and will terminate on March 31, 2013.

As of February 1, 2005, we entered into a revolving accounts receivable line of credit with RBC Centura Bank under which we can borrow up to $1,000,000. In addition we also have a capital equipment line with the same bank under which we can borrow up to $300,000. Interest accrues and is paid monthly at the prime rate of interest plus 0.5% for the accounts receivable revolving line of credit and at the prime rate plus 1.0% for the fixed asset line of credit. Borrowings under the equipment line of credit are payable in monthly principle and interest payments over a 30 month period. The revolving line of credit expires on February 1, 2006 at which time all advances will be immediately due and payable unless the line is renewed. We anticipate seeking a renewal of this revolving line of credit. As of September 30, 2005, we had $516,000 outstanding under the accounts receivable line of credit and $290,000 outstanding under the capital equipment line. A combined balance of $494,000 remains available to be borrowed, if sufficient collateral exists, to support future needs as of September 30, 2005.

Working capital borrowings are secured primarily by our accounts receivable while capital equipment borrowings will be secured by the fixed assets that were acquired. Under the terms of these credit lines, we are required to comply with certain financial covenants. At September 30, 2005, we were in compliance with all material financial covenants. As of October 31, 2005, etrials was not in compliance with certain restrictive financial covenants related to its outstanding bank line of credit with RBC Centrua Bank. However we subsequently received a waiver from the bank. To the extent we are unable to satisfy those covenants in the future, we will need to obtain additional waivers to avoid being in default of the terms of these credit lines. If an unwaived default occurs, the bank may require that we repay all amounts then outstanding. After this offering, we expect that we will have sufficient resources to fund any amounts which may become due under these credit lines as a result of a default by us or otherwise. However, any amounts which we may be required to repay prior to a scheduled repayment date would reduce funds that we could otherwise allocate to other opportunities that we consider desirable.

Inflation

To date, we believe that the effects of inflation have not had a material adverse effect on our results of operations or financial condition.

Interest Rate Risk

We currently invest excess funds in bank short-term investment accounts which at times may exceed federally insured limits. We maintain this cash at high credit quality financial institutions and as a result believe that our risk is limited.

In the future, we may invest in fixed income investments consisting of cash equivalents and short-term investments, which may be affected by changes in market interest rates. We do not intend to use derivative financial instruments in our investment portfolio. We intend to place our cash equivalents and short-term investments with high-quality financial institutions, limit the amount of credit exposure to any one institution and have established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. The provisions of SFAS 123R are effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (January 1, 2006 for us). The effective date, for a nonpublic entity that becomes a public entity after June 15, 2005, is the first annual reporting period beginning after the entity becomes a public entity. Accordingly, the adoption of the SFAS 123R fair value method will have a material impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. We will recognize excess tax benefits when those benefits reduce current income taxes payable. SFAS 123R permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees and directors prior to that effective date of SFAS 123R that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

However, since the Company used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company will be required to adopt SFAS 123R using the “prospective-transition” method. Under the prospective method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the Company). However, any unvested stock awards granted between becoming a public entity and the adoption date will be accounted for using the “modified-prospective” method. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R. The Company is reviewing various option valuation techniques and may use a valuation method other than Black-Scholes model upon adoption of SFAS 123R.

Certain Factors Which May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider.

Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk - Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the British pound sterling. During the nine months ended September 30, 2005 and 2004, 17% and 16% of our revenues were generated by our UK subsidiary. During 2004 and 2003, 20% and 15%, respectively of our revenues were generated by our UK subsidiary. The majority of these revenues are denominated in the British pound sterling, as are many of the associated expenses. This creates a foreign currency exchange risk for us.

As of September 30, 2005 and December 31, 2004 and 2003 we had $753,075, $229,504 and $191,980, respectively of receivables denominated in the British pound sterling. If the foreign exchange rates fluctuated by 10% as of September 30, 2005, December 31, 2004, 2003 and 2002, our foreign exchange exposure would have fluctuated by approximately $75,300, $22,950 and $19,200, respectively. In addition, our UK subsidiary has intercompany accounts that eliminate upon consolidation; however, such accounts expose us to foreign currency rate movements. Exchange rate fluctuations on short-term intercompany accounts are recorded in our consolidated statements of operations under “other income (expense)”, while exchange rate fluctuations on long-term permanent, intercompany accounts are recorded in our consolidated balance sheets under “accumulated other comprehensive loss” in stockholders’ deficit. We have implemented a risk management program under which we measure foreign currency exchange risk monthly and manage those exposures through the use of various internal controls. This process is designed to minimize foreign currency translation exposures that could otherwise affect consolidated results of operations.

Interest Rate Sensitivity - We had unrestricted cash, cash equivalents and short term investments totaling approximately $1.44 million at September 30, 2005. These amounts were invested primarily in money market funds. The unrestricted cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, would reduce future interest income.

We have a working capital line of credit and a bank equipment loan which bear interest based upon the prime rate plus 0.5%. At September 30, 2005 the prime rate was 6.75%, and there was $516,000 and $290,000 outstanding under our working capital line of credit and bank equipment loan, respectively. If the prime rate fluctuated by 10%, and based on amounts outstanding as of September 30, 2005, interest expense would have fluctuated by approximately $5,500.

DIRECTORS AND EXECUTIVE OFFICERS OF CEA FOLLOWING THE MERGER

At the effective time of the merger, the board of directors and executive officers of CEA will be as follows:

Name	Age	Position
John K. Cline	48	Chief Executive Officer and Director
James W. Clark, Jr.	53	Chief Financial Officer, Treasurer and Secretary
Robert Brill	59	Director
Peter Coker	63	Director
Hans Lindroth	47	Director
Donald Russell	53	Director
Peter Collins	50	Director
Harold D. Ewen	72	Director

John K. Cline. Mr. Cline is a 25 year veteran of the life sciences industry. He has been president, chief executive officer and a member of etrials’ board of directors since March 2000. Mr. Cline was the Vice President of Sales and Marketing of MiniDoc AB, a publicly held Swedish corporation, from September 1997 until December 1999, when he founded and became the president, chief executive officer and a member of the Board of Directors of Expidata, Inc., which was acquired by etrials in March 2000. Mr. Cline received his BA degree from the University of Georgia.

James W. Clark, Jr. Mr. Clark has over 30 years of accounting and financial experience. He has served as chief financial officer, treasurer and secretary since January 2003, and was etrials’ vice president of finance from January 2003 until November 2005. From July 2000, he was the vice president of finance, chief financial officer, treasurer and secretary of Araccel Corporation, a subsidiary of MiniDoc AB, which merged with etrials in January 2003. From July 2000 until July 2002, Mr. Clark also served as the chief financial officer and treasurer of MiniDoc AB. Mr. Clark received his BA degree from Butler University.

Robert Brill. Dr. Brill has been a board member of etrials since December 2003. Dr. Brill has over 30 years experience in operations and venture capital. He has been founding managing partner of Newlight Associates since June 1997, and was a general partner of PolyVentures, whose principal investment focus was on early stage investments in technology companies, from August 1998 until December 2002. Dr. Brill was also a founding member of the Technical Advisory Board of the Semiconductor Research Corporation. Dr. Brill holds a Ph.D. in Physics from Brown University and a BA and BS in Engineering Physics from Lehigh University, both with honors. Dr. Brill also holds multiple patents and invention disclosures.

Peter Coker. Mr. Coker has been a board member of etrials since January 2003. Mr. Coker has been managing director of Tryon Capital Ventures since January 2004. Previously, Mr. Coker served as managing director of Tryon Capital Holdings from January 2000 to December 2003. Mr. Coker has served on the Board of Directors of the North Carolina State University Investment Fund since June 1998. Mr. Coker received his BS and Masters degree in Economics from NC State University

Hans Lindroth. Mr. Lindroth has been a board member of etrials since January 2003. Mr. Lindroth has 30 plus years experience in various management positions relating to technology, advertising and production from the private and public sector. Since April 1998, Mr. Lindroth has served as chief executive officer of Lingfield AB, an organization that manages a group of investment vehicles whose beneficiary owner is the Peder Sager Wallenberg Charitable Trust. Mr. Lindroth received his undergraduate education from the Bonnier Executive Program in management, finance and computer science. Mr. Lindroth holds a political science Master of Arts from the University of Stockholm.

Donald Russell has been our vice chairman of the board and one of our directors since our inception, but will resign from the position of vice chairman of the board upon the consummation of the merger. Mr. Russell has been the chairman of the Investment Committee for CEA Capital Partners USA, L.P., a $150 million private equity fund, since its inception in February 1997. He also has been a member of the Investment Committee of Seaport Capital Partners II, L.P., a $250 million private equity fund, since its inception in February 2000. Both of these funds are focused on the entertainment, media, telecommunications and information services industries and are operated by CEA Capital Group, LLC through its subsidiary, CEA Capital Advisors, LLC. From July 1987 to June 1994, he was president of Communications Equity Associates’ New York affiliate, CEA, Inc., and was responsible for overseeing CEA’s mergers, acquisitions and corporate financing businesses in the cable television and broadcasting segments. Mr. Russell received a B.A. in economics from Colgate University. He was also elected to the Society of International Business Fellows in 2000.

Peter Collins has been a member of our board of directors since January 2005. Mr. Collins is a co-founder and president of Community Reinvestment Partners, LP (CRP), a private real estate investment partnership focused on acquiring and developing income-producing commercial real estate in low to moderate-income communities. Prior to CRP, Mr. Collins was a partner at Rock Creek Capital, a private equity firm. Prior to Rock Creek Capital, Mr. Collins served as a manager with the Florida State Board of Administration (Florida’s Public Pension Fund and was also the chief of staff for four years for state senator Charles Williams. Mr. Collins currently serves as a director/advisor to Triad Financial Services, Timbervest, Cenetec, Atlantic American Corporate Group, and several venture capital firms. Mr. Collins received his B.S. in finance and his M.B.A. from Florida State University.

Harold D. Ewen has been our special advisor since our inception, advising us concerning our acquisition of a target business, but he will resign from the position of special advisor upon consummation of the merger. Since December 2002, Mr. Ewen has been the head of the private equity group of Communications Equity Associates. Mr. Ewen was president of Communications Equity Associates from July 1982 until December 1991 and was its vice chairman from December 1991 until December 2002. Mr. Ewen helped found Communications Equity Associates’ private equity activity in 1992. He currently sits on the board of directors and Investment Committees of the Communications Equity Associates funds in the United States, Central Europe, Western Europe, Asia, Australia and Latin America. Mr. Ewen received a B.S. in business from Butler University and a J.D. (cum laude) from the Indiana University School of Law.

At the effective time of the merger, the board of directors and executive officers of etrials, our operating subsidiary, will be as follows:

Name	Age	Position
John Cline	48	Chief Executive Officer and Director
James W. Clark, Jr.	53	Chief Financial Officer, Treasurer, Secretary and Director
Mark Jewett	40	Vice President of Finance and Chief Accounting Officer
Michael Harte	42	Senior Vice President of Strategic Accounts and Director
Craig Pyne	43	Vice President of Sales and Marketing
Robert Sammis	53	Vice President and Chief Operating Officer
Jan Wilson	50	Vice President and Chief Information Officer
Richard Piazza	47	Vice President of Research and Development
Pascal King	41	President and Chief Executive Officer, etrials Worldwide Limited (etrials United Kingdom subsidiary)
Donald Russell	53	Director
Robert Moyeyra		Director

The biographies of Messrs. Cline, Clark, and Russell are set forth above.

Mark A. Jewett. Mr. Jewett has over 15 years of accounting and financial experience. He has served as etrials’ vice president of finance and chief accounting officer since November 2005. From August 2005 until November 2005, Mr. Jewett served as a consultant to various companies, including etrials. From April 2001 until August 2005, Mr. Jewett served as chief financial officer of MercuryMD, Inc., and from April 1999 until April 2001, he served as chief financial officer of Wuestec, Inc. Mr. Jewett is a Certified Public Accountant and a Certified Internal Auditor. He received his Masters degree in accounting from East Tennessee State University.

Michael Harte. Mr. Harte has over 12 years of experience in clinical development sales and marketing. Mr. Harte has served as senior vice president of strategic accounts since January 2005. Mr. Harte served as vice president of global sales from January 2002 until January 2005. He joined etrials in February 2000 as its director of sales, a position in which he served until January 2002. Mr. Harte holds a BS in economics and business administration from Ursinus College and an MBA from LaSalle University.

Craig Pyne. Mr. Pyne has over 20 years experience in the technology field. Mr. Pyne has served as vice president of sales and marketing since January 2004. From September 2001 until January 2004 Mr. Pyne acted as a consultant to etrials, and from March 1999 to July 2001 Mr. Pyne served as the vice president of sales and marketing for Technauts, Inc. Mr. Pyne holds a BA in English from Calvin College and Theological Seminary.

Robert Sammis. Mr. Sammis has more than 25 years of operational and financial experience. Mr. Sammis has served as etrials vice president and chief operating officer since March 2003. From September 2000 until March 2003 he served as vice president and principal at Hagy and Associates, PC. Mr. Sammis has a BA from the University of Houston and an MBA from the University of Texas.

Jan Wilson. Ms. Wilson has over 25 years of project management and global technology experience. Ms. Wilson has served etrials as vice president and chief information officer since September 2005. Prior to etrials she was employed with IBM Global Engagement Services from February 1997 until September 2005. During her employment with IBM, she held the positions of Technical Solutions Manager from November 2002 until September 2005, Delivery Executive: Unum Provident Account from May 2001 until November 2002 and as Sr. Transition/Project Manager from February 1997 until May 2001. Ms. Wilson earned her BA in Psychology from the University of Steubenville and her masters certificate in project management from George Washington University

Richard Piazza. Dr. Piazza has over 19 years of experience in managing large-scale clinical trials and product development of electronic systems for clinical trials. Dr. Piazza has served as vice president of research and development since he joined etrials in January 2003. Prior to joining etrials, he served as vice president of strategic business development and vice president of quality assurance for Arracel Corporation from April 1999 until January 2003. Dr. Piazza holds a BS in Pharmacy from Rutgers University, a Masters in Pharmacology from Long Island University and a Doctorate in Clinical Pharmacy (PharmD) from Idaho State University.

Pascal King. Mr. King has over 15 years experience in the clinical and healthcare industries. He has served as the president and chief executive officer of etrials Worldwide Limited, a wholly-owned subsidiary of etrials, since July 2005. From September 2004 until July 2005 Mr. King served as an independent consultant to, and non-executive director of BetaCure Ltd. From September 2001 until September 2004, Mr. King served as the chief executive officer of Eclipse, a company which he founded. Concurrently, from January 2002 until January 2004, Mr. King held the position of vice president of marketing in Europe, the Middle East and Africa with Baltimore Technologies, PLC. From September 2000 until April 2001 Mr. King served as a managing director of Lundbeck A/S. Mr. King holds a BS in Pharmacology and a Diploma in Marketing from the University College Dublin as well as a postgraduate Diploma in Management from Trinity College Dublin.

Robert Moreyra has been CEA’s executive vice president and one of CEA’s directors since its inception, but will resign from the position of executive vice president of CEA upon consummation of the merger. Mr. Moreyra has been a principal and executive vice president of Atlantic American Corporate Group since February 2001. Since February 2001, he also has been a managing director of Atlantic American Capital Advisors, LLC, an investment banking firm wholly owned by Atlantic American Corporate Group specializing in assisting small and mid-sized private and public companies. Mr. Moreyra has been a director of Digital Lightwave, Inc., a Nasdaq-listed public company that designs, develops and markets a portfolio of portable and network based products for installing, maintaining and monitoring fiber optic circuits and networks, since June 30, 2003. From February 2000 to February 2001, Mr. Moreyra was a managing director with H. C. Wainwright & Co., Inc., an investment banking firm. From May 1999 until February 2000, he was a managing director of the investment banking department of The First American Investment Banking Corporation. From March 1998 until May 1999, he was vice president of corporate finance with William R. Hough & Co., an investment banking firm. He joined Pardue, Heid, Church, Smith & Waller, Inc., a real estate consulting firm, in February 1986 and was a principal and its chief executive officer from March 1992 until March 1998. Mr. Moreyra received a B.B.A in finance from the Florida International University and a M.B.A. from the University of Central Florida’s graduate school of business.

Meetings and Committees of the Board of Directors of CEA

During the fiscal year ended December 31, 2004, CEA’s board of directors held five meetings. Although CEA does not have any formal policy regarding director attendance at annual stockholder meetings, CEA attempts to schedule its annual meetings so that all of its directors can attend. In addition, CEA expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on Nasdaq, CEA will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of CEA also will consult with the company’s counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of CEA has affirmatively determined that, upon appointment to the board of directors of CEA on the closing of the merger, Messrs. Brill, Lindroth, Ewen and Collins will be the independent directors of CEA for the ensuing year. The other directors are not independent.

CEA currently does not have an independent board of directors and is not required to have one.

Audit Committee

Upon consummation of the merger, Messrs. Brill, Ewen and Collins, each an independent director under Nasdaq listing standards, will become the members of the audit committee.

In January 2005, CEA’s board of directors established an audit committee comprised of Messrs. Moreyra and Collins, with Mr. Moreyra acting as the chairman. CEA’s audit committee appoints, retains, sets compensation of, and supervises our independent accountants, reviews the results and scope of the audit and other accounting related services and reviews our accounting practices and systems of internal accounting and disclosure controls.

In January 2005 CEA’s board of directors also adopted an audit committee charter. Pursuant to the terms of the charter, the audit committee’s responsibilities include, among other things:

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;

•	reviewing our annual audited financial statements with our management and our independent Registered Public Accountant and the adequacy of our internal accounting controls;

•	reviewing analyses prepared by management and our independent Registered Public Accountant concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	the engagement of the independent Registered Public Accountant;

•	reviewing the independence of the independent Registered Public Accountant;

•	reviewing our auditing and accounting principles and practices with the independent Registered Public Accountant and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent Registered Public Accountant or our management;

•	the appointment of the independent Registered Public Accountant to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors;

•	approving professional services provided by the independent Registered Public Accountant, including the range of audit and non-audit fees; and

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

The audit committee will pre-approve the services to be provided by its independent auditors going forward. The audit committee also reviews and recommends to the board of directors whether or not to approve transactions between the company and an officer or director outside the ordinary course.

Meetings and Attendance

As the CEA audit committee was not formed until January 2005, it did not meet in the year ended December 31, 2004.

Independent Registered Public Accountant Fees

The firm of BDO Seidman, LLP is CEA’s principal accountant. Ernst & Young LLP will serve as principal accountant for the merged companies.

Audit Fees

During the fiscal year ended December 31, 2004, the fees from CEA’ principal accountant totaled $34,000 for the services performed in connection with its IPO, including the financial statements in Form S-1 (and amendments), the Current Report on Form 8-K filed with the Securities Exchange Commission on February 19, 2004, Form 10-KSB for December 31, 2004 and the review of CEA’s 2004 Quarterly Reports filed on Form 10-QSB.

Audit-Related Fees

During 2004, CEA’s principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees

During 2004, CEA’s principal accountant did not render services to it for tax compliance, tax advise and tax planning.

All Other Fees

During 2004, there were no fees billed for products and services provided by the principal accountant to CEA other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since CEA’s audit committee was not formed until January 2005, the audit committee did not pre-approve any accounting-related or tax services. However, in accordance with Section 10A(i) of the Securities Exchange Act of 1934, before CEA engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Audit Committee Report

As the audit committee of CEA was not formed until January 2005, it has not yet met in respect of the end of a fiscal year or prepared a committee report.

Code of Ethics

In April 2004, CEA’s board of directors adopted a code of ethics that applies to CEA’s directors, officers and employees as well as those of its subsidiaries. A copy of our code of ethics was filed as exhibit 14 to our Annual Report on Form 10-QSB for the quarterly period ended March 31, 2004.

Compensation Committee Information

Upon consummation of the merger, the board of directors of CEA will establish a compensation committee with Messrs. Brill, Lindroth and Ewen as its members, each an independent director under Nasdaq listing standards. The purpose of the compensation committee will be to review and approve compensation paid to our officers and to administer the company’s equity compensation plans, including authority to make and modify awards under such plans. Initially, the only plan will be the 2005 Performance Equity Plan.

Nominating Committee Information

Upon consummation of the merger, CEA will form a nominating committee in connection with the consummation of the merger. The members will be Messrs. Brill, Lindorth and Collins, each an independent director under Nasdaq listing standards. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on CEA’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

CEA does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the merger agreement, CEA has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently the entire board of directors decides on nominees, on the recommendation of one or more members of the board. None of the members of the board of directors is “independent.” Currently, the board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Election of Directors; Voting Agreement

As provided in the merger agreement, upon consummation of the merger, the board of the CEA will initially consist of seven members, four of whom are designated by the Signing Stockholders and three of whom are designated by Messrs. Russell, Moreyra and Ewen and CEA Group, LLC. Such persons have entered into a voting agreement pursuant to which each party agrees to vote for the designees of the two groups of shareholders as directors of CEA until immediately following the election that will be held in 2007 as follows:

•	in the class to stand for reelection in 2006: Hans Lindroth and Peter Collins;

•	in the Class to stand for reelection in 2007: Peter Coker and Donald Russell;

•	in the class to stand for reelection in 2008: John Cline, Robert Brill and Harold Ewen.

Messrs. Lindroth, Coker, Cline and Brill are all designees of the signing stockholders. Messrs. Collins, Russell and Ewen are all designees of Messrs. Russell, Moreyra and Ewen and CEA Group, LLC.

CEA’s directors do not currently receive any cash compensation for their service as members of the board of directors. However, in the future, each may receive certain cash fees and stock awards that the CEA board of directors determines to pay its non-employee directors.

Executive Compensation

CEA

No executive officer of CEA has received any cash or non-cash compensation for services rendered to CEA. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

Commencing March 1, 2004 and ending upon the acquisition of a target business, CEA has and will continue to pay CEA Group LLC, an entity owned by Mr. Michaels, CEA’s chief executive officer, a fee of $7,500 per month for providing CEA with office space and certain office and secretarial services. Other than this $7,500 per-month fee, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of CEA’s officers. However, CEA’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on CEA’s behalf such as identifying potential target business and performing due diligence on suitable business combinations.

etrials

Executive Compensation

The following sets forth summary information concerning the compensation paid by etrials for the last three fiscal years to the persons who were its five highest paid executive officers during fiscal 2004.

Name	Title	Year	Salary		Bonus		Other Annual Compensation (1)		SARS/ Options Granted	All Other Compensation(2)
John K.Cline	CEO	2004		$215,000		$0	$6,000		300,000		$37,931	(3)
		2003		$194,004		$64,500	$250		531,270		$0
		2002		$215,090		$0	$0		75,000		$0

James W. Clark, Jr.	VP of Finance, CFO	2004		$175,000		$0	$6,000		200,000		$86,918	(4)
		2003		$152,187		$43,750	$6,000		700,000		$22,376	(5)
		2002		$152,624		$0	$6,000		0		$0

Rachael King (6)	VP – European Operations	2004		$164,949		$0	$7,258		100,000		$16,495	(7)
		2003		$147,199		$0	$6,477		50,000		$14,720	(7)
		2002		$135,339		$0	$5,955		75,000		$0

Robert Sammis (8)	COO	2004		$150,000		$0	$0		100,000		$54,678	(9)
		2003		$101,875		$22,500	$0		125,000		$0
		2002	$	n/a	$	n/a	$0		n/a	$	n/a

Michael Harte	Sr. VP of Strategic Accounts	2004		$130,000		$0	$184,546	(10)	100,000		$20,707	(11)
		2003		$116,972		$0	$62,110	(12)	60,000		$0
		2002		$126,054		$0	$46,500	(13)	30,000		$0

(1)	Consists of automobile allowances and, with respect to Michael Harte only, sales commissions.

(2)	Consists of company contribution to 401(k) and pension plans, all of which are 100% vested, payment of deferred salary from prior years, and payment of moving allowances.

(3)	Consists of company contribution to 401(k) plan of $10,888 and payment of deferred 2003 salary of $27,043.

(4)	Consists of company contribution to 401(k) plan of $9,043, payment of moving allowance of $63,918, and payment of deferred 2003 salary of $14,000.

(5)	Consists of payment of deferred 2002 salary.

(6)	As of July 2005 Ms. King is no longer an executive officer of etrials.

(7)	Consists of company contribution to the United Kingdom employees’ third party private pension plan.

(8)	Robert Sammis’s employment with etrials commenced during 2003.

(9)	Consists of company contribution to 401(k) plan of $3,375, payment of moving allowance of $44,304, and payment of deferred 2003 salary of $6,999.

(10)	Consists of automobile allowance of $9,000 and sales commissions of $178,546.

(11)	Consists of company contribution to 401(k) plan of $4,355 and payment of deferred 2003 salary of $16,352.

(12)	Consists of automobile allowance of $9,000 and sales commissions of $53,110.

(13)	Consists of automobile allowance of $9,000 and sales commissions of $37,500.

In addition, during July 2005 etrials hired Pascal King as the president and chief executive officer of its wholly-owned subsidiary, etrials Worldwide Limited, a corporation of England and Wales. etrials expects that Mr. King’s 2005 compensation will consist of salary at an annualized rate of $170,000 per year. In addition, on August 8, 2005 etrials granted Mr. King 125,000 options to purchase shares of etrials common stock at an exercise price of $1.20 per share. Also during September 2005, etrials hired Jan Wilson as its chief information officer. etrials expects that Ms. Wilson’s 2005 compensation will consist of salary at an annualized rate of $150,000. In addition, on October 14, 2005, etrials granted Ms. Wilson 125,000 options to purchase shares of its common stock, at an exercise price of $1.40 per share. In November 2005, etrials hired Mark A. Jewett as its vice president of finance and chief accounting officer, etrials expects that Mr. Jewett; 2005 compensation will consist of salary at an annualized rate of $125,000. In addition, on December 5, 2005 etrials granted Mr. Jewett 125,000 options to purchase shares of its common stock at on exercise price of $1.40 per share.

Aggregated Option Values at December 31, 2004

The following table provides information concerning unexercised options held as of December 31, 2004, by each of our executive officers:

Name	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Fred F. Nazem	164,063	260,938	$109,676	$160,737
John K. Cline	683,340	647,930	$535,838	$415,113
James W. Clark, Jr.	488,542	411,458	$326,798	$141,677
Robert Sammis	54,688	170,313	$36,641	$107,109
Rachael King	106,771	118,229	$71,376	$72,186
Michael Harte	82,500	167,500	$60,675	$107,025
Craig A. Pyne	23,438	201,563	$14,063	$120,938
Richard Piazza	106,771	118,229	$71,376	$72,186

(1)	Based upon $1.20 (the fair market value of etrials’ common stock as determined by its board of directors in January 2005) minus the exercise price, multiplied by the number of shares issued upon the exercise of, or subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

Option Grants During Year 2004

The following options to purchase shares of etrials’ common stock were granted to executive officers during the year ended December 31, 2004:

Named Executive Officer	Number of Shares Subject to Options	% of Total Options Granted During Period	Date of Grant	Exercise Price	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
						5% (1)	10% (1)
Fred F. Nazem	200,000	9.6%	05/13	$0.60	05/13/14	$75,467	$191,249
John K. Cline	300,000	14.4%	08/03	$0.60	08/01/14	$113,201	$286,874
James W. Clark, Jr.	200,000	9.6%	08/03	$0.60	08/01/14	$75,467	$191,249
Robert Sammis	100,000	4.8%	08/03	$0.60	08/01/14	$37,734	$95,625
Rachael King	100,000	4.8%	08/03	$0.60	08/01/14	$37,734	$95,625
Michael Harte	100,000	4.8%	08/03	$0.60	08/01/14	$37,734	$95,625
Craig A. Pyne	225,000	10.8%	08/03	$0.60	08/01/14	$84,901	$215,155
Richard Piazza	100,000	4.8%	08/03	$0.60	08/01/14	$37,734	$95,625

(1)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of etrials common stock appreciates from the date of grant over the maximum life of the option at an annualized compounded rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero. Rules of the Securities and Exchange Commission permit etrials to use 5% and 10% in this table. There can be no assurance that the price of etrials’ stock will increase and this table does not constitute any prediction of the future value of its stock by etrials.

Employment Agreements

John K. Cline

Pursuant to an employment agreement dated August 22, 2005, and effective upon consummation of the merger, John K. Cline has agreed to serve as the president and chief executive officer of both CEA and etrials for an initial term of two years, which initial term shall automatically be renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either CEA or Mr. Cline. Mr. Cline’s employment agreement provides that Mr. Cline will receive a minimum base salary of $250,000.

Mr. Cline’s employment agreement also provides that Mr. Cline will be granted options to purchase 500,000 shares of CEA common stock, such options to vest quarterly in arrears over a four year period and to have an exercise price equal to the fair market value of CEA’s common stock on the date of grant. In addition, Mr. Cline’s employment agreement provides that Mr. Cline is entitled to receive an annual bonus of up to one hundred percent of his base salary on terms and conditions determined by the compensation committee of CEA’s Board of Directors, and to participate in all present and future employee benefit, retirement and compensation plans of CEA and etrials consistent with his position as chief executive officer and president of each company.

James W. Clark, Jr.

Pursuant to an employment agreement dated August 22, 2005, and effective upon consummation of the merger, James W. Clark, Jr. has agreed to serve as the chief financial officer, secretary and treasurer of both CEA and etrials for an initial term of two years, which initial term shall automatically be renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either CEA or Mr. Clark. Mr. Clark’s employment agreement provides that Mr. Clark will receive a minimum base salary of $200,000. Mr. Clark’s employment agreement also provides that Mr. Clark will be granted options to purchase 350,000 shares of CEA common stock, such options to vest quarterly in arrears over a four year period and to have an exercise price equal to the fair market value of CEA’s common stock on the date of grant. In addition, the Clark Employment Agreement provides that Mr. Clark is entitled to receive an annual bonus of up to one hundred percent of his base salary on terms and conditions determined by the compensation committee of CEA’s Board of Directors, and to participate in all present and future employee benefit, retirement and compensation plans of CEA and etrials consistent with his position as vice president of finance, chief financial officer, secretary and treasurer of each company.

Michael Harte

Pursuant to an employment agreement dated August 22, 2005, and effective upon consummation of the merger, Michael Harte, has agreed to serve as the senior vice president of strategic accounts of etrials for an initial term of two years, which initial term shall automatically be renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either etrials or Mr. Harte. Mr. Harte’s employment agreement provides that Mr. Harte will receive a minimum base salary of $160,000. In addition, Mr. Harte’s employment agreement provides that Mr. Harte is entitled to receive sales commission payments on terms and conditions determined by etrials’ chief executive officer and approved by etrials’ board of directors, and to participate in all present and future employee benefit, retirement and compensation plans of etrials consistent with his position as senior vice president of the company.

Provisions Applicable to All Three Agreements

Each of the three employment agreements further provides that, in the event of the termination of the executive’s employment (including termination as a result of non-renewal), the employer will pay the executive his base salary and annual bonus through the date of termination if he is terminated by for “cause” (as defined) or if he terminates his employment without “good reason” (as defined). If the termination is without “cause” or for “good reason”, the employer will (i) pay the executive his base salary for a period of twelve months after the termination of his employment, and (ii) any stock options that would have vested and become exercisable within one year of the date of termination shall immediately become vested and exercisable. If the employer terminates the executive’s employment in connection with a “change in control” (as defined), the employer will pay the executive his base salary for a period of eighteen months after the termination of his employment, and all of the executive’s stock options shall immediately become vested and exercisable. The executive’s exercisable stock options will remain exercisable for a one year period after his termination other than for “cause”; such exercise may be made on a cashless basis if made within 90 days of the date of termination.

Each of the three employment agreements also includes certain restrictive covenants that limit the executive’s ability to compete with CEA and etrials or to divulge certain confidential information concerning CEA and etrials (or, in the case of Mr. Harte, only etrials in each instance).

etrials Board of Directors

Mr. Cline, etrials’ chief executive officer, is a full-time employee of etrials and we do not pay him any additional amounts for serving on our board of directors. Fred Nazem, who served as our executive chairman prior to his resignation from the board in October 2005, was not a full-time employee of etrials. In addition to the options detailed in the table below, he was granted additional options in recognition of his service as an executive officer. Peter Coker has also been granted additional options related to services provided other than in his capacity as a member of etrials’ board of directors. See “Related Party Transactions” beginning on page 146 for details regarding these options. Directors who are not officers or employees of etrials are compensated with stock options, which vest in equal annual increments over a period of four years. Members of etrials’ board of directors do not receive any cash compensation for their service on the board, although their reasonable travel and other etrials’ related expenses are reimbursed.

Board Member	Number of Shares Subject to Options	Date of Grant	Exercise Price	Expiration Date
Fred F. Nazem	200,000	05/13/04	$0.60	05/13/14
Fred F. Nazem	50,000	06/01/05	$1.20	06/01/15
Robert Brill	150,000	05/13/04	$0.60	05/13/14
Robert Brill	37,500	06/01/05	$1.20	06/01/15
Hans Lindroth	150,000	05/13/04	$0.60	05/13/14
Hans Lindroth	37,500	06/01/05	$1.20	06/01/15
Peter Coker	100,000	05/13/04	$0.60	05/13/14
Peter Coker	25,000	06/01/05	$1.20	06/01/15

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2005 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on December 12, 2005 or after the consummation of the merger;

•	each of our current executive officers and directors;

•	each director nominee;

•	all our current executive officers and directors as a group; and

•	all of our executive officers and directors as a group after the consummation of the merger.

This table assumes that (i) only the minimum of 7,400,000 shares are issued in the merger, (ii) all shares held in escrow until the $7.00 Trigger is met are released to the holders and not cancelled, and (iii) for the purpose of determining the number of stock options that will be exercisable within 60 days post-consummation of the merger, that the merger is consummated on January 31, 2006.

	Beneficial Ownership of our common stock on September 30, 2005			Beneficial ownership of our common stock after the consummation of the merger
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class Before Merger	Number of Shares		Percent of Class After Merger Assuming No Exercise of Conversion or Appraisal Rights(2)	Percent of Class After Merger Assuming Maximum Exercise of Conversion or Appraisal Rights(3)
CEA Group, LLC(4)	437,500		8.9%	437,500		3.6%	3.9%
J. Patrick Michaels, Jr.	492,500	(5)	10.1%	875,407	(6)	6.9%	7.6%
Donald Russell	210,000	(7)	4.3%	413,954	(8)	3.3%	3.7%
Robert Moreyra	141,250	(9)	2.9%	258,621	(10)	2.1%	2.3%
Brad Gordon	43,750	(11)	0.9%	59,211	(12)	0.5%	0.5%
Peter Collins	0		0%	0		0%	0%
Barry Rubenstein(13)	325,000	(14)	6.6%	975,000	(15)	7.5%	8.3%

Harold Ewen	75,000		1.5%	75,000		0.6%	.07%
John Cline(16) (17)	0		0%	268,239		2.1%	2.4%
Robert Brill(16) (18)	0		0%	1,471,262		11.5%	12.6%
Peter Coker(16) (19)	0		0%	417,535		3.3%	3.7%
Hans Lindroth(16) (20)	0		0%	10,350		0.1%	0.1%
MiniDoc AB(16) (21)	0		0%	2,535,939		19.2%	20.9%
Infologix (BVI) Limited(16) (22)	0		0%	1,166,554		9.2%	10.1%
Newlight Associates II, LP(16) (23)	0		0%	1,471,262		11.5%	12.6%
Fred F. Nazem(16) (24)	0		0%	872,303		6.9%	7.6%
E-ZAD Partnership Limited(25)	0		0%	734,295		5.8%	6.4%
All current CEA directors and executive officers as a group (5 individuals)	887,500	(26)	16.1%	1,607,193	(27)	13.1%	13.8%
All post-merger directors and executive officers as a group (15 individuals) (28)	285,000	(29)	5.8%	3,573,094	(30)	26.4%	28.9%

(1)	Unless otherwise indicated, the business address of each of the following is 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602.
(2)	Assumes no CEA Stockholder issued stock in its IPO exercises their conversion rights and no etrials stockholders exercise their appraisal rights.
(3)	Assumes 19.99% of CEA’s Stockholders issued shares in its IPO exercise their conversion rights and holders of 5% of etrials stock exercise their appraisal rights.
(4)	J. Patrick Michaels, Jr. exercises voting power with respect to such shares as he is the chairman of the board and chief executive officer of CEA Group.
(5)	Represents 55,000 shares of common stock held by Mr. Michaels and 437,500 shares of common stock held by CEA Group, of which Mr. Michaels is the chairman of the board and chief executive officer. Does not include 382,907 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will not become exercisable within 60 days.
(6)	Represents the shares referred to in footnote 5 above as well as the 382,907 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(7)	Does not include 203,954 shares of common stock issuable upon exercise of warrants that are not currently exercisable and will not become exercisable within 60 days.
(8)	Represents the shares referred to in footnote 7 above as well as the 203,954 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(9)	Does not include 117,371 shares of common stock issuable upon exercise of warrants that are not currently exercisable.

(10)	Represents the shares referred to in footnote 9 above as well as the 117,371 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(11)	Does not include 15,461 shares of common stock issuable upon exercise of warrants that are not currently exercisable.
(12)	Represents the shares referred to in footnote 11 above as well as the 15,461 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(13)	Barry Rubenstein’s business address is 60 Wheatley Road, Brookville, New York 11545.
(14)	Represents (i) 150,000 shares of common stock held by Woodland Partners, of which Mr. Rubenstein is general partner, and (ii) 175,000 shares of common stock held by the Barry Rubenstein Rollover IRA Account. Does not include 650,000 shares of common stock issuable upon exercise of warrants held by Mr. Rubenstein or Woodland Partners which are not currently exercisable. The foregoing information was derived from a Schedule 13G filed with the SEC on February 23, 2004.
(15)	Represents the shares referred to in footnote 14 above as well as the 650,000 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(16)	For purposes of calculating the beneficial ownership after the consummation of the merger of the persons noted in the table who will be exchanging their etrials securities for CEA securities, we have made the following assumptions: (i) that all outstanding etrials warrants will be exercised prior to the consummation of the merger, on a cashless basis, (ii) that no outstanding etrials stock options will be exercised prior to the consummation of the merger; and (iii) that etrials will declare “paid-in-kind” dividends of additional shares of preferred stock to the holders of its outstanding classes of preferred stock for the period commencing with the date of issuance of each share of preferred stock and ending on January 31, 2006.
(17)	John Cline’s business address is 4000 Aerial Center Parkway, Morrisville, North Carolina 27560. Includes 266,233 warrants and options to purchase shares of common stock that will be exercisable upon consummation of the merger or which will become exercisable within 60 days of January 31, 2006. Does not include 129,950 shares issuable upon the exercise of options that will not be exercisable upon consummation of the merger and will not become exercisable within 60 days of January 31, 2006.
(18)	Robert Brill’s business address is c/o Newlight Management, LLC, 500 North Broadway, Suite 144, Jericho, New York 11753. Includes: (i) 612,375 shares of common stock held by Newlight Associates II, LP; (ii) 214,989 shares of common stock held by Newlight Associates II (BVI), LP; (iii) 100,597 shares of common stock held by Newlight Associates II-E, LLC; (iv) 10,350 shares of common stock issuable upon the exercise of options which will be exercisable upon consummation of the merger or which will become exercisable within 60 days of January 31, 2006; (v) 351,702 shares of common stock issuable upon the exercise of warrants which will be exercisable upon consummation of the merger and held by Newlight Associates II, LP; (vi) 123,473 shares of common stock issuable upon the exercise of warrants which are currently exercisable and held by Newlight Associates II (BVI), LP; and (vii) 57,776 shares of common stock issuable upon the exercise of warrants which will be exercisable upon consummation of the merger and held by Newlight Associates II-E, LLC. Dr. Brill is a general partner of each of the three Newlight Associates II entities; the other general partner of the three Newlight Associates II entities is Robert Raucci, whose business address is the same as Dr. Brill’s. Does not include 41,400 shares of common stock issuable upon the exercise of options that will not be exercisable upon consummation of the merger and will not become exercisable within 60 days of January 31, 2006.
(19)

Peter Coker’s business address is c/o Tryon Capital, The Europa Center, 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27514. Includes: (i) 187,223 shares of common stock issuable upon the exercise of warrants and options that will be exercisable upon consummation of the merger or which will become exercisable within 60 days of January 31, 2006; (ii) 36,075 shares of common stock held by Dunlap Industries, Ltd., of which Mr. Coker is Managing Director; and (iii) 20,719 shares of common stock issuable upon the exercise of warrants which will be exercisable upon consummation of the merger and held by Dunlap Industries, Ltd. Does not include shares of common stock issuable upon the exercise of options which will not be exercisable upon consummation of the merger and will not become exercisable within 60 days of January 31, 2006.
(20)	Hans Lindroth’s business address is c/o Lingfield AB, Klevgránd 2, 11634 Stockholm, Sweden. Includes 10,350 shares of common stock issuable upon the exercise of options that will be exercisable upon consummation of the merger or which will become exercisable within 60 days of January 31, 2006. Does not include (i) 1,610,811 shares of common stock held by MiniDoc AB, of which Mr. Lindroth is a member of the board of directors; (ii) 925,128 shares of common stock issuable upon the exercise of warrants that will be exercisable upon consummation of the merger and held by MiniDoc AB, and (iii) 41,400 shares of common stock issuable upon the exercise of options that are will not beexercisable upon consummation of the merger and will not become exercisable within 60 days of January 31, 2006.
(21)	MiniDoc AB’s business address is Norrmalmstorg 14, 111 46 Stockholm, Sweden. MiniDoc AB is a publicly-traded holding company the stock of which is traded on the small cap over-the-counter market in Sweden. Includes 925,128 shares of common stock that are issuable upon the exercise of warrants that will be exercisable upon consummation of the merger. Does not include shares of common stock issuable upon the exercise of options that are held by Mr. Lindroth. Does not include shares of stock held by Infologix (BVI) Limited (see note (17), below), which owns approximately 40% of the outstanding shares of MiniDoc AB.
(22)	Infologix (BVI) Limited is a company organized in the British Virgin Islands whose business address is The Parade, St. Helier, Jersey, Channel Islands, United Kingdom. Infologix (BVI) Limited is wholly-owned by Hammerwood (BVI) Limited, a company organized in the British Virgin Islands. Hammerwood (BVI) Limited is controlled by Elmwood Investment Holdings Ltd., a holding company organized in the British Virgin Islands. The Peder Sager Wallenberg Charitable Trust has the right to receive 25% of 99.9% of all dividends declared by Hammerwood and 99.9% of all of the assets of Hammerwood distributed upon any liquidation thereof. Includes 425,567 shares of common stock that are issuable upon the exercise of warrants that will be exercisable upon consummation of the merger.
(23)	Newlight Associate II, LP’s business address is c/o Newlight Management, LLC, 500 North Broadway, Suite 144, Jericho, New York 11753. Includes: (i) 214,989 shares of common stock held by Newlight Associates II (BVI), LP; (ii) 100,597 shares of common stock held by Newlight Associates II-E, LLC; (iii) 351,702 shares of common stock issuable upon the exercise of warrants which are currently exercisable; (iv) 123,473 shares of common stock issuable upon the exercise of warrants which are currently exercisable and held by Newlight Associates II (BVI), LP; (v) 57,776 shares of common stock issuable upon the exercise of warrants which are currently exercisable and held by Newlight Associates II-E, LLC; and (vi) 10,350 options to purchase shares of common stock held by Dr. Brill individually that will be exercisable upon consummation of the merger or will become exercisable within 60 days of January 31, 2006. Does not include 41,400 options to purchase shares of common stock held by Dr. Robert Brill individually and which will not become exercisable within 60 days of January 31, 2006. Dr. Brill is a general partner of each of the Newlight Associates II entities, which are sister venture capital funds with numerous investors. Robert Raucci is the other general partner of the three Newlight Associates II entities.
(24)	Fred F. Nazem’s business address is c/o Nazem and Company, 645 Madison Avenue, 12th Floor, New York, New York 10022. Includes 318,222 warrants that will be exercisable upon consummation of the merger.
(25)	E-ZAD Partnership Limited is a Texas corporation, the business address is 2435 North Central, Suite 225, Richardson, Texas 75080. Prodea Inc., a Texas corporation, is the general partner of E-ZAD Limited Partnership Includes 267,876 shares of common stock issuable upon the exercise of warrants that will be exercisable upon consummation of the merger.
(26)	Does not include 719,693 shares of common stock issuable upon exercise of warrants that are not currently exercisable.
(27)	Includes 719,693 shares of common stock issuable upon exercise of then exercisable warrants.
(28)	For purposes of this calculation, in addition to the ownership of CEA’s post-merger executive officers and directors, we have included the beneficial ownership of the following persons who will be executive officers of etrials after the merger: Robert Sammis, James W. Clark, Jr., Michael Harte, Pascal King, Craig Pyne, Richard Piazza, Mark. A. Jewett and Jan Wilson.
(29)	Does not include 203,954 shares of common stock issuable upon exercise of warrants that are not currently exercisable.
(30)	Includes 1,231,790 shares of common stock issuable upon exercise of warrants or options which will be exercisable upon consummation of the merger or which will become exercisable within 60 days of January 31, 2006. Does not include 445,466 shares of common stock issuable upon the exercise of options and warrants that are not currently exercisable and which will not become exercisable within 60 days of January 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CEA Related Party Transactions

Prior to our IPO, we issued an aggregate of 750,000 shares of common stock to the CEA Inside Stockholders as set forth below at a purchase price of approximately $0.033 per share. Subsequent to the issuance, our board of directors authorized a 1.1666666-to-1 forward split of our common stock, effectively lowering the purchase price to $0.029 per share. The following share numbers have been adjusted to reflect this stock split:

Name	Number of Shares	Relationship to Us
CEA Group, LLC	437,500	10% Stockholder
Donald Russell	175,000	Vice Chairman
Robert Moreyra	131,250	Executive Vice President and Director
Harold Ewen	87,500	Special Advisor
Brad Gordon	43,750	Chief Financial Officer and Director

These shares are being held in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until February 2007 pursuant to an escrow agreement between us, the CEA Inside Stockholders and the escrow agent. These shares will not be transferable except to their spouses, children or trusts established for their benefit and will be released prior to February 2007 only if we liquidate following a business combination or upon a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

The holders of these shares are entitled to make up to two demands that CEA register these shares pursuant to a registration rights agreement dated February 19, 2004. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Commencing on our IPO through the consummation of the merger, we will pay CEA Group, LLC a monthly fee of $7,500 for general and administrative services.

CEA has and will continue to reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf, such as identifying and investigating possible target businesses and business combinations.

Other than the $7,500 per-month administrative fee payable to CEA Group, LLC and reimbursable out-of-pocket expenses payable to CEA officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of the above listed CEA stockholders for the services rendered to CEA prior to or in connection with the consummation of the merger.

During 2004 and 2003, CEA Group, LLC advanced $94,300 to CEA to cover expenses related to CEA’s initial pubic offering. This loan was repaid without interest in March 2004.

All ongoing and future transactions between CEA and any of its officers and directors or their respective affiliates will be on terms believed by CEA to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of CEA board who do not have an interest in the transaction.

etrials Related Party Transactions

Stock Issuances to Related Parties.

The discussion and tables below disclose all stock issuances from etrials to named executive officers, directors and beneficial holders of 5% or more of etrials’ outstanding capital stock for the period beginning January 1, 2002 and ending August 31, 2005.

Issuances in Connection with Araccel Merger. On January 31, 2003, Araccel Corporation merged with and into etrials, Inc. etrials, Inc. was the surviving corporation in the merger and, as part of the merger, changed its name to etrials Worldwide, Inc. Pursuant to the merger, the following persons acquired shares of the common stock and Series A Preferred Stock of etrials in exchange for their interests in Araccel Corporation. These shares were issued on the same terms and conditions as shares issued to other Araccel Corporation stockholders and secured convertible noteholders in connection with the merger:

Stockholder Name	Number of Common Shares Acquired	Number of Series A Preferred Shares Acquired
James W. Clark, Jr.	—	284,137
Infologix (BVI) Limited	—	2,088,491
Rachael King	—	111,148
MiniDoc AB	6,086,548	—
Fred F. Nazem	—	1,063,287
Richard J. Piazza	—	132,354

Certain additional share issuances were also made to parties related to etrials in connection with the closing of the merger with Araccel Corporation, as follows:

Stockholder Name	Number of Common Shares Acquired	Number of Series A Preferred Shares Acquired
Peter Coker(1)	373,686	290,652
Dunlap Industries, Ltd.(2)	82,735	57,677

(1)

Includes: (i) 56,544 shares of etrials’ common stock and 49,206 shares of etrials’ Series A Preferred stock issued directly to Mr. Coker in connection with an Investment Banking Fee Satisfaction Agreement pursuant to which Tryon Capital, Inc. agreed to accept 126,588 shares of etrials’ common stock, and 98,412 shares of etrials’ Series A Preferred stock at a price per share of $1.00 in satisfaction of $225,000 of investment banking fees owed to Tryon Capital, Inc. Mr. Coker was the Managing Director of Tryon Capital, Inc.; and (ii) 6,570 shares of etrials’ common stock issued pursuant to a Warrant Exchange Agreement during January, 2003 between Mr. Coker and etrials pursuant to which Mr. Coker agreed to exchange 100,007 warrants to purchase shares of etrials’ old Series B Preferred stock, on terms and conditions that were the same as those granted to other warrant holders; and (iii) 279,337 shares of etrials’ common stock and 217,163 shares of etrials’ Series A Preferred stock issued to Mr. Coker at a price per share of $1.00 in connection with the conversion of $496,501 of debt pursuant to the terms of a Secured Note Exchange Agreement between etrials and Mr. Coker dated as of January

29, 2003 (an additional 45,290 shares of etrials’ common stock and 35,210 shares of etrials’ Series A Preferred stock were issued to partners of Mr. Coker in connection with the conversion of $80,500 of debt owed to Mr. Coker pursuant to such agreement); and (iv) 31,235 shares of etrials’ common stock and 24,283 shares of etrials’ Series A Preferred stock issued directly to Mr. Coker in connection with a Secured Note Exchange Agreement between etrials and Capital Investment Partners, LLC dated as of January 29, 2003, pursuant to which Capital Investment Partners agreed to convert $266,394 of debt at a conversion price of $1.00 per share for 149,877 shares of etrials’ common stock and 116,517 shares of etrials’ Series A Preferred Stock. Mr. Coker was a partner in Capital Investment Partners.

(2)	Includes: (i) 8,554 shares of etrials’ common stock issued to Dunlap Industries, Ltd. pursuant to a Warrant Exchange Agreement with etrials pursuant to which Dunlap agreed to exchange 130,202 warrants to purchase shares of etrials’ Series B Preferred stock, on terms and conditions that were the same as those granted to other warrant holders; and (ii) 74,191 shares of etrials’ common stock and 57,677 shares of etrials’ Series A Preferred stock issued to Dunlap at a price per share of $1.00 in the connection with the conversion of debt pursuant to the terms of a Secured Note Exchange Agreement between etrials and Dunlap dated as of January 29, 2003. Mr. Coker is the Managing Director of Dunlap Industries, Ltd.

Series A Convertible Preferred Stock Sales. etrials conducted a Series A Preferred Stock offering during 2003, after the closing of the merger with Araccel Corporation. New investors in the offering generally purchased shares of Series A Preferred Stock in units consisting of five shares of Series A Preferred Stock and one five-year warrant to purchase shares of etrials’ common stock at an exercise price of $0.01 per share at a purchase price of $5.00 per unit. By their terms, the warrants issued in the 2003 Series A Preferred Stock offering survive the closing of the merger and, if not exercised, will be assumed by CEA. In addition, as detailed in the footnotes below certain investors in the offering acquired shares of Series A Preferred Stock pursuant to the conversion of outstanding convertible debt.

Stockholder Name	Acquisition Date	Number of Series A Preferred Shares Acquired	Number of Common Stock Warrants Acquired	Amount Invested
Infologix (BVI) Limited	08/21/03	500,000	100,000	$500,000
E-ZAD Partnership Limited(1)	08/28/03	1,000,000	1,200,000	$1,000,000
MiniDoc AB(2)	08/29/03	508,770	—	$270,411
Fred F. Nazem(3)	08/29/03	157,850	31,570	$157,580
James W. Clark, Jr. (4)	08/29/03	13,735	2,747	$13,735
Robert Sammis(5)	08/29/03	5,970	1,194	$5,970
Newlight Associates II, LP(6)	12/12/03	1,322,800	1,587,360	$1,322,800
Newlight Associates II (BVI), LP(6)	12/12/03	464,400	557,280	$464,400
Newlight Associates II-E, LLC(6)	12/12/03	212,800	255,360	$212,800
Michael Harte(7)	12/29/03	50,000	—	$50,000

(1)	In connection with the issuance of the Series A Preferred stock offering, etrials issued to E-ZAD Partnership Limited 500,000 warrants having an exercise price of $1.20 and 500,000 having an exercise price of $0.50. By their terms, all of these warrants survive the merger. In order to induce E-ZAD Partnership Limited to exercise the warrants prior to the closing of the merger, the board of directors of etrials agreed to allocate additional merger consideration to E-ZAD Partnership Limited. E-ZAD Partnership Limited has agreed in the merger agreement to exercise these warrants prior to the merger, and in connection with this agreement an additional $337,985 of merger consideration was allocated to E-ZAD Partnership Limited. Of this, $307,533 is to be satisfied with shares of CEA common stock, and $30,542 is to be satisfied with CEA warrants, with the fair market value of the CEA common stock and CEA warrants to be determined based upon the average reported last sales price for the ten trading days ending three days prior to the closing date of the merger. On August 24, 2005, E-ZAD Partnership Limited exercised its 200,000 $0.01 warrants and acquired 200,000 shares of etrials’ common stock.

(2)	Represents the conversion of convertible debt at a price per share of $0.5315. The conversion price was determined pursuant to the terms of a Secured Convertible Promissory Note dated November 1, 2002 by and between MiniDoc AB and Araccel Corporation, which note was assumed by etrials pursuant to its merger with Araccel Corporation.

(3)	Represents the conversion of principal and accrued interest on a $150,000 Promissory Note dated February 14, 2003. In order to induce Mr. Nazem to exercise these warrants, as well additional warrants held by him, prior to the closing of the merger, the board of directors of etrials agreed to allocate additional merger consideration to Mr. Nazem. Mr. Nazem has agreed in the merger agreement to exercise these warrants prior to the merger and in connection with this agreement an additional $16,044 of merger consideration has been allocated to Mr. Nazem. Of this, $14,598 is to be satisfied with shares of CEA common stock, and $1,446 is to be satisfied with CEA warrants, with the fair market value of the CEA common stock and CEA warrants to be determined based upon the average reported last sales price for the ten trading days ending three days prior to the closing date of the merger.

(4)	Represents the conversion of deferred salary. Mr. Clark exercised the warrants on December 29, 2003 and acquired 2,747 shares of etrials’ common stock.

(5)	Represents the conversion of deferred salary.

(6)

Newlight Associates II, LP, Newlight Associates II (BVI), Ltd. and Newlight Associates II-E, LLC, are related venture capital funds that we refer to as the “Newlight Associates II funds.” Robert Brill, a member of etrials’ board of directors, is also the managing general partner of the Newlight Associates II funds. As described in the table above, the Newlight Associates II funds acquired 2,400,000 warrants to purchase shares of etrials’ common stock, 400,000 of which had an exercise price of $0.01 per share, 1,000,000 have an exercise price of $1.20 per share and 1,000,000 have an exercise price of $0.50 per share. The Newlight Associates II funds exercised the $0.01 warrants on July 14, 2004 and etrials issued an aggregate of 400,000 shares of etrials’ common stock to them in connection with such exercise. By their terms, the $1.20 and $0.50 warrants remain exercisable after the closing of the merger. In order to induce the Newlight Associates II funds to exercise these warrants prior to the closing of the merger, the board of directors of etrials agreed to allocate additional merger consideration to the Newlight Associates II funds. The Newlight Associates II funds have agreed in the merger agreement to exercise these warrants prior to the merger, and in connection with this agreement an additional $675,971 of merger consideration was allocated to the Newlight Associates II funds. Of this, $615,066 is to be satisfied with shares of CEA common stock, and $60,905 is to be satisfied with CEA warrants, with the fair market value of the CEA common stock and CEA warrants to be determined based upon the average reported last sales price for the ten trading days ending three days prior to the closing date of the merger.

(7)	Mr. Harte did not acquire any warrants in connection with the investment.

Additional Related Party Transactions

Peter Coker. Mr. Coker is a member of etrials board of directors. From January 2000 until December 2003, Mr. Coker was the Managing Partner of Tryon Capital Partners, and since January 2004 Mr. Coker has been the Managing Director of Tryon Capital Ventures. During 2003, etrials paid Tryon Capital Partners a gross total of $202,500 in fees related to its assistance in raising capital as part of etrials’ 2003 private placement of securities. During 2004, etrials paid Tryon Capital Ventures a gross total of $315,026 in fees related to its assistance in raising capital as part of etrials’ 2004 private placement of securities. On December 17, 2004 etrials issued a total of 157,513 warrants to purchase shares of its common stock, having an exercise price of $2.00 per share and expiring on December 16, 2009, to persons associated with Tryon Capital Ventures in connection with Tryon’s assistance in etrials’ 2004 private placement of securities. Of these warrants, 44,546 were issued directly to Mr. Coker. If not exercised prior to the merger, these warrants will expire.

During 2003, etrials paid a cash total of $688,907 in principal and accrued interest at the rate of 10% per annum in full satisfaction of a secured promissory note between Mr. Coker and etrials; as noted in the table above, in connection with the Araccel merger, a portion of this note was satisfied via the issuance of 279,337 shares of etrials’ common stock and 217,163 shares of etrials’ Series A Preferred stock to Mr. Coker, and an additional 45,290 shares of etrials’ common stock and 35,210 shares of etrials’ Series A Preferred stock to partners of Mr. Coker, in each case at a conversion price per share of $1.00.

During 2004, etrials paid a cash total of $128,353 on behalf of Capital Investment Partners, LLC, of which Mr. Coker is a partner and of which $64,176 was paid directly to Mr. Coker, in full satisfaction of a secured promissory note between Capital Investment Partners and etrials bearing interest at the rate of 10% per annum; as noted in the table above, in connection with the Araccel merger, a portion of this note was satisfied via the issuance of 149,877 shares of etrials’ common stock and 116,517 shares of etrials’ common stock, in each case at a conversion price per share of $1.00. Of these shares, 31,250 shares of etrials’ common stock and 24,283 shares of etrials’ Series A Preferred stock were issued directly to Mr. Coker.

Also during 2004, etrials paid a cash total of $63,905 to Dunlap Industries, Ltd., of which Mr. Coker is the Managing Director, in full satisfaction of a secured promissory note bearing interest at a per annum rate of 10% between Dunlap and etrials; as noted in the table above, in connection with the Araccel merger, a portion of this note was satisfied via the issuance of 74,191 shares of etrials’ common stock and 57,677 shares of etrials’ Series A Preferred stock at a conversion price per share of $1.00.

BIP, a partnership of which Mr. Coker is a partner made a series of loans to etrials secured by the account receivables of etrials. These loans began in 2001. During the period January 1, 2002 through December 31, 2004, BIP made $11,034,200 of such loans to etrials. These loans were repaid as and when etrials collected its account receivables. Interest for these loans averaged approximately 36% per annum. At December, 31, 2004 $727,990 in principal was outstanding and $24,556 of interest remained unpaid. During 2005, etrials paid all principal and interest and no amounts of principal or interest are currently outstanding.

In addition, BIP also made $615,694 principal amount of term loans to etrials during 2002. Interest for these loans averaged approximately 12% per annum. These term loans were repaid in full during 2003 and 2004, together with $35,037 of interest. No amount of principal or interest remains outstanding.

On January 29, 2003, etrials issued 7,000 options to purchase shares of its common stock to Mr. Coker in connection with his facilitating of etrials’ relationship with BIP Partners, a partnership of which Mr. Coker is a partner. These options have an exercise price of $0.53 per share and are exercisable until January 28, 2013. Also on January 29, 2003, etrials issued 285,271 options to purchase shares of its common stock to Mr. Coker in connection with his provision of consulting services to the company. These options have an exercise price of $0.53 and are exercisable until January 28, 2013.

During 2004, etrials paid a total of $22,000 in fees to Capital Investment Partners, of which Mr. Coker is a partner, for advisory services provided to etrials during 2002.

On August 3, 2004, etrials issued 20,000 warrants to purchase shares of etrials common stock, having an exercise price of $0.60 per share and expiring on August 3, 2009, to Mr. Coker. These warrants were issued in connection with Mr. Coker’s personal guarantee of a loan from Bank of America to etrials. If not exercised prior to the merger, these warrants will expire.

Mr. Coker is the voting trustee pursuant to voting trust agreements among etrials, Mr. Coker, and certain beneficial holders of etrials’ common stock. In this capacity, Mr. Coker holds sole voting power with respect to 1,760,171 shares of etrials’ common stock. Mr. Coker disclaims all beneficial interests in such shares of common stock, other than with respect to 82,502 shares beneficially held jointly by Mr. Coker and his wife.

Fred F. Nazem. Mr. Nazem was the executive chairman of etrials’ board of directors until his resignation in October 2005. During 2003, etrials paid Mr. Nazem a total of $80,000 in fees related to his assistance in raising capital as part of etrials’ 2003 private placement of securities. During 2003 and 2004, Mr. Nazem was paid a total of $150,000 in fees related to his assistance in arranging the merger of Araccel Corporation with and into etrials; $60,000 of these fees were paid in 2003 and $90,000 were paid in 2004.

On August 29, 2003 etrials issued a total of 60,000 warrants to purchase shares of its common stock, expiring on August 8, 2008, to Mr. Nazem in connection with his assistance in etrials’ 2003 private placement of securities. Of these warrants, 50,000 have an exercise price of $1.00 and 10,000 have an exercise price of $0.01. By their terms, these warrants remain exercisable after the closing of the merger. In order to induce Mr. Nazem to exercise these warrants, as well as warrants acquired in etrials’ 2003 private placement (see table below) prior to the closing of the merger, the board of directors of etrials agreed to allocate additional merger consideration to Mr. Nazem. Mr. Nazem has agreed in the merger agreement to exercise these warrants prior to the merger and in connection with this agreement an additional $16,044 of merger consideration has been allocated to Mr. Nazem.

On January 30, 2003, etrials issued 225,000 options to purchase shares of its common stock to Mr. Nazem in connection with his service as an executive officer of etrials. These options have an exercise price of $0.53 and are exercisable until January 27, 2013.

MiniDoc AB. MiniDoc, AB (MiniDoc) is the beneficial holder of more than 5% of the shares of etrials, and Hans Lindroth, a member of etrials’ board of directors, is also a member of MiniDoc’s board of directors. On August 10, 2005, MiniDoc and etrials Worldwide, Inc. entered into an exclusive license agreement granting exclusive rights from MiniDoc to etrials for the MiniDoc Diary Software and the intellectual property rights underlying the MiniDoc Diary Software. We refer to this as the “licensed intellectual property.” Under the terms of the license agreement, MiniDoc retained a right to make, use and sell the licensed intellectual property, without any right to transfer or sublicense it to others. etrials has the sole right to enforce the licensed intellectual property rights as well as the right to sue for past infringement and damages.

In consideration of the grant of rights in the license agreement, etrials assumed all MiniDoc liability related to alleged past infringement of PHT Corporation’s U.S. Patent No. 6,095,985 and as a part of the confidential settlement agreement by and between etrials and PHT Corporation, etrials negotiated a release of any and all claims against MiniDoc related to such alleged infringement of the ‘985 patent.

If etrials initiates a suit for infringement of the licensed intellectual property, etrials will pay MiniDoc 10% of any net amount of damages or settlement recovered by etrials. If etrials sublicenses the licensed intellectual property, MiniDoc will receive 10% of any net revenue received by etrials. Finally, in the event that MiniDoc sells all or substantially all of its assets or is sold to a third party, etrials has the right to acquire all rights to the licensed intellectual property for the price of $1.00.

Prior to executing the license agreement, etrials used the MiniDoc Diary Software pursuant to oral royalty and rental agreements with MiniDoc. (Prior to the merger of Araccel Corporation with and into etrials on January 31, 2003, these oral agreements were with Araccel Corporation.) Payments to MiniDoc totaled $287,023 in 2002, $12,448 in 2003 and $880 in 2004. No payments were made during 2005 because etrials had no revenue from sales of MiniDoc diaries during 2005. The oral agreements were superseded by the license agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires CEA directors, officers and persons owning more than 10% of CEA’s common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to CEA, or representations from certain reporting persons that no other reports were required, CEA believes that all applicable filing requirements were complied with during the fiscal year dated December 31, 2004, except that Mr. Michaels filed one Form 4 late disclosing 10 transactions and each of Messrs. Michaels, Russell, Moreyra and Gordon filed one Form 4 late disclosing 5 transactions. Each of these late filings were to report the purchase of warrants by such individuals in order to satisfy the obligations of J. Patrick Michaels, Jr. pursuant to a contractual obligation between him and EarlyBirdCapital, Inc., the representative of the underwriters in our initial public offering, to purchase up to 1,000,000 warrants following our initial public offering.

DESCRIPTION OF CEA COMMON STOCK AND OTHER SECURITIES

General

The certificate of incorporation of CEA authorize the issuance of 20,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the record date, 4,900,000 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors if CEA, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the public stockholders owning a majority of the shares of CEA’s outstanding common stock. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of CEA’s stockholders, officers and directors. Additionally, CEA’s stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

CEA will proceed with the merger only if the stockholders who own at least a majority of the shares of common stock sold in the IPO vote in favor of the merger and stockholders owning less than 20% of the shares sold in the IPO exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If CEA is required to liquidate, the holders of CEA common stock purchased in the IPO will be entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to CEA’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if CEA is forced to liquidate.

Holders of CEA common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of CEA common stock acquired in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the merger and the merger is approved and completed. Holders of common stock who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The certificate of incorporation of CEA authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by CEA’s board of directors. Accordingly, CEA’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although CEA has entered into an underwriting agreement which prohibits CEA from, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. CEA may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of CEA. There are no shares of preferred stock outstanding, and CEA does not currently intend to issue any preferred stock.

Warrants

CEA currently has outstanding 8,050,000 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the merger. The warrants expire on February 12, 2008 at 5:00 p.m., New York City time. CEA may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or CEA’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to CEA, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, CEA has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that CEA will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

We have engaged EarlyBirdCapital, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

In connection with the merger, we will issue 4,250,000 redeemable common stock purchase warrants to etrials and 25,000 redeemable common stock purchase warrants to each of EarlyBirdCapital, Inc. and American Fund Advisors, as a portion of a finders fee. These warrants will be of the same series as our existing outstanding warrants, the terms of which are described above. In addition, the etrials security holders (but, with certain exceptions, not their transferees) will have the contractual right, in the event of a redemption of the warrants, to pay the exercise price by a “cashless exercise” pursuant to a formula set forth in the merger agreement.

PRICE RANGE OF CEA SECURITIES AND DIVIDENDS

CEA’s units, common stock and warrants are traded on the OTCBB under the symbols CEACU, CEAC and CEACW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on February 13, 2004 and since the common stock and warrants commenced public trading on February 26, 2004. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2005:
First Quarter	7.90	7.20	5.50	5.25	1.22	0.90
Second Quarter	8.00	7.00	5.95	5.26	1.15	0.82
Third Quarter	8.80	6.50	5.95	5.30	1.55	0.58
Fourth Quarter (through ___, 2005)

2004:
Fourth Quarter	7.30	6.01	5.40	4.92	1.08	0.60
Third Quarter	6.73	6.00	4.96	4.81	0.94	0.62
Second Quarter	7.25	6.27	5.04	4.74	1.10	0.79
First Quarter	6.40	5.90	4.80	4.74	0.85	0.625

Holders of CEA common stock, warrants and units should obtain current market quotations for their securities. The market price of CEA common stock, warrants and units could vary at any time before the merger.

In connection with the merger, CEA and etrials will use their reasonable best efforts to obtain the listing for trading on Nasdaq of CEA common stock, warrants and units. In the event CEA’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbol will change to one determined by CEA and Nasdaq that is reasonably representative of the corporate name or business of CEA. If the listing on Nasdaq is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB.

Holders

As of ________, 2005, there were ___ holders of record of CEA units, ___ holders of record of CEA common stock and ___ holders of record of CEA warrants. CEA believes that the beneficial holders of the units, common stock and warrants to be in excess of 400 persons each.

Dividends

CEA has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the merger. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger. The payment of any dividends subsequent to the merger will be within the discretion of our then board of directors. It is the present intention of CEA’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

APPRAISAL RIGHTS

CEA stockholders do not have appraisal rights in connection the merger or the issuance of CEA common stock pursuant to the merger.

The merger agreement has already been adopted by the stockholders of etrials. However, holders of etrials shares who properly demand appraisal of their shares may be entitled to receive consideration for their shares in accordance with Subchapter IX, Section 262 of the DGCL. The disclosure contained herein shall constitute etrials’ notice of appraisal rights under Section 262, and the full text of Section 262 is attached hereto. Any holder of etrials capital stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and the full text of Section 262 carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

The board of directors of etrials has determined that the consideration to be paid to the etrials stockholders was reasonable and that the merger was in the best interest of etrials and its stockholders. Further, etrials will have received a fairness opinion from Houlihan Smith & Company Inc. to the effect that the merger and the transactions contemplated thereby are fair to and in the best interests of the stockholders of etrials, as a condition to closing of the merger agreement.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of etrials capital stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF ETRIALS’ CAPITAL STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, FIDUCIARY (INCLUDING A VOTING TRUSTEE), DEPOSITARY OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under Section 262, persons who hold shares of etrials capital stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is approved by written consent of the stockholders pursuant to Section 228, as in the case of the adoption of the merger agreement and approval of the merger by the etrials stockholders, the constituent corporation (or as applicable, the surviving corporation) must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available to them. The notification must be made within ten days of the effective time of the merger. Any stockholder entitled to appraisal rights may demand appraisal of their shares by written notice to the surviving corporation within 20 days of the mailing of the notice.

Any etrials stockholder wishing to exercise appraisal rights must deliver to etrials a written demand for the appraisal of the stockholder’s shares as described above. Such stockholder must not have consented or voted its shares of capital stock in favor of adoption of the merger agreement and approval of the merger. A holder of shares of etrials capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Written demand for appraisal must reasonably inform etrials of the identity of the holder, including if applicable the beneficial holder of such shares, as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. AN ETRIALS STOCKHOLDER’S FAILURE TO MAKE THE WRITTEN DEMAND WITHIN 20 DAYS OF THE MAILING OF THIS NOTICE WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. THIS NOTICE WAS MAILED ON                     , 2005.

Only a holder of record of shares of etrials capital stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of etrials capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee (including a voting trustee), guardian or custodian, execution of the demand should be made in that capacity and should identify the beneficial holder with respect to which such demand is being made, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of etrials capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to etrials Worldwide, Inc., 4000 Aerial Center Parkway, Suite 100, Morrisville, North Carolina 27560, Attention: Chief Financial Officer.

Within ten days after the effective time of the merger, the corporation surviving the merger (or its successor in interest, which we refer to generally as the surviving corporation) must notify each holder of etrials capital stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of etrials capital stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of etrials capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of etrials capital stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of etrials capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of etrials common stock not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of etrials capital stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of etrials common stock and etrials preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and etrials and CEA reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of etrials capital stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of etrials capital stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of etrials capital stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of etrials capital stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of etrials capital stock under Section 262 fails to perfect or effectively withdraws or loses such holder’s right to appraisal, the stockholder’s shares of etrials capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration such stockholder would have received if such stockholder had not demanded appraisal. A stockholder will fail to perfect or effectively lose or withdraw the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights.

STOCKHOLDER PROPOSALS

The CEA 2006 annual meeting of stockholders will be held on or about                     , 2006 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2006 annual meeting, you need to provide it to us by no later than                     , 2006. You should direct any proposals to our secretary at CEA’s principal office in Tampa, Florida. If you want to present a matter of business to be considered at the year 2006 annual meeting, under CEA’s by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between                      and                     . If CEA is liquidated as a result of not consummating a business combination transaction before February 12, 2006, there will be no annual meeting in 2006.

LEGAL MATTERS

Graubard Miller will pass upon the validity of the common stock issued in connection with the merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of etrials Worldwide, Inc. at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in the Proxy Statement of CEA Acquisition Corporation, which is referred to and made a part of this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of CEA Acquisition Corporation at December 31, 2004 and December 31, 2003 and for the period from October 14, 2003 (inception) to December 31, 2004, the year ended December 31, 2004 and the period from October 14, 2003 (inception) to December 31, 2003 included in this proxy statement/prospectus and in the registration statement have been audited by BDO Seidman LLP, independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and in the registration statement. The financial statements and the report of BDO Seidman LLP are included in reliance upon their report given upon the authority of BDO Seidman LLP as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the Securities and Exchange Commission, CEA and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of CEA’s annual report to stockholders and CEA’s proxy statement. Upon written or oral request, CEA will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that CEA deliver single copies of such documents in the future. Stockholders may notify CEA of their requests by calling or writing CEA at its principal executive offices at CEA Acquisition Corporation, 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602.

WHERE YOU CAN FIND MORE INFORMATION

CEA files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by CEA with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may access information on CEA at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or incorporated in this proxy statement/prospectus by reference.

Information on etrials Web Site

Information on any etrials’ internet web site or the web site of any subsidiary of etrials is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference into this document.

Index to Financial Statements

etrials Worldwide, Inc. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

etrials Worldwide, Inc. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004 and 2003	F-3
Consolidated Statements of Operations for the nine months ended September 30, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Stockholders’ Deficit for the nine months ended September 30, 2005 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-6
Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002	F-7
Notes to Consolidated Financial Statements.	F-8

CEA REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-35

CEA FINANCIAL STATEMENTS
Balance Sheets	F-36
Statements of Operations	F-37
Statements of Stockholders’ Equity	F-39
Statements of Cash Flows	F-40
Summary of Significant Accounting Policies	F-42
Notes to Financial Statements	F-43

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

etrials Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of etrials Worldwide, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the December 31, 2003 financial statements of etrials Worldwide Limited, a wholly-owned subsidiary acquired on January 30, 2003, which statements reflect total assets of $750,000 as of December 31, 2003 and revenues of $1,200,000 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for etrials Worldwide Limited, is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of etrials Worldwide, Inc. at December 31, 2004 and 2003 and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 2004 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 1, 2005

etrials Worldwide, Inc.

Consolidated Balance Sheets

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,440,494	$1,706,649	$1,529,822
Accounts receivable, net of allowance for doubtful accounts of $45,000, $40,000 and $31,509, respectively	2,914,553	2,291,931	1,582,520
Prepaid expenses	520,132	427,966	134,968
Other current assets	12,824	15,819	16,105

Total current assets	4,888,003	4,442,365	3,263,415
Property and equipment, net of accumulated depreciation of $2,512,366, $2,315,802 and $1,820,595, respectively	1,041,533	875,673	1,011,118
Goodwill	8,011,037	8,011,037	8,011,037
Developed technology, net of accumulated amortization of $1,430,202, $1,010,585 and $471,071, respectively	243,489	663,106	1,070,619
Other assets	460,489	107,317	99,754

Total assets	$14,644,551	$14,099,498	$13,455,943

See accompanying notes.

etrials Worldwide, Inc.

Consolidated Balance Sheets

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$346,455	$511,408	$622,553
Accrued expenses	1,056,376	932,397	844,499
Accrued interest	1,625	24,556	38,464
Deferred revenue	1,542,390	1,255,155	1,513,492
Borrowings from stockholders	—	727,990	1,506,966
Bank line of credit and other short-term borrowings	636,000	—	484,821
Current portion of capital lease obligations	93,648	48,222	—

Total current liabilities	3,676,494	3,499,728	5,010,795
Deferred revenue, net of current portion	6,250	40,000	85,000
Capital lease obligations, net of current portion	76,789	—	—
Long-term borrowings, net of current portion	170,000	—	—

Total liabilities	3,929,533	3,539,728	5,095,795

Commitments and contingencies

Series A redeemable convertible preferred stock; $0.0001 par value; 15,000,000 shares authorized, 11,217,861 shares issued and outstanding at September 30, 2005 and December 31, 2004 and 2003, (aggregate liquidation value of $12,527,599 at September 30, 2005)	11,481,907	10,784,389	9,854,365
Series B redeemable convertible preferred stock; $0.0001 par value; 3,500,000 shares authorized, 1,050,087 shares issued and outstanding at September 30, 2005 and December 31, 2004, (aggregate liquidation value of $2,210,881 at September 30, 2005)	1,877,159	1,710,056	—

Stockholders’ deficit:
Common stock; $0.0001 par value; 40,000,000 shares authorized, 13,704,461, 12,604,461 and 12,100,961 shares issued and outstanding at September 30, 2005 and December 31, 2004 and 2003, respectively	1,320	1,260	1,210
Warrants	1,855,586	1,960,134	2,020,911
Additional paid-in capital	17,805,067	17,739,034	18,426,857
Deferred compensation	(135,292)	—	—
Prepaid software application-hosting discount	(280,000)	—	—
Accumulated other comprehensive income	12,818	117,487	69,831
Accumulated deficit	(21,903,547)	(21,752,590)	(22,013,026)

Total stockholders’ deficit	(2,644,048)	(1,934,675)	(1,494,217)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$14,644,551	$14,099,498	$13,455,943

etrials Worldwide, Inc.

Consolidated Statements of Operations

	Nine Months Ended September 30		Years Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Revenues	$10,816,528	$8,693,214	$12,766,306	$7,917,855	$4,601,615

Costs and expenses:
Costs of revenues	4,895,609	3,415,469	5,243,597	3,822,404	3,542,027
Sales and marketing	2,160,629	1,625,843	2,350,369	1,743,510	1,530,741
General and administrative	2,372,980	1,875,203	2,739,204	2,491,192	1,401,648
Amortization of intangible assets	419,617	401,024	539,513	471,071	906,025
Research and development	1,129,990	972,890	1,341,350	1,438,623	955,422

Total cost and expenses	10,978,825	8,290,429	12,214,033	9,966,800	8,335,863

Operating (loss) income	(162,297)	402,785	552,273	(2,048,945)	(3,734,248)

Other expenses (income):
Interest expense	38,216	264,237	327,085	541,080	735,286
Loss on extinguishment and conversion of debt, net	—	—	—	266,374	—
Interest income	(8,448)	(3,222)	(6,256)	(1,208)	(116)
Other (income) expense	(41,108)	(14,542)	(28,992)	12,916	2,224

Total other (income) expenses	(11,340)	246,473	291,837	819,162	737,394

Net (loss) income	(150,957)	156,312	260,436	(2,868,107)	(4,471,642)
Dividends and accretion of preferred stock	(864,621)	(708,809)	(985,506)	(1,429,172)	(1,314,659)

Net loss attributable to common stockholders	$(1,015,578)	$(552,497)	$(725,070)	$(4,297,279)	$(5,786,301)

Loss per common share:
Basic and diluted loss per share attributable to common stockholders	$(0.08)	$(0.05)	$(0.06)	$(0.39)	$(295.28)

Basic and diluted weighted average common shares outstanding	12,900,432	12,262,698	12,348,558	11,093,248	19,596

See accompanying notes.

etrials Worldwide, Inc.

Consolidated Statements of Stockholder’s Deficit

	Common Stock		Warrants	Additional Paid–In Capital	Deferred Compensation	Prepaid Software Application- Hosting Discount	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2001	19,002	$2	$243,490	$19,288	$(1,145)	$—	$—	$(13,355,296)	$(13,093,661)
Issuance of stock options for services	—	—	—	41,730	—	—	—	—	41,730
Exercise of stock options	31,375	3	—	14,590	—	—	—	—	14,593
Employee stock compensation expense	—	—	—	30,625	—	—	—	—	30,625
Amortization of deferred compensation	—	—	—	—	1,145	—	—	—	1,145
Dividends and accretion of preferred stock	—	—	—	(106,233)	—	—	—	(1,208,426)	(1,314,659)
Net loss	—	—	—	—	—	—	—	(4,471,642)	(4,471,642)

Balance at December 31, 2002	50,377	5	243,490	—	—	—	—	(19,035,364)	(18,791,869)
Dividends and accretion of preferred stock through January 30, 2003	—	—	—	—	—	—	—	(109,555)	(109,555)
Beneficial conversion feature	—	—	—	989,469	—	—	—	—	989,469
Dividend on Old Series B preferred stock	—	—	—	(989,469)	—	—	—	—	(989,469)
Conversion of Series A and Old Series B preferred stock into common stock	5,088,274	509	—	14,082,158	—	—	—	—	14,082,667
Issuance of Series A preferred stock and common stock to Araccel stockholders	6,086,548	609	—	3,103,531	—	—	—	—	3,104,140
Vested stock options issued to Araccel employees	—	—	—	709,064	—	—	—	—	709,064
Issuance of Series A preferred stock and common stock for services provided in connection with Araccel acquisition	253,176	25	—	129,095	—	—	—	—	129,120
Warrants issued in connection with Araccel acquisition	—	—	400,171	—	—	—	—	—	400,171
Issuance of Series A preferred stock, common stock, and warrants in exchange for notes payable to stockholders	548,695	55	27,142	280,289	—	—	—	—	307,486
Issuance of Series A preferred stock and warrants in exchange for convertible debt	—	—	2,844	—	—	—	—	—	2,844
Issuance of Series A preferred stock and warrants	—	—	1,548,356	—	—	—	—	—	1,548,356
Issuance of common stock options for services	—	—	—	188,641	—	—	—	—	188,641
Exchange of warrants for common stock	34,068	3	(243,490)	243,487	—	—	—	—	—
Issuance of common stock for services	26,111	2	—	13,957	—	—	—	—	13,959
Issuance of common stock warrants for financing services	—	—	46,277	—	—	—	—	—	46,277
Exercise of common stock options	6,292	1	—	2,831	—	—	—	—	2,832
Exercise of common stock warrants	7,420	1	(3,879)	3,952	—	—	—	—	74
Dividends and accretion of preferred stock	—	—	—	(330,148)	—	—	—	—	(330,148)
Net loss	—	—	—	—	—	—	—	(2,868,107)	(2,868,107)
Change in cumulative translation adjustment	—	—	—	—	—	—	69,831	—	69,831

Comprehensive loss									(2,798,276)

Balance at December 31, 2003	12,100,961	1,210	2,020,911	18,426,857	—	—	69,831	(22,013,026)	(1,494,217)
Warrants issued in connection with the New Series B Preferred Stock	—	—	130,574	—	—	—	—	—	130,574
Issuance of common stock for intellectual property	100,000	10	—	59,990	—	—	—	—	60,000
Issuance of stock options for services	—	—	—	23,009	—	—	—	—	23,009
Issuance of common stock warrants for services	—	—	18,238	—	—	—	—	—	18,238
Exercise of stock options	2,500	—	—	1,125	—	—	—	—	1,125
Exercise of common stock warrants	401,000	40	(209,589)	213,559	—	—	—	—	4,010
Dividends and accretion of preferred stock	—	—	—	(985,506)	—	—	—	—	(985,506)
Net income	—	—	—	—	—	—	—	260,436	260,436
Change in cumulative translation adjustment	—	—	—	—	—	—	47,656	—	47,656

Comprehensive income									308,092

Balance at December 31, 2004	12,604,461	1,260	1,960,134	17,739,034	—	—	117,487	(21,752,590)	(1,934,675)
Issuance of common stock for prepaid software application-hosting discount	900,000	40	—	559,960	—	(560,000)	—	—	—
Amortization of prepaid application-hosting discount	—	—	—	116,666	—	280,000			396,666
Employee stock based compensation	—	—	—	147,500	(147,500)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	12,208	—	—	—	12,208
Exercise of common stock warrants	200,000	20	(104,548)	106,528	—	—	—	—	2,000
Dividends and accretion of preferred stock	—	—	—	(864,621)	—	—	—	—	(864,621)
Net loss	—	—	—	—	—	—	—	(150,957)	(150,957)
Change in cumulative translation adjustment	—	—	—	—	—	—	(104,669)	—	(104,669)

Comprehensive loss									(240,561)

Balance at September 30, 2005 (unaudited)	13,704,461	$1,320	$1,855,586	$17,805,067	$(135,292)	$(280,000)	$12,818	$(21,903,547)	$(2,644,048)

See accompanying notes.

etrials Worldwide, Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30		Years Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Operating activities
Net (loss) income	$(150,957)	$156,312	$260,436	$(2,868,107)	$(4,471,642)

Adjustments to reconcile net (loss) income to net cash provided by (used in) in operating activities:
Depreciation and amortization	811,600	795,289	1,058,526	956,364	1,272,876
Amortization of prepaid software application-hosting discount	396,666	—	—	—	—
Non-cash compensation expense	12,208	41,247	41,247	198,281	73,500
Non-cash interest expense	—	—	—	50,597	—
Provision for allowance for doubtful accounts	5,000	—	8,491	11,509	—
Loss on sale of assets	941	—	—	2,156	(966)
Loss on extinguishment and conversion of debt, net	—	—	—	266,374	—
Changes in operating assets and liabilities (net of effect of acquisitions):
Accounts receivable	(697,598)	(146,345)	(704,212)	(637,782)	84,577
Prepaid expenses and other assets	(224,544)	(349,171)	(284,709)	98,003	(824)
Accounts payable and accrued expenses	(38,846)	(505,881)	(53,638)	(951,752)	306,550
Deferred revenue	260,176	(595,444)	(308,484)	419,784	612,190

Net cash provided by (used in) operating activities	374,646	(603,993)	17,657	(2,454,573)	(2,123,739)

Investing activities
Proceeds from sale of property and equipment	—	—	—	7,790	3,872
Purchase of intellectual property	—	(60,600)	(72,000)	—	—
Purchase of property and equipment	(285,973)	(60,387)	(109,614)	(33,359)	(137,315)
Capitalized internal software development costs	(135,864)	(76,032)	(124,752)	—	—
Purchase of Araccel, net cash acquired	—	—	—	93,063	—

Net cash (used in) provided by investing activities	(421,837)	(197,019)	(306,366)	67,494	(133,443)

Financing activities
Proceeds from notes payable to stockholders	—	—	—	225,000	789,300
Payments on notes payable to stockholders	—	(279,225)	(376,894)	(667,314)	—
Net (payments) proceeds for stockholder line of credit	(727,990)	32,911	(11,419)	593,938	383,842
Proceeds from bank line of credit	516,000	—	—	—	—
Payments on bank line of credit	—	(250,000)	(250,000)	—	—
Proceeds from bank equipment loan	300,000	—	—	—	—
Payments on bank equipment loan	(10,000)	—	—	—	—
Proceeds from issuance of convertible notes payable	—	—	—	—	1,075,000
Payments on convertible notes payable	—	(178,550)	(234,821)	(8,521)	—
Payments on promissory note to stockholders	—	(390,663)	(390,663)	(225,301)	—
Principal payments on capital leases	(71,091)	(35,757)	(63,540)	—	—
Payment of deferred merger costs	(199,415)	—	—	—	—
Proceeds from issuance of stock options and warrants	2,000	5,135	5,135	2,906	14,593
Net proceeds from issuance of Series A and B Preferred Stock and warrants to purchase common stock	—	1,402,503	1,785,148	3,988,331	—

Net cash (used in) provided by financing activities	(190,496)	306,354	462,946	3,909,039	2,262,735
Effect of exchange rate changes on cash	(28,468)	1,084	2,590	2,309	—

Net (decrease) increase in cash and cash equivalents	(266,155)	(493,574)	176,827	1,524,269	5,553
Cash and cash equivalents at beginning of year	1,706,649	1,529,822	1,529,822	5,553	—

Cash and cash equivalents at end of year	$1,440,494	$1,036,248	$1,706,649	$1,529,822	$5,553

Supplemental cash flow information
Cash paid for interest	$61,147	$292,800	$340,993	$406,606	$12,626

Non-cash information:
Common stock issued to customer for prepaid software application-hosting discount	$1,260,000	$—	$—	$—	$—

Accretion and dividends on Series A and B redeemable convertible preferred stock	$864,621	$708,822	$985,506	$1,429,172	$1,314,659

Purchase of voice recognition technology with common stock	$—	$60, 000	$60,000	$—	$—

Purchase of fixed assets under capital leases	$160,340	$111,762	$111,762	$—	$—

See accompanying notes.

etrials Worldwide, Inc.

Notes to Consolidated Financial Statements

1. Organization and Operations

etrials Worldwide, Inc. (the Company) was incorporated in the State of Delaware on June 9, 1999. The Company offers a broad range of Web-based electronic data capture, handheld device, and interactive voice recognition software and services uniquely designed to speed the process of clinical trials performed for drug development. The Company’s primary focus is on the costly and time-consuming clinical trial phase of drug development. The Company provides pharmaceutical and biotechnology companies with integrated software tools and services designed to significantly reduce the time spent collecting clinical trials data and manage clinical trials performance while providing an automated and easy-to-use mechanism to collect data directly from patients.

On January 30, 2003, the Company completed its acquisition of Araccel Corporation (Araccel). Araccel developed and marketed software products to automate the collection and reporting of data generated in the clinical trial phase of drug development. The Company, through its ownership of Araccel, has operations in both the United States and the United Kingdom. At the date of acquisition, the Company changed its name from etrials, Inc. to etrials Worldwide, Inc.

The Company’s operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions affecting the pharmaceutical industry.

Unaudited Interim Financial Statements

The accompanying consolidated balance sheet as of September 30, 2005, consolidated statements of operations, and cash flows for the nine months ended September 30, 2005 and 2004 and consolidated statements of stockholders’ deficit for the nine months ended September 30, 2005 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financials statements for these periods is unaudited. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and may differ materially.

Revenue Recognition

The Company derives its revenues from providing application-hosting, software usage fees and related services. Revenues resulting from application-hosting services are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

The Company offers its eClinical software products through an application service provider model. Revenues resulting from software application-hosting services, hosting fees and software usage fees are generated in three stages for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client. The Company recognizes revenue from hosting its eClinical software products ratably over the hosting period. Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Revenues generated from services contracts and software usage fees are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in with the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change. The Company records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. No such losses have been incurred to date.

Customers generally have the ability to terminate contracts which include software application-hosting and professional services agreements upon 30 days notice to the Company. However, these contracts typically require payment to etrials for fees earned from all services provided through the termination date. In the event that a customer cancels a clinical trial and its related work order, all deferred revenue is recognized and certain termination related fees may be charged.

2. Summary of Significant Accounting Policies (continued)

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, the Company has not experienced any material losses on uncompleted contracts.

The following summarizes the components of the Company’s revenues for the nine-months ended September 30, 2005 and 2004 and for the years ended December 31:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Services	$7,738,583	$6,575,697	$8,924,664	$5,865,763	$3,243,360
Software application – hosting	2,584,562	1,841,856	2,772,110	1,799,357	1,138,832
Other	493,383	275,661	1,069,532	252,735	219,423

Total	$10,816,528	$8,693,214	$12,766,306	$7,917,855	$4,601,615

The Company accounts for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenue in the statement of operations. The Company included $379,555 and $250,181 of out-of-pocket expenses in revenues and costs of revenues for the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $739,360, $197,012 and $206,649 for the years ended December 31, 2004, 2003 and 2002, respectively.

Costs of revenues consist of compensation and related fringe benefits for project-related associates, unreimbursed project related costs and indirect costs including facilities, information systems, and other costs. Selling, general, and administrative costs are charged to expense as incurred.

In connection with a software application-hosting agreement entered into on April 1, 2005, the Company issued a customer 900,000 shares of the Company’s common stock with an estimated fair value of $1.26 million. Of the 900,000 shares issued, 400,000 were vested immediately and the remaining 500,000 shares of common stock were placed in escrow. In the event the customer terminates certain agreements during a three year period, all or part of the shares held in escrow may be forfeited. EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), requires that the value of the common stock be treated as a reduction in revenue. The fair value of the 400,000 shares of non-forfeitable common stock was recorded to par and additional paid-in capital and to prepaid software application-hosting discount, a contra-equity account. The prepaid software application-hosting discount will be reduced on a straight-line basis over the three year term of the agreement, offsetting revenue generated under the agreement. If the Company concludes that the revenues from this arrangement will not exceed the costs, part or all of the remaining prepaid software application-hosting discount may be charged to earnings at that time. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Non-employee, the fair value

2. Summary of Significant Accounting Policies (continued)

of the 500,000 shares of forfeitable common stock held in escrow have been treated as unissued for accounting purposes until the future services are provided and the shares are vested. Accordingly, the fair value of the 500,000 shares of forfeitable common stock will be recorded to additional paid-in-capital as the reduction to revenue is recorded on a straight-line basis over the three year term of the agreement. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the fair value of the common stock will be remeasured at each interim reporting date during the three-year performance period with changes in fair value reflected as a cumulative adjustment. During the nine months ended September 30, 2005 etrials recorded a $396,666 discount to revenues in the accompanying consolidated statement of operations in conjunction with this application-hosting agreement.

Unbilled services are recorded for revenue recognized to date that has not yet been billed to the customers. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Unbilled services are billable to customers within one year from the respective balance sheet date. Deferred revenue represents amounts billed or cash received in advance of revenue recognition.

Internal Use Software and Website Development Costs

The Company follows the guidance of EITF Issue No. 00-2, Accounting for Web Site Development Costs which sets forth the accounting for website development costs based on the website development activity. The Company follows the guidance set forth in SOP No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP No. 98-1), in accounting for the development of internal use software. SOP No. 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to three years. The Company has capitalized $135,864 and $76,032 of internal software development costs during the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

Warranties and Indemnification

The Company’s hosting service is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s online help documentation under normal use and circumstances. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property rights. We have not previously incurred costs to settle claims or pay awards under these indemnification obligations. We account for these indemnity obligations in accordance with Statement of Financial Accounting Standard (SFAS) No. 5, Accounting for Contingencies, and record a liability for these obligations when a loss is probable and reasonably estimable. We have not recorded any liabilities for these agreements as of September 30, 2005.

The Company has entered into service level agreements with its hosted application customers warranting certain levels of uptime reliability and permitting those customers to receive credits against monthly hosting fees or terminate their agreements in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

The following table summarizes the number of customers who individually comprise greater than 10% of consolidated revenues and consolidated accounts receivable.

	Number of Customers	Percent of Consolidated Revenue	Number of Customers	Percent of Consolidated Accounts Receivable
Year ended December 31:
2002	2	38%	6	63%
2003	3	51%	6	79%
2004	4	69%	5	74%
Nine Months ended September 30 (unaudited):
2004	4	70%	3	62%
2005	3	50%	2	55%

In addition, revenues related to services provided in the United Kingdom (UK) totaled $1,806,816 and $1,398,155 for the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $2,584,942, $1,202,542 and zero for the years ended December 31, 2004, 2003 and 2002, respectively. Within the UK, one customer accounted for 83% of revenue and three customers accounted for 93% of revenue for the nine months ended September 30, 2005 and 2004 (unaudited), respectively. For the years ended December 31, 2004, and 2003, two customers accounted for 84% and 82% of UK revenue, respectively. For 2002, there were no UK based revenues.

The Company’s principal financial instruments subject to credit risk are cash and cash equivalents and accounts receivable, which are unsecured. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains this cash at high credit quality institutions and, as a result, believes credit risk related to its cash is minimal. The Company generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management performs periodic reviews of the aging of customer balances, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

The Company serves all of its application-hosting customers from third-party web hosting facilities located in North Carolina and Florida. The Company does not control the operation of these facilities, and they are vulnerable to damage or interruption. The Company maintains redundant systems that can be used to provide service in the event the third-party web hosting facilities becomes unavailable, although in such circumstances, the Company’s service may be interrupted during the transition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is recorded at cost. Computer hardware, software and equipment and furniture and fixtures are depreciated on a straight-line basis over the estimated useful lives of the assets and leasehold improvements are depreciated over the lesser of the lease term or useful lives of such assets, as follows:

Asset	Years
Leasehold improvements	Shorter of life of lease or 5
Computer hardware, software and equipment	3 to 5
Capitalized internal software development costs	1 to 3
Furniture and fixtures	5 to 7

The Company recorded depreciation expense of $391,983 and $394,265 related to these assets during the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $519,012, $485,293 and $366,851 for the years ended December 31, 2004, 2003 and 2002, respectively.

Intangible Assets

The developed technology acquired in the Araccel acquisition (see Note 3) is being amortized on a straight-line basis over its estimated useful life of three years. During April 2004, the Company entered into an Asset Purchase Agreement (the Purchase Agreement) with Authentrics, Inc. (Authentrics) whereby the Company acquired an interactive voice recognition system technology (Acquired Technology) and certain other assets in exchange for 100,000 shares of common stock with an estimated fair value of $60,000. In connection with the Purchase Agreement, the Company also entered into a services agreement with Authentrics. Pursuant to the terms of the services agreement, Authentrics agreed to provide certain consulting services related to the use, implementation, and deployment of the Acquired Technology in exchange for $360,000 of cash consideration. The portion of these services related to the installation and integration of the Acquired Technology into etrials technology platform totaled $72,000 and was capitalized as part of the Acquired Technology. The total cost of Acquired Technology of $132,000 is being amortized on a straight-line basis over its estimated useful life of three years. The Company recorded amortization expense of $419,617 and $401,024 related to its intangible assets during the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $539,514, $471,071 and $906,025 for the years ended December 31, 2004, 2003 and 2002, respectively.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment and its developed technology, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company’s estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

2. Summary of Significant Accounting Policies (continued)

Goodwill

The Company accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. The Company has elected to perform its annual impairment test as of November 1 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, the Company has identified two reporting units, its United States operating segment and its United Kingdom operating segment, based on criteria specified in SFAS No. 142. Goodwill has been allocated to these reporting units in proportion to the carrying values of the segments’ assets as of the date of acquisition. During November 2004, the Company completed the required annual test, which indicated there was no impairment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and outstanding indebtedness. In management’s opinion, the carrying amount of these financial instruments approximate their fair values at September 30, 2005 (unaudited) and December 31, 2004 and 2003, based on their short-term nature or underlying variable interest rate, except for the redeemable convertible preferred stock. The Company’s redeemable preferred stock is estimated to have a fair value of approximately $19 million based upon the consideration to be tendered in the proposed CEA Acquisition merger agreement (Note 14).

Stock Based Compensation

The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which gives companies the option to adopt the fair value method for expense recognition of employee stock options and other employee stock-based awards or to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) with pro forma disclosures of net loss attributable to common stockholders as if the fair value method had been applied. The Company accounts for stock options granted to employees and outside directors under APB 25 and related interpretations. Accordingly, compensation expense is recorded only for those employee stock options that, as of the date of grant, have an exercise price below the fair value of the common stock. The Company accounts for stock options granted to non-employees under the provisions SFAS No. 123.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends SFAS No. 123, to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The following table illustrates the effect on net loss attributable to common stockholders for the nine months ended September 30, 2005 and 2004 (unaudited) as well as the years ended December

2. Summary of Significant Accounting Policies (continued)

31, 2004, 2003 and 2002, had the Company applied the fair value recognition provisions of SFAS No. 123 for the stock options it has granted to employees:

	Nine Months Ended September 30		Years Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Net loss attributable to common stockholders, as reported	$(1,015,578)	$(552,497)	$(725,070)	$(4,297,279)	$(5,786,301)
Add: Total compensation expense for employee stock options included in net loss	12,208	—	—	—	30,625
Deduct total stock-based employee compensation expense as if determined under the fair value based method for all awards	(107,177)	(72,813)	(73,860)	(85,641)	(64,239)

Pro forma net loss attributable to common stockholders	$(1,110,547)	$(625,310)	$(798,930)	$(4,382,920)	$(5,819,915)

Basic and diluted loss per common share:
Loss per share attributable to common stockholders, as reported	$(0.08)	$(0.05)	$(0.05)	$(0.39)	$(295.28)
Non-cash compensation charges included in net loss attributable to common stockholders	—	—	—	—	1.56
Stock-based employee compensation cost that would have been included in net loss attributable to common stockholders under the fair value method	(0.01)	(0.01)	(0.01)	(0.01)	(3.28)

Pro forma loss per share attributable to common stockholders	$(0.09)	$(0.06)	$(0.06)	$(0.40)	$(297.00)

The Company computes the fair value of stock options granted to employees using the Minimum Value option-pricing model. The assumptions used in these models to estimate fair value and the resulting grant-date values are as follows:

	Nine Months Ended September 30		Years Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Expected dividend yield	0%	0%	0%	0%	0%
Expected volatility	0%	0%	0%	0%	0%
Risk-free interest rate	3.9%	4.1%	4.1%	3.4%	4.4%
Expected life (in years)	7.0	7.0	7.0	7.0	7.0
Weighted-average grant date fair value per share	$0.49	$0.15	$0.15	$0.09	$0.10

2. Summary of Significant Accounting Policies (continued)

Advertising Expense

The cost of advertising is expensed as incurred. Advertising expense, including trade show expenses, amounted to $436,334 and $230,734 for the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $351,322, $92,616 and $356,323 for the years ended December 31, 2004, 2003 and 2002, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the difference between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. The Company provides a valuation allowance for its net deferred tax assets when it is more likely than not, such assets will not be realized in the foreseeable future.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary in the United Kingdom are translated in accordance with SFAS No. 52, Foreign Currency Translation. The reporting currency for the Company is the U.S. dollar.

The Company has determined that the functional currency of its United Kingdom operations is the local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at current exchange rates. Operating results are translated into U.S. dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from the translation of assets and liabilities are included as a component of accumulated other comprehensive income in stockholders’ deficit.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), establishes standards for the way public business enterprises report about operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company maintains two operating segments which were identified based on the geographical areas of operations. Both operating segments provide a range of clinical trial services primarily to contract research organizations and drug development companies. The operating segments have been aggregated for financial reporting purposes based on similarities and consistencies in the customer base, economic characteristics, and methods of marketing, selling and providing services in each operating segment.

Loss Per Common Share

Basic and diluted loss per common share was determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period in accordance with SFAS No. 128, Earnings Per Share. The following common share equivalents have been excluded from

2. Summary of Significant Accounting Policies (continued)

the computation of diluted weighted average shares outstanding as of September 30, 2005 and 2004 (unaudited), respectively, and for the years ended December 31, 2004, 2003 and 2002 as the effect would have been anti-dilutive:

	Nine Months Ended September 30		Years Ended December 31
	2005	2004	2004	2003	2002
	(Unaudited)
Series A Preferred Stock	11,217,861	11,217,861	11,217,861	11,217,861	3,609,961
New Series B Preferred Stock	1,050,087	825,000	1,050,087	—	—
Old Series B Preferred Stock	—	—	—	—	6,862,884
Convertible notes payable	—	—	—	242,576	—
Convertible notes payable to stockholders	—	116,617	—	225,146	816,667
Options outstanding	6,497,000	5,886,000	5,881,000	3,898,708	1,264,859
Warrants outstanding	4,631,393	4,847,630	4,831,393	5,084,880	568,518

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. The provisions of SFAS 123R are effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (January 1, 2006 for the Company). The effective date, for a nonpublic entity that becomes a public entity after June 15, 2005, is the first interim or annual reporting period beginning after the entity becomes a public entity. Accordingly, the adoption of the SFAS 123R fair value method will have a material impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. SFAS 123R permits public companies to adopt its requirements using one of two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees and directors prior to that effective date of SFAS 123R that remain unvested on the effective date.

•	A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

However, since the Company used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company will be required to adopt SFAS 123R using the “prospective-transition” method upon the effective date. Under the prospective method, nonpublic entities that previously applied SFAS 123 using the minimum-

2. Summary of Significant Accounting Policies (continued)

value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the (Company).

However, any unvested stock awards granted between becoming a public entity and the adoption date will be accounted for using the “modified-prospective” method. All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R. The Company is reviewing various option valuation techniques and may use a valuation method other than Black-Scholes model upon adoption of SFAS 123R.

3. Acquisition of Araccel Corporation

On January 31, 2003, the Company acquired all of the outstanding capital stock of Araccel in a transaction accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Accordingly, Araccel operating results have been included in the accompanying consolidated statement of operations from the date of acquisition. Consideration paid to the stockholders of Araccel consisted of 6,086,548 shares of common stock, 4,359,653 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”), and 1,600,000 options to purchase the Company’s common stock.

The aggregate consideration was determined as follows:

Fair value of Series A Preferred Stock	$4,359,653
Fair value of common stock	3,104,140
Fair value of vested options to purchase common stock	709,064
Transaction costs	897,639

Total	$9,070,496

The Company agreed to pay $150,000 and issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.53 per share to a former stockholder of Araccel as consideration for services provided in connection with the acquisition. The value of the warrants issued, totaling $400,170, was determined utilizing the Black Scholes pricing model. In addition, the Company issued 196,824 shares of Series A Preferred Stock and 253,176 shares of common stock with an aggregate fair value of $325,944 to two investment banking firms as consideration for services provided to the Company in connection with the acquisition of Araccel. A partner in one of the investment banking firms is also a stockholder of the Company. The fair value of the securities issued to this related party totaled $162,972. The Company has included these costs within transaction costs in the determination of the aggregate consideration for the acquisition. The remaining transaction costs relate to legal fees and other direct transaction costs.

3. Acquisition of Araccel Corporation (continued)

The total purchase consideration has been allocated to the acquired assets and liabilities as follows:

Cash	$174,585
Accounts receivable, net	413,960
Other assets	254,972
Property and equipment	956,470
Developed technology	1,541,690
Goodwill	8,011,037
Liabilities	(2,282,218)

$9,070,496

The value of the developed technology was determined based on management’s estimate of the related discounted future cash flows. The goodwill recorded in connection with the acquisition of Araccel is not expected to be deductible for income tax purposes.

In connection with the acquisition of Araccel, the Company recognized approximately $390,732 in liabilities related to the costs of abandoning certain facilities leased by Araccel. This amount is reflected within liabilities in the allocation of purchase consideration. As of December 31, 2003, the liability had been paid in full.

4. Accounts Receivable

Accounts receivable consists of the following:

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Billed accounts receivable	$1,810,507	$1,414,758	$861,471
Unbilled accounts receivable	1,149,046	917,173	752,558

Total accounts receivable	2,959,553	2,331,931	1,614,029
Allowance for doubtful accounts	(45,000)	(40,000)	(31,509)

	$2,914,553	$2,291,931	$1,582,520

The following table summarizes activity in the Company’s allowance for doubtful accounts.

	Nine Months Ended September 30, 2005	Years Ended December 31,
		2004	2003
	(Unaudited)
Beginning of period	$40,000	$31,509	$20,000
Bad debt expense	5,000	8,491	22,748
Write-offs	—	—	(11,239)

End of period	$45,000	$40,000	$31,509

5. Property and Equipment

Property and equipment consists of the following:

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Leasehold improvements	$91,354	$94,984	$91,701
Computer hardware, software and equipment	2,966,606	2,736,129	2,035,014
Capitalized internal software development costs	260,616	124,752	—
Furniture and fixtures	235,323	235,610	704,998

Total property and equipment	3,553,899	3,191,475	2,831,713
Accumulated depreciation	(2,512,366)	(2,315,802)	(1,820,595)

	$1,041,533	$875,673	$1,011,118

6. Accrued Expenses

Accrued expenses consist of the following:

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Accrued professional fees	$325,985	$236,994	$77,923
Accrued expenses	234,570	206,806	164,264
Accrued compensation	238,432	315,662	467,400
Accrued vacation	257,389	172,935	134,912

	$1,056,376	$932,397	$844,499

7. Income Taxes

The Company has no current provision for income taxes. Due to the history of losses by the Company, management has determined that a valuation allowance is needed to reduce the net deferred tax assets to zero. The Company’s earnings (losses) before taxes in the US for the years ended December 31, 2004 and 2003 were $486,015 and $(2,216,591), respectively. The Company’s losses before taxes in the UK for the years ended December 31, 2004 and 2003 were $(225,580) and $(651,516), respectively. Components of the Company’s deferred tax assets and liabilities are as follows at December 31, 2004 and 2003:

7. Income Taxes (continued)

	December 31
	2004	2003
Deferred tax assets:
Net operating loss carryforward	$9,435,000	$8,688,000
Foreign net operating loss carryforward Research and development tax credits	473,000 77,000	382,000 77,000
Accrual to cash conversion	25,000	711,000
Developed technology	1,126,000	1,329,000

Deferred compensation	16,000	—
Organizational and start-up costs	52,000	155,000

	11,204,000	11,342,000
Deferred tax liabilities:
Depreciation	15,000	61,000

Deferred tax assets and liabilities	11,189,000	11,281,000
Valuation allowance	(11,189,000)	(11,281,000)

Total deferred tax assets	$—	$—

In connection with the acquisition of Araccel, the Company recorded deferred tax assets of $4,330,000 related to the net operating loss carryforward and the developed technology, respectively, which are included in the amounts above.

The reasons for differences between the actual income tax benefit and the amount computed by applying the statutory federal income tax rate to losses before income tax benefit are as follows for the years December 31, 2004, 2003 and 2002:

	Years Ended December 31
	2004	2003	2002
Income tax provision (benefit) at statutory rate	$89,000	$(975,000)	$(1,520,000)
State income taxes, net of federal benefit	13,000	(143,000)	(207,000)
Non-deductible expenses and other	29,000	185,000	—
Change in valuation allowance	(131,000)	933,000	1,727,000

Income tax benefit	$—	$—	$—

The Company has operating loss carryforwards for federal tax purposes of approximately $25,700,000 and $23,795,000 at December 31, 2004 and 2003, respectively, expiring beginning in 2010. For state purposes, the Company has North Carolina net economic loss carryforwards of $13,630,000 and $11,705,000 at December 31, 2004 and 2003, respectively, expiring beginning in 2012. The Company also has Pennsylvania net operating loss carryforwards of $1,013,000 and $958,000 at December 31, 2004 and 2003, respectively, expiring beginning in 2020. The Company also has New Jersey state net operating loss carryforwards of $50,000 and $25,000 at December 31, 2004 and 2003, respectively, expiring beginning in 2010. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which might cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative change in ownership of more than 50% over a three-year period.

8. Debt

Debt consists of the following:

	September 30, 2005	December 31
		2004	2003
	(Unaudited)
Borrowings from stockholders:
Notes payable to stockholders, with an interest rate of 10%, repaid in 2004	$—	$—	$171,244
Convertible notes payable to stockholders, with an interest rate of 10%, repaid in 2004	—	—	205,650
Stockholder line of credit, with an interest rate equal to 3% of borrowings	—	727,990	739,409
Promissory note to stockholders, with an interest rate of 12%, repaid in 2004	—	—	390,663

Total borrowings from stockholders	$—	$727,990	$1,506,966

Other borrowings:
Convertible notes payable, with an interest rate of 10%, repaid in 2004	$—	$—	$234,821
Bank line of credit, with an interest rate of 7.25% at September 30, 2005 and 4% at December 31, 2003	516,000	—	250,000
Bank equipment loan, with an interest rate of 7.50% at
September 30, 2005	290,000	—	—

Total other borrowings	806,000		484,821
Bank line of credit and current portion of other borrowings	636,000	—	484,821

Long-term borrowings, less current portion	$170,000	$—	$—

Notes Payable to Stockholders

As of December 31, 2002, the Company had borrowed $2,038,442 through the issuance of notes payable to certain stockholders. The notes bore interest at 10% per annum and were due on demand. The Company borrowed an additional $225,301 during the year ended December 31, 2003 through the issuance of notes payable to certain stockholders of the Company. During 2003, the Company issued an aggregate 548,695 shares of common stock, 686,172 shares of Series A Preferred Stock and 51,921 warrants to purchase common stock at an exercise price of $0.01 per share as consideration for the repayment of $1,234,868 of outstanding notes payable to certain stockholders, including accrued interest. The common stock and Series A Preferred Stock were estimated to have a fair value of $280,344 and $659,030, respectively, on the repayment dates. The value of the warrants of $27,142 was determined utilizing the Black Scholes option-pricing model. The Company accounted for the transactions as debt extinguishments in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments (EITF 96-19). Accordingly, a gain of $268,352 has been reflected within loss on extinguishment and conversion of debt, net in the accompanying consolidated statement of operations for the year ended December 31, 2003.

During 2003, the Company also amended two stockholder notes payable with an outstanding principal balance of $205,650 to include a conversion option. At the option of the holder, the restructured notes payable are convertible into shares of Series A Preferred Stock at a conversion price of $1.00 per share.

8. Debt (continued)

The outstanding principal balance of the notes was payable in full if conversion has not occurred as of December 31, 2004. The inclusion of a conversion provision in the note payable was accounted for as a debt extinguishment in accordance with EITF 96-19. However, there was no gain or loss recorded on the extinguishment since the fair value of the amended notes payable approximated the carrying value of the notes on the date of restructuring.

The remaining outstanding notes payable as of December 31, 2003 were converted into term notes, with principal payments due in twelve equal monthly payments through December 31, 2004. As of December 31, 2004, the Company had paid all amounts outstanding under the notes payable to stockholders.

In connection with the acquisition of Araccel, the Company assumed an outstanding $250,000 note payable to a stockholder. During August 2003, the Company issued 508,770 shares of Series A Preferred Stock as consideration for the repayment of the outstanding balance of $270,411, including accrued interest. The Series A Preferred Stock was estimated to have a fair value of $457,892 on the repayment date. Accordingly, a loss of $187,481 on the extinguishment of debt has been reflected within loss on extinguishment and conversion of debt, net in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Stockholder Line of Credit Agreement

During 2001, the Company entered into a line of credit agreement with certain stockholders that provided for maximum borrowings of $700,000. Advances on the line of credit were based on accounts receivable of the Company. The agreement required written requests for advances not to exceed 80% of the associated accounts receivable. Interest was accrued and due on the advances at 3% if repaid within thirty days and an additional 1% for every ten days thereafter.

During August 2003, the Company restructured the outstanding balance of approximately $938,000 under this line of credit agreement since the maximum borrowing capacity had been exceeded and a portion of the borrowings were past due. In connection with the restructuring, the Company issued an unsecured promissory note for $615,694 as consideration for the past due balances under the line of credit. The promissory note bore interest at a rate of 12% per annum and principal payments were due in twelve equal monthly installments from the date of issuance through August 2004. The remaining outstanding balance under the line of credit was payable pursuant to the original terms of the line of credit agreement. The Company accounted for the transaction as a debt extinguishment in accordance with EITF 96-19. However, no gain or loss was recorded on the extinguishment since the fair value of the unsecured promissory note issued approximated the carrying value of the portion of the line of credit extinguished.

During 2003 the stockholders increased the Company’s borrowing capacity under the line of credit agreement to $900,000. The Company issued 40,000 warrants to purchase common stock with an exercise price of $1.00 per share as consideration for the additional borrowing capacity. The value of the warrants of $14,253, as determined utilizing the Black Scholes pricing model, was recorded as interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Convertible Notes Payable

As of December 31, 2002, the Company had borrowed an aggregate $1,225,000 through the issuance of convertible notes payable. The notes originally bore interest at 6% per annum and were convertible into Series C Preferred Stock at a conversion price of $1.50 per share. The notes were convertible at the

8. Debt (continued)

holders’ discretion and matured on or before January 31, 2004. In connection with issuance of the convertible notes payable, the Company purchased a surety bond that required the associated insurance company to unconditionally guarantee the outstanding balance of the convertible notes payable up to a maximum of $3,000,000.

During 2003, the Company entered into a Convertible Debt Exchange Agreement (the Exchange Agreement) with certain holders of the convertible notes. The terms of the Exchange Agreement provided for the issuance of one share of Series A Preferred Stock for each dollar of convertible debt outstanding plus any accrued but unpaid interest. Pursuant to the Exchange Agreement, the Company issued 1,041,737 shares of Series A Preferred Stock and warrants to purchase 5,439 shares of common stock in connection with the conversion of $1,041,737 of outstanding convertible notes, including accrued interest.

The change in the conversion price of the debt from $1.50 per share to $1.00 per share represented an inducement offer pursuant to SFAS No. 84, Induced Conversions of Convertible Debt (SFAS No. 84), since the holders received additional shares of Series A Preferred Stock that were not contemplated in the original convertible note agreement. In accordance with SFAS No. 84, the Company recorded a loss on the conversion of debt of $347,245, which was equal to the excess of the fair value of the Series A Preferred Stock issued over the fair value of the shares issuable pursuant to the original debt agreement. The loss has been reflected within loss on extinguishment and conversion of debt, net in the accompanying statement of operations for the year ended December 31, 2003. A corresponding credit of $347,245 was recorded within Series A Preferred Stock, which resulted in the carrying value of the preferred stock exceeding its redemption value. The excess carrying value of the Series A Preferred Stock is being recorded as a reduction of dividends and accretion of preferred stock over the period from issuance through the date of earliest redemption, July 2008.

The remaining outstanding convertible notes payable not converted into Series A Preferred Stock were restructured during August 2003. The amended notes bore interest at the rate of 10% per annum and are convertible into shares of Series A Preferred Stock based on a conversion rate of $1.00 per share. Principal payments, including accrued interest, were due in twelve monthly installments beginning in January 2004. In addition, the requirement to maintain a surety bond for the outstanding convertible debt was removed. The Company accounted for the amendment of the convertible notes payables as a debt extinguishment in accordance with EITF 96-19, since the conversion terms of the notes were substantially changed. However, there was no gain or loss recorded on the extinguishment since the fair value of the amended convertible notes payable approximated the carrying value of the extinguished notes. As of September 30, 2005 (unaudited), the total outstanding balance of the convertible notes payable was zero and as of December 31, 2004 and 2003 the balances were zero and $234,821, respectively.

Bank Line of Credit

In April 2001, the Company obtained a line of credit facility from a commercial lender, which provided for borrowings up to $250,000 to be used for general corporate purposes. Borrowings under the line of credit bore interest at a variable rate equal to the prime rate plus one percent (4.00% at December 31, 2003). The outstanding balance under the line of credit was guaranteed by certain stockholders of the company. The outstanding borrowings under the line of credit were repaid in March 2004.

On February 1, 2005, the Company entered into two loan agreements with RBC Centura Bank, which includes a $1,000,000 revolving accounts receivable funding line of credit and a $300,000 equipment line of credit. The $1,000,000 revolving accounts receivable line of credit provides for borrowings up to 75%

8. Debt (continued)

of current accounts receivable balance at the prime rate of interest plus 0.5%. The proceeds from the accounts receivable funding line of credit were used to pay down the remaining balance of the stockholder line of credit. The $300,000 equipment loan funds future equipment purchases and provides for interest at the prime rate of interest plus 1.0%. Any borrowings under the equipment line of credit will be payable over a period of thirty months. As of September 30, 2005, the Company had $290,000 outstanding under the equipment loan.

9. Commitments and Contingencies

Lease Commitments

The Company leases office space and office equipment under non-cancelable operating leases expiring in 2005, 2006 and 2008, respectively. The cost of property and equipment that is acquired under terms of leases that substantially transfer all of the rights and risk of ownership are capitalized by the Company. Depreciation expense related to the capital assets acquired under capitalized leases has been included in the applicable accumulated depreciation accounts.

At September 30, 2005 (unaudited), future minimum lease payments under capital and operating leases are as follows:

Periods Ending December 31,	Capital Leases	Operating Leases
2005 (last three months)	$25,764	$140,628
2006	103,056	456,036
2007	51,528	592,451
2008	—	583,739
2009	—	591,722
2010 and thereafter	—	1,484,940

Total required lease payments	180,348	$3,849,516

Less interest included	(9,911)

Total minimum payments	170,437

Current portion of capital lease	93,648

Long term portion of capital lease	$76,789

On July 21, 2005 the Company entered into a new operating lease for its headquarters location and the minimum future lease payments are included in the table above. Rent expense totaled $403,867 and $434,736 for the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $580,476, $591,973 and $366,715 for the years ended December 31, 2004, 2003 and 2002, respectively.

Contingencies

On July 6, 2004, an action was filed in the United States District Court for the District of Delaware by a company alleging that the Company had infringed on its patent. The plaintiff was seeking unspecified damages so management was unable to estimate a potential range of loss as of December 31, 2004. However, the parties reached a settlement agreement on August 22, 2005 whereby the Company agreed to

9. Commitments and Contingencies (continued)

pay the plaintiff $279,114 as a settlement. This amount has been paid as of September 30, 2005 and is included in costs of services. On August 22, 2005, the Company and the plaintiff also entered into a License Agreement which requires the Company to pay future royalties through the expiration of the last to expire plaintiff patent, for the license of the plaintiff patents based upon revenues from diary studies conducted by the Company in the United States and certain international studies. The Company has accrued approximately $22,000 in royalties for the three months ended September 30, 2005 which is included in costs of services.

The Company incurred approximately $411,000 in legal fees to defend this lawsuit during the nine months ended September 30, 2005 and $91,500 during the year ended December 31, 2004, which was expensed as incurred and is included in general and administrative costs.

Retirement Plan

The Company has established a 401(k) retirement plan for the benefit of all eligible U.S. employees. Participants may contribute a portion of eligible wages, not to exceed annual statutory limitations, to the plan. The Company has elected in 2005 under Safe Harbor rules to match eligible employee contributions at a rate of 100% of the employee contribution limited to 5% of the employee salary. For its employees located in the United Kingdom, the Company contributes 5% of staff salaries and 10% of director salaries to an independent employee retirement plan. The Company made contributions of $170,725 and $191,213 for the nine months ended September 30, 2005 and 2004 (unaudited), respectively, and $241,741 and $47,561 for the year ended December 31, 2004 and 2003, respectively. The company made no discretionary contributions for 2002.

10. Redeemable Convertible Preferred Stock

Series A and Series B Redeemable Convertible Preferred Stock

Immediately prior to the acquisition of Araccel, each outstanding share of Series A Preferred Stock and Series B redeemable convertible preferred stock (Old Series B Preferred Stock) converted into common stock based on a conversion ratio of 0.3006 and 0.5833, respectively. The shares of Old Series B Preferred Stock were originally convertible into common stock based on a conversion ratio of 0.3006 per share, after adjusting for the reverse common stock split. The change in the conversion price resulted in the issuance of an additional 1,940,137 shares of common stock. The additional shares of common stock issued resulted in a beneficial conversion feature of $989,469, which was measured based on the incremental shares issued multiplied by the fair value of the Company’s common stock of $0.51 per share on the conversion date. The Company has reflected the beneficial conversion feature as a dividend in the computation of net loss per common share for the year ended December 31, 2003.

On January 29, 2003, the Company amended its Articles of Incorporation to authorize the issuance of up to 40,000,000 shares of common stock. In addition, the Company also has total authorized preferred shares of 20,000,000 of which 15,000,000 shares are designated as Series A Preferred Stock. During 2004, the Company amended its Articles of Incorporation to authorize the issuance of up to 3,500,000 shares designated as Series B redeemable convertible preferred stock (New Series B Preferred Stock).

During August and December 2003, the Company issued an aggregate 4,424,705 shares of Series A Preferred Stock along with warrants to purchase 3,854,940 shares of common stock for gross proceeds of $4,424,705. The value of the warrants issued in the offering, totaling $1,548,358, was determined

10. Redeemable Convertible Preferred Stock (continued)

utilizing the Black Scholes pricing model. The Company also incurred $411,669 of issuance costs in connection with the issuance of the Series A Preferred Stock of which $202,500 was paid to a company owned by one of the Company’s board members. The value of the warrants and the issuance costs were recorded as a reduction of the proceeds received from the Series A Preferred Stock.

The Board of Directors of the Company and its stockholders approved the issuance of up to 2,500,000 shares of New Series B Preferred Stock in a private placement at a price of $2.00 per share in July 2004. During October through December 2004, the Company issued an aggregate of 1,050,087 shares of New Series B Preferred Stock for gross proceeds of $2,100,174. The Company paid advisory fees of $315,026 and issued 157,313 warrants to purchase common stock at $2.00 per share to a company owned by one of the Company’s board members. The value of the warrants issued as advisory fees totaled $130,574 was determined utilizing the Black Scholes pricing model. The value of the advisory fees and warrants were recorded as a reduction of the proceeds received from the Series B Preferred Stock.

The following includes a summary of the rights, preferences and terms of the Company’s outstanding capital stock.

Dividends

Prior to January 2003, the holders of the Company’s Series A Preferred Stock and Old Series B Preferred Stock were entitled to receive, respectively and with equal priority, preferential cumulative dividends paid in cash out of funds legally available for dividends, when, and if declared by the Board of Directors. Dividends commenced on October 20, 1999 at $0.06 per share for Series A Preferred Stock and on December 31, 1999 at $0.16 per share for Old Series B Preferred Stock. The Company has not paid any cash dividends. All accumulated dividends as of January 30, 2003 were converted into shares of common stock.

During January 2003, the Company amended its Certificate of Incorporation to provide holders of the Series A Preferred Stock the right to receive cumulative dividends at the annual rate of $0.05 per share, which is payable in additional shares of Series A Preferred Stock, when declared by the Board of Directors. No dividends shall be declared and paid on any shares of common stock unless any accumulated and unpaid dividends on the Series A Preferred Stock are paid. The Company reflects the dividends accreted within Series A Preferred Stock in the accompanying statement of stockholders’ equity since the dividends are payable in additional shares of Series A Preferred Stock. The Company had accreted $697,518 as of September 30, 2005 and 2004 (unaudited), and $930,024, $330,148, and zero as of December 31, 2004, 2003 and 2002, respectively, of dividends related to the Series A Preferred Stock.

The Company amended its Certificate of Incorporation during 2004 to provide holders of the New Series B Preferred Stock the right to receive cumulative dividends at the annual rate of $0.10 per share, which is payable in additional shares of New Series B Preferred Stock, when declared by the Board of Directors. No dividends shall be declared and paid on any shares of common stock unless any accumulated and unpaid dividends on the Series A and B Preferred Stock are paid. The company reflects the dividends accreted within New Series B Preferred Stock in the accompanying statement of redeemable preferred stock and stockholders’ deficit since the dividends are payable in additional shares of New Series B Preferred Stock. The Company had accreted $167,103 and $11,292 as of September 30, 2005 and 2004 (unaudited), respectively and $55,482 and zero as of December 31, 2004 and 2003, respectively of dividends related to the New Series B Preferred Stock.

10. Redeemable Convertible Preferred Stock (continued)

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A and New Series B Preferred Stock are entitled to receive, in preference to holders of common stock, an amount equal to the original issuance price, plus all declared but unpaid dividends. Such amounts will be adjusted for any stock dividends, stock split, combination or other similar recapitalization of the Company. If such assets of the Company are not available to sufficiently satisfy the full preferential amount of all series of preferred stock, then the entire assets and funds of the Company shall be distributed among the holders of the Series A and New Series B Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which they are entitled.

After payment to the holders of the Series A and New Series B Preferred Stock, any remaining proceeds will be distributed to the common stockholders up to the aggregate amount paid to the holders of the Series A and New Series B Preferred Stock. The remaining assets of the corporation, if any, shall be distributed on a pro-rata basis to the holders of the Series A and New Series B Preferred Stock, on an as-converted basis, and to the holders of common stock.

Voting

Holders of the Series A and New Series B Preferred Stock have the right to one vote for each share of common stock into which such Series A and New Series B Preferred Stock are convertible.

Conversion

Each share of Series A and B Preferred Stock is convertible into one share of common stock at the option of the holder subject to certain adjustments as defined in the Amended and Restated Certificate of Incorporation of the Company. Conversion is automatic at the then-effective conversion price upon the closing of an underwritten initial public offering in which the offering price per share that reflects a valuation of the Company equal to or in excess of $100 million. The Series A and New Series B Preferred Stock will also automatically convert into shares of common stock upon the vote of at least 2/3 of the holders of the Series A and New Series B Preferred Stock.

Redemption

At the option of the holder, the Company will be required to redeem the outstanding shares of Series A and New Series B Preferred Stock on or after July 10, 2008. The redemption price is equal to the original issuance price, plus all accumulated but unpaid dividends.

10. Redeemable Convertible Preferred Stock (continued)

The changes in redeemable convertible preferred stock for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005 (unaudited) are as follows:

	Redeemable Convertible Preferred Stock
	Series A		Series B
	Shares	Amount	Shares	Amount
Balance at December 31, 2001	3,609,961	$2,473,954	6,862,884	$10,184,499
Dividends and accretion of preferred stock	—	216,598	—	1,098,061

Balance at December 31, 2002	3,609,961	2,690,552	6,862,884	11,282,560
Dividends and accretion of preferred stock through January 30, 2003	—	18,050	—	91,505
Beneficial conversion feature	—	—	—	(989,469)
Dividend on Old Series B preferred stock	—	—	—	989,469
Conversion of Series A and Old Series B preferred stock into common stock	(3,609,961)	(2,708,602)	(6,862,884)	(11,374,065)
Issuance of Series A preferred stock and common stock to Araccel stockholders	4,359,653	4,359,653	—	—
Issuance of Series A preferred stock and common stock for services provided in connection with Araccel acquisition	196,824	196,824	—	—
Issuance of Series A preferred stock, common stock, and warrants in exchange for notes payable to stockholders	686,172	659,030	—	—
Issuance of Series A preferred stock in exchange for note payable to stockholder	508,770	457,892	—	—
Issuance of Series A preferred stock and warrants in exchange for convertible debt	1,041,737	1,038,893	—	—
Premium on exchange of convertible debt	—	347,245	—	—
Issuance of Series A preferred stock and warrants	4,424,705	2,876,349	—	—
Issuance costs of Series A preferred stock	—	(411,669)	—	—
Dividends and accretion of preferred stock	—	330,148	—	—

Balance at December 31, 2003	11,217,861	9,854,365	—	—
Issuance of New Series B preferred stock	—	—	1,050,087	2,100,174
Warrants issued in connection with the New Series B Preferred Stock	—	—	—	(130,574)
Issuance costs of New Series B preferred stock	—	—	—	(315,026)
Dividends and accretion of preferred stock	—	930,024	—	55,482

Balance at December 31, 2004	11,217,861	10,784,389	1,050,087	1,710,056
Dividends and accretion of preferred stock	—	697,518	—	167,103

Balance at September 30, 2005 (unaudited)	11,217,861	$11,481,907	1,050,087	$1,877,159

11. Stockholders’ Deficit

During 2000, the Company issued 518,518 warrants to purchase Old Series B redeemable convertible preferred stock to a third party for services provided. The warrants were scheduled to expire on September 30, 2010 and had exercise prices of $1.25 and $1.375. The fair value of these warrants of $243,490 was determined using the Black-Scholes option-pricing model. During January 2003, the Company issued 34,068 shares of common stock with an estimated fair value of $17,734 as consideration for the cancellation of the warrants. Accordingly, the carrying value of the warrants was reclassified to common stock and additional paid in capital.

11. Stockholders’ Deficit (continued)

The Company issued 26,111 shares of common stock to certain stockholders during the year ended December 31, 2003 as consideration for services provided to the Company. The shares of common stock were valued at $13,960, which has been reflected within general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2003.

The Company issued warrants to purchase an aggregate 90,000 shares of common stock to certain stockholders at an exercise price of $1.00 throughout the year ended December 31, 2003 in connection with certain outstanding indebtedness. The warrants were valued at $32,024 using the Black Scholes option-pricing model. This amount was included within interest expense in the accompanying statement of operations for the year ended December 31, 2003.

The Company issued warrants to purchase an aggregate 40,000 shares of common stock to certain stockholders at an exercise price of $0.60 throughout the year ended December 31, 2004 in connection with guarantees of certain outstanding indebtedness. The warrants were valued at $18,238 using the Black Scholes option-pricing model. This amount was included within interest expense in the accompanying statement of operations for the year ended December 31, 2004.

A summary of the Company’s outstanding and exercisable warrants as of September 30, 2005 (unaudited) is as follows:

Exercise Price	Warrants Outstanding
$.01	253,880
.50	1,500,000
.53	1,000,000
.60	40,000
1.00	180,000
1.20	1,500,000
2.00	157,513

4,631,393

All of the outstanding warrants are fully vested, have a five year life and are exercisable at the option of the holder. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from approximately 2.75% to 3.67%, expected life of 5 years, volatility of 100% and no dividends.

As of September 30, 2005 (unaudited), the Company had reserved a total of 26,955,013 of its authorized 40,000,000 shares of common stock for future issuance as follows:

Stock options outstanding	6,497,000
Reserved for future stock option grants	326,620
Series A Preferred Stock	14,200,000
New Series B Preferred Stock	1,300,000
Common stock warrants outstanding	4,631,393

Total shares reserved for future issuance	26,955,013

12. Stock Option Plan

The Company maintains an Equity Compensation Plan (the “Plan”) to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options. The Company has reserved a total of 7,000,000 shares of common stock for issuance under the Plan. Of this amount, 326,620 shares are available for future stock option grants as of September 30, 2005 (unaudited).

The Board has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the number of options that an individual may be granted, vesting schedules and option exercise prices. With few exceptions, stock options granted under the Plan have vesting periods of three to five years, have a contractual life not to exceed ten years, and have exercise prices equal to the estimated fair market value of the Company’s common stock on the grant date.

During 2002, the Company issued 60,000 stock options to a consultant with an exercise price of $0.10 per share as consideration for consulting services provided to the Company. The Company also issued 38,400 stock options to a stockholder of the Company at an exercise price of $0.45 per share for services provided. The stock options issued to the consultant and the stockholders were valued at $25,979 and $15,751, respectively, using the Black-Scholes option-pricing model. The value of the stock options issued to the consultant and stockholder have been reflected within the general and administrative expenses and interest expense, respectively in the accompanying statement of operations for the year ended December 31, 2002.

During the year ended December 31, 2003, the Company granted 392,271 stock options with an exercise price of $0.53 per share to certain stockholders of the Company as consideration for services provided to the Company. These options were valued at $188,641 using the Black-Scholes option pricing model. The Company has reflected $184,321 and $4,320 related to these options within general and administrative expenses and interest expense, respectively, in the accompanying consolidated statement of operations for the year ended December 31, 2003.

The Company issued options to purchase 241,850 shares of common stock at an exercise price of $0.53 per share to certain employees upon termination in February and March 2003 that were fully vested on the date of grant. The Company did not measure any compensation expense in connection with the stock option grants since the exercise price of the options approximated the fair value of the common stock on the date of issuance.

In connection with the acquisition of Araccel, the Company issued options to purchase 1,600,000 shares of common stock with an exercise price of $0.53 per share. In accordance with SFAS No. 141, the fair value of the 603,064 vested stock options was included in the determination of the purchase price (see Note 3). The Company did not incur compensation expense for the remaining 996,936 unvested stock options since the exercise price of the options approximated the fair value of the common stock on the date of grant.

During the year ended December 31, 2004, the Company granted 50,000 stock options with an exercise price of $0.60 per share to a consultant of the Company as consideration for services provided to the Company. These options were valued at $23,009 using the Black-Scholes option pricing model. The Company has reflected $23,009 related to these options within general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2004.

12. Stock Option Plan (continued)

During 2004, the Company issued 600,000 options to purchase shares of common stock at an exercise price of $0.60 per share to its outside board members as consideration for their services as directors.

During the nine months ended September 30, 2005, the Company issued its employees and outside board members 737,500 options to purchase shares of common stock at an exercise price of $1.20 per share of which 150,000 options were issued to its outside board members as consideration for their services as directors. The Company measured stock based compensation of $147,500 in connection with these awards of which $12,208 has been recognized as of September 30, 2005 (unaudited).

The following summarizes the activity of the Plan for the years ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005 (unaudited):

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2002	1,264,859	$0.38
Granted	3,350,391	0.53
Exercised	(6,292)	0.45
Canceled	(710,250)	0.46

Outstanding at December 31, 2003	3,898,708	0.50
Granted	2,083,750	0.60
Exercised	(2,500)	0.45
Canceled	(98,958)	0.54

Outstanding at December 31, 2004	5,881,000	0.53
Granted	737,500	1.20
Exercised	—	—
Canceled	(121,500)	0.54

Outstanding at September 30, 2005 (unaudited)	6,497,000	$0.57

Exercisable at September 30, 2005 (unaudited)	3,781,911	$0.51

Selected information regarding stock options as of September 30, 2005 (unaudited) is as follows:

	Outstanding		Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life (Years)	Number of Shares	Weighted- Average Remaining Life (Years)
$ 0.10	60,000	6.8	60,000	6.8
$ 0.25	208,334	4.0	208,334	4.0
$ 0.35	10,000	4.4	10,000	4.4
$ 0.45	590,525	5.6	567,650	5.5
$ 0.53	2,862,391	7.4	2,375,740	7.4
$ 0.60	2,028,250	8.7	560,187	8.7
$ 1.20	737,500	9.7	—	—

	6,497,000	7.8	3,781,911	7.1

13. Geographic Information

Financial information by geographic area for the nine-months ended September 30, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 is included in the following tables:

	Nine Months Ended September 30,		As of December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Revenues:
United States	$9,009,712	$7,295,059	$10,181,364	$6,715,313	$4,601,615
United Kingdom	1,806,816	1,398,155	2,584,942	1,202,542	—

Total	$10,816,528	$8,693,214	$12,766,306	$7,917,855	$4,601,615

The following table summarizes property and equipment, net by location within and outside the U.S.:

	As of September 30,	As of December 31,
	2005	2004	2003
	(Unaudited)
Property and equipment, net
United States	$843,792	$605,000	$645,549
United Kingdom	197,741	270,673	365,569

Total	$1,041,533	$875,673	$1,011,118

Goodwill has been allocated to the following locations as follows:

	As of September 30,	As of December 31,
	2005	2004	2003
	(Unaudited)
Goodwill
United States	$7,172,300	$7,172,300	$7,172,300
United Kingdom	838,737	838,737	838,737

Total	$8,011,037	$8,011,037	$8,011,037

14. Quarterly Financial Data (unaudited)

The following table presents a summary of quarterly results of operations for 2003 and 2004 and the first nine months of 2005:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2003:
Total revenues	$1,494,996	$1,948,275	$2,013,645	$2,460,939
Net loss	(1,234,580)	(804,807)	(726,305)	(102,415)
Net loss applicable to common stockholders	(2,373,343)	(864,413)	(812,737)	(246,786)
Net loss per share applicable to common stockholders – basic and diluted	(0.29)	(0.09)	(0.08)	(0.02)

Year ended December 31, 2004:
Total revenues	$2,183,825	$3,060,909	$3,448,481	$4,073,091
Net (loss) income	(287,188)	145,042	298,460	104,122
Net (loss) income applicable to common stockholders	(519,694)	(87,464)	54,662	(172,574)
Net loss per share applicable to common stockholders – basic and diluted	(0.04)	(0.01)	0.00	(0.01)

Nine months ended September 30, 2005:
Total revenues	$3,697,870	$3,853,430	$3,265,228
Net income (loss)	83,396	(101,626)	(132,727)
Net loss applicable to common stockholders	(204,811)	(389,833)	(420,934)
Net loss per share applicable to common stockholders – basic and diluted	(0.02)	(0.03)	(0.03)

15. Subsequent Event (unaudited)

Loan Covenant Compliance

As of October 31, 2005, the Company was not in compliance with certain restrictive financial covenants related to its outstanding bank line of credit with RBC Centura Bank. The Company received a waiver from the bank subsequent to October 31, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

CEA Acquisition Corporation

We have audited the accompanying balance sheets of CEA Acquisition Corporation (a corporation in the development stage) as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2004, the period from October 14, 2003 (inception) to December 31, 2003 and the period from October 14, 2003 (inception) to December 31, 2004, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of its initial public offering (“Offering”)(such date would be August 19, 2005) or 24 months from the consummation of the Offering (such date would be February 19, 2006) if certain extension criteria have been satisfied.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CEA Acquisition Corporation as of December 31, 2004 and 2003, and the related statements of operations and cash flows for the year ended December 21, 2004, the period from October 14, 2003 (inception) to December 31, 2003 and the period from October 14, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman LLP

BDO Seidman, LLP

New York, NY

February 21, 2005

(except as to Note 2, which is as of August 22, 2005)

CEA Acquisition Corporation

(a corporation in the development stage)

Balance Sheets

	September 30, 2005	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,337	$512,299	$238
U.S. Government Securities held in Trust Fund (Note 2)	21,093,001	20,694,933	—
Accrued interest receivable, Trust Fund (Note 2)	73,577	51,064	—
Prepaid expenses	22,400	6,750	—

Total current assets	21,273,315	21,265,046	238
Deferred registration costs	—	—	97,715
Deferred acquisition costs (Note 2)	187,372	—	—

Total assets	$21,460,687	$21,265,046	$97,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$127,193	$31,827	$—
Note payable –stockholder (Note 4)	—	—	73,100

Total current liabilities	127,193	31,827	73,100

Common stock, subject to possible conversion, 804,598 shares at conversion value (Note 2)	4,231,202	4,147,127	—

Commitment (Note 5)
Stockholders’ equity (Notes 2, 3, 6 and 7)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value Authorized 20,000,000 shares
Issued and outstanding 4,900,000 shares (which includes 804,598 subject to possible conversion) and 875,000 shares in 2003	490	490	87
Additional paid-in capital	17,183,408	17,267,483	24,913
Deficit accumulated during development stage	(81,606)	(181,881)	(147)

Total stockholders’ equity	17,102,292	17,086,092	24,853

Total liabilities and stockholders’ equity	$21,460,687	$21,265,046	$97,953

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Statements of Operations (Unaudited)

	Nine months ended September 30, 2005	Nine months ended September 30, 2004	Period From October 14, 2003 (inception) to September 30, 2005
Expenses:
General and administrative expenses (Note 5)	$(320,661)	$(305,644)	$(729,630)

Operating loss	(320,661)	(305,644)	(729,630)
Interest income	420,936	135,658	648,024

Net income (loss)	100,275	(169,986)	(81,606)

Accretion of Trust Fund relating to common stock subject to possible conversion	84,075	49,427	127,752

Net income (loss) attributable to common stockholders	$16,200	$(219,413)	$(209,358)

Basic and fully diluted income (loss) per share	$.00	$(.04)

Weighted average common shares outstanding	4,900,000	4,166,822

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Statements of Operations

	Year ended December 31, 2004	Period from October 14, 2003 (inception) to December 31, 2003	Period from October 14, 2003 (inception) to December 31, 2004
Expenses:
General and administrative expenses (Note 5)	$(408,821)	$(147)	$(408,968)

Operating loss	(408,821)	(147)	(408,968)
Other income:
Interest income	227,087	—	227,087

Net loss	(181,734)	(147)	(181,881)

Accretion of Trust Fund related to common stock subject to possible conversion	43,677	—	43,677

Net income (loss) attributable to common stockholders	$(225,411)	$(147)	$(225,558)

Basic and fully diluted net loss per share	$(.05)	$(.00)

Weighted average common shares outstanding	4,352,153	875,000

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Statements of Stockholders’ Equity

	Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit accumulated during the development stage	Total
	Shares	Amount	Shares	Amount
Balance, October 14, 2003 (inception)	—	$—	—	$—	$—	$—	$—
Sale of 875,000 shares of common stock to initial stockholders	—	—	875,000	87	24,913	—	25,000
Net loss for the period	—	—	—	—	—	(147)	(147)

Balance, December 31, 2003	—	—	875,000	87	24,913	(147)	24,853
Sale of 4,025,000 units and underwriter option, net of underwriters’ discount and offering expenses (includes 804,598 shares subject to possible conversion)	—	—	4,025,000	403	21,389,697	—	21,390,100
Proceeds subject to possible conversion of 804,598 shares	—	—	—	—	(4,103,450)	—	(4,103,450)
Accretion of Trust Fund relating to common stock subject to possible conversion	—	—	—	—	(43,677)	—	(43,677)
Net loss for the year	—	—	—	—	—	(181,734)	(181,734)

Balance, December 31, 2004	—	—	4,900,000	490	17,267,483	(181,881)	17,086,092
Accretion of Trust Fund relating to common stock subject to possible conversion (unaudited)	—	—	—	—	(84,075)	—	(84,075)
Net income for the period (unaudited)	—	—	—	—	—	100,275	100,275

Balance, September 30, 2005 (unaudited)	—	$—	4,900,000	$490	$17,183,408	$(81,606)	$17,102,292

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Statements of Cash Flows (unaudited)

	Nine months ended September 30, 2005	Nine months ended September 30, 2004	October 14, 2003 (inception) to September 30, 2005
Cash Flows from Operating Activities
Net income (loss)	$100,275	$(169,986)	$(81,606)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on maturity of U.S. Government Securities held in Trust Fund	(395,026)	(98,750)	(565,968)

Changes in operating assets and liability	(294,751)	(268,736)	(647,574)
Increase in prepaid expenses	(15,650)	(48,780)	(22,400)
Increase in accrued interest receivable	(22,513)	(33,433)	(73,577)
Increase (decrease) in accrued expenses	(25,900)	1,499	5,927

Net cash used in operating activities	(358,814)	(349,450)	(737,624)

Cash Flows from Investing Activities
Purchase of U.S. Government Securities held in Trust Fund	(126,003,042)	(41,153,005)	(187,851,033)
Maturity of U.S. Government Securities held in Trust Fund	126,000,000	20,626,000	167,324,000
Deferred acquisition costs	(66,106)	—	(66,106)

Net cash used in investing activities	(69,148)	(20,527,005)	(20,593,139)

Cash Flows from Financing Activities
Proceeds from public offering of 4,025,000 units, net	—	21,487,715	21,487,815
Deferred registration costs	—	—	(97,715)
Proceeds from sale of shares of common stock to initial stockholders	—	—	25,000
Proceeds from note payable, stockholder	—	21,200	94,300
Repayment of note payable, stockholder	—	(94,300)	(94,300)

Net cash provided by financing activities	—	21,414,615	21,415,100

Net increase (decrease) in cash and cash equivalents	(427,962)	538,160	84,337
Cash and cash equivalents at beginning of the period	512,299	238	—

Cash and cash equivalents at end of the period	$84,337	$538,398	$84,337

Supplemental disclosure of non-cash activity:
Accretion of Trust Fund relating to common stock subject to possible conversion.	$84,075	$49,427	$150,855
Accrued acquisition costs	$121,266	$—	$121,266

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Statements of Cash Flows

	Year ended December 31, 2004	October 14, 2003 (inception) to December 31, 2003	October 14, 2003 (inception) to December 31, 2004
Cash Flows from Operating Activities
Net loss	$(181,734)	$(147)	$(181,881)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on maturities of U.S. Government Securities held in Trust Fund	(170,943)	—	(170,943)
Changes in operating assets and liability:
Increase in prepaid expenses	(6,750)	—	(6,750)
Increase in accrued interest receivable	(51,064)	—	(51,064)
Increase in accrued expenses	31,827	—	31,827

Net cash used in operating activities	(378,664)	(147)	(378,811)

Cash Flows from Investing Activities
Purchases of U.S. Government Securities held in Trust Fund	(61,847,990)	—	(61,847,990)
Maturities of U.S. Government Securities held in Trust Fund	41,324,000	—	41,324,000

Net cash used in investing activities	(20,523,990)	—	(20,523,990)

Cash Flows from Financing Activities
Proceeds from public offering of 4,025,000 units and underwriter option, net	21,487,815	—	21,487,815
Deferred registration costs		(97,715)	(97,715)
Proceeds from sale of shares of common stock to initial stockholders	—	25,000	25,000
Proceeds from note payable, stockholder	21,200	73,100	94,300
Repayment of note payable, stockholder	(94,300)	—	(94,300)

Net cash provided by financing activities	21,414,715	385	21,415,100

Net increase in cash and cash equivalents	512,061	238	512,299
Cash and cash equivalents at beginning of the period	238	—	—

Cash and cash equivalents at end of the period	$512,299	$238	$512,299

Supplemental disclosure of non-cash activity:
Accretion of Trust Fund relating to common stock subject to possible conversion	$43,677	$—	$43,677

See accompanying summary of significant accounting policies and notes to financial statements.

CEA Acquisition Corporation

(a corporation in the development stage)

Summary of Significant Accounting Policies

Cash and Cash Equivalents	CEA Acquisition Corporation (“the Company”) considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Income Taxes	The Company follows Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”), “Accounting for Income Taxes” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company has a net operating loss carryforward of approximately $82,000 available to reduce any future income taxes. The tax benefit of this loss, approximately $32,000, has been fully offset by a valuation allowance due to the uncertainty of its realization.

Net Income/(Loss ) Per Share	Basic net income/(loss) per share is calculated by dividing net income/(loss) by the weighted average number of common shares outstanding during each period. No effect has been given to potential issuances of common stock from warrants or the underwriter option in the diluted computation as the effect would not be dilutive.

Use of Estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Reclassification	Certain items have been reclassified from prior periods to conform with the current period presentation.

CEA Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements

1. Unaudited Interim Financial Statements	The accompanying balance sheet as of September 30, 2005 and the statements of operations and cash flows for the nine months ended September 30, 2005 and 2004 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments (consisting primarily of normal accruals) have been made that are necessary to present fairly the financial position of the Company. The information described in the notes to the financial statements for these periods is also unaudited. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

2. Organization and Business Operations

The Company was incorporated in Delaware on October 14, 2003 as a blank check company, the objective of which is to acquire an operating business in the entertainment, media and communications industry. The Company’s initial stockholders purchased 875,000 common shares, $.0001 par value, for $25,000 on October 23, 2003.

On February 19, 2004, the Company consummated an Initial Public Offering (“Offering”) and raised net proceeds of $21,390,100 which is discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with a operating business in the entertainment, media and communications industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $21,166,578 and $20,745,997 (which includes accrued interest of $73,577 and $51,064) as of September 30, 2005 and December 31, 2004, respectively, is being held in an interest bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United Stated government securities (treasury bills) with a maturity of 180 days or less. The remaining net proceeds (not held in trust) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that public stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 875,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of the Company’s Business Combination, these voting safeguards will no longer be applicable.

CEA Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders. In this respect, $4,231,202 and $4,147,127 (which includes accretion of Trust Fund) has been classified as common stock subject to possible conversion at September 30, 2005 and December 31, 2004, respectively.

The Company’s Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering (such date would be August 19, 2005), or 24 months from the consummation of the Offering (such date would be February 19, 2006) if certain extension criteria have been satisfied. During August 2005, the Company signed two separate letters of intent with companies for a Business Combination and anticipate signing a definitive agreement with one of those two companies. As a result of having signed these letters of intent, the Company has satisfied the extension criteria and now has until February 19, 2006 to complete a Business Combination. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the Offering price per share in the Offering due to costs related to the Offering (assuming no value is attributed to the warrants contained in the Units in the Offering discussed in Note 3).

On August 22, 2005, the Company entered into an Agreement and Plan of Merger, as amended (“Merger Agreement”), with etrials Worldwide, Inc., a Delaware corporation (“etrials”) and certain stockholders of etrials (“Signing Stockholders”). As a result of the merger, etrials will be the surviving corporation and will be a wholly owned subsidiary of the Company. etrials is a leading provider of recently developed technologies created specifically for drug and medical device development called “eClinical” software and related professional services. Traditionally, the functions to which eClinical software applies have been performed using paper forms and manual processes. Integrated eClinical software applications both span and support the entire clinical trial process and are intended to replace the paper forms and manual processes.

Pursuant to the Merger Agreement, the holders of securities of etrials outstanding immediately before the merger will receive, in exchange for such securities, an aggregate of 7,400,000 shares of the Company’s common stock and warrants to purchase an aggregate of 4,250,000 shares of the Company’s common stock, subject to increase or decrease in certain circumstances. The warrants to be issued to the etrials security holders will be identical in form to the warrants sold by the Company in its initial public offering. The Merger Agreement provides that 1,400,000 shares of common stock to be issued to the etrials stockholders are to be placed in escrow to

CEA Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements

secure indemnification rights of the Company pursuant to the Merger Agreement and will not be released unless and until the Company’s common stock trades at $7.00 or more for a specified period of time prior to February 19, 2008.

Deferred acquisition costs of $187,372 relating to this proposed business combination have been incurred as of September 30, 2005.

3. Offering	The Company sold 4,025,000 units (“Units”) in the offering, which includes all of the 525,000 Units subject to the underwriters’ over allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination with a target business or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given. In connection with this Offering, the Company issued an option for $100 to the representative of the underwriters to purchase 350,000 units at an exercise price of $9.90 per Unit. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this option was approximately $17,500 ($.05 per unit) using a Black-Scholes option-pricing model. The fair value of the option granted to the representative was estimated as of the date of grant using the following assumptions: (i) expected volatility of 10.57%, (ii) risk-free interest rate of 3.02% and (iii) expected life of five years. In addition, the warrants underlying such Units are exercisable at $6.40 per share.

4. Note Payable, Stockholder	The Company issued a $60,000 unsecured non-interest bearing promissory note to a stockholder on October 22, 2003. The stockholder advanced additional amounts aggregating $34,300 through January 31, 2004. The note and advance were paid in full on March 3, 2004 from the net proceeds of the Offering.

5. Commitment	The Company presently occupies office space provided by an affiliate of one of the Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company pays such affiliate $7,500 per month for such services commencing from February 19, 2004, the effective date of the Offering. Amounts of $67,500 for the nine month period ended September 30, 2005, $55,086 for the nine months ended September 30, 2004, $77,586 for the year ended December 31, 2004 and $145,086 for the period from October 14, 2003 (inception) to September 30, 2005 are included in general and administrative expenses for such services.

6. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7. Common Stock	In January 2004, the Company’s Board of Directors authorized 1.666666 to one forward stock split of its common stock. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect the transaction.

At September 30, 2005, there were 9,100,000 shares of common stock reserved for issuance upon exercise of redeemable warrants and underwriters’ unit purchase option.

Until                      , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Conformed Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CEA ACQUISITION CORPORATION,

etrials ACQUISITION, INC.,

etrials WORLDWIDE, INC.

and

CERTAIN STOCKHOLDERS OF

etrials WORLDWIDE, INC.

DATED AS OF AUGUST 22, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 22, 2005, by and among CEA Acquisition Corporation, a Delaware corporation (“Parent”), etrials Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), etrials Worldwide, Inc., a Delaware corporation (“Company”), and each of the persons listed under the caption “Stockholders” on the signature page hereof, such persons being stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”). Notwithstanding anything in this Agreement to the contrary, the Stockholders are executing this Agreement solely with respect to the provisions set forth in Sections 1.16, 5.12, 5.13, 5.14 and 5.15, below, and not for any other purpose.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock and warrants of Parent.

B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a Certificate of Merger (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile. The parties agree to use reasonable, good faith efforts to cause the Closing to occur no later than December 1, 2005.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

(b) The Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation.

1.5 [Intentionally Omitted.]

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock.

(i) In addition to the conversion rights set forth in Section 1.6(a)(iv), below, the shares of Company common stock, par value $0.0001 (the “Company Common Stock”), purchased upon the exercise of those certain warrants issued to

E-ZAD Partnership Limited and listed on Schedule 1.6(a)(i) attached hereto, shall automatically be converted in the aggregate into (x) the right to receive on the Closing Date that number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) having a fair market value equal to $307,533, and (y) the right to receive on the Closing Date that number of warrants to purchase shares of Parent Common Stock (the “Merger Warrants”) having a fair market value equal to $30,452. For purposes of Sections 1.6(a)(i), 1.6(a)(ii) and 1.6(a)(iii), the fair market value of the Parent Common Stock and the Merger Warrants shall mean the average reported last sale price of the Parent Common Stock and the Merger Warrants for the ten trading days ending on the third trading day prior to the Closing Date.

(ii) In addition to the conversion rights set forth in Section 1.6(a)(iv), below, the shares of Company Common Stock purchased upon the exercise of those certain warrants issued to Newlight Associates II, LP, Newlight Associates II (BVI), LP, and Newlight Associates II-E, LP and listed on Schedule 1.6(a)(ii) attached hereto shall automatically be converted in the aggregate into (x) the right to receive on the Closing Date that number of shares of Parent Common Stock having a fair market value equal to $615,066, and (y) the right to receive on the Closing Date that number of Merger Warrants having a fair market value equal to $60,905. Such Parent Common Stock and Merger Warrants shall be allocated, to the nearest whole share and nearest whole warrant, 66.14% to Newlight Associates II, LP, 23.22% to Newlight Associates II (BVI), LP, and 10.64% to Newlight Associates II-E, LP.

(iii) In addition to the conversion rights set forth in Section 1.6(a)(iv), below, the shares of Company Common Stock purchased upon the exercise of those certain warrants issued to Fred F. Nazem and listed on Schedule 1.6(a)(iii) attached hereto shall automatically be converted in the aggregate into (x) the right to receive on the Closing Date that number of shares of Parent Common Stock having a fair market value equal to $14,598, and (y) the right to receive on the Closing Date that number of Merger Warrants having a fair market value equal to $1,446.

(iv) Other than any shares to be canceled pursuant to Section 1.6(c), each share of Company Common Stock, Series A Preferred Stock, par value $0.0001 per share (“Series A Stock”), and Series B Preferred Stock, par value $0.0001 per share (“Series B Stock;” and, together with the Series A Stock, “Company Preferred Stock”) of the Company issued and outstanding immediately prior to the Effective Time, other than those subject to appraisal rights in accordance with Section 1.12, will be automatically converted (subject to Section 1.6(f)) into the right to receive on the Closing Date (x) that number of shares of Parent Common Stock determined by dividing the Aggregate Parent Common Stock Number by the Outstanding Company Stock Number, and (y) that number of Merger Warrants determined by dividing the Aggregate Merger Warrants Number by the Outstanding Company Stock Number. The term “Aggregate

Parent Common Stock Number” shall mean the number determined pursuant to the following formula: 7,400,000 plus (y) the number of shares of Parent Common Stock issuable pursuant to the provisions of Section 1.6(b) less (z) the number of shares of Parent Common Stock issuable pursuant to the terms of Sections 1.6(a)(i), 1.6(a)(ii) and 1.6(a)(iii). The term “Outstanding Company Stock Number” shall mean the number of shares of Company Common Stock plus the number of shares of Company Preferred Stock, in each case as outstanding on the Closing Date, after giving effect to all stock option and warrant exercises contemplated hereby and including any shares subject to appraisal rights in accordance with Section 1.12. The term “Aggregate Merger Warrants Number” shall mean 4,250,000 less the number of Merger Warrants issuable pursuant to the terms of Sections 1.6(a)(i), 1.6(a)(ii) and 1.6(a)(iii). If such share is represented by a certificate, certificates representing the shares of Parent Common Stock and Merger Warrants into which it is so converted shall be issued to the holder thereof upon surrender of the certificate representing such share in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.9). Shares of Company Common Stock or Company Preferred Stock not represented by a certificate shall be exchanged in the manner referred to in Section 1.7(d). Subject to the last sentence of Section 1.7(f) in the case of voting trust agreements, if any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (which shares are described in Schedule 1.6(a)(iv) as to the amounts and holders thereof), then the shares of Parent Common Stock and Merger Warrants issued in exchange for such shares of Company Common Stock or Company Preferred Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock and Merger Warrants may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The Merger Warrants shall be identical in form to the warrants issued by Parent pursuant to its Prospectus dated February 12, 2004. In addition to the rights given the holders of Merger Warrants by the terms thereof, the holders of the Merger Warrants shall also have the right, in the event of the redemption thereof, to pay the exercise price by surrendering the Merger Warrant for that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Parent Common Stock underlying the Merger Warrant, multiplied by the difference between the exercise price and the “Fair Market Value” by (y) the Fair Market Value (the “Cashless Exercise Right”). Notwithstanding the previous sentence, a transferee of an original holder of the Merger Warrants shall not be entitled to the Cashless Exercise Right unless he, she or it is a Person who would be a permitted transferee pursuant to the form of restriction letter referred to in

Section 5.2 and the certificates representing the Merger Warrants shall bear a legend to such effect. For purposes of this Section 1.6(a)(iv), “Fair Market Value” shall mean the average reported last sale price of the Parent Common Stock for the ten trading days ending on the tenth trading day prior to the redemption date set forth in any notice of redemption sent to the holders of the Merger Warrants pursuant to the provisions of the Warrant Agreement between Parent and Continental Stock Transfer and Trust Company dated as of February 12, 2004.

(b) Additional Shares of Parent Common Stock. If, between the date hereof and the Closing, holders of warrants and stock options of the Company outstanding as of the date of this Agreement exercise their warrants or options by payment of the cash exercise price thereof and receive shares of Company Common Stock upon such exercise, the Aggregate Parent Common Stock Number shall be increased by the number of shares equal to (i) the aggregate amount of cash received by the Company as a result of such exercises divided by (ii) $5.80, as reflected by clause (y) of the definition thereof.

(c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock and Company Preferred Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d) Capital Stock of Merger Sub. Each share of Common Stock, without par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock and Merger Warrants that the holders of the Company Common Stock and Company Preferred Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock or Company Preferred Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock or Company Preferred Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares and Warrants. No fraction of a share of Parent Common Stock or Merger Warrant will be issued by virtue of the Merger, and each holder of shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock or Merger Warrant (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.7 receive from Parent one (1) share of Parent Common Stock or one (1) Merger Warrant, as the case may be.

1.7 Surrender of Certificates; Uncertificated Shares.

(a) Exchange Agent. Continental Stock Transfer and Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock and Warrants. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock and Merger Warrants issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and any dividends or distributions to which holders of shares of Company Common Stock and Company Preferred Stock may be entitled pursuant to Section 1.7(e).

(c) Exchange Procedures. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock and Merger Warrants pursuant to Section 1.6: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Merger Warrants and any dividends or other distributions pursuant to Section 1.7(e). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of shares of Parent Common Stock and Merger Warrants into which their shares of Company Common Stock and Company Preferred Stock were converted at the Effective Time, less the shares of Parent Common Stock representing the Holdback referred to in Section 1.14, and any dividends or distributions payable pursuant to Section 1.7(e), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Section 1.6(a).

(d) Uncertificated Shares. Not later than one (1) business day after the Effective Time, the Company shall provide to Parent, with a copy to the Exchange Agent, a list, certified as being true and complete by the Company’s Chief Financial Officer, of all holders of Company Common Stock and Company Preferred Stock whose shares thereof are not represented by certificates who are entitled to receive Parent Common Stock and Merger Warrants in exchange therefor as a result of the Merger, which list shall state the name, address and tax identification number of each such holder, the number of shares of Company Common Stock and Company Preferred Stock held by such holder that are uncertificated and the numbers of shares of Parent Common Stock and Merger Warrants such holder is entitled to receive with respect to such uncertificated shares. Parent shall thereupon issue to the Exchange Agent, in its capacity as stock transfer agent of the Company, an authorization to issue and deliver to the holders of such uncertificated shares of Company Common Stock and Company Preferred Stock the numbers of shares of Parent Common Stock and Merger Warrants that they are entitled to receive in exchange therefor as a result of the Merger and the Exchange Agent shall so issue and deliver certificates representing such shares of Parent Common Stock and Merger Warrants to such holders as if such holders had delivered Certificates representing such shares of Company Common Stock or Company Preferred Stock to the Exchange Agent pursuant to Section 1.7(c).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, certificates representing shares of Parent Common Stock and Merger Warrants issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(f) Transfers of Ownership. If certificates representing shares of Parent Common Stock and Merger Warrants are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock and Merger Warrants in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. Notwithstanding the foregoing, all shares of Parent Common Stock and Merger Warrants issuable upon conversion of shares of Company Common Stock presently issued in the name of a voting trustee shall instead be issued in the name of the beneficial owner of such shares of Company Common Stock if, prior to the Closing Date, the voting trust is terminated or the voting trust agreement is amended to allow such issuance.

(g) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock and Company Preferred Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h) Termination of Exchange Agent Obligations. Parent Common Stock and Merger Warrants held by the Exchange Agent that have not been delivered to holders of Certificates within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and Merger Warrants and any dividends or distributions pursuant to Section 1.7(e) with respect to Parent Common Stock to which they are entitled.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation, the Company nor any party hereto shall be liable to a holder of shares of Parent Common Stock, Merger Warrants, Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock and Merger Warrants issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock and Merger Warrants which the shares of Company Common Stock or Company Preferred Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7(e); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and Merger Warrants and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.12 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.6 hereof, Dissenting Shares shall not be converted into a right to receive Parent Common Stock and Merger Warrants. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to appraisal rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DCGL, the shares of Company Common Stock and Company Preferred Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock and Merger Warrants as provided in Section 1.6. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Common Stock and Company Preferred Stock held by stockholders of the Company who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

1.13 Employee Options.

(a) Subject to the further provisions of this Section 1.13, at the Effective Time, Parent shall substitute equivalent options to purchase Parent Common Stock for all options outstanding under the Company’s stock option plan for its employees, consultants and advisors at the Effective Time (the “Employee Options”). Each agreement representing the grant of Employee Options is referred to herein as an “Employee Option Agreement.” Subject to the foregoing, immediately after the Effective Time, each such Employee Option Agreement shall be deemed to constitute an option to acquire that number of shares of Parent Common Stock having an aggregate fair market value on the Closing Date equal to (i) the aggregate fair market value of the shares of Parent Common Stock and Merger Warrants issuable to a holder of one share of Company Common Stock upon the Closing, multiplied by (ii) the number of shares of Company Common Stock underlying the Option Agreement. The fair market value of the Parent Common Stock and Merger Warrants shall be determined based upon the average of the closing prices of the Parent Common Stock and the Merger Warrants on the ten trading days ending three days prior to the Closing Date. The exercise price for each share of Parent Common Stock pursuant to the option agreement substituted for each such Employee Option Agreement shall be equal to the aggregate exercise price of such Employee Option Agreement at the Effective Time divided by the number of shares of Parent Common Stock for which it is exercisable after the substitution, rounded up to the nearest whole cent. The terms of the substituted options otherwise shall be substantially in the form of Parent’s standard form of option agreement with such changes thereto as are reasonably requested by the Company. Without limiting the foregoing, for the purposes of determining vesting of the substituted options and otherwise, employees of the Company will be credited for the same period of employment for which they are credited under the Company’s stock option plan.

(b) It is the intent of the parties hereto that the Employee Options assumed by Parent following the Closing pursuant to this Section 1.13 shall, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Employee Options qualified as incentive stock options immediately prior to the Effective Time and all interpretations pursuant to this Section 1.13 shall be consistent with such intent.

(c) As soon as practicable after the Effective Time, and in any event within ninety (90) days thereafter, Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (“Securities Act”), with respect to all shares of Parent Common Stock issuable pursuant to options substituted in place of Employee Options, and shall use commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such substituted options remain outstanding.

1.14 Holdback. As the sole remedy for the indemnity obligations set forth in Article VII, Parent shall hold back, from the shares of Parent Common Stock to be issued as a result of the Merger, for a period of eighteen (18) months after the Closing Date (“Holdback Period”), ten percent (10%) of the shares of Parent Common Stock (the “Holdback”), which shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Company Stockholder Representative (the “Representative”) (who shall be James W. Clark until a successor is appointed pursuant to Section 1.18(b)) and Continental Stock Transfer and Trust Company, as Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”). Subject to Article VII, on the first business day following the conclusion of the Holdback Period, the Escrow Agent shall deliver the Holdback, less any amounts applied in satisfaction of a claim for indemnification and any amounts then in dispute related to the indemnification obligations set forth in Article VII to each such Person in the same proportions as initially withheld. Any withheld Holdback, to the extent not applied in satisfaction of a claim for indemnification, will be remitted to such Persons promptly upon resolution of the dispute or claim.

1.15 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed on Schedule 1.15 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.16 Stockholder Matters.

(a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the written consent of each Stockholder for purposes of Section 228 of the DGCL.

(b) Each Stockholder, for itself only, represents and warrants as follows: (i) all Parent Common Stock and Merger Warrants to be acquired by such Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Stockholders that are entities, transfers to its stockholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock and Merger Warrants, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parents’ behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. Each Stockholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock and Merger Warrants to be received by he, she or it may bear legends to the effect that the Parent Common Stock and Merger Warrants may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement. Each Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.16(b).

(c) By executing this Agreement, each Stockholder agrees that he, she or it shall exercise any outstanding warrants to purchase shares of the capital stock of the Company that are held by it prior to the Closing Date, and further agrees that any warrants not so exercised shall expire and be of no further force and effect from and after the Closing. Such exercise may be on a cashless basis, at the election of the Stockholder, if provided by the terms of the warrant held by the Stockholder. Such exercise may also be made contingent upon the occurrence of the Closing.

(d) Each Stockholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(b)) on such

Stockholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(e) Each Stockholder, by his, her or its execution of this Agreement agrees that the Amended and Restated Investor Rights Agreement dated June 18, 2004 by and among the Company and certain of its stockholders, including such Stockholder, shall be terminated effective upon the Closing.

1.17 Notice to Other Stockholders of Company. As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the stockholders of the Company, other than the Stockholders, notice of the written consent of the Stockholders pursuant to Section 1.16(a), in accordance with the provisions of Section 228 of the DGCL.

1.18 Committee and Representative for Purposes of Escrow Agreement.

(a) CEA Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of CEA to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. The parties hereto hereby designate James W. Clark to represent the interests of the Persons entitled to receive Parent Common Stock and Merger Warrants as a result of the Merger for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company. Such Person or successor is intended to be the “Representative” referred to in Section 1.14 and Article VII hereof and the Escrow Agreement.

1.19 Outstanding Warrants. Each warrant of the Company to purchase shares of Company Common Stock that is held by a Person other than a Stockholder and remains outstanding and unexercised on the Closing Date shall be automatically converted, without further action on the part of the Company or the holders thereof, into a warrant of Parent to purchase that number of shares of Parent Common Stock having an aggregate fair market value on the Closing Date equal to (i) the aggregate fair market value of the shares of Parent Common Stock and Merger Warrants issuable to a holder of one share of Company Common Stock upon the Closing, multiplied by (ii) the number of shares of Company Common Stock underlying the warrant. The fair market value of the Parent Common Stock and Merger Warrants shall be determined based upon the average of the closing prices of the Parent Common Stock and the Merger Warrants on the ten trading days ending three days prior to the Closing Date. The exercise price for each share of Parent Common Stock pursuant to the warrant of Parent substituted for each such warrant of the Company shall be equal to the aggregate exercise price of such warrant at the Effective Time divided by the number of shares of Parent Common Stock for which it is exercisable after the substitution, rounded up to the nearest whole cent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company (and not the Stockholders) hereby represents and warrants to, and covenants with, Parent and Merger Sub, as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Parent or Parent’s counsel.

2.2 Subsidiaries. The Company has no subsidiaries other than etrials Worldwide Limited, a corporation of England and Wales (the “UK Subsidiary”). As used in this Article II and elsewhere in this Agreement, the term “Company” includes the UK Subsidiary unless the context clearly indicates otherwise. The Company owns all of the outstanding equity securities of the UK Subsidiary, free and clear of all liens and encumbrances. Except for the UK Subsidiary, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of capital stock, of which 40,000,000 shares are Company Common Stock and 20,000,000 shares are preferred stock, of which 15,000,000 shares have been designated as Series A Stock and 3,500,000 shares have been designated as Series B Stock, of which 13,504,461 shares of Company Common Stock, 11,217,861 shares of Series A Stock and 1,050,087 shares of Series B Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. The number of shares of Company Common Stock, Series A Stock and Series B Stock outstanding as of the Closing Date shall be as reflected on the Company Schedule as of such Closing Date. Except as set forth on Schedule 2.3(a) hereto as of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, (i) no shares of Company Common Stock or

Company Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”), and (ii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock or Company Preferred Stock (“Company Warrants”). All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Schedule 2.3 hereto, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel an accurate copy of substantially the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the Company Warrants.

(b) Except as set forth in Schedule 2.3(b) hereto or as set forth in Section 2.3(a) hereof there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) No consent is required from the holder of any Employee Option to effect the provisions of Section 1.13.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement, other than the giving of notice to the stockholders of the Company, other than the Stockholders, of the adoption of this Agreement by the Stockholders, as set forth in Section 1.17. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 9.2(c)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents or Company Contracts. Except as set forth on Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to Parent a correct and complete copy of the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and December 31, 2003 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, and each does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Company has provided to Parent a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Company for the six month period ended June 30, 2005 (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not be so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e) As of the date of this Agreement, the difference between the Company’s current assets and current liabilities, as determined in accordance with U.S. GAAP (“Working Capital”), is not less than $1,000,000.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2005, none of which would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, since December 31, 2004, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed on Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed on Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) The Company does not presently own and has not in the past owned any real property. There are no options or other contracts under which the Company has a right or obligation to acquire any real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements. The Company owns and has good and marketable title to the Personal Property, and all such Personal Property is in each case held free and clear of all liens and encumbrances, except for liens and encumbrances disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has, to the knowledge of the Company, complied with all applicable Environmental Laws; (ii) to the knowledge of the Company, the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly operated by the Company were not contaminated with Hazardous Substances during the period of operation by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.6 and 1.13, and as disclosed on Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of this Merger.

2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software), including the Company’s suite of online clinical support software, including software for online electronic date capture, web-based clinical reporting, electronic patient diaries and interactive voice reporting.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

“Company Products” means all current versions of products or service offerings of Company.

(a) Except as disclosed on Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as disclosed on Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) The operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company, or any officer, director or 5% or more stockholder (“Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant to any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company of personal property;

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x) any Company Contract to which any Insider of the Company is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor, to the best of Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Company which the Company reasonably believes are adequate in amount and scope for the Business in which they are engaged.

2.21 Governmental Actions/Filings. Except as set forth in Schedule 2.21, the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21 hereto, will not expire prior to December 31, 2005, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company. Except as set forth in Schedule 2.21, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the approval of the Company’s stockholders, this Agreement and the transactions contemplated hereby, and resolved to seek the stockholders’ approval and adoption of this Agreement and approval of the Merger.

2.24 Stockholder Approval. The shares of Company Common Stock, Series A Stock and Series B Stock owned by the Stockholders constitute, in the aggregate for the Series A Stock and Series B Stock voting together as a single class, and for the Common Stock, Series A Stock and Series B Stock voting together as a single class, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL.

2.25 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing for a period of eighteen months.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth on Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to, and covenants with, the Company, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries. Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 20,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 4,900,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.3(a), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock or Parent Preferred Stock granted to employees of Company or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(b) The shares of Parent Common Stock and Merger Warrants to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable. The shares of Parent Common Stock issuable upon exercise of the Merger Warrants will, upon issuance and payment therefor in accordance with the terms of the Merger Warrants, be duly authorized, validly issued, fully paid and nonassessable.

(c) Except as set forth in Schedule 3.3(c) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Parent has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent shall not: (i) conflict with or violate Parent’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, (ii) liabilities incurred since June 30, 2005 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2005, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Parent does not own or lease any real property or Personal Property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in Real Property or Personal Property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except for Parent’s obligations to EarlyBirdCapital, Inc. in the amount set forth on Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed on Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by NASDAQ or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this

Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $21,000,000 invested in United States Government securities in a trust account with JPMorgan Chase Bank, administered by Continental Stock Transfer and Trust Company (the “Trust Fund”), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2005, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth on Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, and (C) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices and except, as to employment agreements to be entered into with Rachael King and Pascal King, substantially in accordance with the terms of the offer letters with them, dated July 1, 2005 and June 21, 2005, respectively;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement and Prospectus/Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 with respect to shares of Parent Common Stock and Merger Warrants to be issued in the Merger and the shares of Parent Common Stock issuable upon exercise of the Merger Warrants (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (ii) the change of the name of Parent to a name mutually acceptable to Parent and the Company (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Parent Common Stock to 50,000,000 (the “Capitalization Amendment”), (iv) an amendment to remove the preamble and sections A through D, inclusive of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan (the “Parent Plan”) at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of no less than 15% of the number of fully-diluted shares of Parent Common Stock to be outstanding immediately after the Closing shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and also for the purpose of issuing the Parent Common Stock and Merger Warrants to holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the

“Prospectus/Proxy Statement”). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act, including Rule 145 thereunder, and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Merger Warrants to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock and Company Preferred Stock reside and to take any other such actions which may be necessary to enable the Parent Common Stock and Merger Warrants to be issued pursuant to the Merger in each such jurisdiction.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement, Parent shall distribute the Prospectus/Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Prospectus/Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement will not as of the effective date of the Registration Statement (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Prospectus/Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2 Directors and Officers of Parent and the Company After Merger. Parent and the Company shall take all necessary action so that the persons listed on Schedule 5.2 are elected to the positions of officers and directors of Parent, the Company and the UK Subsidiary, as set forth therein, to serve in such positions effective immediately after the Closing. The Stockholders, officers and directors of the Company and the officers and directors of Parent shall enter into a Voting Agreement in the form of Exhibit B hereto concurrently with the execution of this Agreement.

5.3 Existing Parent Registration Rights. Parent shall use its best efforts to obtain, prior to the Closing, the agreement of all Persons who have been granted rights by Parent with respect to securities of Parent owned by them to have such securities registered under the Securities Act that they will not exercise such rights at any time at which there is an effective registration statement under the Securities Act under which they may sell such securities without restriction.

5.4 [Intentionally Omitted.]

5.5 Other Actions.

(a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to the Exchange Agent in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and the Exchange Agent dated as of February 12, 2004. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.6 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.7 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv)

disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.7 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.8 [Intentionally Omitted.]

5.9 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholders) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that any language included in such Current Report shall be deemed to have been approved by the Company.

5.10 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, including without limitation the filing referred to in Schedule 2.2 of the Company Disclosure Schedule, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents of RBC Centura Bank and Oracle Credit Corporation referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.11 Treatment as a Reorganization. Neither Parent nor the Company nor Stockholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.12 No Parent Common Stock Transactions. Each Company officer, member of its Board of Directors and two percent (2%) beneficial stockholder of the Company shall agree that it shall not, prior to February 19, 2007, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock it receives as a result of the Merger other than as permitted pursuant to the restriction letter in the form of Exhibit C hereto executed by such Person concurrently with the execution of this Agreement.

5.13 Certain Claims. As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement.

5.14 No Securities Transactions. Neither the Company nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.15 No Claim Against Trust Fund. The Company and the Stockholders acknowledge that, if the transactions contemplated by this Agreement are not consummated by February 11, 2006, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

5.16 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be material adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Prospectus/Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the

“Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.17 NASDAQ Listing. Parent and the Company shall use their reasonable best efforts to obtain the listing for trading on NASDAQ of the Parent Common Stock and the Merger Warrants (and other warrants of the same class as the Merger Warrants). If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.18 Company Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder, including without limitation distributing the Prospectus/Proxy Statement to its stockholders when it is made available by Parent, taking actions necessary under the DGCL in respect of Dissenting Shares and the appraisal rights of the holders thereof, including giving written notice to Parent of each such holder and the number of Dissenting Shares held by each such holder and giving notice and an opportunity to exercise to the holders of Company Warrants and causing them to exercise their Company Warrants prior to the Closing Date (which exercise may be contingent upon Closing).

5.19 Certain Agreements. The Company shall use its commercially reasonable best efforts to cause (a) all voting trust agreements relating to securities of the Company to be terminated by the voting trustees and the holders of the securities subject thereto, and (b) the Investor Rights Agreement dated June 18, 2004 among the Company and certain of its stockholders to be terminated, each such termination to be effective upon the Closing.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

(c) Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(d) Appraisal Rights. Holders of no more than five percent (5%) of the shares of any of (i) the Company Common Stock, (ii) the Series A Stock and (iii) the Series B Stock outstanding immediately before the Closing shall have taken action to exercise their appraisal rights pursuant to Section 262 of the DGCL.

(e) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(f) Stock Quotation or Listing. The Parent Common Stock and the Merger Warrants at the Closing will be quoted on the OTC BB or listed for trading on NASDAQ, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock or the Merger Warrants on the OTC BB or the trading thereof on NASDAQ.

6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) [Intentionally Omitted.]

(g) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(h) [Intentionally Omitted.]

(i) Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit D annexed hereto.

(j) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(k) Press Release. Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

(l) Directors’ and Officers’ Liability Insurance. Parent shall have obtained directors’ and officers’ liability insurance having limits of not less than $10,000,000 and such insurance shall be in full force and effect.

(m) Resignations. The persons listed on Schedule 6.2(m) shall have resigned from all of their positions and offices with Parent.

(n) Fairness Opinion. The Company shall have received a “Fairness Opinion” in form and substance satisfactory to it from Raymond James & Associates, Inc. to the effect that the Merger and the other transactions contemplated by this Agreement are fair to the stockholders of the Company.

(o) Trust Fund. Parent shall have made appropriate arrangements with the Exchange Agent to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.16, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of the Company and the Stockholders contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Parent (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Investor Rights Agreement. The Investor Rights Agreement referred to in Section 5.19 shall have been terminated.

(g) Employment Agreements. Employment Agreements between the Company and, separately, John Cline, James W. Clark and Michael Harte, in the forms of Exhibits E, F and G, respectively, shall be in full force and effect.

(h) Working Capital. The Working Capital of the Company as at the Effective Time shall be no less than $1,000,000 plus the amount received by the Company from exercises of warrants and options referred to in Section 1.6(b), including those described in Sections 1.6(a)(i), 1.6(a)(ii) and 1.6(a)(iii).

(i) Opinion of Counsel. Parent shall have received from Daniels Daniels & Verdonik, P.A., counsel to the Company, an opinion of counsel in substantially the form of Exhibit H annexed hereto.

(j) Comfort Letters. Parent shall have received “comfort” letters in the customary form from BDO Seidman, LLP, and Ernst & Young LLP, dated the effective date of the Registration Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Registration Statement.

(k) Fairness Opinion. Parent shall have received a “Fairness Opinion” in form and substance satisfactory to it from Capitalink, L.C. to the effect that the Merger and the other transactions contemplated by this Agreement are fair to the stockholders of Parent.

(l) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(m) Resignations. The persons listed on Schedule 6.3(m) shall have resigned from their positions and offices with the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent and its representatives, successors and permitted assigns shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

(iii) the matters referred to in Schedule 2.1(b) of the Company Disclosure Schedule; or

(iv) arising out of or in connection with the action entitled PHT Corporation v. etrials Worldwide, Inc., Civil Case No. 04-821 GMS, pending in the United States District Court for the District of Delaware, to the extent such Losses (including attorneys’ fees and disbursements incurred in connection with such action after the date of this Agreement other than costs incurred amending the PHT Settlement Agreement (as defined in Schedule 2.10) and in connection with enforcing the PHT Settlement Agreement, including without limitation all proceedings necessary to dismiss such action) exceed amounts payable by the Company pursuant to the PHT Settlement Agreement.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the

Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement; and

(ii) Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments; or (iv) the Third Party Claim involves environmental matters in which case Parent shall have sole control and management authority over the resolution of such Third Party Claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions).

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent, at the reasonable cost and expense of the Representative, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Parent’s Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Company prior to the Closing, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. Rather, the Representative shall make payment in full of the amount determined to be due and owing by it against an assignment by Parent to the Representative of the entire claim of Parent Party for ninety (90%) percent of the proceeds from insurance or against such third party. The amount of any indemnifiable Loss shall be reduced (retroactively or prospectively) by an amount equal to ninety (90%) of any proceeds from insurance or other amounts actually recovered from third parties by or on behalf of Parent in respect of the related Loss. If Parent, pursuant to this Article VII for any Losses, (i) obtains any insurance recovery from third-party insurance provided for such Losses or (ii) obtains any recovery from any other third party for such Losses, then it shall promptly pay over to the Representative 90% of the amount of the net cash proceeds received by it for such Losses, up to the amount of the indemnity payments made by the Representative for such Losses. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then itshall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to ninety (90%) of the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until the date which is eighteen months following the Closing Date (the “Survival Period”). Notwithstanding the foregoing or any other provision of this Agreement:

(i) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the Survival Period provided hereunder for such claim shall be preserved despite the subsequent termination of such Survival Period; and

(ii) The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the applicable Survival Period.

(b) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $200,000 (the “Deductible”), in which event the amount payable shall only be the amount in excess of the amount of the Deductible, and, subject to the limitations set forth in Section 7.5(c), all future amounts that become payable under Section 7.1 from time to time thereafter.

(c) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Holdback, and Parent shall have no claim against the Company’s stockholders other than for the shares (and any proceeds of the shares or distributions with respect to the shares) held as part of the Holdback.

7.5 Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7 Representative Capacities; Application of Holdback. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Holdback. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Holdback upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Holdback to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Holdback until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by February 11, 2006 for any reason;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this

Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.7, 5.15, 8.2 and 8.3 and Article IX (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

Attention: Robert Moreyra, Executive Vice President

813-318-9444 telephone

813-314-9504 telecopy

with a copy to:

David Miller, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

212-818-8661 telephone

212-818-8881 telecopy

if to the Company or Stockholders, to:

etrials Worldwide, Inc.

2701 Aerial Center Parkway, Suite 100

(from November 1, 4000 Aerial Center Parkway)

Morrisville, North Carolina 27560

Attention: James W. Clark, Chief Financial Officer

919-653-3400 telephone

919-653-3621 telecopy

with a copy to:

Daniels Daniels & Verdonik, P.A.

Suite 200, Generation Plaza

1822 N.C. Highway 54 East

P.O. Drawer 122

Research Triangle Park, North Carolina 27709-2218

Attention: James F. Verdonik, Esq.

919-544-5444 telephone

919-544-5920 telecopy

9.2 Interpretation.

(a) When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell.

(c) For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

(f) For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

9.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated July 1, 2005 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Orlando, Florida. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Orlando, Florida. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Florida, Hillsborough County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CEA ACQUISITION CORPORATION

By:	/S/ ROBERT MOREYRA
Robert Moreyra, Executive Vice President

etrials ACQUISITION, INC.

By:	/S/ ROBERT MOREYRA
Robert Moreyra, President

etrials WORLDWIDE, INC.

By:	/S/ JOHN CLINE
John Cline, President

STOCKHOLDERS:

[See separate signature pages.]

STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

The undersigned Stockholders are executing this Agreement solely with respect to the provisions set forth in Sections 1.16, 5.12, 5.13, 5.14 and 5.15, above, and not for any other purpose.

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By:	/s/ PER EGEBERG
Name:	Per Egeberg
Title:	CEO

Infologix (BVI) Limited
By:	EQ Secretaries (Jersey) Limited, Company Secretary

By:	/s/ JANET RAINE	/s/ LORRAINE WHEELER
Name:	Janet Raine	Lorraine Wheeler
Title:	Authorized Signatories

Newlight Associates II, LP
By:	Newlight Partners II, LP, General Partner

By:	/s/ ROBERT M. BRILL
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II (BVI), LP
By:	Newlight Partners II (BVI), LP, General Partner

By:	/s/ ROBERT M. BRILL
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II-E, LP
BY:	Newlight Partners II-E, LP, General Partner

By:	/s/ ROBERT M. BRILL
Name:	Robert M. Brill
Title:	General Partner

/s/ PETER COKER
Peter Coker

STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

The undersigned Stockholders are executing this Agreement solely with respect to the provisions set forth in Sections 1.16, 5.12, 5.13, 5.14 and 5.15, above, and not for any other purpose.

/s/ PETER AND SUSAN H. COKER
Peter and Susan H. Coker, JT TEN

Dunlap Industries

By:	/s/ PETER L. COKER
Name:	Peter L. Coker
Title:	Managing Director

/s/ JOHN CLINE
John Cline

/s/ JAMES W. AND SUSANNE M. CLARK
James W. and Susanne M. Clark, JT TEN

/s/ ROBERT SAMMIS
Robert Sammis

/s/ FRED NAZEM
Fred Nazem

E-ZAD Partnership Limited

By:	/s/ JAMSHID ANSARI
Name:	Jamshid Ansari
Title:	Treasurer

/s/ RICHARD J. PIAZZA
Richard J. Piazza

/s/ RACHAEL KING
Rachael King

STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

The undersigned Stockholders are executing this Agreement solely with respect to the provisions set forth in Sections 1.16, 5.12, 5.13, 5.14 and 5.15, above, and not for any other purpose.

/s/ MICHAEL HARTE
Michael Harte

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Form of Escrow Agreement

Exhibit B	-	Form of Voting Agreement

Exhibit C	-	Form of Restriction Letter

Exhibit D	-	Form of Opinion of Graubard Miller

Exhibit E	-	Form of Employment Agreement for John Cline

Exhibit F	-	Form of Employment Agreement for James W. Clark

Exhibit G	-	Form of Employment Agreement for Michael Harte

Exhibit H	-	Form of Opinion of Daniels Daniels & Verdonik, P.A.

Schedules
Schedule 1.6(a)(i)	-	E-ZAD Partnership Limited Warrants
Schedule 1.6(a)(ii)	-	Newlight Associates II Warrants
Schedule 1.6(a)(iii)	-	Fred F. Nazem Warrants
Schedule 1.6(a)(iv)	-	Certain Shares
Schedule 1.15	-	Affiliates of the Company
Schedule 2	-	Company Disclosure Schedule
Schedule 3	-	Parent Disclosure Schedule
Schedule 4.1	-	Permitted Parent and Company Actions
Schedule 5.2	-	Directors and Officers of Parent, Company and UK Subsidiary
Schedule 6.2(m)	-	Parent Resignations
Schedule 6.3(m)	-	Company Resignations

SCHEDULE 1.6(a)(i)

E-ZAD WARRANTS

	Warrant Number	Issuance Date	Expiration Date	Number of Shares	Price Per Share
E-ZAD Partnership Limited	W-0317	8/29/2003	8/28/2008	200,000	$0.01
E-ZAD Partnership Limited	W-0342	12/12/2003	8/28/2008	500,000	$0.50
E-ZAD Partnership Limited	W-0343	12/12/2003	8/28/2008	500,000	$1.20
TOTAL				1,200,000

SCHEDULE 1.6(a)(ii)

NEWLIGHT ASSOCIATES WARRANTS

	Warrant Number	Issuance Date	Expiration Date	Number of Shares	Price Per Share
Newlight Associates II, LP	W-0336	12/12/2003	12/11/2008	661,400	$0.50
Newlight Associates II, LP	W-0339	12/12/2003	12/11/2008	661,400	$1.20
Newlight Associates II (BVI), LP	W-0337	12/12/2003	12/11/2008	232,200	$0.50
Newlight Associates II (BVI), LP	W-0340	12/12/2003	12/11/2008	232,200	$1.20
Newlight Associates II-E, LLC	W-0338	12/12/2003	12/11/2008	106,400	$0.50
Newlight Associates II-E, LLC	W-0341	12/12/2003	12/11/2008	106,400	$1.20
TOTAL				2,000,000

SCHEDULE 1.6(a)(iii)

FRED F. NAZEM WARRANTS

	Warrant Number	Issuance Date	Expiration Date	Number of Shares	Price Per Share
Fred F. Nazem	W-0320	08/29/03	08/28/08	31,570	$0.01
Fred F. Nazem	W-0345	08/29/03	08/28/08	50,000	$1.00
Fred F. Nazem	W-0344	08/29/03	08/28/08	10,000	$0.01
TOTAL				91,570

SCHEDULE 1.6(a)(iv)

CERTAIN SHARES

Q Finance, Inc. is the owner of 500,000 shares of Company Common Stock subject to the terms of an Escrow Agreement dated as of April 1, 2005.

SCHEDULE 1.15

RULE 145 AFFILIATES OF THE COMPANY

Directors

Hans Lindroth

Peter Coker

Fred Nazem

Robert Brill

John Cline

Officers

James W. Clark, Jr.

Rachael King

Michael Harte

Richard J. Piazza

Robert Sammis

Stockholders

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Infologix (BVI) Limited

Dunlap Industries

Newlight Associates II, LP

Newlight Associates II (BVI), LP

Newlight Associates II-E, LP

Peter Coker and Susan H. Coker (JT TEN)

James W. Clark, Jr. and Susanne M. Clark (JT TEN)

SCHEDULE 2

COMPANY DISCLOSURE SCHEDULE

(Information Furnished Separately)

Schedule 2.1	-	Organization and Qualification

Schedule 2.2	-	Subsidiaries

Schedule 2.3	-	Capitalization

Schedule 2.5	-	No Conflict

Schedule 2.7	-	Financial Statements

Schedule 2.8	-	No Undisclosed Liabilities

Schedule 2.9	-	Absence of Certain Changes or Events

Schedule 2.10	-	Litigation

Schedule 2.11	-	Employee Benefit Plans

Schedule 2.13	-	Restrictions on Business Activities

Schedule 2.14	-	Title to Property

Schedule 2.15	-	Taxes

Schedule 2.16	-	Environmental Matters

Schedule 2.17	-	Brokers; Third Party Expenses

Schedule 2.18	-	Intellectual Property

Schedule 2.19	-	Agreements, Contacts and Commitments

Schedule 2.20	-	Insurance

Schedule 2.21	-	Governmental Actions/Filings

SCHEDULE 3

PARENT DISCLOSURE SCHEDULE

(Information Furnished Separately)

Schedule 3.3	-	Capitalization

Schedule 3.14	-	Title to Property

Schedule 3.15	-	Taxes

Schedule 3.17	-	Brokers

Schedule 3.19	-	Agreements, Contracts and Commitments

Schedule 3.26	-	Governmental Filings

SCHEDULE 4.1

COMPANY AND PARENT PERMITTED ACTIONS

Company Permitted Actions:

•	The Company shall declare “pay-in-kind” dividends on the terms provided in its Amended and Restated Certificate of Incorporation to holders of its Series A Stock and Series B Stock prior to Closing except to the extent that payments in cash do not diminish its ability to fulfill the condition stated in Section 6.3(h) of the Agreement.

•	The Company reserves the right to issue stock and option awards under its 1999 Equity Compensation Plan in the normal course of business and consistent with past practices up to an amount equal to 20% of the number of shares of stock and options awards authorized for issuance pursuant to such Plan.

•	The Company reserves the right to institute a cashless exercise program for holders of vested Employee Options prior to Closing.

•	The Company shall enter into commercially reasonable arrangements with holders of Company Warrants that would otherwise continue past the date of Closing in order to induce the holders of such warrants to exercise such Warrants prior to Closing.

•	The Company reserves the right to take such actions as are necessary to finalize the PHT Settlement (as such term is defined in Schedule 2).

•	The Company reserves the right to continue to make draws on the RBC Loan Agreement (as such term is defined in Schedule 2) for use in the ordinary course of business, provided that any such draws shall be deemed to be short-term debt for the purposes of calculating the Company’s Working Capital.

Parent Permitted Actions:

None

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT, THE COMPANY AND UK SUBSIDIARY

PARENT OFFICERS AND DIRECTORS

Directors

John Cline (in Class to stand for election in 2008) (designee of the Company)

Robert Brill (in Class to stand for election in 2008) (designee of the Company)

Peter Coker (in Class to stand for election in 2007) (designee of the Company)

Hans Lindroth (in Class to stand for election in 2006) (designee of the Company)

Donald Russell (in Class to stand for election in 2007) (designee of Parent)

Robert Moreyra (in Class to stand for election in 2006) (designee of Parent)

Harold Ewen (in Class to stand for election in 2008) (designee of Parent)

Officers

John Cline, President & CEO

James W. Clark, Jr., VP Finance, Treasurer, Secretary & CFO

COMPANY OFFICERS AND DIRECTORS

Directors

John Cline

James W. Clark, Jr.

Michael Harte

Donald Russell

Robert Moreyra

Officers

John Cline, President & CEO

James W. Clark, Jr., VP Finance, Treasurer, Secretary & CFO

Michael Harte, VP Strategic Accounts

Craig Pyne, VP Sales & Marketing

Robert Sammis, VP & COO

Richard Piazza, VP R&D

UK SUBSIDIARY OFFICERS AND DIRECTORS

Directors	Officers
John Cline	Pascal King, President & CEO
James W. Clark, Jr.	Rachael King, VP & COO
Pascal King	Meg Edwards, Controller
Rachael King
Meg Edwards

SCHEDULE 6.2(m)

PARENT RESIGNATIONS

J. Patrick Michaels, Brad Gordon and Peter Collins will resign as directors of Parent.

J. Patrick Michaels, Jr. will resign as Chairman and CEO of Parent.

Donald Russell will resign as Vice Chairman of Parent.

Robert Moreyra will resign as Executive Vice President of Parent.

Harold Ewen will resign as Special Advisor of Parent.

Brad Gordon will resign as Chief Financial Officer of Parent.

All of the above resignations will be effective as of the Closing Date.

SCHEDULE 6.3(m)

COMPANY RESIGNATIONS

Each of Fred F. Nazem, Hans Lindroth, Robert Brill, and Peter Coker shall resign from the Board of Directors of the Company effective as of the Closing Date. Each of Mr. Lindroth, Mr. Brill and Mr. Coker shall become directors of Parent effective as of the Closing Date.

The officers of the Company shall remain unchanged as a result of the Closing.

EXHIBIT 2.2

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT, dated October 31, 2005, to AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) made and entered into as of August 22, 2005, by and among CEA Acquisition Corporation, a Delaware corporation (“Parent”), etrials Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), etrials Worldwide, Inc., a Delaware corporation (“Company”), and each of the persons listed under the caption “Stockholders” on the signature page hereof, such persons being stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used herein that are defined in the Merger Agreement shall have the same meanings as used in the Merger Agreement.

The parties hereto, being all of the parties to the Merger Agreement, hereby agree that the Merger Agreement is hereby amended as follows:

1. A new Section 1.20 is hereby added to the Merger Agreement, to read as follows:

1.20 Trigger Condition. In addition to the shares of Parent Common Stock constituting the Holdback, there shall be withheld from the shares of Parent Common Stock issuable as a result of the Merger and placed in escrow with the Escrow Agent pursuant to the Escrow Agreement in the form annexed hereto as Exhibit A-1 (“Revised Escrow Agreement”), that number of shares of Parent Common Stock (the “Trigger Shares”) that, together with the Holdback, shall equal 1,400,000 shares of Parent Common Stock. The Trigger Shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them. Notwithstanding any other provision of this Agreement, the Trigger Shares and those shares of Parent Common Stock included in the Holdback that have not been canceled or paid to Parent as a consequence of the indemnity obligations set forth in Article VII (the “Additional Trigger Shares”) shall be held in escrow pursuant the Revised Escrow Agreement until the last day of the first twenty (20) consecutive trading day period commencing after the Closing Date during which (a) the volume-weighted average price of the Parent Common Stock is equal to or greater than $7.00 per share and (b) the average daily trading volume of the Parent Common Stock is at least 25,000 shares (the “Trigger Release Date”). Upon occurrence of the Trigger Release Date, the Trigger Shares and, if the Trigger Release Date occurs after the expiration of the Holdback Period, the Additional Trigger Shares, shall be released from escrow and delivered to the Persons entitled to receive them in the same proportions as initially withheld. If the Trigger Release Date occurs prior to expiration of the Holdback Period, the Additional Trigger Shares shall be so released and delivered upon expiration of the Holdback Period. If the Trigger Release Date has not occurred by February 19, 2008, the Trigger Shares and the Additional Trigger Shares shall be canceled.

2. All references in the Merger Agreement to the Escrow Agreement, in the form of Exhibit A to the Merger Agreement, shall be deemed to be references to the Revised Escrow Agreement referred to in Section 1.20 of the Merger Agreement, as amended by this Amendment, in the form annexed hereto as Exhibit A-1.

3. All references in the Merger Agreement to “Audited Financial Statements” shall mean the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2004 and December 31, 2003, as included in the Registration Statement on Form S-4 of Parent relating to the Merger as initially filed with the SEC. All references in the Merger Agreement to “Unaudited Financial Statements” shall mean the unaudited financial statements (including any related notes thereto) of the Company for the six month period ended June 30, 2005 as included in the Registration Statement on Form S-4 of Parent relating to the Merger as initially filed with the SEC.

4. The Merger Agreement, as amended hereby, shall remain in full force and effect.

[Signatures are on following pages]

2

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the date first above written.

CEA ACQUISITION CORPORATION

By:	s/ Robert Moreyra
Robert Moreyra, Executive Vice President

etrials ACQUISITION, INC.

By:	s/ Robert Moreyra
Robert Moreyra, President

etrials WORLDWIDE, INC.

By:	s/ John Cline
John Cline, President

STOCKHOLDERS:

[See separate signature pages.]

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STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

MiniDoc AB

By:	s/ Per Egeberg/Hans Lindroth
Name:	Per Egeberg
Title:	CEO

Infologix (BVI) Limited

By:	s/ Janet Raine/Lorraine Wheeler
Name:	Janet Raine/Lorraine Wheeler
Title:	For and on behalf of EQ Secretaries (Jersey) Limited, Secretary

Newlight Associates II, LP
By:	Newlight Partners II, LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II (BVI), LP
By:	Newlight Partners II (BVI), LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II-E, LP
BY:	Newlight Partners II-E, LP, General Partner

By:	s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

s/ Peter Coker
Peter Coker

4

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

s/ Peter and Susan H. Coker, JT TEN
Peter and Susan H. Coker, JT TEN

Dunlap Industries

By:	s/ Peter L. Coker
Name:	Peter L. Coker
Title:	Managing Director

s/ John Cline
John Cline

s/ James & Susanne M. Clark, JTWROS
James W. and Susanne M. Clark, JT TEN

s/ Robert Sammis
Robert Sammis

s/ Fred Nazem
Fred Nazem

E-ZAD Partnership Limited

By:	s/ Hamid Ansari
Name:	Hamid Ansari
Title:	General Partner

s/ Richard J. Piazza
Richard J. Piazza

s/ Rachael King
Rachael King

5

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER

AGREEMENT

s/ Michael Harte
Michael Harte

6

EXHIBIT A-1

REVISED ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated [Closing Date] among CEA ACQUISITION CORPORATION, a Delaware corporation (“CEA”), James W. Clark, Jr., as the etrials Stockholders’ Representative, being the representative of the former stockholders of etrials Worldwide, Inc., a Delaware corporation (the “Representative”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

CEA, etrials Worldwide, Inc. (“etrials”), certain stockholders of etrials, and etrials Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of CEA (“Merger Subsidiary”), are the parties to an Agreement and Plan of Merger and Reorganization dated as of August 22, 2005 (the “Merger Agreement”) pursuant to which the Merger Subsidiary has merged with and into etrials so that etrials has become a wholly-owned subsidiary of CEA. Pursuant to Section 1.20 of the Merger Agreement, the Trigger Shares and Additional Trigger Shares are subject to cancellation upon the occurrence of certain events. Pursuant to Article VII of the Merger Agreement, CEA is to be indemnified in certain respects by the application of the Holdback Shares (as that term is defined in Section 1(a), below) including the Additional Trigger Shares. The parties desire to establish escrow funds with respect to the application of the Trigger Shares and Additional Trigger Shares in accordance with Section 1.20 of the Merger Agreement and with respect to the application of the Holdback Shares (including the Additional Trigger Shares) as collateral security for the indemnification obligations under Article VII of the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders of etrials (the “Stockholders”) and act on their behalf for purposes of this Agreement. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, the Escrow Agent, in its capacity as Exchange Agent pursuant to the Merger Agreement, has withheld (i) 10% of the total number of shares of Parent Common Stock issuable to the Stockholders pursuant to the Merger Agreement (the “Holdback Shares”), and (ii) such additional number of shares of Parent Common Stock that, together with the Holdback Shares, equal 1,400,000 shares of Parent Common Stock (the “Trigger Shares”), in each instance pro rata in accordance with the number of shares of Parent Common Stock issuable to each Stockholder. Such shares of Parent Common Stock are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain separate accounts for each Stockholder’s portion of the Escrow Fund, designated separately with respect to Holdback Shares and Trigger Shares.

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(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of CEA. Its duties hereunder shall cease upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c) Except as herein provided, the Stockholders shall retain all of their rights as stockholders of CEA during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Fund.

(d) During the Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Escrow Fund shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Escrow Fund except (i) by gift to a member of a Stockholder’s immediate family or to a trust, the beneficiary of which is a Stockholder or a member of a Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the Stockholders shall not pledge or grant a security interest in the shares of Parent Common Stock included in the Escrow Fund or grant a security interest in their rights under this Agreement.

2. (a) CEA, acting through the members of CEA’s Board of Directors who served on such Board prior to the Closing and who continue to serve on such Board after the Closing (the “Committee”), who have been appointed by the Board of Directors to take all necessary actions and make all decisions on behalf of CEA with respect to its rights to indemnification under the Merger Agreement, may make a claim for indemnification pursuant to Article VII of the Merger Agreement (“Indemnity Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles CEA to indemnification, (ii) in reasonable detail, the nature and dollar amount of any indemnity claim CEA may have by reason thereof under the Merger Agreement (“Indemnity Claim”), and (iii) whether the Indemnity Claim results from a Third Party Claim against CEA. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

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(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnity Claim is indemnifiable under Article VII of the Merger Agreement, the parties shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnity Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Orlando, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the date on which it may, under this Agreement, be submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to any of the parties if, in his sole opinion reasonably exercised, the claims made by any other party or parties had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any court having jurisdiction and may be enforced in accordance with the law of the State of Florida. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any Florida or federal court then having jurisdiction by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Florida courts sitting in the Hillsborough County for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the Florida or federal court to the Escrow Agent.

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(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of CEA by settlement of the parties pursuant to paragraph 2(c) above, resulting in a dollar award to CEA, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to CEA, (iv) Third Party Claim which has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim which the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f) (i) Promptly after an Indemnity Claim becomes an Established Claim, the Committee shall deliver a notice to the Escrow Agent directing the Escrow Agent to pay to CEA, and the Escrow Agent shall pay to CEA or cancel, as directed by CEA, such number of Holdback Shares that have a value equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund Holdback Shares having a value less than the full amount so payable, the full amount of the Holdback Shares remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made in shares of Parent Common Stock, pro rata from the account maintained on behalf of each Stockholder. In such event, such shares shall be valued at the “Fair Market Value” (as defined below) and the Escrow Agent shall promptly cause the appropriate number of shares to be transferred from the Escrow Fund to CEA, or its order, or, if directed by CEA, cancel, to the extent of the number of Holdback Shares in the Escrow Fund. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Stockholder to sell any shares of CEA stock or otherwise. As used herein, “Fair Market Value” means the average reported last sales price for the Parent Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

3. On the first Business Day after the eighteen month anniversary of the Closing Date, upon written instruction from CEA, the Escrow Agent shall distribute and pay to each Stockholder who has an interest in the Escrow Fund the Parent Common Stock then in such Stockholder’s account in the Escrow Fund that are Holdback Shares, unless at such time there are any Indemnity Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of CEA, would result in a payment to CEA, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Stockholder

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shall be reduced by, the “Pending Claims Reserve” (as hereafter defined). Thereafter, if any Pending Claim becomes an Established Claim, the Escrow Agent shall promptly pay to CEA an amount of Holdback Shares in respect thereof determined in accordance with paragraph 2(f) above, and to the Stockholder the amount by which the remaining portion of the Holdback Shares in his account in the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below). If any Pending Claim is resolved against CEA, the Escrow Agent shall promptly pay to each Stockholder the amount by which the remaining portion of the Holdback Shares in his account in the Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, the Escrow Agent shall pay to such Stockholder the remaining portion of his or her Holdback Shares in the Escrow Fund. Notwithstanding the foregoing, no Holdback Shares shall be released by the Escrow Agent to any Stockholder so long as the Trigger Release Date (as hereinafter defined) has not occurred.

As used herein, the “Pending Claims Reserve” at any time shall mean an amount equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4. (a) Notwithstanding anything to the contrary in this Agreement, the Trigger Shares and those Holdback Shares that have not been paid to CEA or canceled as a consequence of an Indemnification Claim (the “Additional Trigger Shares”) shall be held in escrow by the Escrow Agent until the last day of the first twenty (20) consecutive trading day period commencing after the date hereof during which (i) the volume-weighted average price of the Parent Common Stock is equal to or greater than $7.00 per share and (ii) the average daily trading volume of the Parent Common Stock is at least 25,000 shares (the “Trigger Release Date”), in each case based on information obtained from the equity page for the Company provided by the Bloomberg reporting service. At any time after the occurrence of the Trigger Release Date, the Representative may deliver a notice (a “Trigger Release Notice”) to the Escrow Agent, with a copy to the Committee, stating that the Trigger Release Date has occurred and setting forth its calculations of the volume-weighted average price of the Parent Common Stock and the average daily trading volume for the twenty (20) consecutive trading day period then ended. The Representative also shall deliver to the Escrow Agent (with a copy to the Committee), concurrently with its delivery to the Escrow Agent of the Trigger Release Notice, a certification as to the date on which the Trigger Release Notice was delivered to the Representative.

(b) If the Committee shall give a notice to the Representative (with a copy to the Escrow Agent) (a “Trigger Counter Notice”), within 10 days following the date of receipt (as specified in the Representative’s certification) by the Committee of a copy of the Trigger Release Notice, disputing whether there has been an occurrence of the Trigger Release Date, the parties shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) above. If no Trigger Counter Notice with respect to a Trigger Release is received by the Escrow Agent from the Committee within such 10-day period, the Trigger Release Notice shall be deemed effective for purposes of this Agreement. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to

11

the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) above. If, as a result of resolution by the parties or by arbitration, it is determined that the Trigger Release Date has occurred, the Trigger Release Notice shall be deemed effective for purposes of this Agreement.

(c) If the Trigger Release Date occurs prior to the expiration of the Holdback Period, the Escrow Agent shall release and deliver the Trigger Shares upon receipt of an effective Trigger Release Notice and shall release and deliver the Additional Trigger Shares upon the expiration of the Holdback Period, in each case to the Stockholders having an interest therein. If the Trigger Release Date occurs after the expiration of the Holdback Period, the Trigger Shares and Additional Trigger Shares shall be so released and delivered by the Escrow Agent upon receipt of an effective Trigger Release Notice. If the Trigger Release Date has not occurred by February 19, 2008, upon written notice to the Escrow Agent, the Trigger Shares and the Additional Trigger Shares shall be canceled by the Escrow Agent in its capacity as Transfer Agent for CEA.

5. The Escrow Agent shall cooperate in all respects with the Committee and the Representative in the calculation of any amounts determined to be payable to CEA in accordance with this Agreement.

6. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to CEA pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to CEA the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

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(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g) The Escrow Agent shall be indemnified and held harmless by CEA from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

(h) The Escrow Agent shall be entitled to reasonable compensation from CEA for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from CEA for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(i) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

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(j) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

7. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

8. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

9. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the Florida and federal courts sitting in Hillsborough County with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 10, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq.

10. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at

c/o CEA Acquisition Corporation
101 East Kennedy Boulevard, Suite 3300
Tampa, Florida 33602
Attention: Robert Moreyra
Telecopier No.: 813-314-9504

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with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at

James W. Clark, Jr.
c/o etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, North Carolina 27560
Telecopier No.: 919-653-3621

with a copy to:

Daniels, Daniels & Verdonik, P.A.
Suite 200, Generation Plaza
1822 N.C. Highway 54 East
P.O. Drawer 122
Research Triangle Park, N.C. 22709-2218
Attention: James F. Verdonik
Telecopier No.: 919 544 5920

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Steven G. Nelson
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

11. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 3(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to CEA.

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(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

CEA ACQUISITION CORPORATION

By:
Name:
Title:

THE REPRESENTATIVE

Name:	James W. Clark, Jr.

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:	Steven G. Nelson
Title:	Chairman

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EXHIBIT 2.3

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated December 5, 2005, to AGREEMENT AND PLAN OF MERGER made and entered into as of August 22, 2005, by and among CEA Acquisition Corporation, a Delaware corporation (“Parent”), etrials Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), etrials Worldwide, Inc., a Delaware corporation (“Company”), and each of the persons listed under the caption “Stockholders” on the signature page hereof, such persons being stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”), as amended by Amendment dated October 31, 2005 (“Merger Agreement”). Capitalized terms used herein that are defined in the Merger Agreement shall have the same meanings as used in the Merger Agreement.

The parties hereto, being all of the parties to the Merger Agreement, hereby agree that the Merger Agreement is hereby amended as follows:

1. A new Section 1.21 is hereby added to the Merger Agreement, to read as follows:

1.21 Sale Restriction. No public market sales of shares of Parent Common Stock issued as a result of the Merger shall be made for a period of 180 days following the Closing Date. No private sales of shares of Parent Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Certificates representing shares of Parent Common Stock issued as a result of the Merger shall bear a prominent legend to such effect. Notwithstanding the foregoing, this restriction does not apply to Merger Warrants or shares of Common Stock issued upon exercise of Merger Warrants.

2. The term “February 11, 2006” appearing in Section 5.15 of the Merger Agreement is amended to read “February 18, 2006.”

3. The Merger Agreement, as amended hereby, shall remain in full force and effect.

[Signatures are on following pages]

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the date first above written.

CEA ACQUISITION CORPORATION

By:	/s/ Robert Moreyra
Robert Moreyra, Executive Vice President

etrials ACQUISITION, INC.

By:	/s/ Robert Moreyra
Robert Moreyra, President

etrials WORLDWIDE, INC.

By:	/s/ John Cline
John Cline, President

STOCKHOLDERS:

[See separate signature pages.]

2

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER AGREEMENT

MiniDoc AB

By:	/s/ Per Egeberg
Name:	Per Egeberg
Title:	CEO

Infologix (BVI) Limited

By:	/s/ Janet Raine
Name:	Janet Raine/Lorraine Wheeler
Title:	For and on behalf of EQ Secretaries (Jersey) Limited, Secretary

Newlight Associates II, LP
By:	Newlight Partners II, LP, General Partner

By:	/s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II (BVI), LP
By:	Newlight Partners II (BVI), LP, General Partner

By:	/s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

Newlight Associates II-E, LP
BY:	Newlight Partners II-E, LP, General Partner

By:	/s/ Robert M. Brill
Name:	Robert M. Brill
Title:	General Partner

/s/ Peter Coker
Peter Coker

3

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER AGREEMENT

/s/ Peter and Susan H. Coker
Peter and Susan H. Coker, JT TEN

Dunlap Industries

By:	/s/ Peter L. Coker
Name:	Peter L. Coker
Title:	Managing Director

/s/ John Cline
John Cline

/s/ James W. and Susanne M. Clark
James W. and Susanne M. Clark, JT TEN

/s/ Robert Sammis
Robert Sammis

/s/ Fred Nazem
Fred Nazem

E-ZAD Partnership Limited

By:	/s/ Hamid Ansari
Name:	Hamid Ansari
Title:	General Partner

/s/ Richard J. Piazza
Richard J. Piazza

/s/ Rachael King
Rachael King

4

STOCKHOLDER SIGNATURE PAGE TO AMENDMENT TO MERGER AGREEMENT

/s/ Michael Harte
Michael Harte

5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CEA ACQUISITION CORPORATION

Pursuant to Section 245 of the

Delaware General Corporation Law

CEA Acquisition Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chairman and Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “CEA Acquisition Corporation.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 14, 2003.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is etrials Worldwide, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 9 East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 51,000,000 of which 50,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, NY 10174

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then elect additional Class A, Class B and Class C directors. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by J. Patrick Michaels, Jr., its Chairman and Chief Executive Officer, as of this          day of             , 200  .

Name:	J. Patrick Michaels, Jr.
Title:	Chairman and Chief Executive Officer

Approved by Board of Directors on November __________, 2005

Approved by Shareholders on _______________

CEA Acquisition Corporation

2005 Performance Equity Plan

1. Purpose; Definitions.

1.1 Purpose. The purpose of the CEA Acquisition Corporation 2005 Performance Equity Plan is to enable the Company to offer to its employees, officers, directors and consultants whose past, present and/or potential contributions to the Company and its Subsidiaries have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

(a) “Agreement” means the agreement between the Company and the Holder, including any amendment thereto or such other document as may be determined by the Committee, setting forth the terms and conditions of an award under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Compensation Committee of the Board or any other committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” will mean the Board.

(e) “Common Stock” means the Common Stock of the Company, $0.0001 par value per share.

(f) “Company” means CEA Acquisition Corporation, a corporation organized under the laws of the State of Delaware.

(g) “Deferred Stock” means Common Stock to be received under an award made pursuant to Section 8, below, at the end of a specified deferral period.

(h) “Disability” means physical or mental impairment as determined under procedures established by the Committee for purposes of the Plan.

(i) “Effective Date” means the date set forth in Section 12.1, below.

(j) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee determines in good faith.

(k) “Holder” means a person who has received an award under the Plan.

(l) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(n) “Normal Retirement” means retirement from active employment with the Company or any Subsidiary on or after such age which may be designated by the Committee as “retirement age” for any particular Holder. If no age is designated, it will be 65.

(o) “Other Stock-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(p) “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(q) “Plan” means the CEA Acquisition Corporation 2005 Performance Equity Plan, as hereinafter amended from time to time.

(r) “Repurchase Value” means the Fair Market Value in the event the award to be settled under Section 2.2(h) or repurchased under Section 10.2 is comprised of shares of

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Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the award is a Stock Option or Stock Appreciation Right; in each case, multiplied by the number of shares subject to the award.

(s) “Restricted Stock” means Common Stock received under an award made pursuant to Section 7, below, that is subject to restrictions under said Section 7.

(t) “SAR Value” means the excess of the Fair Market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

(u) “Stock Appreciation Right” means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

(v) “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(w) “Stock Reload Option” means any option granted under Section 5.3 of the Plan.

(x) “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

(y) “Vest” means to become exercisable or to otherwise obtain ownership rights in an award.

2. Administration.

2.1 Committee Membership. The Plan will be administered by the Board or a Committee. Committee members will serve for such term as the Board may in each case determine, and are subject to removal at any time by the Board. The Committee members, to the extent possible and deemed to be appropriate by the Board, will be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Code.

2.2 Powers of Committee. The Committee has full authority to award, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Deferred Stock, (v) Stock Reload Options and/or (vi) Other Stock-Based Awards. For purposes of illustration and not of limitation, the Committee has the authority (subject to the express provisions of this Plan):

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(a) to select the officers, employees, directors and consultants of the Company or any Subsidiary to whom Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Reload Stock Options and/or Other Stock—Based Awards may from time to time be awarded hereunder.

(b) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, number of shares, share exercise price or types of consideration paid upon exercise of such options, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee may determine);

(c) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

(d) to determine the terms and conditions under which awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other equity awarded under this Plan and cash and non-cash awards made by the Company or any Subsidiary outside of this Plan;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Committee may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an award hereunder will be deferred that may be either automatic or at the election of the Holder; and

(g) to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new awards of any other type for previously granted awards of the same type, which previously granted awards are upon less favorable terms.

(h) to make payments and distributions with respect to awards (i.e., to “settle” awards) through cash payments in an amount equal to the Repurchase Value.

Notwithstanding anything contained herein to the contrary, the Committee shall not grant to any one Holder in any one calendar year awards for more than 500,000 shares in the aggregate.

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2.3 Interpretation of Plan.

(a) Committee Authority. Subject to Section 11, below, the Committee has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it from time to time deems advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all Agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, below, all decisions made by the Committee pursuant to the provisions of the Plan will be made in the Committee’s sole discretion and will be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

(b) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options (including but not limited to Stock Reload Options or Stock Appreciation rights granted in conjunction with an Incentive Stock Option) or any Agreement providing for Incentive Stock Options will be interpreted, amended or altered, nor will any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.

3. Stock Subject to Plan.

3.1 Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan is 2,100,000 shares. Shares of Common Stock under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Common Stock that have been granted pursuant to a Stock Option cease to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock award, Deferred Stock award, Reload Stock Option or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares will again be available for distribution in connection with future grants and awards under the Plan. If a Holder pays the exercise price of a Stock Option by surrendering any previously owned shares and/or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the Stock Option exercise, then the number of shares available under the Plan will be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such Stock Option.

3.2 Adjustment Upon Changes in Capitalization, Etc. In the event of any merger, reorganization, consolidation, common stock dividend payable on shares of Common Stock, Common Stock split or reverse split, combination or exchange of shares of Common Stock, or other extraordinary or unusual event which results in a change in the shares of Common Stock of the Company as a whole, the Committee will determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of any award (including number of shares subject to the award and the exercise price) or the aggregate number of shares reserved for

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issuance under the Plan. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

4. Eligibility.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option will be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant. Notwithstanding the foregoing, an award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Subsidiaries; provided, however, that no portion of any such award will vest prior to the date the person first performs such services.

5. Stock Options.

5.1 Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan will contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Committee may from time to time approve. The Committee has the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it will constitute a separate Nonqualified Stock Option.

5.2 Terms and Conditions. Stock Options granted under the Plan are subject to the following terms and conditions:

(a) Option Term. The term of each Stock Option will be fixed by the Committee; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Shareholder”).

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option will be determined by the Committee at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that (i) the exercise price of an Incentive Stock Option granted to a 10% Shareholder will not be less than 110% of the Fair Market Value on the date of grant; and (ii) if the Stock Option is granted in connection with the recipient’s

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hiring, retention, reaching an agreement (oral or written) with the Company with respect to such hiring or retention, promotion or similar event, the option exercise price may be not less than the Fair Market Value on the date on which the recipient is hired or retained, reached such agreement with respect to such hiring or retention, or is promoted (or similar event), if the grant of the Stock Option occurs not more than 120 days after the date of such hiring, retention, agreement, promotion or other event.

(c) Exercisability. Stock Options are exercisable at such time or times and subject to such terms and conditions as are determined by the Committee and as set forth in Section 10, below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee determines.

(d) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice will be accompanied by payment in full of the purchase price, which will be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent awards under this Plan) or partly in cash and partly in such Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments will be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company will not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph, payment may be made as soon as practicable after the exercise). Payments in the form of Common Stock will be valued at the Fair Market Value on the date prior to the date of exercise. Such payments will be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Subject to the terms of the Agreement, the Committee may, in its sole discretion, at the request of the Holder, deliver upon the exercise of a Nonqualified Stock Option a combination of shares of Deferred Stock and Common Stock; provided, however, that, notwithstanding the provisions of Section 8 of the Plan, such Deferred Stock will be fully vested and not subject to forfeiture. A Holder will have none of the rights of a shareholder with respect to the shares subject to the Option until such shares are transferred to the Holder upon the exercise of the Option. The Committee may permit a Holder to elect to pay the Exercise Price upon the exercise of a Stock Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(e) Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option is transferable by the Holder other than by will or

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by the laws of descent and distribution, and all Stock Options are exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Committee, may transfer a Nonqualified Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than 50% of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish, and the transferee will remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than 50% beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f) Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, will thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g) Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee and set forth in the Agreement, will thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify in the Agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Termination by Reason of Normal Retirement. Subject to the provisions of Section 13.3, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates due to Normal Retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three years after termination of employment (or such other greater or lesser period as the Committee may specify in the Agreement) or the balance of such Stock Option’s term.

(i) Other Termination. Subject to the provisions of Section 13.3, if such Holder’s employment or retention by, or association with, the Company or any Subsidiary terminates for any reason other than death, Disability or Normal Retirement, unless otherwise

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determined by the Committee and set forth in the Agreement, the Stock Option will thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary without cause, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment (or such other greater or lesser period as the Committee may specify in the Agreement) or the balance of such Stock Option’s term.

(j) Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) may not exceed $100,000.

(k) Buyout and Settlement Provisions. The Committee may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Committee establishes and communicates to the Holder at the time that such offer is made.

5.3 Stock Reload Option. If a Holder tenders shares of Common Stock to pay the exercise price of a Stock Option (“Underlying Option”) and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, then the Holder may receive, at the discretion of the Committee, a new Stock Reload Option to purchase that number of shares of Common Stock equal to the number of shares tendered to pay the exercise price and the withholding taxes (but only if such tendered shares were held by the Holder for at least six months). Stock Reload Options may be any type of option permitted under the Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Such Stock Reload Option will have an exercise price equal to the Fair Market Value as of the date of exercise of the Underlying Option. Unless the Committee determines otherwise, a Stock Reload Option may be exercised commencing one year after it is granted and will expire on the date of expiration of the Underlying Option to which the Reload Option is related.

6. Stock Appreciation Rights.

6.1 Grant and Exercise. The Committee may grant Stock Appreciation Rights to participants who have been or are being granted Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. In the case of a Nonqualified Stock Option, a Stock Appreciation Right may be granted either at or after the time of the grant of such Nonqualified Stock Option. In the case of an Incentive Stock Option, a Stock Appreciation Right may be granted only at the time of the grant of such Incentive Stock Option.

6.2 Terms and Conditions. Stock Appreciation Rights are subject to the following terms and conditions:

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(a) Exercisability. Stock Appreciation Rights are exercisable as determined by the Committee and set forth in the Agreement, subject to the limitations, if any, imposed by the Code with respect to related Incentive Stock Options.

(b) Termination. A Stock Appreciation Right will terminate and will no longer be exercisable upon the termination or exercise of the related Stock Option.

(c) Method of Exercise. Stock Appreciation Rights are exercisable upon such terms and conditions as may be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder will be entitled to receive a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d) Shares Affected Upon Plan. The granting of a Stock Appreciation Right will not affect the number of shares of Common Stock available under for awards under the Plan. The number of shares available for awards under the Plan will, however, be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

7. Restricted Stock.

7.1 Grant. Shares of Restricted Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee determines the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such awards are subject to forfeiture (“Restriction Period”), the vesting schedule and rights to acceleration thereof and all other terms and conditions of the awards.

7.2 Terms and Conditions. Each Restricted Stock award is subject to the following terms and conditions:

(a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock has been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) will bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates will be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that are forfeited or that do not become vested in accordance with the Plan and the Agreement.

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(b) Rights of Holder. Restricted Stock will constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period has expired and unless all other vesting requirements with respect thereto has been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions are subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions has been made, paid or declared has vested and with respect to which the Restriction Period has expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock will become vested in accordance with the terms of the Agreement, subject to Section 10, below, and (ii) any Retained Distributions with respect to such Restricted Stock will become vested to the extent that the Restricted Stock related thereto has vested, subject to Section 10, below. Any such Restricted Stock and Retained Distributions that do not vest will be forfeited to the Company and the Holder will not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that has been so forfeited.

8. Deferred Stock.

8.1 Grant. Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee will determine the eligible persons to whom and the time or times at which grants of Deferred Stock will be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (“Deferral Period”) during which, and the conditions under which, receipt of the shares will be deferred, and all the other terms and conditions of the awards.

8.2 Terms and Conditions. Each Deferred Stock award is subject to the following terms and conditions:

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(a) Certificates. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 8.2 (d) below, where applicable), share certificates will be issued and delivered to the Holder, or his legal representative, representing the number equal to the shares covered by the Deferred Stock award.

(b) Rights of Holder. A person entitled to receive Deferred Stock will not have any rights of a Shareholder by virtue of such award until the expiration of the applicable Deferral Period and the issuance and delivery of the certificates representing such Common Stock. The shares of Common Stock issuable upon expiration of the Deferral Period will not be deemed outstanding by the Company until the expiration of such Deferral Period and the issuance and delivery of such Common Stock to the Holder.

(c) Vesting; Forfeiture. Upon the expiration of the Deferral Period with respect to each award of Deferred Stock and the satisfaction of any other applicable restrictions, terms and conditions all or part of such Deferred Stock will become vested in accordance with the terms of the Agreement, subject to Section 10, below. Any such Deferred Stock that does not vest will be forfeited to the Company and the Holder will not thereafter have any rights with respect to such Deferred Stock.

(d) Additional Deferral Period. A Holder may request to, and the Committee may at any time, defer the receipt of an award (or an installment of an award) for an additional specified period or until a specified event (“Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such request must generally be made at least one year prior to expiration of the Deferral Period for such Deferred Stock award (or such installment).

9. Other Stock—Based Awards.

Other Stock—Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under this Plan or any other plan of the Company. Each other Stock-Based Award is subject to such terms and conditions as may be determined by the Committee.

10. Accelerated Vesting and Exercisability.

10.1 Non-Approved Transactions. If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (“Exchange Act”)), is or becomes the “beneficial owner” (as referred in Rule 13d-3 under the Exchange Act), directly or indirectly, of

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securities of the Company representing [25%] or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of any and all Stock Options and other awards granted and outstanding under the Plan will be accelerated and all such Stock Options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and awards.

10.2 Approved Transactions. The Committee may, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other awards granted and outstanding under the Plan, and (ii) require a Holder of any award granted under this Plan to relinquish such award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such award.

11. Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance will be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent.

12. Term of Plan.

12.1 Effective Date. The Plan is effective as of the date of the closing of the merger of etrials Acquisition, Inc., the Company’s wholly-owned subsidiary, with and into etrials Worldwide, Inc. (“etrials”), pursuant to the terms of the Merger Agreement and Plan of Merger among the Company, etrials and the other parties thereto dated as of August 22, 2005, as amended. In the event that the Plan is not approved by the Company’s stockholders within one (1) year of such date, then the Plan shall remain in effect, but any Incentive Stock Options previously granted under the Plan shall remain outstanding as Nonqualified Stock Options pursuant to the provisions of Section 5.1.

12.2 Termination Date. Unless terminated by the Board, this Plan will continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may be made only during the ten year period following the Effective Date.

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13. General Provisions.

13.1 Written Agreements. Each award granted under the Plan will be confirmed by, and is subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Committee, including any amendments thereto. The Committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within ten days after the Agreement has been delivered to the Holder for his or her execution.

13.2 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein will give any such Holder any rights that are greater than those of a general creditor of the Company.

13.3 Employees.

(a) Engaging in Competition With the Company; Solicitation of Customers and Employees; Disclosure of Confidential Information. If a Holder’s employment with the Company or a Subsidiary is terminated for any reason whatsoever, and within one year after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Holder becomes affiliated or to which the Holder renders services or (iii) uses or discloses to anyone outside the Company any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Holder and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award (profit) that was realized or obtained by such Holder at any time during the period beginning on the date that is six months prior to the date such Holder’s employment with the Company is terminated.

(b) Termination for Cause. The Committee may, if a Holder’s employment with the Company or a Subsidiary is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award (profit) that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated.

(c) No Right of Employment. Nothing contained in the Plan or in any award hereunder will be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor will it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

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13.4 Investment Representations; Company Policy. The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan will be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5 Additional Incentive Arrangements. Nothing contained in the Plan will prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.6 Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Stock Option or other award under the Plan, the Holder will pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7 Governing Law. The Plan and all awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

13.8 Other Benefit Plans. Any award granted under the Plan will not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and will not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

13.9 Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void.

13.10 Applicable Laws. The obligations of the Company with respect to all Stock Options and awards under the Plan are subject to (i) all applicable laws, rules and regulations and

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such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933, as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

13.11 Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions will be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision will be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions will be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision will be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

13.12 Certain Awards Deferring or Accelerating the Receipt of Compensation. To the extent applicable, all awards granted under the Plan are intended to comply with Section 409A of the Code, which was added by the American Jobs Creation Act of 2004 and relates to deferred compensation under nonqualified deferred compensation plans. The Committee, in administering the Plan, intends to restrict provisions of any Awards which may constitute deferred receipt of compensation subject to Section 409A requirements, to those consistent with this section. The Board may amend the Plan to comply with Section 409A of the Internal Revenue Code in the future.

13.13 Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the Nasdaq National Market and Nasdaq SmallCap Market.

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Plan Amendments

Date Approved by Board	Date Approved by Shareholders, if necessary	Sections Amended	Description of Amendments	Initials of Attorney Effecting Amendment

Section 262 of the Delaware General Corporation Law

262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Columbus Center
One Alhambra Plaza, Suite 1410
Coral Gables, Florida 33134
Phone 305-446-2026 Fax 305-446-2926
www.capitalinklc.com

September 30, 2005

The Board of Directors

CEA Acquisition Corporation

101 East Kennedy Blvd.

Suite 3300

Tampa, FL 33602

Gentlemen:

We have been advised that, pursuant to the Agreement and Plan of Merger dated August 22, 2005 (the “Merger Agreement”), by and among CEA Acquisition Corporation (“CEA”), etrials Acquisition, Inc., a wholly-owned subsidiary of CEA (“Merger Sub”), etrials Worldwide, Inc. (“etrials”), and certain stockholders of etrials, the holders of securities of etrials outstanding immediately before the merger will receive in exchange for such securities, an aggregate of 7,400,000 shares of CEA common stock and warrants to purchase an aggregate of 4,250,000 shares of CEA common stock, as potentially revised based on the Adjustment (as defined below) (the “Merger Consideration”). The transaction described above is hereinafter, the “Merger”.

We noted that up to approximately 957,000 additional shares of CEA common stock may be issued based on the number of presently outstanding etrials’ options and warrants that are exercised for cash prior to the closing. The issuance price of these additional shares would be $5.80 per share, and are defined as the “Adjustment”.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Merger Consideration is fair, from a financial point of view, to CEA’s stockholders, and (ii) the fair market value of etrials is at least equal to 80% of the net assets of CEA.

We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for CEA, the decision on whether CEA should complete the Merger, or other alternatives to the Merger that might exist for CEA. The amount of the Merger Consideration was determined pursuant to negotiations between CEA and etrials and not pursuant to recommendations of Capitalink.

Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring | Capital Raising | Financial Advisory

The Board of Directors

CEA Acquisition Corporation

September 30, 2005

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Merger Agreement.

•	Reviewed publicly available financial information and other data with respect to CEA, including the Annual Report on Form 10-KSB for the year ended December 31, 2004, the Quarterly Report on Form 10-QSB for the six months ended June 30, 2005, the Form 8-K filed February 19, 2005, the Registration Statement on Form S-l filed on November 10, 2003, and amendments thereto and the draft Registration Statement on Form S-4 dated as of September 23, 2005.

•	Reviewed financial and other information with respect to etrials, including the audited financial statements for the years ended December 31, 2002, 2003 and 2004, the unaudited financial statements for the six months ended June 30, 2005, and other financial information and projections prepared by etrials management.

•	Considered the historical financial results and present financial condition of both CEA and etrials.

•	Reviewed certain publicly available information concerning the trading of, and the market for, the common stock and warrants of CEA.

•	Reviewed and analyzed the indicated value range of the Merger Consideration.

•	Reviewed and analyzed the free cash flows of etrials and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to etrials.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of etrials.

•	Reviewed and compared the net asset value of CEA to the indicated fair market value of etrials.

•	Reviewed and discussed with representatives of CEA and etrials management certain financial and operating information furnished, including financial analyses with respect to their respective business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of CEA and etrials management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not made a physical inspection of the properties and facilities of CEA and

The Board of Directors

CEA Acquisition Corporation

September 30, 2005

etrials and have not made or obtained any evaluations or appraisals of the CEA or etrials assets or liabilities (contingent or otherwise). We have not attempted to confirm whether CEA or etrials have good title to their respective assets.

We assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of CEA. In addition, based upon discussions with CEA management, Capitalink assumed that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of September 30, 2005. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any CEA stockholder as to how such stockholder should vote or proceed with respect to the Merger. We do not express any opinion as to the underlying valuation or future performance of either CEA or etrials or the price at which any of CEA’s securities would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, and (ii) the fair market value of etrials is at least equal to 80% of the net assets of CEA.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. Neither Capitalink nor its principals beneficially own any interest in CEA or etrials. Capitalink has not provided any other services to CEA or etrials and Capitalink’s fee for providing the fairness opinion is not contingent on the completion of the Merger. In addition, CEA has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

The Board of Directors

CEA Acquisition Corporation

September 30, 2005

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Merger and may not be used by CEA for any other purpose or reproduced, disseminated, quoted or referred to by CEA at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with CEA may be included in filings made by CEA with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

CEA Acquisition Corporation

101 East Kennedy Boulevard, Suite 3300

Tampa, Florida 33602

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CEA ACQUISITION CORPORATION

The undersigned appoints Robert Moreyra and Donald Russell as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of CEA held of record by the undersigned on                          , 200__, at the Special Meeting of Stockholders to be held on                          , 200__, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4, 5 & 6. THE CEA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

CEA MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE CEA BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

CEA Acquisition Corporation

Voting by telephone or Internet is quick, easy and immediate. As a CEA Acquisition Corporation shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Central Time, on                  , 200  .

To Vote Your Proxy By Internet

It’s fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps.

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Go to the Website http://www.proxyvote.com

3.	Enter your 12-digit Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.

YOUR VOTE IS IMPORTANT! http://www.proxyvote.com!

To Vote Your Proxy By Phone

It’s fast, convenient, and immediate.

Call Toll-free on a Touch-Tone Phone (1-800-454-8683)

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number (1-800-454-8683)

3.	Enter your 12-digit Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions. YOUR VOTE IS IMPORTANT! Call 1-800-454-8683!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3 4, 5 & 6. THE CEA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1. To adopt the Agreement and Plan of Merger, as amended, among CEA, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐	Only if you voted “AGAINST” Proposal Number 1 and you hold shares of CEA common stock issued in the CEA initial public offering, you may exercise your conversion rights and demand that CEA convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of CEA common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and the tender of your stock certificate to the combined company.

				EXERCISE CONVERSION RIGHTS	☐

				2. To approve an amendment to the Certificate of Incorporation of CEA to change the name of CEA from CEA Acquisition Corporation to etrials Worldwide, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				3. To approve an amendment to the Certificate of Incorporation of CEA to increase the number of authorized shares of CEA common stock.	☐	☐	☐

4.      To approve an amendment to the Certificate of Incorporation of CEA to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to redesignate Section E of Article Sixth as Article Sixth.

					☐	☐	☐

				5. To approve the CEA 2005 Performance Equity Plan.	☐	☐	☐

6.      To approve adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve proposals 1, 2 and 3.

					☐	☐	☐

				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Eighth of the registrant’s certificate of incorporation in conjunction with Article VII of registrant’s bylaws provide registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of registrant, or is or was servicing at the request of registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Registrant’s bylaws further provide that any indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and Article Eighth of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

The following exhibits are included as exhibits to this Registration Statement

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

2.1	Agreement and Plan of Merger dated August 22, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc.	E	10.1

2.2	Amendment No. 1 to Plan of Merger dated October 31, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc.	__	2.2

2.3	Amendment No. 2 to Plan of Merger dated December 5, 2005 by and among CEA Acquisition Corporation, etrials Acquisition, Inc., etrials Worldwide, Inc. and certain stockholders of etrials Worldwide, Inc.	__	2.3

3.1	Certificate of Incorporation of CEA Acquisition Corporation.	A	3.1

3.1.1	Form of Amended and Restated Certificate of Incorporation of CEA Acquisition Corporation.	F	3.1.1

3.2	Bylaws of CEA Acquisition Corporation.	A	3.2

4.1	Specimen Unit Certificate of Registrant.	A	4.1

4.2	Specimen Common Stock Certificate of Registrant.	A	4.2

4.3	Specimen Warrant Certificate of Registrant.	A	4.3

4.4	Form of Unit Purchase Option.	C	4.4

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.	D	4.5

5.1	Opinion of Graubard Miller regarding the legality of securities.	F	5.1

8.1	Tax Opinion of Graubard Miller	—	8.1

9.1	Voting Agreement dated August 22, 2005 among CEA Acquisition Corporation, certain security holders of etrials Worldwide, Inc. and certain security holders of CEA Acquisition, Inc.	E	10.2

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and J. Patrick Michaels, Jr. (without schedules).	B	10.1

10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Moreyra (without schedules).	B	10.2

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Donald Russell (without schedules).	B	10.3

10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Brad Gordon (without schedules).	B	10.4

10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harold Ewen (without schedules).	B	10.5

10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and CEA Group, LLC (without schedules).	A	10.6

10.7	Form of Investment Trust Management Trust Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.	C	10.7

10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.	C	10.8

10.9	Form of Amendment to Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.	__	10.9

10.10	Form of Letter Agreement between CEA Group, LLC and Registrant regarding administrative support.	A	10.9

10.11	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.	A	10.11

10.12	CEA 2005 Performance Equity Plan.	F	10.12

10.13	Letter Agreement dated as of August 10, 2005 between the Registrant, EarlyBirdCapital, Inc. and American Fund Advisors.	F	10.13

10.14	Form of Escrow Agreement among CEA Acquisition Corporation, James W. Clark, Jr., as the etrials Stockholders’ Representative and Continental Stock Transfer & Trust Company.	E	10.8

10.15	Form of Amendment to Escrow Agreement among CEA Acquisition Corporation, James W. Clark, Jr., as the etrials Stockholders’ Representative and Continental Stock Transfer & Trust Company.	—	10.15

10.16	Employment Agreement dated August 22, 2005, among CEA Acquisition Corporation, etrials Worldwide, Inc. and John Cline.	E	10.5

10.17	Employment Agreement dated August 22, 2005, among CEA Acquisition Corporation, etrials Worldwide, Inc. and James W. Clark, Jr.	E	10.6

10.18	Employment Agreement dated August 22, 2005, between etrials Worldwide, Inc. and Michael Harte.	E	10.7

10.19	Lock-Up Agreement dated August 22, 2005 executed by certain of the security holders of etrials Worldwide, Inc.	E	10.3

10.20	Lock-Up Agreement dated August 22, 2005 executed by Quintiles Transnational Corp. and Q Finance Inc.	E	10.4

10.21	etrials Worldwide, Inc. 1999 Equity Compensation Plan.	F	10.21

10.22	Amendment to etrials Worldwide, Inc. 1999 Equity Compensation Plan, dated March 11, 2003.	F	10.22

10.23	Employment Agreement between John Cline and etrials Worldwide, Inc., dated December 12, 2003.	F	10.23

10.24	Employment Agreement between James Clark and etrials Worldwide, Inc., dated December 12, 2003.	F	10.24

10.25	Service Agreement between Rachel King and Minidoc Limited.	F	10.25

10.26	RBC Loan and Security Agreement by and between etrials Worldwide, Inc. and RBC Centura Bank, dated February 1, 2005.	F	10.26

10.27	Negative Pledge Agreement by and between etrials Worldwide, Inc. and RBC Centura Bank, dated February 1, 2005.	F	10.27

10.28	Investment Banking Fee Satisfaction Agreement between Fred Nazem and etrials Worldwide, Inc., dated April 4, 2003, terminated September 10, 2005.	F	10.28

10.29	Letter Agreement for Financial Advisory Services between Fred Nazem and etrials Worldwide, Inc., dated June 24, 2004 and terminated September 10, 2005.	F	10.29

10.30	Advisory Agreement between Tryon Capital and etrials Worldwide, Inc., dated November 7, 2003 and terminated September 10, 2005.	F	10.30

10.31	Form of Voting Trust Agreement between etrials Worldwide, Inc. and certain shareholders of etrials Worldwide, Inc.	F	10.31

10.32	Form of Amendment to Voting Trust Agreement between etrials Worldwide, Inc. and certain shareholders of etrials Worldwide, Inc.	F	10.32

10.33	Exclusive License Agreement by and between MiniDoc AB and etrials Worldwide, Inc., dated August 10, 2005.	—	10.33

23.1	Consent of Graubard Miller (included in Exhibit 5.1).	F	23.1

23.2	Consent of BDO Seidman, LLP.	—	23.2

23.3	Consent of Ernst & Young LLP.	—	23.3

23.4	Consent of Capitalink, L.C.	—	23.4

A.	Incorporated by reference from Registration Statement 333-110365 on Form S-1 filed November 10, 2003.

B.	Incorporated by reference from Amendment No. 1 to the Registration Statement 333-110365 on Form S-1 filed December 24, 2003.

C.	Incorporated by reference from Amendment No. 2 to Registration Statement 333-110365 on Form S-1 filed January 9, 2004.

D.	Incorporated by reference from Amendment No. 4 to Registration Statement 333-110365 on Form S-1 filed February 9, 2004.

E.	Incorporated by reference from Current Report on Form 8-K filed August 25, 2005.

F.	Incorporated by reference from Registration Statement 333-129314 on Form S-4 filed October 28, 2005.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Section 13 or 15 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 12th day of December 2005.

CEA ACQUISITION CORPORATION

By:	/S/ J. PATRICK MICHAELS, JR.
Name:	J. Patrick Michaels, Jr.
Title:	Chairman of the Board and Chief Executive Officer (Principal executive officer)

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ J. PATRICK MICHAELS, JR. J. Patrick Michaels, Jr.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	December 12, 2005

* Donald Russell	Vice Chairman of the Board	December 12, 2005

* Brad Gordon	Chief Financial Officer (Principal financial and accounting officer) and Director	December 12, 2005

* Robert Moreyra	Executive Vice President and Director	December 12, 2005

* Peter Collins	Director	December 12, 2005

* By J. Patrick Michaels, Jr., Power of Attorney